    As filed with the Securities and Exchange Commission on February 11, 2003
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                             RESOURCE AMERICA, INC.

              The Subsidiary Guarantors listed on Schedule A hereto
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                                               72-0654145
-------------------------------                             ------------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)


                               1845 Walnut Street
                             Philadelphia, PA 19103
                                 (215) 546-5005
   --------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                     Michael S. Yecies, Chief Legal Officer
                               1845 Walnut Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 546-5005
   --------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of agent for service)

                    Please send copies of communications to:

  J. Baur Whittlesey, Esq.                            Emanuel Faust, Jr.
  Lisa A. Ernst, Esq.                                 Jennifer Eck, Esq.
  Ledgewood Law Firm, P.C.                            Dickstein Shapiro Morin
  1521 Locust Street                                  & Oshinsky LLP
  Philadelphia, Pennsylvania 19102                    2101 L Street, NW
  (215) 731-9450                                      Washington, DC 20037
                                                      (202) 861-9127


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. //


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. //

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. //

                         CALCULATION OF REGISTRATION FEE


Title of each class of                                   Proposed                Proposed
securities to be               Amount to be          maximum offering       maximum aggregate         Amount of
registered                    registered (1)          price per note          offering price      registration fee
--------------------------------------------------------------------------------------------------------------------
12% Senior Notes due
2008                              34,500                  $1,000               $34,500,000             $3,174

Guarantees of 12%
Senior Notes due 2008              N/A                     N/A                     N/A                 N/A (2)
--------------------------------------------------------------------------------------------------------------------

(1) Includes underwriters' over-allotment option to purchase $4,500,000 of the notes.
(2) No additional consideration is being received for the guarantees and, therefore, no additional fee is required.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                         $30,000,000

                                [GRAPHIC OMITTED]

                             Resource America, Inc.
                            12% Senior Notes due 2008

Set forth below is a summary of the terms of the notes offered hereby. For more details, see "Description of the Notes."

   o Interest                                                  o Guarantees
     The notes have a fixed annual rate of  12%, which           If we cannot make payments on the notes when they
     will be paid every six months on February 1 and August      are due, certain of our subsidiaries have
     1, commencing August 1, 2003.                               guaranteed the notes and must make payments
                                                                 instead.
   o Maturity
     The notes will mature on August 1, 2008.                  o Ranking
                                                                 The notes and the subsidiary guarantees will be
   o Optional Redemption                                         unsecured and will rank equally with all of our
     We may, at our option, redeem the notes, in whole or        and the guarantors' current and future unsecured
     in part, from August 1, 2006 to July 31, 2007 at a          senior debt, including our 12% Senior Notes due
     price of 106% of their principal amount and                 2004. However, the notes are effectively
     thereafter at a price of 103% of their principal            subordinated to all borrowings under our senior
     amount, plus the applicable accrued and unpaid              credit facilities, which are secured by a
     interest, if any, to the redemption date.                   substantial portion of our and the guarantors'
                                                                 assets.

The notes are a new issue of securities for which there is currently no public market. We do not intend to list the notes on any national securities exchange or automated quotation system.

This investment involves risks. See the "Risk Factors" section beginning on page 13.

Neither the Securities and Exchange Commission nor any state or foreign securities authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this memorandum. Any representation to the contrary is a criminal offense.
                                             Per note                  Total
                                             --------                  -----
Public offering price.....................          %                  $
Underwriting discount ....................          %                  $
Proceeds to us (before expenses)..........          %                  $

We have granted the underwriters an option for an additional $4,500,000 of notes at the public offering price, less the underwriting discounts, solely to cover over-allotments.

It is expected that the notes will be ready for delivery in book-entry form through the facilities of The Depositary Trust Company on or about______, 2003.

                          Joint Book - Running Managers

Bear, Stearns & Co. Inc.                              Friedman Billings Ramsey

               The date of this prospectus is______________ , 2003

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding natural gas and oil reserve estimates, planned capital expenditures, the drilling of wells and future acquisitions, expected natural gas and oil production, cash flow and anticipated liquidity, business strategy and other plans and objectives for future operations and expected future expenses.

         Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under "Risk Factors" and include:

            o   the volatility of natural gas and oil prices;

            o   our ability to replace reserves;

            o   drilling and operating risks;

            o   uncertainties inherent in estimating reserve quantities;

            o uncertainties inherent in projecting future rates of production and the timing of development expenditures;

            o our ability to raise capital through our drilling investment partnerships;

            o risks of loan defaults due to the non-conforming or subordinated nature of our real estate loans;

            o   illiquidity of our real estate loan portfolio;

            o   adequacy of our provision for loan losses;

            o   adverse effects of governmental and environmental regulation;

            o   losses possible from pending or future litigation; and

            o   the strength and financial resources of our competitors.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference in this prospectus that attempt to advise interested persons of the risks and other factors that may affect our business.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. You should read the entire prospectus and the incorporated documents carefully, including the historical financial statements and the notes to those financial statements. You should read "Risk Factors" for more information about important factors that you should consider before participating in the offering. We include a glossary of some energy industry terms we use in this prospectus as Appendix A.

                                Resource America

         General. We are a proprietary asset management company that uses industry specific expertise to generate and administer investment opportunities for our own account and for outside investors in the energy, real estate and financial services sectors. As a proprietary asset manager, we seek to develop investment entities in which outside investors invest along with us and for which we manage the assets acquired pursuant to long-term management and operating agreements. We limit our investment vehicles to investment areas where we own existing operating companies or have specific expertise. We believe this strategy enhances our return on investment as well as that of our third party investors. We typically receive an interest in the investment entity in addition to the interest resulting from our investments. We managed approximately $1.2 billion in assets in these sectors at the end of fiscal 2002, as follows:

                  o        $360 million of energy assets (31%),

                  o        $628 million of real estate assets (54%) and

                  o        $169 million of financial services assets (15%).

We value our managed energy assets as the sum of the PV-10 value, as of September 30, 2002, of the proved reserves owned by us and the investment partnerships and other entities whose assets we manage, plus the book value, as of September 30, 2002, of the totals assets of Atlas Pipeline Partners, L.P., a publicly traded (AMEX: APL) natural gas pipeline master limited partnership of which we are the general partner and principal owner. We value our managed real estate assets as the sum of the amount of our outstanding loans receivable plus the book value of our interests in real estate ventures as of September 30, 2002. We value our financial services assets as the sum of the book values of equipment held by our equipment leasing subsidiary and equipment leasing investment partnerships we managed as of September 30, 2002, and the cost of securities acquired by a venture which we co-manage that acquired trust preferred securities of regional banks and bank holding companies.

         Energy. Our energy operations focus on the development, production and transportation of natural gas and, to a lesser extent, oil in the Appalachian Basin. While we have been involved in the energy industry since 1966, we began to expand our energy operations during fiscal 1999. We have funded our development and production operations primarily by sponsoring drilling investment partnerships. Since the beginning of fiscal 1999 through September 30, 2002, we have raised approximately $149.0 million in 13 separate drilling investment partnerships. During that period, we drilled 815 gross wells in the Appalachian Basin and completed approximately 99% as producing wells. We, and our drilling investment partnerships, own interests in approximately 5,000 wells, 85% of which we operate. At September 30, 2002, proved reserves net to our interest were approximately 134.5 Bcfe with a PV-10 value of $132.5 million. Of these reserves, 92% were natural gas and 71% were classified as proved developed reserves. At September 30, 2002, we managed an additional 182.6 Bcfe of proved reserves with a PV-10 value of $199.9 million for our drilling partnerships and others. Of these reserves, 88% are natural gas, substantially all of which are classified as proved developed reserves. As of September 30, 2002, we had an acreage position of approximately 488,000 gross (407,000 net) acres, of which 223,000 gross (213,000 net) acres were undeveloped. We have identified over 400 potential drilling locations on our acreage, of which 276 are classified as proved undeveloped locations.

         We own 51% of Atlas Pipeline Partners, a publicly held master limited partnership which trades on the American Stock Exchange. At September 30, 2002, Atlas Pipeline Partners owned approximately 1,400 miles of intrastate gathering systems located in eastern Ohio, western New York and western Pennsylvania, to which approximately 4,100 natural gas wells were connected.

         Real Estate Finance. We manage for our own account a portfolio of commercial real estate loans and interests in real properties from which we receive interest payments and cash distributions. In addition, we sponsored and are the largest shareholder of RAIT Investment Trust, a publicly-traded real estate investment trust (NYSE: RAS) that originates or acquires real estate loans and, to a lesser extent, interests in real properties. As of September 30, 2002, RAIT had a market capitalization of $373.6 million and stockholders' equity of $266.5 million.

         From fiscal 1991 through fiscal 1999, we focused on loan acquisition and resolution. We have not acquired any new loans since fiscal 1999 although, as part of our portfolio management activities, we have purchased senior lien interests relating to properties in which we hold junior lien interests and have invested in three partnerships involving properties adjacent to a property in which we have an interest. In fiscal 2002, we decided to pursue development of our real estate operations through the sponsorship of real estate investment partnerships. We currently are a sponsor of one private real estate partnership, which is in the offering stage. This partnership was formed to invest in multifamily apartment buildings. We will provide real estate management and advisory services to the partnership. We anticipate that this partnership's offering will close in March 2003.

         Financial Services. Our financial services operations currently focus on managing investment partnerships that invest in equipment leasing and entities that invest in trust preferred securities of small to mid-size regional banks and their holding companies.

         We manage equipment leasing assets through a company we acquired in 1995 that acts as the general partner and manager of four public equipment leasing partnerships. We intend to develop our equipment leasing operations through the sponsorship of new equipment leasing partnerships. We have sponsored one public equipment leasing partnership which is currently in the offering stage. In 1996, we had started a proprietary equipment leasing business which, by 2000, held over $600 million in equipment leasing assets. In August 2000, we sold this business to European American Bank, a subsidiary of ABN AMRO Bank, N.V., for $583 million, including assumption of debt of $431 million, subject to certain indemnification obligations. For information about our settlement of claims under these indemnification obligations, please see "Business-Obligations Relating to Discontinued Operations."

         We manage trust preferred securities assets through a limited liability company of which we are a 50% owner. The limited liability company manages a portfolio of trust preferred securities owned by another limited liability company, which we refer to as the "CDO issuer," that issues collateralized debt obligations secured by that portfolio. We also are the 50% owner of the general partner of, and have invested $2.8 million in, a limited partnership that acquired the equity interest of the CDO issuer. We have co-sponsored a second trust preferred securities investment similar to the first, which is currently in the offering stage.

         For financial information about our operating segments see Note 16 to our Consolidated Financial Statements. We do not separately report financial information for our financial services operating segment because it does not represent at least 10% of our assets, revenues, profits or losses.

         Corporate Information. Our principal executive offices are located at 1845 Walnut Street, Philadelphia, Pennsylvania 19103. Our telephone number is
(215) 546-5005.

Business Strategy

         Expand Appalachian Reserve Base. We believe that the long-lived reserves typically found in the Appalachian Basin are well-suited to our objective of generating stable, fee-based revenue. Long-lived reserves allow us to increase the total number of wells we manage, thereby increasing the fee-based income we derive from managing and operating these wells. Since we expanded our focus on our energy operations in fiscal 1999, we have increased our proved reserves from 93.3 Bcfe at September 30, 1998 to 134.5 Bcfe at September 30, 2002. We intend to continue to expand our reserve base by drilling new wells. For fiscal 2003, we plan to drill 294 wells, up from 252 wells in fiscal 2002. We will also continue to evaluate acquisitions of proved reserves with a focus on properties with significant development potential.

         Continue Sponsoring Drilling Investment Partnerships. We believe we have been one of the most active drillers in the Appalachian Basin during the past three years. We intend to continue to finance our development drilling activities largely through our sponsorship of drilling investment partnerships. Currently, we contribute between 25% to 27% of a partnership's capital and receive an interest in the partnership equal to the capital we contribute plus a 7% carried interest, a portion of which is subordinated to a preferred return to investors in the partnership for the first five years of distributions. We also provide drilling management, well operating and partnership management services to our partnerships, for which we are paid fees. We believe the structure of our drilling investment partnerships allows us to add proved developed reserves at attractive per unit costs.

         Maintain Large Inventory of Drilling Projects. We have assembled a significant inventory of acreage, comprising 223,000 gross (213,000 net) undeveloped acres as of September 30, 2002. We have identified over 400 potential drilling locations on our existing acreage, of which 276 are classified as proved undeveloped locations. We intend to maintain our inventory of drilling projects by continuing our acquisition of acreage and small capitalization energy companies.

         Maintain Control of Operations. We believe it is important to be the operator of wells in which we or our drilling programs have an interest because we believe it allows us to obtain operating efficiencies. We were the operator of 85% of the properties in which we or our drilling partnerships had a working interest at September 30, 2002 and have decreased our production costs from $0.99 per Mcfe in fiscal 1999 to $0.82 per Mcfe in fiscal 2002.

         Manage Existing Real Estate Portfolio and Sponsor Real Estate Investment Partnerships. In fiscal 2000, we changed the focus of our real estate activities from acquiring and resolving non-conforming commercial real estate loans to managing our existing loan portfolio. During the last three fiscal years, we sold or were repaid on 13 loans and purchased six senior lien interests relating to properties with respect to which we had subordinated loans. While we intend to continue our focus on managing and resolving our existing portfolio, we will also seek to expand our real estate operations through the sponsorship of private and public real estate investment partnerships such as the private partnership we are currently sponsoring. In addition, we may make real estate investments for our own account as opportunities arise. In March 2002, we invested in three partnerships owning properties adjacent to a property in which we have an interest.

         Expand Financial Services Operations through Sponsorship of Investment Partnerships. We intend to expand our financial services operations through the sponsorship of publicly and privately offered investment funds such as the public equipment leasing partnership and trust preferred securities entities we have sponsored.

Company Strengths

         High Quality Energy Asset Base. Our natural gas and oil properties are characterized by long-lived reserves, a high success rate in drilling and completing wells, favorable pricing for our production and readily available transportation. Based upon fiscal 2002 production and reserve levels, our proved reserves-to-production ratio, or reserve life, was over 16 years. Since fiscal 1999, we have completed approximately 99% of the wells we have drilled as producers. Gathering systems owned by Atlas Pipeline Partners, which we control, are situated throughout the areas in which we drill, are readily accessible by us, and are connected to major regional and interstate utility pipelines.

         Significant Real Estate Portfolio. As of September 30, 2002, based on our most recent appraisals, the properties underlying our real estate loan portfolio had an aggregate appraised value of $457.4 million, $188.8 million of which supported our loan position. In addition, we had investments in real estate ventures aggregating $18.4 million. Our real estate loans and ventures have been a source of significant cash flow for us. For the years ended September 30, 2002, 2001 and 2000, cash flow from our real estate operations was $6.3 million, $2.6 million and $7.5 million, respectively. We believe that our focus on the continuing management of our real estate operations positions us well to continue to realize the value of our real estate portfolio, and that our intention to sponsor real estate investment partnerships will enable us to enhance our real estate operations in the future.

         Substantial Experience in Core Businesses. Our two core businesses are energy and real estate. In energy, we believe we are one of the most active drillers in the Appalachian Basin and have accumulated a significant amount of geologic and production data. Our technical team of nine geologists and engineers averages 19 years of industry experience, the majority of which is in the Appalachian Basin. In real estate, we rely not only upon the more than 30 years of real estate experience of our chairman and chief executive officer and upon our staff of seven real estate professionals, but also upon Brandywine Construction and Management, Inc., an affiliate of ours that has 181 employees managing 4,349 residential rental units and 3.5 million square feet of commercial space in 15 states.

         Entrepreneurial Management. Edward E. Cohen, our chairman and chief executive officer, joined us in 1988. Since that time, he and his management teams have grown our company from $18 million in primarily energy assets into a proprietary asset management company with approximately $1.2 billion in total assets under management as of September 30, 2002, including $467.5 million of directly-owned assets. Although our current focus is primarily on our energy operations, our management has previously developed significant real estate finance and financial services businesses, and is currently developing new programs in these areas. Our management intends to continue seeking out and developing appropriate opportunities for our company.

                                  The Offering

Notes offered...............................................  $30.0 million in aggregate principal amount of 12% senior notes due
                                                              August 1, 2008, which we refer to as the "new notes."

Interest payment dates......................................  We will pay interest on the new notes on February 1 and August 1 of each year beginning August 1, 2003.

Guarantees..................................................  The new notes will be unconditionally guaranteed, jointly and severally, by each of our existing and future subsidiaries, except
                                                              Atlas Pipeline Partners, its subsidiaries and its general partner and except for subsidiaries acquired or formed in the future whose net worth is less than $1 million.

Ranking.....................................................  The new notes and the subsidiary guarantees will be unsecured and will rank equally in right of payment to all of our and the guarantors' existing and future unsecured senior indebtedness, including any of our 12% senior notes due 2004 that are not exchanged in the exchange offer described in "Use of Proceeds." The new notes will be effectively subordinated to all borrowings under our senior credit facilities, which are secured by a substantial portion of our assets, and the credit facilities of our subsidiary guarantors which are secured by a substantial portion of their assets. The new notes will rank senior in right of payment to all of our future subordinated indebtedness.

                                                              As of September 30, 2002, we had approximately $155.5 million of indebtedness outstanding, of which $90.0 million was secured indebtedness.

Optional redemption.........................................  The new notes will be redeemable, in whole or in part, at our option, beginning August 1, 2006 to July 31, 2007 at a price of 106%
                                                              of their principal amount and thereafter at a price of 103% of their principal amount, in each case plus accrued and unpaid interest, if any, to the redemption date.

Mandatory redemption........................................  None.

Sinking fund................................................  None.

Change of control...........................................  If we undergo a change of control event, subject to certain conditions, we must give holders of the new notes an opportunity to sell their notes to us at a purchase price of 101% of their principal amount, plus accrued but unpaid interest to the date of purchase. The term "change of control event" is defined in
                                                              "Description of the Notes-Certain Definitions."

Asset sales.................................................  If we or our subsidiaries, other than Atlas Pipeline Partners, its subsidiaries and its general partner, sell assets, we may invest the net proceeds in "permitted businesses" and related assets or use them to repay indebtedness. If we do not use the net proceeds for those purposes, then we must offer to purchase new notes in an amount at least equal to 50% of the proceeds not so used at a purchase price of 100% of their original principal amount.

Restrictive covenants.......................................  The indenture under which the new notes will be issued will contain covenants that limit our ability to:

                                                                o incur additional indebtedness, not including secured indebtedness used to acquire or refinance the acquisition of specified kinds of assets;

                                                                o pay dividends on our capital stock or make other distributions;

                                                                o engage in transactions with subsidiaries;

                                                                o dispose of interests in our subsidiaries or their assets;

                                                                o create restrictions on the payment of dividends or other amounts to us from our subsidiaries;

                                                                o incur liens; and

                                                                o consolidate, merge or transfer assets.

                                                              All of these limitations are subject to a number of important exceptions and qualifications, which we describe in "Description of the Notes-Certain Covenants."

Use of proceeds.............................................  We intend to use the net proceeds from this offering to fund the consent payment and cash portion of the exchange offer and consent solicitation, which we describe in "Use of Proceeds" and
                                                              "Description of the Notes--General." We will use the balance for general working capital.

Joint book-running managers.................................  Bear, Stearns & Co. Inc. and Friedman, Billings, Ramsey & Co., Inc.

Trustee.....................................................  The Bank of New York.

                       Summary Consolidated Financial Data

         The following summary consolidated financial data should be read together with our consolidated financial statements, the notes to our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operation" which are included elsewhere in this prospectus. The summary consolidated financial data set forth below for each of the years ended September 30, 2002, 2001 and 2000, and at September 30, 2002 and 2001, have been derived from our consolidated financial statements for those periods appearing elsewhere in this prospectus, which were audited by Grant Thornton LLP, independent accountants. The summary consolidated financial data for the years ended September 30, 1999 and 1998 and at September 30, 2000, 1999 and 1998 have been derived from our consolidated financial statements for those periods audited by Grant Thornton LLP but not included in this prospectus.

                                                                       Year ended September 30,
                                                   ---------------------------------------------------------------
                                                   2002          2001            2000            1999         1998
                                                   ----          ----            ----            ----         ----
                                                                      (dollar amounts in thousands)
Statement of operations data:
Revenues:
 Energy (1)............................          $97,912        $94,806         $70,552         $55,093     $ 6,734
 Real estate finance...................           16,582         16,899          18,649          45,907      55,834
 Interest and other....................            6,269          6,601          11,460           8,525       7,263
                                                 -------        -------         -------         -------     -------
Total revenues.........................          120,763        118,306         100,661         109,525      69,831

Costs and expenses:
 Energy................................           70,450         59,976          48,378          39,077       3,661
 Real estate finance...................            2,423          1,504           3,256           3,102       1,801
 General and  administrative...........            7,143          5,680           7,894           4,859       4,373
 Depreciation, depletion and
   amortization........................           11,161         11,038           9,872           5,985       1,493
 Interest..............................           12,816         14,736          18,632          20,226      16,871
 Provision for legal settlement........            1,000             --              --              --          --
 Provision for possible losses.........            1,393            863             936             500         505
 Termination charge....................               --             --           1,753              --          --
 Minority interest in Atlas Pipeline
   Partners, L.P.......................            2,605          4,099           2,058              --          --
                                                 -------        -------         -------         -------     -------
Total costs and expenses...............          108,991         97,896          92,779          73,749      28,704
                                                 -------        -------         -------         -------     -------

Income from continuing operations
   before income taxes and cumulative
   effect of a change in accounting
   principle...........................           11,772         20,410           7,882          35,776      41,127
Provision for income taxes.............            3,414          6,327           2,401          11,262      13,123
                                                 -------        -------         -------         -------     -------
Income from continuing operations......            8,358         14,083           5,481          24,514      28,004
                                                 -------        -------         -------         -------     -------
Discontinued operations:
 Income (loss) on discontinued
   operations..........................          (16,984)        (6,693)         20,950          (6,611)        (36)
 Income tax benefit (provision)........            5,944          2,439          (8,266)            616        (357)
                                                 -------        -------         -------         -------     -------
 Income (loss) on discontinued
   operations..........................          (11,040)        (4,254)         12,684          (5,995)       (393)
Cumulative effect of change in
   accounting principle, net of taxes(2)            (627)            --              --             (59)
                                                 -------        -------         -------         -------     -------
Net income (loss)......................          ($3,309)       $ 9,829         $18,165         $18,460     $27,611
                                                 =======        =======         =======         =======     =======

                                                                       Year ended September 30,
                                                   ---------------------------------------------------------------
                                                   2002          2001            2000            1999         1998
                                                   ----          ----            ----            ----         ----
                                                                      (dollar amounts in thousands)
Statement of cash flows data:
Cash provided (used) by:
 Operating activities..................           $6,827        $19,271         $15,386          $7,778        $127
 Investing activities..................          (24,864)       (28,233)        175,273         (89,858)    (71,860)
 Financing activities..................           (3,477)       (58,385)        (77,358)         89,556      96,247
 Discontinued operations...............           (1,398)        (1,112)        (28,698)        (48,317)    (18,478)

Balance sheet data:
Total assets...........................         $467,498       $466,464        $507,831        $540,132    $415,561
Total long-term debt...................          155,510        150,131         134,932         234,028     140,280
Stockholders' equity...................          233,539        235,459         281,215         263,789     236,478

Other financial data:
EBITDA(3)(4)...........................          $35,749        $46,184         $36,386         $61,987     $59,491
Net cash provided by operations before
 change in operating assets and
 liabilities...........................           16,747         23,956          23,376          20,987      (4,750)
Capital expenditures...................           21,967         14,210          11,066          11,556       2,331
Investments in real estate loans and
 ventures..............................           19,859         25,395           5,193          97,594     343,270
Accretion of discount..................            3,212          5,923           5,802          18,965       6,520
Ratio of EBITDA to interest expense(4).             2.8x           3.1x            2.0x            3.1x        3.5x
Ratio of earnings to fixed
 charges(4)(5).........................             2.1x           2.6x            1.5x            2.8x        3.4x
Net income from continuing operations,
 per common share-diluted..............             0.47           0.76            0.23            1.08        1.62
Dividends per common share.............             0.13           0.13            0.13            0.13        0.13

---------------------------
(1) The results for the fiscal years ended after September 30, 1999 include the activities of Viking Resource Corporation, which we acquired on August 31, 1999. The results for the fiscal years ended after September 30, 1998 include the activities of Atlas America, which we acquired on September 29, 1998.

(2) The results for the fiscal year ended September 30, 2002 reflect our adoption of SFAS 142 "Goodwill and Other Intangible Assets" effective October 1, 2001, which requires that goodwill no longer be amortized but instead tested for impairment at least annually. For a more detailed explanation of the effect of this adoption on our financial statements, please see Notes 3 and 15 to our Consolidated Financial Statements. The results for the fiscal year ended September 30, 1999 reflect our adoption of Statement of Position 98-5 "Reporting of the Costs of Start-Up Activities," pursuant to which we charged start-up costs of $59,000 (net of income taxes of $28,000), which had been capitalized at September 30, 1998, to operations on October 1, 1998.

(3) EBITDA is calculated as earnings from continuing operations before extraordinary items and the cumulative effect of any change in accounting principle, excluding interest expense and other debt expenses, income taxes, and depletion, depreciation and amortization. The following reconciles EBITDA to our income from continuing operations for each of our fiscal years ended September 30, 2002, 2001, 2000, 1999 and 1998:

                                               2002           2001           2000          1999        1998
                                              ------         ------         ------        ------      ------
                                                                         (in thousands)
Income from continuing operations......       $8,358         $14,083         $5,481       $24,514     $28,004
Plus interest expense and other debt
  expense..............................       12,816          14,736         18,632        20,226      16,871
Plus income taxes......................        3,414           6,327          2,401        11,262      13,123
Plus depreciation, depletion and
  amortization.........................       11,161          11,038          9,872         5,985       1,493
                                             -------         -------        -------       -------     -------
EBITDA ................................      $35,749         $46,184        $36,386       $61,987     $59,491
                                             =======         =======        =======       =======     =======

    EBITDA includes $3.2 million, $5.9 million, $5.8 million, $19.0 million and $6.5 million for fiscal 2002, 2001, 2000, 1999 and 1998, respectively, of accretion of discount on our real estate loans. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and its tax structure, as well as historic costs of depreciable assets. We have included information concerning EBITDA because EBITDA provides additional information as to our ability to pay our fixed charges and is presented solely as a supplemental financial measure. However, viewing EBITDA as an indicator of our ability to service indebtedness should be done with caution, as we might be required to conserve funds or to allocate funds to business or legal purposes other than servicing our indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles or as an indicator of our operating performance or liquidity. EBITDA is not necessarily comparable to a similarly titled measure of another company.

(4) Interest expense, which is a portion of our EBITDA and fixed charges, includes $4.4 million, $5.1 million, $6.1 million, $6.9 million and $3.2 million for the years ended September 2002, 2001, 2000, 1999 and 1998, respectively, of interest expense attributable to secured debt which, under both the original indenture and the new indenture, we exclude for the purposes of determining whether we are in compliance with our covenant with respect to restricted payments. See "Description of the New Notes-Certain Covenants-Limitations on Restricted Payments."

(5) For the details of our calculation of this ratio, please see Exhibit 12 to the registration statement of which this prospectus forms a part.

                              Summary Data: Energy

         The following tables summarize information concerning our natural gas and oil reserves, acreage, production and sales of natural gas and oil and the PV-10 value, as defined in Appendix A, attributable to our reserves as of the dates indicated. The reserve information was prepared by Wright & Co., Inc., independent petroleum consultants.

                                                                                        As of September 30,
                                                                               ----------------------------------
                                                                                 2002         2001         2000
                                                                                 ----         ----         ----
Proved reserves:
Natural gas (Mmcf).......................................................       123,222      118,117      113,143
Oil (Mbbls)..............................................................         1,878        1,801        1,767
Natural gas equivalent (Mmcfe)...........................................       134,490      128,923      123,745
% natural gas............................................................           92%          92%          91%
% proved developed.......................................................           71%          70%          69%
Estimated reserve life (in years)........................................          16.5         17.4         16.3
PV-10 value (in thousands)...............................................      $132,469     $127,259     $140,781
Prices used in calculating end of year proved reserves:
 Natural gas (per Mcf)...................................................         $3.80        $3.81        $4.49
 Oil (per Bbl)...........................................................        $26.76       $19.60       $26.84
Acreage:
Gross acres:
 Developed...............................................................       264,926      252,346      207,323
 Undeveloped.............................................................       222,934      244,124      188,703
Net acres:
 Developed...............................................................       194,056      189,624      158,381
 Undeveloped.............................................................       212,630      219,482      167,059

                                                                                        As of September 30,
                                                                               ----------------------------------
                                                                                 2002         2001         2000
                                                                                 ----         ----         ----
Net production volumes:
Natural gas (Mmcf).......................................................         7,117        6,343        6,440
Oil (Mbbls)..............................................................           173          177          196
Equivalents (Mmcfe)......................................................         8,154        7,407        7,616
Weighted average sales prices:
Natural gas (per Mcf)....................................................         $3.56        $5.04        $3.15
Oil (per Bbl)............................................................         20.45        25.56        24.50
Equivalents (Mcfe).......................................................          3.54         4.93         3.29
Selected data per Mcfe:
Production costs.........................................................         $0.82        $0.84        $0.95
Exploration costs........................................................          0.19         0.22         0.15

                            Summary Data: Real Estate

         The following table summarizes information concerning our real estate operations and the real estate loans and ventures in our portfolios.

                                                                       As of or for year ended September 30,
                                                                       -------------------------------------
                                                                          2002         2001         2000
                                                                          ----         ----         ----
                                                                                  (in thousands)
Revenues:
Interest.........................................................        $9,907       $9,251       $11,229
Accreted discount (net of collection of interest)................         3,212        5,923         5,802
Gains on resolutions of loans and loan payments
  in excess of the carrying value of loans ......................         2,398        1,612         1,443
Net rental and fee income .......................................         1,065          113           175
                                                                        -------      -------       -------
   Total revenues................................................       $16,582      $16,899       $18,649
                                                                        =======      =======       =======

Cost and expenses................................................        $2,423       $1,504        $3,256
                                                                        =======      =======       =======

Real estate portfolio data:
Investment in real estate loans and real estate
  ventures (less allowance for possible losses)..................      $202,423     $206,400      $201,650
Net appraised value to our interest of properties
  underlying real estate loans...................................       188,779      198,848       199,997

                                  RISK FACTORS

         In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, the following factors should be considered carefully before making an investment in the notes.

                         Risks Relating to the New Notes

Your right to receive payments on the new notes is effectively subordinated to all of our current and future secured debt.

         The new notes will be our unsecured general obligation which will rank senior in right of payment to all of our subordinated debt and equal in right of payment to all of our other existing or future unsecured debt, including any 12% senior notes due 2004 that remain outstanding after completion of the exchange offer as described in "Use of Proceeds," and our obligations pursuant to our guarantee of Atlas America's $75.0 million credit facility. Subordinated debt is debt which by its terms is expressly subordinated to the new notes. Any current and future secured debt we incur, including debt we incur under existing or future credit facilities, will have prior claims over the new notes to the extent of the value of the assets securing such debt. Moreover, to the extent the value of the collateral for a secured debt is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share in our remaining assets along with the holders of the new notes and our other general unsecured creditors. We currently have eight credit facilities that are secured by liens on a substantial portion of our assets. The indenture permits us to incur both secured and unsecured debt in the future, subject to specific limitations described in "Description of the Notes -- Certain Covenants." As a result, we cannot assure you that we will have sufficient assets to pay amounts due on the new notes. Holders of the new notes may receive less, ratably, than holders of our secured indebtedness. As of September 30, 2002, we had $155.5 million of existing debt, including credit facilities with an availability of $107.0 million on which we had drawn $90.0 million, substantially all of which is secured, and $65.3 million of outstanding original notes. For the fiscal year then ended, we had annual debt service of $13.4 million, based on balances on September 30, 2002 and interest rates then in effect.

In the event of our bankruptcy or liquidation, holders of the new notes will be paid from any assets remaining after payments to any holders of debt of our non-guaranteeing subsidiaries.

         The new notes will be effectively subordinated to the liabilities of our subsidiaries that are not guarantors. If we are declared bankrupt or insolvent, or are liquidated, the creditors of our non-guarantor subsidiaries will be entitled to be paid from the assets of the non-guarantor subsidiaries before any payment may be made with respect to the new notes. The only subsidiaries that will not guarantee the new notes are Atlas Pipeline Partners, its subsidiaries and its general partner, and subsidiaries acquired or formed in the future whose net worth is less than $1.0 million.

We are dependent upon cash from our subsidiaries to pay our debt service obligations.

         We conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations depends on receipt of cash from those subsidiaries. For the year ended September 30, 2002, approximately 26% of our income and 122% of our cash flow from operations were generated by non-guarantor subsidiaries. Future borrowings or other agreements by our non-guarantor subsidiaries may contain restrictions or prohibitions on the payment of dividends by them to us.

Increases in interest rates may reduce our ability to pay debt service on the new notes.

         Interest rate increases will increase our interest costs under our credit facilities as well as interest costs relating to some of the senior lien interests encumbering the real estate loans in our portfolio. This could have a material adverse effect on us and our ability to pay debt service on the new notes, including reduction of net revenues from both our energy and real estate finance operations.

The new notes have no existing market.

         The new notes are a new issue of securities for which there is currently no public market. We do not intend to list the new notes on any national securities exchange or automated quotation system. As a result, no liquid market may develop for the new notes. Your ability to sell the new notes, or the price at which new notes may be sold, will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The dealer managers and solicitation agents have advised us that they currently intend to make a market in the new notes. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. To the extent an active trading market does not develop, you may not be able to sell the new notes at their fair market value, or at all.

Recent tax proposals by President Bush could make an investment in bonds less desirable than an investment in dividend-paying stock.

         On January 7, 2003, President Bush proposed changes to the tax law that would, among other things, accelerate a large number of previously passed tax cuts and abolish the taxation of dividends at the individual level. Such a change could have the effect of making investors prefer receiving dividends to receiving interest or making investors expect a higher yield on bonds. We are unable to predict whether or in what form the tax proposals may be enacted.

We may be unable to repurchase the new notes as required under the new indenture.

         If a "change of control event" occurs, you will have the right to require us, subject to various conditions, to repurchase the new notes. We may not have sufficient financial resources to pay the repurchase price of the new notes when a change of control event occurs. Moreover, before we can purchase any new notes, we may be required to obtain a consent from lenders or holders of our other debt. We may not be able to obtain any necessary consents, irrespective of whether our financial resources are sufficient.

The guarantees for the new notes may be unenforceable due to fraudulent conveyance laws.

         Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

            o intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

            o was insolvent or rendered insolvent by reason of such incurrence;

            o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

            o intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by a guarantor under such a guarantee may be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

         The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

            o the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

            o the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

            o it could not pay its debts as they became due.

         On the basis of historical financial information, recent operating history and other factors, we believe that the guarantees of the new notes by our subsidiaries are being incurred for proper purposes and in good faith and that each subsidiary guarantor, after giving effect to its guarantee, will not be insolvent, have unreasonably small capital for the business in which it is engaged or have incurred debts beyond its ability to pay those debts as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard.

We could have significant debt repayment obligations in 2004 and be unable to meet them.

         We have credit facilities aggregating $34.8 million, $29.4 million of which was outstanding as of September 30, 2002, that mature in 2004. In addition, as much as $32.0 million of our original notes could remain outstanding following completion of the exchange offer described in "Use of Proceeds" and will become due in 2004. If we are unable to refinance a significant portion of these obligations we may have insufficient liquidity to meet them when they come due. In this case, we cannot assure you that we will be able to sell assets to satisfy such obligations at all or at times and for prices that are favorable to us.

                      Risks Relating to Our Energy Business

Natural gas and oil prices are volatile. A substantial decrease in prices would decrease our revenues and the value of our natural gas and oil properties.

         Our future financial condition and results of operations, and the value of our natural gas and oil properties, will depend upon market prices for natural gas and oil. Natural gas and oil prices historically have been volatile and will likely continue to be volatile in the future. Natural gas and oil prices we received in the second half of fiscal 2001 and fiscal 2002 were significantly lower than the average prices we received during the first half of fiscal 2001. Prices for natural gas and oil are affected by many to factors over which we have no control, including:

            o political instability or armed conflict in oil producing regions or other market uncertainties;

            o worldwide and domestic supplies of oil and gas;

            o weather conditions;

            o the level of consumer demand;

            o the price and availability of alternative fuels;

            o the availability of pipeline capacity;

            o the price and level of foreign imports;

            o domestic and foreign governmental regulations and taxes;

            o the ability of the members of the Organization of Petroleum
              Exporting Countries to agree to and maintain oil prices and production controls; and

            o the overall economic environment.

            These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Price fluctuations can materially adversely affect us because:

            o price decreases will reduce our energy revenues;

            o price decreases may make it more difficult to obtain financing for our drilling and development operations through sponsored drilling investment partnerships, borrowing or otherwise;

            o price decreases may make some reserves uneconomic to produce, reducing our reserves and cash flow;

            o price decreases may cause the lenders under our energy credit facility to reduce our borrowing base because of lower revenues or reserve values, reducing our liquidity and, possibly, requiring mandatory loan repayment;

            o price increases may make it more difficult, or more expensive, to drill and complete wells if they lead to increased competition for drilling rigs and related materials; and

            o price increases may make it more difficult, or more expensive, to execute our business strategy of acquiring additional natural gas properties and energy companies.

         Further, oil and gas prices do not necessarily move in tandem. Because approximately 92% of our proved reserves are currently natural gas reserves, we are more susceptible to movements in natural gas prices.

The energy business involves operating hazards that could result in substantial losses to us.

         The energy business involves operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to us. In addition, we may be liable for environmental damage caused by previous owners of properties purchased or leased by us. As a result, we may incur substantial liabilities to third parties or governmental entities. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. Moreover, pollution and environmental risks generally are not fully insurable. We may elect to self-insure if we believe that insurance, although available, is excessively costly relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could reduce our revenues, the value of our assets or otherwise have a material adverse effect on our business, financial condition and results of operations.

Drilling wells is highly speculative.

         Although wells we drill are generally to formations that have a high probability of having commercially productive natural gas and oil reservoirs, the amount of recoverable reserves may vary significantly from well to well. We may drill wells that, while productive, do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The geologic data and technologies we use do not allow us to know conclusively before drilling a well that natural gas or oil is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Further, our drilling operations may be curtailed, delayed or cancelled as a result of many factors, including:

            o unexpected drilling conditions;

            o title problems;

            o pressure or irregularities in formations;

            o equipment failures or accidents;

            o adverse weather conditions;

            o environmental or other regulatory concerns; and

            o costs of, or shortages or delays in the availability of, drilling rigs and equipment.

Estimates of proved reserves are uncertain and, as a result, revenues from production may vary significantly from our expectations.

         We base our the estimates of our proved natural gas and oil reserves and future net revenues from those reserves upon analyses that rely upon various assumptions, including those required by the SEC, as to natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Any significant variance in these assumptions could materially affect the estimated quantity of our reserves. As a result, our estimates of our proved natural gas and oil reserves are inherently imprecise. Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves may vary substantially from our estimates or estimates contained in the reserve reports and may affect our ability to pay the new notes. Our properties also may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, our proved reserves may be revised downward or upward based upon production history, results of future exploration and development, prevailing natural gas and oil prices, mechanical difficulties, governmental regulation and other factors, many of which are beyond our control.

         You should not assume that the PV-10 values referred to in this prospectus represent the current market value of our estimated natural gas and oil reserves. In accordance with SEC requirements, the estimates are based on prices and costs as of the date of the estimates. Moreover, the 10% discount factor, which the SEC requires in calculating future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with the oil and gas industry generally will affect the accuracy of the 10% discount factor.

If we cannot replace reserves, our revenues from energy operations will decline.

         The rate of production from natural gas and oil properties declines as reserves are depleted. Our proved reserves will decline as reserves are produced unless we acquire or lease additional properties containing proved reserves, successfully develop new or existing properties or identify additional formations with primary or secondary reserve opportunities on our properties. If we are not successful in expanding our reserve base, our future natural gas and oil production and drilling activities, the primary source of our energy revenues, will decrease. Our ability to find and acquire additional reserves depends on our generating sufficient cash flow from operations and other sources of capital, principally our sponsored drilling investment partnerships, all of which are subject to the risks discussed elsewhere in this subsection of the prospectus. We cannot assure you that we will have sufficient cash flow or cash available from other sources to expand our reserve base.

If we are unable to acquire energy assets from others or obtain capital funds through our drilling investment partnerships, our energy revenues may decline.

         The growth of our energy operations has resulted from both our acquisition of energy companies and assets and from our ability to obtain capital funds through our sponsored drilling investment partnerships. If we are unable to identify acquisitions on acceptable terms, or cannot obtain sufficient capital funds through sponsored drilling partnerships, we may be unable to increase or maintain our inventory of properties and reserve base, or be forced to curtail drilling, production or other activities. This would likely result in a decline in our revenues from our energy operations.

Changes in tax laws may impair our ability to obtain capital funds through our drilling partnerships.

         Under current federal tax laws, there are tax benefits to investing in drilling partnerships such as ours, including deductions for intangible drilling costs and depletion deductions. If changes to federal tax law reduce or eliminate these benefits, our ability to raise capital funds through our drilling partnerships could be materially impaired.

We may have difficulty competing for oil and gas properties or supplies.

         We operate in a highly competitive environment, competing with major integrated and independent energy companies for desirable oil and gas properties, as well as for the equipment, labor and materials required to develop and operate such properties. Many of our competitors have financial and technological resources substantially greater than ours. The market for oil and gas properties is highly competitive and we may lack technological information or expertise available to other bidders. We may incur higher costs or be unable to acquire and develop desirable properties at costs we consider reasonable because of this competition.

We will incur losses from our arrangements for transporting natural gas.

         Under our agreements with Atlas Pipeline Partners, we are required to pay transportation fees for natural gas produced by our wells and those of our drilling partnerships and certain unaffiliated producers. Many of our transportation arrangements with our existing drilling partnerships and unaffiliated producers require them to pay us lesser fees than those we pay to Atlas Pipeline Partners. For the year ended September 30, 2002, the fees we paid to Atlas Pipeline Partners exceeded the amount we received for transportation services by $6.5 million, net of reimbursements and our general partner and limited partner distributions.

We may be exposed to financial and other liabilities as the general partner in drilling investment partnerships.

         We currently serve as the managing general partner of 84 drilling investment partnerships. As general partner, we are contingently liable for the obligations of these partnerships to the extent that their obligations cannot be repaid from partnership assets or insurance proceeds.

Extensive regulation of the energy industry increases our costs of doing business.

         Federal, state and local authorities extensively regulate drilling and production activities, including the drilling of wells, the spacing of wells, the use of pooling of oil and gas properties, safety standards, production limitations, plugging and abandonment of wells and drill site restoration. Laws affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. If we do not comply with these laws, we may incur substantial penalties. The overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability.

We could face significant liabilities for environmental matters.

         Our operations are subject to complex and constantly changing environmental laws adopted by federal, state and local governmental authorities. We could face significant liabilities to the government and third parties for discharges of natural gas, oil or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigation, litigation and remediation.

       Risks Relating to Our Real Estate and Financial Services Businesses

Loans in our portfolio may have a higher risk of default than conventional loans. Defaults would reduce our current return on these investments and likely result in costly and time-consuming recovery actions.

         The primary or sole source of recovery for our real estate loans is typically the underlying real property. Accordingly, the value of our loans depends upon the value of that real property. Many of the properties underlying our loans, while income producing, are unable to generate sufficient revenues to pay the full amount of debt service required under the original loan terms or are subject to other problems. Although we generally control cash flow from the properties underlying the loans and, where appropriate, have made financial accommodations to take into account the operating conditions of the underlying properties, there may be a higher risk of default with these loans as compared to conventional loans. Loan defaults will reduce our current return on investment and may require us to become involved in expensive and time-consuming bankruptcy, reorganization or foreclosure proceedings.

Recoveries on our loans are often dependent on the ability of borrowers to obtain refinancing and other factors beyond our control.

         Our loans typically provide payment structures other than equal periodic payments that retire a loan over its specified term, including structures that defer payment of some portion of accruing interest, or defer repayment of principal, until loan maturity. Where a borrower must pay a loan balance in a large lump sum payment, its ability to satisfy this obligation may depend upon its ability to obtain suitable refinancing or otherwise to raise a substantial cash amount, which we do not control. In addition, lenders can lose their lien priority in many jurisdictions, including those in which properties underlying our existing loans are located, to persons who supply labor or materials to a property. For these and other reasons, the total amount which we may recover from our loans may be less than the loan amounts or our costs of acquisition.

Declining property values may increase the risk of default for loans in our portfolio and decrease their value.

         Declines in real property values generally and/or in the specific markets where the properties underlying our portfolio loans are located could affect the value of and default rates under those loans. Properties underlying our loans may be affected by general and local economic conditions, neighborhood values, competitive overbuilding, casualty losses and other factors beyond our control. The value of real properties may also be affected by factors such as the cost of compliance with and liability under environmental, occupancy and safety laws, changes in interest rates and the availability of financing. Income from a property will be reduced if a significant number of tenants are unable to pay rent or if available space cannot be rented on favorable terms. Operating and other expenses of properties, particularly significant expenses such as real estate taxes, insurance and maintenance costs, generally do not decrease when income decreases and, even if revenues increase, operating and other expenses may increase faster than revenues.

The subordinated nature of our loans increases the risk of nonpayment.

         Many of our portfolio loans are junior lien obligations. Subordinate lien financing carries a greater credit risk, including a substantially greater risk of nonpayment of interest or principal, than senior lien financing. If we or any senior lienor forecloses on a loan, we will be entitled to share only in the net foreclosure proceeds after the payment of all senior lienors. It is therefore possible that we will not recover the full amount of a foreclosed loan or the amount of our unrecovered investment in the loan.

Our allowances for loan losses may not be sufficient to cover all such losses.

         At September 30, 2002, our allowance for possible losses was $3.5 million, which represents 1.9% of the book value of our loan portfolio. You should not assume that this allowance will prove to be sufficient to cover future losses or that future provisions for loan losses will not be materially greater than those we have recorded to date. Losses that exceed our allowance for losses, or an increase in our provision for losses, could materially reduce our earnings and, as a result, impair our ability to comply with the covenants in the indenture governing the new notes.

Subordinate and non-conforming loans are illiquid and their value may decrease.

         Our loans typically do not conform to standard loan underwriting criteria. Many of our loans are subordinate loans. As a result, our loans are relatively illiquid investments. We may be unable to vary our portfolio promptly in response to changing economic, financial and investment conditions.

Real properties with environmental problems may create liability for us.

         The existence of hazardous or toxic substances on a property will reduce its value and our ability to sell the property in the event of a default in the loan it underlies. Contamination of a real property by hazardous substances or toxic wastes not only may give rise to a lien on that property to assure payment of remediation costs but also can result in liability to us as lender, investor or, if we assume ownership or management, owner or operator for that cost. Many environmental laws impose liability regardless of whether we know of, or are responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses to remediate contaminated properties and may materially limit use of these properties. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing environmental laws may increase our exposure to environmental liability.

Our stated income from our real estate operations includes accretion of discount based on our estimates of future cash flows. If our estimates are incorrect, we may recognize substantial losses from our loans.

         Our income from our real estate operations includes accretion of discount, which is a non-cash item. For a discussion of accretion of discount, see "Business - Real Estate Finance - Accounting for Discounted Loans." For the years ended September 30, 2002, 2001 and 2000 accretion of discount, net of collection of interest, was $3.2 million, $5.9 million and $5.8 million, respectively. We accrete income on a loan to a maximum amount equal to the difference between our cost basis in the loan and the present value of the estimated cash flows to us from the property underlying the loan. If the actual cash flows from the property are less than our estimates, or if we reduce our estimates of cash flows, our earnings may be adversely affected. Moreover, if we sell a loan, or foreclose upon and sell the underlying property, and the amount we receive is less than the carrying amount plus the amount of the accreted discount, we will recognize an immediate charge to our allowance for losses or, if that amount is insufficient to absorb the shortfall and provide for possible losses on remaining real estate investments, to our statement of operations.

Our income or loss from the Trapeza entities, and from future similar collateralized debt issuer investments, may be volatile as interest rates change or if the underlying credit quality of their investments deteriorates.

         We account for our indirect investment in the Trapeza entities, described in "Business--Financial Services," by the equity method of accounting. Accordingly, we must recognize our percentage share of any income or loss of these entities. Because the Trapeza entities are investment companies for accounting purposes, such income or loss will include a "mark-to-market" adjustment to reflect the net changes in value, including unrealized appreciation or depreciation, in investments and swap agreements. Such value will be impacted by changes in the underlying quality of the Trapeza entities' investments, and by changes in interest rates. To the extent that the Trapeza entities' investments are securities denominated at a fixed rate of interest, increases in interest rates will likely cause the value of such investments to fall and decreases in interest rates will likely cause the value of such investments to rise. The Trapeza entities attempt to hedge the impact of such changes by use of various interest rate hedges and swap agreements, but these too will change in value with changes in interest rates. Accordingly, our income or loss from our Trapeza investment, and from future similar collateralized debt issuer investments, may be volatile as interest rates change, and/or if the underlying credit quality of their investments changes.

We have contingent obligations. If these become actual obligations, we may not have sufficient funds available to pay them.

         Before fiscal 2000, we entered into a series of standby commitments with some participants in our loans which obligate us to repurchase their participations or substitute a performing loan if the borrower defaults. At September 30, 2002, the participations as to which we had standby commitments had aggregate outstanding balances of $10.6 million. At February 5, 2003, we also were contingently liable under guarantees of $3.1 million in mortgage loan and lease receivables connected with discontinued operations and of $200,000 in a standby letter of credit issued in connection with our lease of office space in New York City.

         In addition, the property owners have obtained senior lien financing with respect to loans 15, 22, 44, 49 and 53 in the table in "Business -- Real Estate Finance -- Loan Status." The senior lien loans are with recourse only to the properties securing them subject to certain standard exceptions, which we have guaranteed. These exceptions relate principally to the following:

            o fraud or intentional misrepresentation in connection with the loan documents;

            o misapplication or misappropriation of rents, insurance proceeds or condemnation awards during continuance of an event of default or, at any time, of tenant security deposits or advance rents;

            o payments of fees or commissions to various persons related to the borrower or us during an event of default, except as permitted by the loan documents;

            o failure to pay taxes, insurance premiums or specific other expenses, failure to use property revenues to pay property expenses, and commission of criminal acts or waste with respect to the property;

            o environmental violations; and

            o the undismissed or unstayed bankruptcy or insolvency of the borrower.

         We believe that none of the standby commitments or guarantees must be included in our financial statements based on our assessment that the likelihood of our being required to pay any claims under any of them is remote under the facts and circumstances pertaining to each of them. An adverse change in these facts and circumstances could cause us to determine that the likelihood that a particular contingency may occur is no longer remote. In that event, we may be required to include all or a portion of the contingency as a liability in our financial statements, which could result in:

            o violations of restrictions on incurring debt contained in the new notes or in agreements governing our other outstanding debt;

            o defaults under and acceleration of the maturity of the new notes or our other indebtedness; and

            o prohibitions on additional borrowings under our credit lines.

In addition, if one or more of these contingencies were to occur, we may not have sufficient available funds to pay them and, in order to meet our obligations, may have to sell assets at times and for prices that are disadvantageous to us.

We may be exposed to financial and other liabilities as a general partner in investment partnerships we develop in real estate and financial services.

         Subsidiaries of ours currently serve as general partners of five public equipment leasing investment partnerships, including one in the offering stage. In addition, we are the 50% owner of the general partners of a private real estate investment partnership in the offering stage and two private partnerships that invested in a collateralized debt obligation issuers. We intend to develop further investment partnerships for which subsidiaries of ours will act as a general partners. As a general partner, we are contingently liable for the obligations of these partnerships to the extent that their obligations cannot be repaid from partnership assets or insurance proceeds.

                                 USE OF PROCEEDS

         We expect to use $16.43 million of the offering proceeds to pay the cash consideration and expenses of the exchange offer and consent solicitation with respect to our 12% senior notes due 2004 described in our registration statement on Form S-4 filed contemporaneously with this offering. The balance of $10.23 million, after underwriting discounts and estimated expenses of this offering, will be used for general corporate purposes, including to pay down debt. We may also, from time to time, purchase outstanding 12% senior notes due 2004, or the new notes offered hereby, in the open market, private transactions or otherwise.

         The following table illustrates the anticipated sources and uses of funds for the foregoing, based on our September 30, 2002 balance sheet. The actual amounts may differ. We will temporarily invest the proceeds we receive from this offering until we use them as provided in this prospectus.

Sources of funds                            Amount            Uses of funds                            Amounts
----------------                            ------            -------------                            -------
                                        (in thousands)                                              (in thousands)
New notes offered hereby ..............     $30,000           Repurchase of 12% senior notes
                                                                due 2004 ...........................   $10,000
                                                              Accrued and unpaid interest on
                                                                12% senior notes due 2004...........     1,307
                                                              Fees and expenses of exchange
                                                                offer and consent solicitation......     5,124
                                                              Fees and expenses of this offering ...     3,307
                                                              Working capital ......................    10,262
                                            -------                                                    -------
Total sources .........................     $30,000               Total uses .......................   $30,000
                                            =======                                                    =======

                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization as of September 30, 2002 on an actual basis; as adjusted to give effect to the exchange offer and consent solicitation with respect to our 12% senior notes due 2004; and as further adjusted to give effect to this offering for cash of $30 million of new 12% senior notes due 2008 and the application of the proceeds from this offering:

                                                                         As of September 30, 2002
                                                               --------------------------------------------
                                                                                  As             As further
                                                               Actual     adjusted(1)(2)(3)      adjusted(3)
                                                               ------     -----------------     ------------
                                                                             (in thousands)
                                                                               (unaudited)

Cash and cash equivalents..............................      $ 25,736          $  9,305          $ 35,998
                                                             --------          --------          --------
Current portion of long-term debt......................         4,320             4,320             4,320
Long-term debt:
  Non-recourse.........................................        68,220            68,220            68,220
  Other................................................        17,634            17,634            17,634
  Notes due 2004.......................................        65,336                --                --
  New notes due 2008(1)................................            --            55,336            85,336
                                                             --------          --------          --------
    Total long-term debt...............................      $155,510          $145,510           175,510
                                                             --------          --------          --------
Stockholders' equity
  Preferred stock, $1.00 par value, 1,000,000 shares
    authorized, none issued............................            --                --                --
  Common stock, $.01 par value, 49,000,000 shares
    authorized, 17,420,868 shares issued and
    outstanding........................................           250               250               250
  Additional paid-in capital...........................       223,824           223,824           223,824
  Less cost of treasury shares.........................       (74,828)          (74,828)          (74,828)
  Less loan receivable from ESOP.......................        (1,201)           (1,201)           (1,201)
  Accumulated other comprehensive income...............         5,911             5,911             5,911
  Retained earnings(4).................................        79,583            78,653            78,653
                                                             --------          --------          --------
    Total stockholders' equity.........................       232,609           233,539           232,609
                                                             --------          --------          --------
Total capitalization....................................     $378,119          $408,119          $389,049
                                                             ========          ========          ========

-------------
(1) Assumes that all of the 2004 notes will be tendered for exchange and that $10.0 million of 2004 notes will be redeemed from noteholders electing the cash plus new notes option of the exchange offer.
(2) Assumes that expenses of the exchange offer are $5.1 million and $1.3 million of accrued interest will be paid to the holders of the original notes.
(3) Fees of the dealer managers for the exchange offer, the trustee under the indentures for both the 2004 notes and the new notes, legal fees, the consent payment under the exchange offer and related filing, accounting and printing fees are allocated to the exchange offer and consent solicitation. Underwriting discounts and commissions in connection with this offering are allocated to it.
(4) Reflects expensing of costs of $854,000, net of tax, related to the exchange offer and $76,000 of deferred financing costs attributable to the $10.0 million cash consideration.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data should be read together with our consolidated financial statements, the notes to our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operation" which are included elsewhere in this prospectus. The selected consolidated financial data set forth below for each of the years ended September 30, 2002, 2001 and 2000, and at September 30, 2002 and 2001, have been derived from our consolidated financial statements for those periods appearing elsewhere in this prospectus, which were audited by Grant Thornton LLP, independent accountants. The selected consolidated financial data for the years ended September 30, 1999 and 1998 and at September 30, 2000, 1999 and 1998 have been derived from our consolidated financial statements for those periods audited by Grant Thornton LLP but not included in this prospectus.

                                                                       Year ended September 30,
                                                   ---------------------------------------------------------------
                                                   2002          2001            2000            1999         1998
                                                   ----          ----            ----            ----         ----
                                                                      (dollar amounts in thousands)
Statement of operations data:
Revenues:
 Energy (1).............................        $ 97,912       $ 94,806        $ 70,552        $ 55,093    $  6,734
 Real estate finance....................          16,582         16,899          18,649          45,907      55,834
 Interest and other.....................           6,269          6,601          11,460           8,525       7,263
                                                --------       --------        --------        --------    --------
Total revenues..........................         120,763        118,306         100,661         109,525      69,831

Costs and expenses:
 Energy.................................          70,450         59,976          48,378          39,077       3,661
 Real estate finance....................           2,423          1,504           3,256           3,102       1,801
 General and  administrative............           7,143          5,680           7,894           4,859       4,373
 Depreciation, depletion and
   amortization.........................          11,161         11,038           9,872           5,985       1,493
 Interest...............................          12,816         14,736          18,632          20,226      16,871
 Provision for legal settlement.........           1,000             --              --              --          --
 Provision for possible losses..........           1,393            863             936             500         505
 Termination charge.....................              --             --           1,753              --          --
 Minority interest in Atlas Pipeline
   Partners, L.P........................           2,605          4,099           2,058              --          --
                                                --------       --------        --------        --------    --------
Total costs and expenses................         108,991         97,896          92,779          73,749      28,704
                                                --------       --------        --------        --------    --------
Income from continuing operations
   before income taxes and cumulative
   effect of change in accounting
   principle............................          11,772         20,410           7,882          35,776      41,127
Provision for income taxes..............           3,414          6,327           2,401          11,262      13,123
                                                --------       --------        --------        --------    --------
Income from continuing operations.......           8,358         14,083           5,481          24,514      28,004
                                                --------       --------        --------        --------    --------
Discontinued operations:
 Income (loss) on discontinued
   operations...........................         (16,984)        (6,693)         20,950          (6,611)        (36)
 Income tax benefit (provision).........           5,944          2,439          (8,266)            616        (357)
                                                --------       --------        --------        --------    --------
 Income (loss) on discontinued
   operations...........................         (11,040)        (4,254)         12,684          (5,995)       (393)

Cumulative effect of change in
  accounting principle, net of taxes(2).            (627)            --              --             (59)         --
                                                --------       --------        --------        --------    --------
Net income (loss).......................         ($3,309)      $  9,829        $ 18,165        $ 18,460    $ 27,611
                                                ========       ========        ========        ========    ========

                                                                       Year ended September 30,
                                                   ---------------------------------------------------------------
                                                   2002          2001            2000            1999         1998
                                                   ----          ----            ----            ----         ----
                                                                      (dollar amounts in thousands)
Statement of cash flows data:
Cash provided (used) by:
   Operating activities.................          $6,827        $19,271         $15,386          $7,778        $127
   Investing activities.................         (24,864)       (28,233)        175,273         (89,858)    (71,860)
   Financing activities.................          (3,477)       (58,385)        (77,358)         89,556      96,247
   Discontinued operations..............          (1,398)        (1,112)        (28,698)        (48,317)    (18,478)

Balance sheet data:
Total assets............................        $467,498       $466,464        $507,831        $540,132    $415,561
Total long-term debt....................         155,510        150,131         134,932         234,028     140,280
Stockholders' equity....................         233,539        235,459         281,215         263,789     236,478

Other financial data:
EBITDA(3)(4)............................         $35,749        $46,184         $36,386         $61,987     $59,491
Net cash provided by operations before
   change in operating assets and
   liabilities..........................          16,747         23,956          23,376          20,987      (4,750)
Capital expenditures....................          21,967         14,210          11,066          11,556       2,331
Investments in real estate loans and
  ventures..............................          19,859         25,395           5,193          97,594     343,270
Accretion of discount...................           3,212          5,923           5,802          18,965       6,520
Ratio of EBITDA to interest expense(4)..            2.8x           3.1x            2.0x            3.1x        3.5x
Ratio of earnings to fixed
  charges(4)(5).........................            2.1x           2.6x            1.5x            2.8x        3.4x
Net income from continuing operations,
  per common share-diluted..............            0.47           0.76            0.23            1.08        1.62
Dividends per common share..............            0.13           0.13            0.13            0.13        0.13

---------------------------
(1) The results for the fiscal years ended after September 30, 1999 include the activities of Viking Resource Corporation, which we acquired on August 31, 1999. The results for the fiscal years ended after September 30, 1998 include the activities of Atlas America, which we acquired on September 29, 1998.

(2) The results for the fiscal year ended September 30, 2002 reflect our adoption of SFAS 142 "Goodwill and Other Intangible Assets" effective October 1, 2001, which requires that goodwill no longer be amortized but instead tested for impairment at least annually. For a more detailed explanation of the effect of this adoption on our financial statements, please see Notes 3 and 15 to our Consolidated Financial Statements. The results for the fiscal year ended September 30, 1999 reflect our adoption of Statement of Position 98-5 "Reporting of the Costs of Start-Up Activities," pursuant to which we charged start-up costs of $59,000 (net of income taxes of $28,000), which had been capitalized at September 30, 1998, to operations on October 1, 1998.

(3) EBITDA is calculated as earnings from continuing operations before extraordinary items and the cumulative effect of any change in accounting principle, excluding interest expense and other debt expenses, income taxes, and depletion, depreciation and amortization. The following reconciles EBITDA to our income from continuing operations for each of our fiscal years ended September 30, 2002, 2001, 2000, 1999 and 1998:

                                                   2002            2001             2000       1999        1998
                                                  ------          ------           ------     ------      ------
                                                                     (in thousands)
Income from continuing operations......           $8,358         $14,083           $5,481    $24,514      $28,004
Plus interest expense and other debt
  expense..............................           12,816          14,736           18,632     20,226       16,871
Plus income taxes......................            3,414           6,327            2,401     11,262       13,123
Plus depreciation, depletion and
  amortization.........................           11,161          11,038            9,872      5,985        1,493
                                                 -------         -------          -------    -------      -------
EBITDA.................................          $35,749         $46,184          $36,386    $61,987      $59,491
                                                 =======         =======          =======    =======      =======

    EBITDA includes $3.2 million, $5.9 million, $5.8 million, $19.0 million and $6.5 million for fiscal 2002, 2001, 2000, 1999 and 1998, respectively, of accretion of discount on our real estate loans. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and its tax structure, as well as historic costs of depreciable assets. We have included information concerning EBITDA because EBITDA provides additional information as to our ability to pay our fixed charges and is presented solely as a supplemental financial measure. However, viewing EBITDA as an indicator of our ability to service indebtedness should be done with caution, as we might be required to conserve funds or to allocate funds to business or legal purposes other than servicing our indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles or as an indicator of our operating performance or liquidity. EBITDA is not necessarily comparable to a similarly titled measure of another company.

(4) Interest expense, which is a portion of our EBITDA and fixed charges, includes $4.4 million, $5.1 million, $6.1 million, $6.9 million and $3.2 million for the years ended September 2002, 2001, 2000, 1999 and 1998, respectively, of interest expense attributable to secured debt which, under both the original indenture and the new indenture, we exclude for the purposes of determining whether we are in compliance with our covenant with respect to restricted payments. See "Description of the New Notes-Certain Covenants-Limitations on Restricted Payments."

(5) For the details of our calculation of this ratio, please see Exhibit 12 to the registration statement of which this prospectus forms a part.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

Overview

         Since fiscal 1999, our energy operations have become an increasingly significant aspect of our company. This results not only from our acquisitions of energy companies and energy assets, but also from the sale of our proprietary small ticket leasing business in fiscal 2000 and our decision, also in fiscal 2000, to focus our real estate finance operations on managing our existing portfolio rather than acquiring new real estate loans. In fiscal 2002, we began to pursue expansion of our financial services and real estate operations through sponsorship of investment partnerships. Neither our financial services nor our real estate investment partnerships constituted a material portion of our business at September 30, 2002. We show the expansion of our energy operations over the past three years in the following tables, which we have restated to reflect the sale of our proprietary small ticket equipment leasing business:

                        Revenues as a Percent of Total Revenues (1)

                                                                       Years ended September 30,
                                                                 -------------------------------------
                                                                 2002           2001              2000
                                                                 ----           ----              ----
Energy...................................................         81%            80%               70%
Real estate finance......................................         14%            14%               19%

                         Assets as a Percent of Total Assets (2)

                                                                       Years ended September 30,
                                                                 -------------------------------------
                                                                 2002           2001              2000
                                                                 ----           ----              ----
Energy....................................................        39%            38%               29%
Real estate finance.......................................        44%            44%               40%

------------------
(1) The balance (5% in 2002, 6% in 2001 and 11% in 2000) is attributable to revenues derived from corporate assets not attributable to a specific industry segment.
(2) The balance (17% in 2002, 18% in 2001 and 31% in 2000) is attributable to corporate assets not attributable to a specific industry segment.

Results of Operations: Energy

         The following tables set forth information relating to revenues recognized and costs and expenses incurred, daily production volumes, average sales prices, production costs as a percentage of natural gas and oil sales, and production costs per Mcfe for our energy operations during fiscal 2002, 2001 and 2000:

                                                                                Year ended September 30,
                                                                   ---------------------------------------------
                                                                     2002                  2001            2000
                                                                     ----                  ----            ----
                                                                                      (in thousands)
Revenues:
         Production....................................            $ 28,916             $ 36,681        $ 25,231
         Well drilling.................................              55,736               43,464          31,869
         Well services.................................               7,871                8,946           8,682
         Transportation................................               5,389                5,715           4,770
                                                                   --------             --------        --------
                                                                   $ 97,912             $ 94,806        $ 70,552
                                                                   ========             ========        ========

Costs and expenses:
         Production....................................            $  6,693             $  6,185        $  7,229
         Exploration...................................               1,571                1,661           1,110
         Well drilling.................................              48,443               36,602          25,806
         Well services.................................               3,938                4,151           3,772
         Transportation................................               2,052                2,001           2,842
         Non-direct....................................               7,753                9,376           7,619
                                                                   --------             --------        --------
                                                                   $ 70,450             $ 59,976        $ 48,378
                                                                   ========             ========        ========

                                                                                Year ended September 30,
                                                                   ---------------------------------------------
                                                                     2002                  2001            2000
                                                                     ----                  ----            ----
Production Revenues (in thousands):
         Gas (1).......................................            $ 25,359             $ 31,945        $ 20,286
         Oil...........................................               3,533                4,535           4,802

Production volumes:
         Gas (Mcf/day) (1).............................              19,499               17,377          17,596
         Oil (bbls/day)................................                 473                  486             535

Average sales prices:
         Gas (per Mmcf)................................            $   3.56             $   5.04        $   3.15
         Oil (per Bbl).................................            $  20.45             $  25.56        $  24.50

Production costs
         As a percent of production revenues...........                 23%                  16%             29%
         Per Mcfe......................................            $   0.82             $   0.84        $   0.95



(1) Excludes sales of residual gas and sales to landowners.

         Our well drilling revenues and expenses represent the billing and costs associated with the completion of 242, 234 and 168 net wells for partnerships sponsored by Atlas America in fiscal 2002, 2001 and 2000, respectively. The following table sets forth information relating to these revenues and costs and expenses during the periods indicated:

                                                                                Year ended September 30,
                                                                   ---------------------------------------------
                                                                     2002                  2001            2000
                                                                     ----                  ----            ----
                                                                                      (in thousands)
Average revenue per well..............................             $    230             $    186        $    190
Average cost per well.................................                  200                  156             154
                                                                   --------             --------        --------
Average gross profit per well.........................             $     30             $     30        $     36
                                                                   ========             ========        ========
Gross profit margin...................................             $  7,293             $  6,862        $  6,063
                                                                   ========             ========        ========
Gross margin percent..................................                  13%                  16%             19%
                                                                   ========             ========        ========

Year Ended September 30, 2002 Compared to Year Ended September 30, 2001

         Our natural gas revenues were $25.4 million in fiscal 2002, a decrease of $6.6 million (21%) from $31.9 million in fiscal 2001. The decrease was due to a 29% decrease in the average sales price of natural gas partially offset by a 12% increase in production volumes. The $6.6 million decrease in gas revenues consisted of $9.3 million attributable to price decreases, partially offset by $2.7 million attributable to volume increases. Although natural gas prices were lower in fiscal 2002 than in fiscal 2001, the prices we have received for our natural gas sold, subsequent to year end, have increased to over $4.00 per mcf through January 2003. As a result, if current market conditions persist, we believe that our natural gas production revenues will be higher in fiscal 2003 than in fiscal 2002. Natural gas volume increases are attributable to volumes associated with new wells drilled for our partnerships, partially offset by the natural production decline in our existing wells.

         Our oil revenues were $3.5 million in fiscal 2002, a decrease of $1.0 million (22%) from $4.5 million in fiscal 2001. The decrease resulted from a 20% decrease in the average sales price of oil and a 3% decrease in production volumes. The $1.0 million decrease in oil revenues consisted of $906,000 attributable to price decreases, and $96,000 attributable to volume decreases. Although oil prices were lower in fiscal 2002 than in fiscal 2001, the prices we have received for our oil sold, subsequent to our fiscal year end, have increased to an average of approximately $25.00 per barrel through January 2003. The decrease in oil volumes is a result of the natural production decline inherent in the life of a well. This decline was not offset by new wells added, as the majority of the wells we have drilled during the past several years have targeted gas reserves.

         Our well drilling gross profit increased $431,000 in fiscal 2002 from fiscal 2001. Of that increase, $241,000 resulted from an increase in the number of wells drilled, while $190,000 resulted from an increase in our gross profit per well. In fiscal 2002, we changed the structure of our drilling contracts to a cost-plus basis from a turnkey basis. Cost-plus contracts protect us in an inflationary environment while limiting our profit margin. We entered into contracts with gross margin rates of 13% in fiscal 2002. After our fiscal year end, we continued to enter into drilling contracts with 13% gross margin rates and expect to obtain that margin through fiscal 2003.

         Our well services revenues decreased $1.1 million (12%) primarily as a result of a decrease in gas marketing revenues due to the continuing decrease of our marketing activities for third parties in fiscal 2002. Although we sold our gas marketing subsidiary in fiscal 2000, we continued to maintain a small in-house marketing function in both fiscal 2001 and 2002. We expect fiscal 2003 marketing levels to be in line with fiscal 2002, although we expect that fee income will increase due to the addition of further partnership wells. The decrease in gas marketing revenues was partially offset by an increase in fee income due to an increase in the number of wells we operate as a result of new partnership wells drilled during fiscal 2002 and 2001. Our well service expenses decreased 5% in fiscal 2002 as compared to the prior year. The decrease resulted from our decreased gas marketing activities, partially offset by an increase in labor costs due to the increased number of wells we service.

         Our transportation revenues, which derive from our natural gas transportation agreements with partnerships we sponsor, decreased $326,000 (6%) in fiscal 2002 to $5.4 million from $5.7 million in fiscal 2001. The decrease was a result of a decrease in the average prices received for natural gas transported by our pipelines. On a material portion of our transportation contracts, the fees charged vary with the price of natural gas.

         While we continue to seek production efficiencies and reduced our average production cost from $0.84 per Mcf in fiscal 2001 to $0.82 per Mcf in fiscal 2002, our aggregate production costs increased $508,000 (8%) to $6.7 million in fiscal 2002 from $6.2 million in fiscal 2001 as a result of an increase in the number of wells in which we have an interest and in the transportation expenses associated with the increased volumes we produced to our interest.

         Our non-direct expenses were $7.8 million in fiscal 2002, a decrease of $1.6 million (17%) from $9.4 million in fiscal 2001. These expenses include, among other things, salaries and benefits not allocated to a specific energy activity, costs of running our energy corporate office, partnership syndication activities and outside services. These expenses were partially offset by fees we earn from our partnership management activities, resulting from an increase in the number of wells we drilled and managed during the year as compared to the prior year. In addition, we more closely allocated direct costs associated with our other energy activities to those activities, thereby reducing non-direct expenses.

         Depletion of oil and gas properties as a percentage of oil and gas revenues was 27% in fiscal 2002 compared to 17% in fiscal 2001. The variance from period to period is directly attributable to changes in our oil and gas reserve quantities, product prices and fluctuations in the depletable cost basis of oil and gas. Lower gas prices caused depletion as a percentage of oil and gas revenues to increase in fiscal 2002 as compared to fiscal 2001.

Year Ended September 30, 2001 Compared to Year Ended September 30, 2000

         Our natural gas revenues were $31.9 million in fiscal 2001, an increase of $11.7 million (57%) from $20.3 million in fiscal 2000. The increase was due to a 60% increase in the average sales price of natural gas partially offset by a 1% decrease in production volumes. The $11.7 million increase in gas revenues consisted of $12.2 million attributable to price increases, partially offset by $491,000 attributable to volume decreases.

         Our oil revenues were $4.5 million in fiscal 2001, a decrease of $267,000 (6%) from $4.8 million in fiscal 2000. The decrease resulted from a 9% decrease in production volumes, partially offset by a 4% increase in the average sales price of oil. The $267,000 decrease in oil revenues consisted of $474,000 attributable to volume decreases partially offset by $207,000 attributable to price increases.

         Our well drilling gross profits increased $799,000 (13%) in fiscal 2001 as compared to fiscal 2000. While we realized an increase of $1.9 million in profits due to an increase in the number of wells drilled, there was a partial offset of $1.1 million due to a decrease in the gross profit per well. The increase in the number of wells drilled resulted from an increase in the funds we were able to obtain from investors for our drilling partnerships. The decrease in our gross profit per well was a result of a decrease of $4,000 (2%) in our average revenue per well, while our average cost per well increased $2,000 (1%). Both revenue and cost per well are affected by changes in oil and gas prices and competition for drilling equipment and services.

         Well services revenues increased $264,000 (3%) to $8.9 million from $8.7 million in fiscal 2000 as a result of an increase in the number of wells we operate. The increase in the number of wells resulted from new partnership wells drilled during fiscal 2001. This increase was partially offset by a decrease in gas marketing revenues which was associated with the sale of our gas marketing subsidiary and a reduction of our activities in this area. Our well service expenses increased $379,000 (10%) to $4.2 million in fiscal 2001 as compared to $3.8 million in fiscal 2000. The increase in fiscal 2001 resulted from an increase in labor costs due to the increase in the number of wells we service.

         Our transportation revenues increased $945,000 (20%) to $5.7 million from $4.8 million due to volumes associated with the additional wells drilled and pipelines acquired. Our transportation expenses decreased $841,000 (30%) in fiscal 2001 as a result of certain maintenance and repair costs associated with our acquisition of Viking Resources in fiscal 2000 that did not recur in fiscal 2001.

         Our production costs decreased $1.0 million (14%) to $6.2 million in fiscal 2001 from $7.2 million in fiscal 2000. Average production costs decreased $.11 (12%) to $0.84 per Mcf in fiscal 2001 from $0.95 per Mcf in fiscal 2000. The decrease in fiscal 2001 as compared to fiscal 2000 reflects efficiencies we realized through our consolidation of field operations subsequent to various acquisitions.

         Our exploration costs were $1.7 million in fiscal 2001, an increase of $551,000 (50%) from $1.1 million in fiscal 2000. This increase was due to increased personnel and operating expenses resulting from our increased drilling activities.

         Our non-direct expenses were $9.4 million in fiscal 2001, an increase of $1.8 million (23%) from $7.6 million in fiscal 2000. These expenses increased in part due to increased operations in our energy division and the transfer of personnel and their related payroll costs from corporate general and administrative to energy non-direct. In addition, costs and expenses associated with our public pipeline subsidiary, Atlas Pipeline Partners, increased $567,000 in part due to a full year of operations in fiscal 2001. Also, syndication expenses and outside services expenses increased $229,000 during fiscal 2001 as the amount of funds raised for our drilling partnerships and related drilling and servicing activities increased.

         Depletion of oil and gas properties as a percentage of oil and gas revenues was 17% in fiscal 2001 compared to 23% in fiscal 2000. The variance from period to period is directly attributable to changes in our oil and gas reserve quantities, product prices and fluctuations in the depletable cost basis of oil and gas. Higher gas prices caused depletion as a percentage of oil and gas revenues to decrease.

Results of Operations: Real Estate Finance

         During fiscal 2002, we continued to focus on managing our existing portfolio of real estate loans rather than on acquiring new real estate loans. In fiscal 2002 and 2001 we sold eight portfolio loans, took a non-recourse note as partial proceeds on the sale of one loan, acquired senior lien interests in each of two loans in which we had previously held only subordinate interests and acquired senior lien interests in four other loans. These transactions were primarily directed at simplifying our loan portfolio, improving our lien seniority and increasing our interest income.

         The following table sets forth information relating to the revenues recognized and costs and expenses incurred in our real estate finance operations during the periods indicated:

                                                                           Year ended September 30,
                                                                 ---------------------------------------------
                                                                    2002             2001                2000
                                                                    ----             ----                ----
                                                                                (in thousands)
Revenues:
     Interest.................................................   $  9,907          $  9,251           $ 11,229
     Accreted discount (net of collection of interest)........      3,212             5,923              5,802
     Gains of resolutions of loans and loan payments in
       excess of the carrying value of loans..................      2,398             1,612              1,443
     Net rental and fee income................................      1,065               113                175
                                                                 --------          --------           --------
                                                                 $ 16,582          $ 16,899           $ 18,649
                                                                 ========          ========           ========
Cost and expenses.............................................   $  2,243          $  1,504           $  3,256
                                                                 ========          ========           ========

Year Ended September 30, 2002 Compared to Year Ended September 30, 2001

         Revenues from our real estate finance operations decreased $317,000 (2%) from $16.9 million in fiscal 2001 to $16.6 million in fiscal 2002. We attribute these changes to the following:

         o A decrease in interest and accreted discount of $2.1 million (14%) in fiscal 2002 as compared to fiscal 2001, primarily resulting from the following:

              o The sale of three and five loans in fiscal 2002 and fiscal 2001, respectively, which decreased interest income by $3.6 million in fiscal 2002 as compared to fiscal 2001. We anticipate that the sale of loans in fiscal 2002 will further decrease accretion in fiscal 2003 as compared to fiscal 2002 by approximately $1.2 million.

              o The completion of accretion on five loans, which decreased interest income by $510,000 in fiscal 2002 as compared to fiscal 2001. We anticipate that the completion of accretion on these loans will further reduce accretion by approximately $1.5 million in fiscal 2003 as compared to fiscal 2002.

              o An increase of $612,000 in our accretion due to increases in our estimated cash flows relating to several properties. These increases resulted from improvements in general economic conditions in the areas in which these properties are located, which enabled the properties to obtain increased current rents or occupancy rates and thus increased our estimates of cash flows from these properties.

              o An increase in interest income of $1.4 million resulting from the purchase of senior lien interests in loans in fiscal 2001 in which we previously held subordinated interests.

         o An increase of $786,000 (49%) in gains from resolution of loans and loan repayments in excess of carrying values in fiscal 2002 as compared to fiscal 2001, resulting primarily from the following:

              o In fiscal 2002, we sold one loan having a book value of $1.0 million to RAIT for $1.8 million, resulting in a gain of $757,000.

              o In fiscal 2002, we sold a second loan having a book value of
                $22.4 million for $24.0 million, resulting in a gain of $1.6 million.

              o In fiscal 2001, we sold loans having an aggregate book value of
                $23.6 million for $25.1 million, resulting in gains of $1.5 million.

              o In fiscal 2001, we received repayments on two loans having an aggregate book value of $130,000, for $225,000, resulting in gains of $95,000.

         o An increase in net rental and fee income of $952,000 to $1.1 million in fiscal 2002 from $113,000 in fiscal 2001. This increase primarily resulted from an increase of $1.0 million in our equity earnings in one real estate joint venture in which we own a 50% equity interest and receipt of a consulting fee of $300,000 from another real estate joint venture in which we own a 25% equity interest.

         Gains on resolutions of loans and loan payments in excess of the carrying value of loans (if any) and the amount of fees received (if any) vary from transaction to transaction and there may be significant variations in our gains on resolutions and fee income from period to period.

         Costs and expenses of our real estate finance operations were $2.4 million in fiscal 2002, an increase of $919,000 (61%) from $1.5 million in fiscal 2001. The increase primarily resulted from an increase in professional fees of $577,000 associated with litigation settled in fiscal 2002 regarding two of our real estate loans. In addition, wages and benefits increased $308,500 in fiscal 2002 as a result of the addition of a new president and other personnel in our real estate subsidiary to manage our existing portfolio of commercial loans and real estate joint ventures and to expand our real estate operations through the sponsorship of real estate investment partnerships. The one real estate partnership we sponsored in fiscal 2002 is in its offering phase and, as a consequence, did not generate fees or other revenues for us.

Year Ended September 30, 2001 Compared to Year Ended September 30, 2000

         Revenues from our real estate finance operations decreased $1.7 million (9%), from $18.6 million in fiscal 2000 to $16.9 million in fiscal 2001. We attribute the decrease primarily to the following:

         o A decrease of $1.9 million (11%) in interest income and accreted discount resulting from the following:

              o The repayment of two loans by two borrowers, one in October 1999 and one in July 2000 of approximately $59.6 million, which decreased interest income by $1.9 million during fiscal 2001 compared to fiscal 2000.

              o The sale of six loans, one in December 1999, one in June 2000, one in March 2001, two in June 2001 and one in July 2001, which decreased interest income by $863,000 during fiscal 2001 compared to fiscal 2000.

              o The completion of accretion of discount in fiscal 2001 on eight loans as to which $1.4 million in accretion had been taken in fiscal 2000, as compared to $448,000 of accretion in fiscal 2001, which decreased interest income by $948,000.

              o The non-cash loss and decrease in service fees were offset by an increase of $1.9 million in accretion of discount on eight loans in fiscal 2001 compared to fiscal 2000.

         o A decrease of $62,000 (35%) in net rental and fee income during fiscal 2001, to $113,000 from $175,000 in fiscal 2000. The decrease primarily resulted from the following:

              o An increase of $524,000 in a non-cash loss on one real estate venture. The loss resulted from depreciation and other non-cash charges allocated to our interest in an investment we account for on the equity method.

              o A decrease of $20,000 in service fees.

              o This non-cash loss and decrease in service fees were partially offset by a one-time service fee of $190,000 received from a real estate venture in which we own a 50% interest, an increase of $68,000 in rental income from another real estate venture and income of $224,000 associated with another joint venture which we account for using the equity method.

         o An increase of $169,000 (12%) in gains on sales of loans from $1.4 million in fiscal 2000 to $1.6 million in fiscal 2001, resulting primarily from the following:

              o The sales of five loans in fiscal 2001, having aggregate book values of $23.6 million, for $25.1 million, resulting in gains of $1.5 million as compared to the sales of three loans in fiscal 2000, having aggregate book values of $11.1 million, for $12.4 million, resulting in gains of $1.3 million.

              o The repayment of two loans in fiscal 2001, having aggregate book values of $130,000, for $225,000, resulting in gains of $95,000 as compared to the repayment of four loans in fiscal 2000, having aggregate book values of $299,000, for $440,000, resulting in gains of $141,000.

         Costs and expenses of our real estate finance operations decreased $1.8 million (54%) to $1.5 million in the year ended September 30, 2001. The decrease was primarily due to a reduction in staff resulting from our decision in fiscal 2000 to concentrate our real estate finance activities on managing our existing loan portfolio.

Results of Operations: Other Revenues, Costs and Expenses

         Our interest and other income was $6.3 million in fiscal 2002, a decrease of $332,000 (5%) as compared to $6.6 million fiscal 2001. The following table sets forth information relating to interest and other income during the periods indicated:

                                                                     Year ended September 30,
                                                             ----------------------------------------
                                                              2002              2001           2000
                                                              ----              ----           ----
                                                                           (in thousands)
Interest income.......................................       $ 1,242          $ 3,199        $  8,610
Dividend income.......................................         3,276            2,170           1,705
Gains (losses) on sales of property and equipment.....           315              (54)            179
Other.................................................         1,436            1,286             966
                                                             -------          -------        --------
                                                             $ 6,269          $ 6,601        $ 11,460
                                                             =======          =======        ========

Year Ended September 30, 2002 Compared to Year Ended September 30, 2001

         Interest income decreased $2.0 million in fiscal 2002 to $1.2 million from $3.2 million due to the continued decrease in our cash balances from the level at September 30, 2000, which was a result of the sale of our small ticket leasing subsidiary in August 2000, as well as to lower rates on those funds invested. During fiscal 2002 and 2001, such funds were used to invest in our drilling partnerships and to repurchase our common stock. Dividend income increased due to the purchase in December 2001 of an additional 125,000 RAIT shares; additionally, the amount of dividends declared by RAIT increased. Gains on sales of property and equipment increased primarily due to the sale of certain gas and oil assets which were not located within the Appalachian basin and thus did not fit our business model.

         Our general and administrative expenses increased $1.5 million (26%) to $7.1 million in fiscal 2002, from $5.6 million in fiscal 2001. This increase primarily resulted from increases in salaries and benefits, including health insurance, and increases in the costs of our professional services.

         Our interest expense was $12.8 million in fiscal 2002, a decrease of $1.9 million (13%) from $14.7 million in fiscal 2001. This decrease primarily resulted from our repurchase of our 2004 notes during fiscal 2002 and 2001, which reduced interest by $1.2 million in fiscal 2002 as compared to fiscal 2001. In addition, in energy and real estate finance, our interest expense decreased $867,000 due to decreases in short-term interest rates in fiscal 2002 as compared to fiscal 2001.

         Our provision for possible losses was $1.4 million in fiscal 2002, an increase of $530,000 (61%) from $863,000 in fiscal 2001. The increase resulted from a $910,000 increase in the allowance for possible losses associated with the write-down of one real estate loan which was sold following fiscal 2002 and an increase in the general allowance for possible losses, offset by the recovery of $117,000 from an account previously written off due to the bankruptcy filing of an energy customer.

         Our provision for legal settlement represents the maximum amount of our out-of-pocket liability for the settlement of an amended class action complaint instituted in October 1998 described in "Business-Legal Proceedings." To the extent that our actual cost is less than the provision, it will reduce our expenses in the future.

         We own 51% of the partnership interest in Atlas Pipeline Partners through both our general partner interests and the subordinated units we received at the closing of Atlas Pipeline Partners' public offering. The minority interest in Atlas Pipeline Partners is the interest of Atlas Pipeline Partners' common unitholders. Because we own more than 50% of Atlas Pipeline Partners, we include it in our consolidated financial statements and show the ownership by the public as a minority interest. The minority interest in Atlas Pipeline Partners' earnings was $2.6 million for the twelve months ended September 30, 2002, as compared to $4.1 million for the twelve months September 30, 2001, a decrease of $1.5 million (36%). This decrease was the result of a decrease in Atlas Pipeline Partners' net income principally caused by decreases in transportation fees received. These fees vary with the price of natural gas, which on average, was lower in fiscal 2002 than 2001.

         Our effective tax rate decreased to 29% in fiscal 2002 as compared to 31% in fiscal 2001 as a result of a decrease in amortization of goodwill in fiscal 2002 as compared fiscal 2001. We adopted SFAS 142 on October 1, 2001, which eliminates the amortization of goodwill, and replaces it with a requirement that goodwill be assessed periodically for impairment and an expense recognized to the extent of any impairment not previously recognized.

Year Ended September 30, 2001 Compared to Year Ended September 30, 2000

         Our interest and other income was $6.6 million in fiscal 2001, a decrease of $4.9 million (42%) from $11.5 million in fiscal 2000. The decrease in fiscal 2001 primarily resulted from a decrease in interest income of $5.4 million (63%), most of which was attributable to lower invested balances due to the use and investment in fiscal 2001 of some of the cash we received from the sale of our equipment leasing subsidiary in August 2000. Dividend income increased $465,000 primarily as a result of our purchase of an additional 475,000 shares of RAIT in fiscal 2001. Other expenses, which are netted in this line item, decreased $790,000 in fiscal 2001. The decrease principally resulted from a higher level of expense in fiscal 2000 due to non-recurring charges.

         Our general and administrative expenses were $5.7 million in fiscal 2001, a decrease of $2.2 million (28%) from $7.9 million in fiscal 2000. The decrease primarily resulted from decreases in pension expense and salary and benefits of $2.4 million as we redeployed certain personnel and their related payroll costs to energy operations from general and administrative costs.

         Our depreciation, depletion and amortization expense was $11.0 million in fiscal 2001, an increase of $1.2 million (12%) from $9.9 million in fiscal 2001. This increase primarily resulted from an increase in the depletable basis of our oil and gas properties due to the additional capitalized costs associated with drilling and acquisitions in fiscal 2001.

         Our interest expense was $14.7 million in fiscal 2001, a decrease of $3.9 million (21%) from $18.6 million in fiscal 2000. This decrease primarily resulted from our repurchase of our 2004 notes during fiscal 2001, which reduced interest expense by $2.9 million for fiscal 2001 as compared to fiscal 2000. In addition, a reduction in borrowings and lower rates for our energy-related borrowings decreased interest expense by $1.2 million in fiscal 2001 and 2000. These decreases were partially offset by an increase in interest expense in our real estate operations due to increased borrowings.

         Our provision for possible losses was $863,000 in fiscal 2001, a net decrease of $73,000 (8%) from $936,000 in fiscal 2000, resulting primarily from the following:

         o In energy, we recorded a provision for possible losses against receivables in the amount of $263,000, associated with the bankruptcy filing of an energy customer.

         o In real estate, we recorded a provision on one loan in the amount of $328,000 in fiscal 2000. We subsequently sold the loan in fiscal 2001 at no further loss.

         Our minority interest in Atlas Pipeline Partners' earnings was $4.1 million for fiscal 2001 as compared to $2.1 million for fiscal 2000, an increase of $2.0 million (99%). The increase was the result of an increase in Atlas Pipeline Partners' net income, resulting from the increase in the average sales price of natural gas in fiscal 2001, as well as the effect of a full year of operations in fiscal 2001.

         Our effective tax rate increased to 31% in fiscal 2001 as compared to 30% in fiscal 2000 as a result of an increase in pre-tax earnings coupled with a consistent level of permanent differences between book and taxable income.

Discontinued Operations and Cumulative Effect of Change in Accounting Principle

         In accordance with SFAS 144 "Accounting for the Impairment or Disposal of Long Lived Assets," our decision in fiscal 2002 to dispose of Optiron Corporation, our former energy technology subsidiary, resulted in the presentation of Optiron as a discontinued operation for the three years ended September 30, 2002. We had held a 50% equity interest in Optiron; as a result of the disposition, we currently hold a 10% equity interest in Optiron.

         The cumulative effect of change in accounting principle relates to accounting for Optiron prior to our decision to dispose of it. Optiron adopted SFAS 142 on January 1, 2002, and as a result of this adoption, Optiron realized an impairment and write-down on its books of goodwill associated with the on-going viability of the product with which the goodwill was associated. This impairment resulted in a cumulative effect adjustment of $1.9 million on Optiron's books, and as a result, we recorded our 50% share of this adjustment.

         In fiscal 2000, we sold our small ticket equipment leasing subsidiary, Fidelity Leasing, to European American Bank and AEL Leasing Co., Inc., subsidiaries of ABN AMRO Bank. We received total consideration of $152.2 million, including repayment of indebtedness of Fidelity Leasing to us. The purchasers also assumed approximately $431.0 million in debt payable to third parties and other liabilities. Of the $152.2 million consideration, $16.0 million was paid by a non-interest bearing promissory note. The promissory note was payable to the extent that payments were made on a pool of Fidelity Leasing lease receivables and refunds were received with respect to certain tax receivables. In addition, $10.0 million was placed in escrow until March 31, 2004 as security for our indemnification obligations to the purchasers.

         The successor in interest to the purchaser, Citibank, N.A., made a series of claims with respect to our indemnification obligations and representations. In December 2002, we entered into a settlement agreement. Under the terms of the agreement, we have been released from many of the terms of a covenant not to compete contained in the original agreement of sale and from claims made by Citibank arising from circumstances known at the settlement date or relating to certain of our indemnification obligations. In connection with the settlement:

         o We paid Citibank $16.0 million, including the $10.0 million escrow fund.

         o We assigned to Citibank the $16.0 million non-interest bearing promissory note and guaranteed that Citibank will receive payments of $1.2 million on that note. We had carried the note on our books at $6.0 million.

         o We have delivered two promissory notes to Citibank, each in the principal amount of $1.75 million, bearing interest at 6.6% and due on December 31, 2003 and 2004, respectively.

         The liability relating to the cash payment and the notes is recorded in our consolidated financial statements as liabilities on assets held for disposal. We recorded a loss from discontinued operations, net of taxes, of $9.4 million in connection with this settlement. We believe that the settlement will result in a net cash cost to us, after taxes and after payment from the escrow fund, of $3.1 million. The settlement frees our present equipment leasing subsidiary, LEAF Financial Corporation, to exploit what we believe are substantial growth opportunities in expanding its asset management business.

                         Liquidity and Capital Resources

         General. Since fiscal 2000, our major sources of liquidity have been the proceeds of the sale of our proprietary equipment leasing subsidiary, funds generated by operations, funds raised from investment partnerships relating to our energy operations, funds generated by resolutions of real estate loans and borrowings under our existing energy and real estate finance credit facilities. We have employed these funds principally in the expansion of our energy operations, the repurchase of our common stock and the acquisition of senior lien interests with respect to our real estate loans. The following table sets forth our sources and uses of cash for the periods indicated:

                                                                            Year ended September 30,
                                                              ---------------------------------------------------
                                                                2002                  2001                2000
                                                                ----                  ----                ----
                                                                                  (in thousands)
Provided by continuing operations....................         $   6,827             $  19,271           $  15,386
(Used in) provided by investing activities...........           (24,864)              (28,233)            175,273
Used in financing activities.........................            (3,477)              (58,385)            (77,358)
Used in discontinued operations......................            (1,398)               (1,112)            (28,698)
                                                              ---------             ---------           ---------
(Decrease) increase in cash and cash equivalents.....         $ (22,912)            $ (68,459)          $  84,603
                                                              =========             =========           =========

Year Ended September 30, 2002 Compared to Year Ended September 30, 2001

         We had $25.7 million in cash and cash equivalents on hand at September 30, 2002 as compared to $48.6 million at September 30, 2001. Our ratio of earnings (from continuing operations before income taxes, minority interest and interest expense) to fixed charges was 2.1 to 1.0 in the fiscal year ended September 30, 2002 as compared to 2.6 to 1.0 in the fiscal year ended September 30, 2001.

         Our working capital at September 30, 2002 was $4.6 million, a decrease of $21.3 million from $25.9 million at September 30, 2001 primarily as a result of our use of the proceeds received from the sale of our small ticket equipment leasing subsidiary at the end of fiscal 2000. The ratio of our long-term debt (including current maturities) to total capital at September 30, 2002 was 40% as compared to 39% at September 30, 2001.

         Cash Flows from Operating Activities. Net cash provided by operating activities decreased $12.4 million in fiscal 2002, as compared to fiscal 2001, primarily due to the following:

         o Gas and oil production revenues decreased $7.6 million, primarily attributable to a 29% and 20% decrease in the price we received for our natural gas and oil production, respectively.

         o The timing of investor funds raised and the subsequent use of those funds in our drilling activities, decreased operating cash flow by $14.0 million in fiscal 2002 as compared to fiscal 2001. A larger amount of funds were received at September 30, 2001, but not spent on our drilling activities until fiscal 2002.

         o Prepaid expenses by LEAF Financial Corporation increased $1.9 million in fiscal 2002 compared to fiscal 2001. This increase was attributable to costs incurred by us which are reimbursable from a public partnership that is currently in its offering stage.

         o Offsetting these decreases in operating cash flow was an increase of $10.1 million due to greater amounts owed and paid for income taxes through fiscal 2001 as compared to fiscal 2002.

         Cash Flows from Investing Activities. Net cash used in our investing activities decreased $3.4 million in fiscal 2002 as compared to fiscal 2001. Our investing activities primarily consisted of capital expenditures for developmental drilling and expansion of Atlas Pipeline Partners' gas gathering facilities and investments in our real estate loans and ventures. The decrease in fiscal 2002 was due to a decrease of $2.4 million in payments received on a note issued in conjunction with the sale of our small ticket leasing subsidiary, which had been expected, and a $2.2 million decrease in payments received from our real estate investments and ventures. Payments received on real estate investments and ventures are normally dependent on third party refinancing or from the sale of a loan and vary from period to period.

         Cash Flows from Financing Activities. Net cash used in our financing activities decreased $54.9 million in fiscal 2002 as compared to fiscal 2001. The decrease was primarily due to our repurchase of $54.7 million of our common stock as a result of our dutch auction tender offer in fiscal 2001.

Year Ended September 30, 2001 Compared to Year Ended September 30, 2000

         We had $48.6 million in cash and cash equivalents on hand at September 30, 2001 as compared to $117.1 million at September 30, 2000, a decrease of $68.5 million. Our ratio of earnings to fixed charges was 2.6 to 1.0 in the fiscal year ended September 30, 2001 as compared to 1.5 to 1.0 in the fiscal year ended September 30, 2000.

         Our working capital at September 30, 2001 was $25.9 million, a decrease of $51.5 million from $77.4 million at September 30, 2000 primarily as a result of our use of the proceeds received from the sale of our small ticket equipment leasing subsidiary. The ratio of our long-term debt (including current maturities) to total capital at September 30, 2001 was 39% as compared to 32% at September 30, 2000.

         Cash Flows from Operating Activities. Net cash provided by our operating activities increased $3.9 million in fiscal 2001 as compared to fiscal 2000 primarily as a result of the following:

         o In energy, operating net income, including minority interest, increased cash flow by $10.7 million in fiscal 2001, primarily as a result of a 60% increase in the average price we received for our natural gas.

         o Collections of interest decreased cash flow by $4.5 million in fiscal 2001, primarily due to the repayment of accrued interest upon borrower refinancing of two loans in fiscal 2000. Repayments of accrued interest upon borrower refinancing vary from transaction to transaction and therefore create significant variations in our collections from period to period.

         o Changes in the amount of our accounts receivable and accounts payable and other liabilities increased cash flow by $3.5 million in fiscal 2001, primarily as a result of increases in our production receivables due to greater prices expected to be received for our gas, offset by increases in our accounts payable due to more wells being drilled in fiscal 2001 and the timing of the related payments.

         o Interest income decreased $5.7 million in fiscal 2001 primarily as a result of interest income received in fiscal 2000 from our discontinued leasing subsidiary.

         Cash Used in Investing Activities. Net cash used in our investing activities increased $203.5 million in fiscal 2001 as compared to fiscal 2000 primarily as a result of the following:

         o The receipt in fiscal 2000 of $126.3 million from the sale of our small ticket equipment leasing subsidiary.

         o Investments in real estate loans and ventures and principal payments on notes receivable increased cash use by $64.3 million in fiscal 2001 as compared to fiscal 2000 as a result of the purchase of two loan participations in fiscal 2001 and the repayment of a loan in fiscal 2000.

         Cash Used in Financing Activities. Net cash flows used in our financing activities decreased $19.0 million in fiscal 2001 as compared to fiscal 2000 primarily as a result of the following:

         o Net borrowings under our credit agreements increased cash flow by $94.0 million in fiscal 2001 as compared to fiscal 2000. In energy, borrowings increased by approximately $41.9 million, while in real estate finance we repaid indebtedness of $58.9 million with the proceeds received from a borrower financing in fiscal 2000.

         o We used $57.8 million in cash in fiscal 2001 to repurchase shares of our common stock in a dutch auction tender offer.

         o We received net proceeds totaling $15.3 million in fiscal 2000 from the initial public offering of Atlas Pipeline Partners.

Capital Requirements

         During fiscal 2002, our capital requirements related primarily to our investments in our drilling partnerships. In fiscal 2002, we invested approximately $21.3 million in our drilling partnerships and pipeline extensions as compared to $14.1 million in fiscal 2001. In fiscal 2002, we funded these capital expenditures through cash on hand, borrowings under our credit facilities, and from operations. We, through our energy subsidiaries, have established two credit facilities with banks to facilitate the funding of our capital expenditures. In December 2002, we obtained an increase in the borrowing base on our Wachovia credit facility to $52.5 million. We also anticipate obtaining a larger credit facility to fund our expansion of Atlas Pipeline Partners' gas gathering systems.

         We have a wide degree of discretion in the level and timing of capital expenditures we must make in a particular year. However, particularly in energy, our expenditures are dependent upon the level of funds raised through investment partnerships. We have budgeted to raise up to $60.0 million in fiscal 2003 through drilling partnerships which we sponsor. We believe cash flow from operations and amounts available under our credit facilities will be adequate to fund our contributions to these partnerships. The level of our capital expenditures will vary in the future depending on commodity market conditions, among others things.

         We continuously evaluate acquisitions of gas and oil and pipeline assets. If we make any acquisitions, we believe we will be required to access outside capital either through debt or equity placements or through joint venture operations with other energy companies. We cannot assure you that we will be successful in any efforts we undertake to obtain outside capital.

         We have entered into certain off-balance sheet financing arrangements. These financing arrangements are primarily related to commitments associated with loans we hold in our real estate finance segment. We have made certain other guarantees on behalf of our subsidiaries. The guarantees relate primarily to senior lien financing with respect to five loans. The senior lien loans are with recourse only to the properties securing them, subject to certain standard exceptions, which we have guaranteed. We believe that the likelihood we would be required to make payments under the guarantees is remote. See "-Contractual Obligations and Commercial Commitments," below.

Changes in Prices and Inflation

         Our energy revenues, the value of our energy assets, our ability to obtain bank loans or additional capital on attractive terms and our ability to finance our drilling activities through investment partnerships have been and will continue to be affected by changes in oil and gas prices. Natural gas and oil prices are subject to significant fluctuations that are beyond our ability to control or predict. During fiscal 2002, we received an average of $3.56 per Mcf of natural gas and $20.45 per Bbl of oil, after hedging, as compared to $5.04 per Mcf of natural gas and $25.56 per Bbl of oil after hedging in fiscal 2001. Through January 31, 2003, however, the prices we have received have increased to over $4.00 per Mcf for natural gas and an average of approximately $25.00 per Bbl for oil.

         Although certain of our costs and expenses are affected by general inflation, inflation has not normally had a significant effect on us. However, inflationary trends may occur when the price of natural gas increases since such an increase may increase the demand for acreage and for energy equipment and services, thereby increasing the costs of acquiring or obtaining such acreage, equipment and services.

Environmental Regulation

         To date, compliance with environmental laws and regulations has not had a material impact on our capital expenditures, earnings or competitive position. We cannot assure you that compliance with environmental laws and regulations will not, in the future, materially adversely affect our operations through increased costs of doing business or restrictions on the manner in which we conduct our operations.

Dividends

         In the years ended September 30, 2002, 2001 and 2000, we paid dividends of $2.3 million, $2.4 million and $3.1 million, respectively. We have paid regular quarterly dividends since August 1995.

         The determination of the amount of future cash dividends, if any, is at the sole discretion of our board of directors and will depend on the various factors affecting our financial condition and other matters the board of directors deems relevant, including but not limited to restrictions which may be imposed pursuant to the indenture under which the 2004 notes were issued and the indenture under which the new notes will be issued.

Contractual Obligations and Commercial Commitments

         The following tables set forth our obligations and commitments as of September 30, 2002.

                                                                 Payments due by period
                                                                     (in thousands)
                                                      -------------------------------------------------------------
                                                       Less than          1 - 3           4 - 5            After 5
                                           Total        1 year            years           years             years
                                         ---------     ---------        --------        --------          ---------
Contractual cash obligations:

Long-term debt........................   $ 155,510      $  4,320        $ 148,745       $  2,445          $      --

Capital lease obligations.............          --            --               --             --                 --

Operating leases......................       4,835         1,517            2,062          1,256                 --

Unconditional purchase obligations....          --            --               --             --                 --

Other long-term obligations...........          --            --               --             --                 --
                                         ---------      --------        ---------       --------          ---------
Total contractual cash obligations....   $ 160,345      $  5,837        $ 150,807       $  3,701          $      --
                                         =========      ========        =========       ========          =========

                                                       Amount of commitment expiration per period
                                                                     (in thousands)
                                                      -------------------------------------------------------------
                                                       Less than          1 - 3           4 - 5            After 5
                                           Total        1 year            years           years             years
                                         ---------     ---------        --------        --------          ---------
Other commercial commitments:

Lines of credit........................  $  17,422      $  7,609        $   9,395       $    418          $      --

Standby letter of credit...............      1,260         1,260               --             --                 --

Guarantees.............................      2,168            90            2,078             --                 --

Standby repurchase or replacement
  commitments..........................     10,577         2,728            7,849             --                 --

Other commercial commitments...........    195,075         2,296           61,345          4,162            127,272
                                         ---------      --------        --------        --------          ---------
Total commercial commitments...........  $ 226,502      $ 13,983        $  80,667       $  4,580          $ 127,272
                                         =========      ========        =========       ========          =========

Critical Accounting Policies

         We have based our discussion and analysis of financial condition and results of operations upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and costs and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, deferred tax assets and liabilities, goodwill and identifiable intangible assets, and certain accrued liabilities. We base our estimates on historical experience and on various other assumptions that we believe reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         We have identified the following policies as critical to our business operations and the understanding of our results of operations. For a detailed discussion on the application of these and other accounting policies, see Note 2 of the Notes to Consolidated Financial Statements included in this prospectus.

Accounts Receivable and Investments in Real Estate Loans and Allowance for Possible Losses

         Each of our business segments engages in credit extension, monitoring, and collection. In energy, we also perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current creditworthiness, as determined by our review of our customer's credit information. We extend credit on an unsecured basis to many of our energy customers.

         We continuously monitor collections and payments from our borrowers/customers and maintain a provision for estimated losses based upon our historical experience and any specific borrower/customer collection issues that we identify. We reduce accounts and loans receivable by an allowance for amounts that may become uncollectible in the future. Such allowances take into account circumstances surrounding both specific borrowers/customers as well as circumstances, rights and uncertainties general to all borrowers/customers in each of our two business segments. As of September 30, 2002 and 2001, we had accounts and notes receivable and investments in real estate loans of $202.4 million and $206.4 million, net of an allowance for possible losses of $ $3.5 million and $2.5 million, respectively. We believe our allowance for possible losses is adequate at September 30, 2002. However, an adverse change in the facts and circumstances with regard to one of our larger loans could cause us to experience a loss in excess of our allowance. At September 30, 2002, our credit evaluations have indicated that we had no need for an allowance for possible losses for our oil and gas receivables.

         We believe the level of our allowance for possible losses is reasonable based on our experience and our analysis of the net realizable value of our receivables at September 30, 2002. We cannot guarantee that we will continue to experience the same loss rates that we have experienced in the past since adverse changes in the oil and gas and real estate markets, or changes in the liquidity or financial position of our borrowers/customers, could have a material adverse effect on the collectibility of our receivables and our future operating results. If losses exceed established allowances, our results of operation and financial condition may be adversely affected.

Reserve Estimates

         Our estimates of our proved natural gas and oil reserves and future net revenues from them are based upon reserve analyses that rely upon various assumptions, including those required by the SEC, as to natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Any significant variance in these assumptions could materially affect the estimated quantity of our reserves. As a result, our estimates of our proved natural gas and oil reserves are inherently imprecise. Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves may vary substantially from our estimates or estimates contained in the reserve reports and may affect our ability to pay amounts due under our credit facilities or cause a reduction in our energy credit facilities. In addition, our proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing natural gas and oil prices, mechanical difficulties, governmental regulation and other factors, many of which are beyond our control.

Impairment of Oil and Gas Properties

         We review our producing oil and gas properties for impairment on an annual basis and whenever events and circumstances indicate a decline in the recoverability of their carrying values. We estimate the expected future cash flows from our oil and gas properties and compare such future cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, we will adjust the carrying amount of the oil and gas properties to their fair value in the current period. The factors used to determine fair value include, but are not limited to, estimates of reserves, future production estimates, anticipated capital expenditures, and a discount rate commensurate with the risk associated with realizing the expected cash flows projected. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that will require us to record an impairment of our oil and gas properties and there can be no assurance that such impairments will not be required in the future. Any such impairment may affect or cause a reduction in our energy credit facilities.

Business Combinations

         Our energy operations have grown substantially through the acquisitions of several companies. These acquisitions were accounted for using the purchase method of accounting. Recent accounting pronouncements require that all future acquisitions be accounted for using the purchase method.

         Under the purchase method, the acquiring company adds to its balance sheet the estimated fair values of the acquired company's assets and liabilities. Any excess of the purchase price over the fair values of the tangible and intangible net assets acquired is recorded as goodwill. As of January 1, 2002, the accounting for goodwill has changed; in prior years, goodwill was amortized. As of January 1, 2002, goodwill and other intangibles with an indefinite useful life are no longer amortized, but instead are assessed for impairment at least annually. We have recorded goodwill of $37.5 million in connection with several acquisitions of assets. There can be no assurance that we may not incur an impairment in association with this goodwill or its related assets in the future. See "-Goodwill and Other Long-Lived Assets."

         There are various assumptions made by us in determining the fair values of an acquired company's assets and liabilities. The most significant assumptions, and the ones requiring the most judgment, involve the estimated fair values of the oil and gas properties acquired. To determine the fair values of these properties, we prepare estimates of oil and natural gas reserves. These estimates are based on work performed by our engineers and outside petroleum reservoir consultants. The judgments associated with the estimation of reserves are described earlier in this section. We then calculate the fair value of the estimated reserves acquired in a business combination based on our estimates of future oil and natural gas prices. We base our estimates of future prices on our analysis of pricing trends. We apply our estimates of future prices to the estimated reserve quantities acquired to arrive at estimates of future net revenues. For estimated proved reserves, we then apply an appropriate discount of the future net revenues to derive a fair value for such reserves. We also apply these same general principles in arriving at the fair value of unproved reserves acquired in a business combination. We generally classify these unproved reserves as either probable or possible reserves. Because of their very nature, probable and possible reserve estimates are less precise than those of proved reserves. Generally, in our business combinations, the determination of the fair values of oil and gas properties requires more judgment than the estimates of fair values for other acquired assets and liabilities. A decrease in these fair values could affect our future borrowing ability.

Goodwill and Other Long-Lived Assets

         We make estimates regarding the fair value of our reporting units in assessing potential impairment of goodwill. In addition, we make estimates regarding future undiscounted cash flows from the future use of other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.

         In assessing impairment of goodwill, we use estimates and assumptions in estimating the fair value of reporting units. If under these estimates and assumptions we determine that the fair value of a reporting unit has been reduced, the reduction can result in an "impairment" of goodwill. However, future results could differ from the estimates and assumptions we use. Events or circumstances which might lead to an indication of impairment of goodwill would include, but might not be limited to, prolonged decreases in expectations of long-term well servicing and/or drilling activity or rates brought about by prolonged decreases in natural gas or oil prices, changes in government regulation of the natural gas and oil industry or other events which could affect the level of activity of exploration and production companies.

         In assessing impairment of long-lived assets other than goodwill, where there has been a change in circumstances indicating that the carrying amount of a long-lived asset may not be recoverable, we have estimated future undiscounted net cash flows from the use of the asset based on actual historical results and expectations about future economic circumstances, including natural gas and oil prices and operating costs. Our estimate of future net cash flows from the use of an asset could change if actual prices and costs differ due to industry conditions or other factors affecting our performance.

                 Recently Issued Financial Accounting Standards

         In June 2001, the Financial Accounting Standards Board, which we refer to as the FASB, issued SFAS 143 "Accounting for Asset Retirement Obligations." SFAS 143 establishes requirements for the accounting for removal costs associated with asset retirements. SFAS 143 is effective for fiscal years beginning after June 15, 2002 and will require us to record a liability for our retirement obligations with the related transition adjustment reported as a cumulative effect of a change in accounting principle. We are currently assessing the impact of SFAS 143 on our consolidated financial statements.

                  In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others." This is an interpretation of SFAS 5, 57 and 107. The interpretation requires that a guarantor recognize, at the inception of certain guarantees, a liability for the obligation undertaken in issuing the guarantee. The provision is effective on a prospective basis only for guarantees issued or modified after December 31, 2002. The interpretation also prescribes disclosures about a guarantor's obligations under guarantees. These disclosures are required for financial statements of interim or annual periods ending after December 15, 2002. We do not expect the adoption of this interpretation to have a material effect on our consolidated financial position or results of operations.

                  In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS 148 is generally effective for fiscal years ending after December 15, 2002 and, as to certain disclosure requirements, for certain periods beginning after December 15, 2002. We do not expect SFAS 148 to have a material effect on our consolidated financial position or results of operations.

                                    BUSINESS

General

         We are a proprietary asset management company that uses industry specific expertise to generate and administer investment opportunities for our own account and for outside investors in the energy, real estate and financial services sectors. As a proprietary asset manager, we seek to develop investment entities in which outside investors invest along with us and for which we manage the assets acquired, pursuant to long-term management and operating agreements. We limit our investment vehicles to investment areas where we own existing operating companies or have specific expertise. We believe this strategy enhances our return on investment as well as that of our third party investors. We typically receive an interest in the investment entity in addition to the interest resulting from our investments. We managed approximately $1.2 billion in assets in these sectors at the end of fiscal 2002, as follows:

             o   $360 million of energy assets (31%),

             o   $628 million of real estate assets (54%), and

             o   $169 million of financial service assets (15%).


We value our managed energy assets as the sum of the PV-10 value, as of September 30, 2002, of the proved reserves owned by us and the investment partnerships and other entities whose assets we manage, plus the book value, as of September 30, 2002, of the total assets of Atlas Pipeline Partners. We value our managed real estate assets as the sum of the amount of our outstanding loans receivable plus the book value of our interests in real estate ventures as of September 30, 2002. We value our financial services assets as the sum of the book values of equipment held by our equipment leasing subsidiary and equipment leasing investment partnerships we managed as of September 30, 2002, and the cost of securities acquired by a venture which we co-manage that acquired trust preferred securities of regional banks and bank holding companies.

         During fiscal 2002, we continued developing our energy operations, which account for approximately 81% of our total revenues and 39% of our total assets. We increased our average financial interests in wells we drilled. As a result, the number of gross wells we drilled decreased 2% and the number of net wells increased 5% in fiscal 2002 as compared to fiscal 2001. Moreover, our production for our account of natural gas increased by 12% and the revenues from our drilling activities increased by 28%. We have undertaken new initiatives in real estate finance and financial services by sponsoring a private real estate investment partnership, a public equipment leasing partnership and two investment partnerships formed to acquire the trust preferred securities of small to mid-size regional banks and bank holding companies. These new investment entities are in their offering stages, except for one of the trust preferred securities entities which completed its offering in the first quarter of fiscal 2003. We intend to develop similar programs in the future.

         Energy. Our energy operations focus on the development, production and transportation of natural gas and, to a lesser extent, oil in the Appalachian Basin. While we have been involved in the energy industry since 1966, we began to expand our energy operations during fiscal 1999. We have funded our development and production operations primarily by sponsoring drilling investment partnerships. Since the beginning of fiscal 1999 through September 30, 2002, we have raised approximately $149.0 million in 13 separate drilling investment partnerships. During that period, we drilled 815 gross wells in the Appalachian Basin and completed approximately 99% as producing wells. We, and our drilling investment partnerships, own interests in approximately 5,000 wells, 85% of which we operate. At September 30, 2002, proved reserves net to our interest were approximately 134.5 Bcfe with a PV-10 value of $132.5 million. Of these reserves, 92% were natural gas and 71% were classified as proved developed reserves. At September 30, 2002, we managed an additional 182.6 Bcfe of proved reserves with a PV-10 value of $199.9 million for our drilling partnerships and others. Of these reserves, 88% are natural gas, substantially all of which are classified as proved developed reserves. As of September 30, 2002, we had an acreage position of approximately 488,000 gross (407,000 net) acres, of which 223,000 gross (213,000 net) acres were undeveloped. We have identified over 400 potential drilling locations on our acreage, of which 276 are classified as proved undeveloped locations.

         We own 51% of Atlas Pipeline Partners, a publicly held master limited partnership which trades on the American Stock Exchange. At September 30, 2002, Atlas Pipeline Partners owned approximately 1,400 miles of intrastate gathering systems located in eastern Ohio, western New York and western Pennsylvania, to which approximately 4,100 natural gas wells were connected.

         Real Estate Finance. We manage for our own account a portfolio of commercial real estate loans and interests in real properties from which we receive interest payments and cash distributions. In addition, we sponsored and are the largest shareholder of RAIT, a publicly-traded real estate investment trust that originates or acquires real estate loans and, to a lesser extent, interests in real properties. As of September 30, 2002, RAIT had a market capitalization, of $373.6 million and stockholders' equity of $266.5 million.

         From fiscal 1991 through fiscal 1999, we focused on loan acquisition and resolution. We have not acquired any new loans since fiscal 1999 although, as part of our portfolio management activities, we have purchased senior lien interests relating to properties in which we hold junior lien interests and have invested in three partnerships involving properties adjacent to a property in which we have an interest. In fiscal 2002, we decided to pursue development of our real estate operations through the sponsorship of real estate investment partnerships. We currently are a sponsor of one private real estate partnership, which is in the offering stage. This partnership was formed to invest in multifamily apartment buildings. We will provide real estate management and advisory services to the partnership. We anticipate that this partnership's offering will close in March 2003.

         Financial Services. Our financial services operations currently focus on managing investment partnerships that invest in equipment leasing and entities that invest in trust preferred securities of small to mid-size regional banks and their holding companies.

         We manage equipment leasing assets through a company we acquired in 1995 that acts as the general partner and manager of four public equipment leasing partnerships. We intend to develop our equipment leasing operations through the sponsorship of new equipment leasing partnerships. We have sponsored one public equipment leasing partnership which is currently in the offering stage. In 1996, we had started a proprietary equipment leasing business which, by 2000, held over $600 million in equipment leasing assets. In August 2000, we sold this business to European American Bank, a subsidiary of ABN AMRO Bank, N.V., for $583 million, including assumption of debt of $431 million, subject to certain indemnification obligations. For information about our settlement of claims under these indemnification obligations, please see "-Obligations Relating to Discontinued Operations."

         We manage trust preferred securities assets through a limited liability company of which we are a 50% owner. The limited liability company manages a portfolio of trust preferred securities owned by another limited liability company that issues collateralized debt obligations secured by that portfolio. We also are the 50% owner of the general partner of, and have invested $2.8 million in, a limited partnership that acquired the equity interest of the CDO issuer. We have co-sponsored a second trust preferred securities investment similar to the first, which is currently in the offering stage.

         For financial information about our operating segments, see Note 16 to our Consolidated Financial Statements. We do not separately report financial information for our financial services operating segment because it does not represent at least 10% of our assets, revenues, profits or losses.

Business Strategy

         Expand Appalachian Reserve Base. We believe that the long-lived reserves typically found in the Appalachian Basin are well-suited to our objective of generating stable, fee-based revenue. Long-lived reserves allow us to increase the total number of wells we manage, thereby increasing the fee-based income we derive from managing and operating these wells. Since we expanded our focus on our energy operations in fiscal 1999, we have increased our proved reserves from 93.3 Bcfe at September 30, 1998 to 134.5 Bcfe at September 30, 2002. We intend to expand our reserve base by drilling new wells. For fiscal 2003, we plan to drill 294 wells, up from 252 well in fiscal 2002. We will also continue to evaluate acquisitions of proved reserves with a focus on properties with significant development potential.

         Continue Sponsoring Drilling Investment Partnerships. We believe we have been one of the most active drillers in the Appalachian Basin during the past three years. We intend to continue to finance our development drilling activities largely through our sponsorship of drilling partnerships. Currently, we contribute between 25% to 27% of a partnership's capital and receive an interest in the partnership equal to the capital we contribute plus a 7% carried interest, a portion of which is subordinated to a preferred return to our partnership investors during the first five years of distributions. We also provide drilling management, well operating and partnership management services to our partnerships, for which we are paid fees. We believe the structure of our drilling partnerships allows us to add proved developed reserves at attractive per unit costs.

         Maintain Large Inventory of Drilling Projects. We have assembled a significant inventory of acreage, comprising 223,000 gross (213,000 net) undeveloped acres as of September 30, 2002. We have identified over 400 potential drilling locations on our existing acreage, of which 276 are classified as proved undeveloped locations. We intend to maintain our inventory of drilling projects by continuing our acquisition of acreage and small capitalization energy companies.

         Maintain Control of Operations. We believe it is important to be the operator of wells in which we or our drilling programs have an interest because we believe it allows us to obtain operating efficiencies. We were the operator of 85% of the properties in which we or our drilling partnerships had a working interest at September 30, 2002 and have decreased our production costs from $0.99 per Mcfe in fiscal 1999 to $0.82 per Mcfe in fiscal 2002.

         Manage Existing Real Estate Portfolio and Sponsor Real Estate Investment Partnerships. In fiscal 2000, we changed the focus of our real estate activities from acquiring and resolving non-conforming commercial real estate loans to managing our existing loan portfolio. During the last three fiscal years, we sold or were repaid on 13 loans and purchased six senior lien interests relating to properties where we had subordinated loans. While we intend to continue our focus on managing and resolving our existing portfolio, we will also seek to expand our real estate operations through sponsorship of private and public real estate investment partnerships such as the private partnership we have sponsored. In addition, we may make real estate investments for our own account as opportunities arise. In March 2002, we invested in three partnerships owning properties adjacent to a property in which we have an interest.

         Expand Financial Services Operations through Sponsorship of Investment Partnerships. We intend to expand our financial services operations through the sponsorship of publicly and privately offered investment funds such as the public equipment leasing and trust preferred securities entities we have sponsored.

Energy

         General. We concentrate our energy operations in the western New York, eastern Ohio and western Pennsylvania region of the Appalachian Basin. As of September 30, 2002, we owned proved reserves of approximately 134.5 Bcfe as compared to 93.3 Bcfe at the beginning of fiscal 1999. As of September 30, 2002:

         o We had, either directly or through investment partnerships managed by us, interests in approximately 5,000 gross wells, including royalty or overriding royalty interests in 600 wells. We operate 85% of these wells.

         o Wells in which we have an interest produced, net to our interest, approximately 19,500 Mcf of natural gas and 473 Bbls of oil per day.

         o We had an acreage position of approximately 488,000 gross (407,000 net) acres, of which 223,000 gross (213,000 net) acres were undeveloped.

         o We owned and operated, directly or through our Atlas Pipeline Partners subsidiary, approximately 1,600 miles of gas gathering systems and pipelines.

         Since 1976, we or our predecessors have funded our development and production operations through private and, since 1992, public drilling investment partnerships. We act as the managing general partner of each of these partnerships, contribute the leases on which the partnership drills, and contribute a proportionate share of the partnership's capital. We receive an interest in a partnership proportionate to the capital and leases we contribute, generally 25% to 27%, plus a 7% carried interest. We typically subordinate a portion of our partnership interest to a preferred return to the limited partners for the first five years of distributions, and receive monthly operating and administrative fees. In addition, we typically act as the drilling contractor and operator of the wells drilled by the partnership on a fee basis. In fiscal 2002, our drilling partnerships invested $75.5 million in drilling and completing wells, of which we contributed $19.7 million. In fiscal 2001, our drilling partnerships invested $55.1 million in drilling and completing wells, of which we contributed $11.7 million.

         We transport the natural gas produced from wells we operate through the gas gathering pipeline systems owned and operated by Atlas Pipeline Partners. See "-Energy - Pipeline Operations." The gathering systems transport the natural gas to public utility pipelines for delivery to our customers. We sell the natural gas we produce to customers such as gas brokers and local utilities under a variety of contractual arrangements. We sell the oil we produce to regional oil refining companies at the prevailing spot price for Appalachian crude oil.

         Appalachian Basin Overview. Natural gas is the second largest energy source in the United States, after liquid petroleum. The 22.5 Tcf of natural gas consumed in 2000 represented approximately 23% of the total energy used in the United States. The Appalachian Basin, in which substantially all of our wells are located accounted for 3.5% of total 2000 domestic natural gas production, or 658 Bcf. Furthermore, according to the Energy Information Administration of the U.S. Department of Energy, the Appalachian Basin holds
 7.9 Tcf of economically recoverable reserves representing approximately 4.5% of total domestic reserves as of December 31, 2000. Although the potential to find recoverable quantities of oil and gas exists at depths below 6,500 feet, the vast majority of wells in Appalachia produce from depths between 1,000 and 6,500 feet. Companies drilling at these depths, including us, have historically realized well completion rates of greater than 90% and well production periods that last longer than 20 years. The Appalachian Basin is strategically located near the energy consuming population centers in the Mid-Atlantic and Northeastern United States, which generally allows Appalachian producers to sell their natural gas at a premium to the benchmark price for natural gas on the New York Mercantile Exchange.

         Production. The following table sets forth the quantities of our natural gas and oil production, average sales prices, average production costs per equivalent unit of production and average exploration costs per equivalent unit of production, for the periods indicated.

                                              Production                 Average sales price     Average production
                                      -------------------------         --------------------          cost per
Fiscal year                           Oil (Bbls)      Gas (Mcf)         Per Bbl      Per Mcf          Mcfe (1)
-----------                           ----------      ---------         -------      -------          --------
2002..........................         172,750        7,117,276         $20.45         $3.56           $0.82
2001..........................         177,437        6,342,667         $25.56         $5.04           $0.84
2000..........................         195,974        6,440,154         $24.50         $3.15           $0.95

----------------
(1) Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, insurance and gathering charges.

         Productive wells. The following table sets forth information as of September 30, 2002 regarding productive natural gas and oil wells in which we have a working interest:


                                                   Number of productive wells
                                                   --------------------------
                                                   Gross(1)           Net(1)
                                                   --------           ------
Oil wells..................................            264              215
Gas wells..................................          4,225            2,295
                                                   -------            -----
     Total.................................          4,489            2,510
                                                   =======            =====

----------------
(1) Includes our equity interest in wells owned by 84 investment partnerships for which we serve as general partner and various joint ventures. Does not include our royalty or overriding interests in 601 other wells.

         Developed and Undeveloped Acreage. The following table sets forth information about our developed and undeveloped natural gas and oil acreage as of September 30, 2002. The information in this table includes our equity interest in acreage owned by drilling partnerships sponsored by us.

                                                        Developed acreage              Undeveloped acreage
                                                        -----------------              -------------------
                                                      Gross            Net            Gross             Net
                                                      -----            ---            -----             ---
Arkansas.....................................           2,560             403              --             --
Kansas.......................................             160              20              --             --
Kentucky.....................................             924             462          12,952          6,476
Louisiana....................................           1,819             206              --             --
Mississippi..................................              40               3              --             --
New York.....................................          20,439          15,620          11,975         11,975
Ohio.........................................         141,031         108,866          70,895         67,459
Oklahoma.....................................           4,323             468              --             --
Pennsylvania.................................          87,873          67,103         119,959        119,959
Texas........................................           4,520             329              --             --
Utah.........................................             160              37           7,073          1,189
West Virginia................................           1,077             539              --          5,492
Wyoming......................................              --              --              80             80
                                                      -------         -------         -------        -------
                                                      264,926         194,056         222,934        212,630
                                                      =======         =======         =======        =======

         The leases for our developed acreage generally have terms that extend for the life of the wells, while the leases on our undeveloped acreage have terms that vary from less than one year to five years. We paid rentals of approximately $490,300 in fiscal 2002 to maintain our leases.

         We believe that we hold good and indefeasible title to our properties, in accordance with standards generally accepted in the natural gas industry, subject to exceptions stated in the opinions of counsel employed by us in the various areas in which we conduct our activities. We do not believe that these exceptions detract substantially from our use of any property. As is customary in the natural gas industry, we conduct only a perfunctory title examination at the time we acquire a property. Before we commence drilling operations, we conduct an extensive title examination and we perform curative work on defects that we deem significant. We have obtained title examinations for substantially all of our managed producing properties. No single property represents a material portion of our holdings.

         Our properties are subject to royalty, overriding royalty and other outstanding interests customary in the industry. Our properties are also subject to burdens such as liens incident to operating agreements, taxes, development obligations under natural gas and oil leases, farm-out arrangements and other encumbrances, easements and restrictions. We do not believe that any of these burdens will materially interfere with our use of our properties.

         Drilling activity. The following table sets forth information with respect to the number of wells completed for the periods indicated, regardless of when drilling was initiated.

                                     Exploratory wells                               Development wells
                       ----------------------------------------        ------------------------------------------
                         Productive                    Dry              Productive                     Dry
                       ---------------            -------------        ------------               ---------------
Fiscal year            Gross       Net            Gross     Net        Gross     Net              Gross       Net
-----------            -----       ---            -----     ---        -----     ---              -----       ---
2002.............        --        --               --      --         246.0     78.7               6        2.0
2001.............        --        --              1.0     .18         256.0     76.6               1         .27
2000.............        --        --              1.0     .20         155.0     41.2               3         .80

         Present Activities. As of December 31, 2002, we were in the process of drilling 13 gross (3.6 net) wells.

         Delivery Commitments. We are obligated to provide fixed quantities of oil and gas in the future under our non-financial hedge agreements described under "-Qantitative and Qualitative Disclosures of Market Risk-Energy Commodity Price Risk."

         Natural Gas and Oil Reserve Information. The following tables summarize information regarding our estimated proved natural gas and oil reserves as of the dates indicated. All of our reserves are located in the United States. We base our estimates relating to our proved natural gas and oil reserves and future net revenues of natural gas and oil reserves upon reports prepared by Wright & Company, Inc. In accordance with SEC guidelines, we make the standardized and SEC PV-10 estimates of future net cash flows from proved reserves using natural gas and oil sales prices in effect as of the dates of the estimates which are held constant throughout the life of the properties. We based our estimates of proved reserves upon the following weighted average prices:

                                              Year ended September 30,
                                         -------------------------------------
                                           2002           2001          2000
                                           ----           ----          ----
Natural gas (per Mcf)................... $  3.80        $  3.81        $  4.49
Oil (per Bbl)........................... $ 26.76        $ 19.60        $ 26.84

         Reserve estimates are imprecise and may change as additional information becomes available. Furthermore, estimates of natural gas and oil reserves, of necessity, are projections based on engineering data. There are uncertainties inherent in the interpretation of this data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve reports of other engineers might differ from the reports of our consultants, Wright & Company. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of this estimate. Future prices received from the sale of natural gas and oil may be different from those estimated by Wright & Company in preparing its reports. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, the reserves set forth in the following tables ultimately may not be produced and the proved undeveloped reserves may not be developed within the periods anticipated. You should not construe the estimated PV-10 values as representative of the fair market value of our proved natural gas and oil properties. PV-10 values are based upon projected cash inflows, which do not provide for changes in natural gas and oil prices or for escalation of expenses and capital costs. The meaningfulness of these estimates depends upon the accuracy of the assumptions upon which they were based.

         We evaluate natural gas reserves at constant temperature and pressure. A change in either of these factors can affect the measurement of natural gas reserves. We deducted operating costs, development costs and production-related and ad valorem taxes in arriving at the estimated future cash flows. We made no provision for income taxes, and based the estimates on operating methods and conditions prevailing as of the dates indicated. We cannot assure you that these estimates are accurate predictions of future net cash flows from natural gas and oil reserves or their present value. For additional information concerning our natural gas and oil reserves and estimates of future net revenues, see Note 17 of the Notes to our Consolidated Financial Statements.

                                                                                Proved natural gas and oil reserves
                                                                                          at September 30,
                                                                               ------------------------------------
                                                                                 2002           2001         2000
                                                                                 ----           ----         ----
Natural gas reserves (Mmcf):
  Proved developed reserves............................................           83,996        80,249       74,333
  Proved undeveloped reserves..........................................           39,226        37,868       38,810
                                                                               ---------     ---------    ---------
  Total proved reserves of natural gas.................................          123,222       118,117      113,143
                                                                               =========     =========    =========
Oil reserves (Mbbl):
  Proved developed reserves............................................            1,846         1,735        1,767
  Proved undeveloped reserves..........................................               32            66            -
                                                                               ---------     ---------    ---------
  Total proved reserves of oil.........................................            1,878         1,801        1,767
                                                                               =========     =========    =========
  Total proved reserves (Mmcfe).........................................         134,490       128,923      123,745
                                                                               =========     =========    =========

PV-10 estimate of cash flows of proved reserves (in thousands):
  Proved developed reserves............................................        $ 120,260     $ 109,288    $ 122,852
  Proved undeveloped reserves..........................................           12,209        17,971       17,929
                                                                               ---------     ---------    ---------
  Total PV-10 estimate.................................................        $ 132,469     $ 127,259    $ 140,781
                                                                               =========     =========    =========

         Natural Gas Hedging. Pricing for gas and oil production has been volatile and unpredictable for many years. To hedge exposure to changing natural gas prices we use both non-financial and financial hedges. Through our hedges, we seek to provide a measure of stability in the volatile environment of natural gas prices. Our risk management objective is to lock in a range of pricing for expected production volumes. This allows us to forecast future earnings within a predictable range. For the fiscal year ended September 30, 2002, approximately 49% of produced volumes were sold in this manner. For information about our natural gas hedging, see "-Quantitative and Qualitative Disclosures of Market Risk-Energy-Commodity Price Risk."

         Financing Our Drilling Activities. We derive a substantial portion of our capital resources for drilling operations from our sponsored drilling partnerships. Accordingly, the amount of development activities we undertake depends upon our ability to obtain investor subscriptions to the partnerships. During fiscal 2002, 2001 and 2000 our drilling partnerships invested $75.5 million, $55.1 million and $39.9 million, respectively, in drilling and completing wells, of which we contributed $19.7 million, $11.7 million and $9.6 million, respectively.

         We generally structure our drilling partnerships so that, upon formation of a partnership, we contribute leaseholds to it, enter into a drilling and well operating agreement with it and become its general or managing partner.

         As general partner, we typically receive an interest in the partnership's net revenues proportionate to our contributed capital, including the costs of leases contributed, plus a 7% carried interest. Our interests in partnerships formed during the past three fiscal years generally range from 25% to 27% plus the 7% carried interest, a portion of which we subordinate to a preferred return to our partnership investors for the first five years of distributions. We also receive monthly operating fees of approximately $275 per well and monthly administrative fees of $75 per well.

         Pipeline Operations. In February 2000, we sold substantially all of our gathering systems to Atlas Pipeline Partners for net proceeds of $15.3 million in cash and 1,641,026 subordinated units of the newly-formed limited partnership. As of September 30, 2002, our subordinated units constituted a 50.3% interest in Atlas Pipeline Partners. Atlas Pipeline Partners GP, LLC, our indirect wholly-owned subsidiary, is the general partner of Atlas Pipeline Partners and, on a consolidated basis, has a 2% interest in Atlas Pipeline Partners. Atlas Pipeline Partners GP manages the activities of Atlas Pipeline Partners using Atlas America personnel who act as its officers and employees. At September 30, 2002, Atlas Pipeline Partners owned approximately 1,400 miles of intrastate gathering systems located in eastern Ohio, western New York and western Pennsylvania, to which approximately 4,100 natural gas wells were connected.

         Our subordinated units in Atlas Pipeline Partners are a special class of interest under which our right to receive distributions is subordinated to those of the publicly held common units. The subordination period extends until December 31, 2004 and will continue beyond that date if financial tests specified in the partnership agreement are not met. Our interest also includes a right to receive incentive distributions if the partnership meets or exceeds its minimum quarterly distribution obligations to the common and subordinated units as follows:

         o of the first $0.10 per unit available for distribution in excess of the $0.42 minimum quarterly distribution, 85% goes to all unit holders (including to us as a subordinated unit holder) and 15% goes to us as a general partner;

         o of the next $0.08 per unit available for distribution, 75% goes to all unit holders and 25% goes to us as a general partner; and

         o after that, 50% goes to all unit holders and 50% goes to us as a general partner.

         In connection with our sale of the gathering systems to Atlas Pipeline Partners, we entered into agreements that require us to do the following:

         o Connect wells owned or controlled by us that are within specified distances of Atlas Pipeline Partners' gathering systems to those gathering systems.

         o Provide stand-by construction financing to Atlas Pipeline Partners for gathering system extensions and additions, to a maximum of $1.5 million per year, until 2005.

         o Pay gathering fees to Atlas Pipeline Partners for natural gas gathered by the gathering systems equal to the greater of $0.35 per Mcf ($0.40 per Mcf in certain instances) or 16% of the gross sales price of the natural gas transported. For the fiscal year ended September 30, 2002, these gathering fees averaged $0.57 per Mcf.

         o Support a minimum quarterly distribution by Atlas Pipeline Partners to holders of the common units of $0.42 per unit, an aggregate of $1.68 per fiscal year until February 2003. We established a letter of credit administered by Wachovia Bank to support our obligation. The face amount of the letter of credit as of September 30, 2002 was $630,000.

         We believe that we comply with all the requirements of these agreements. We have not been required to provide any construction financing. For Atlas Pipeline Partners' initial quarter of operations, ending March 31, 2000, we provided $443,000 of distribution support due to the timing of its cash receipts. This amount was subsequently repaid by Atlas Pipeline Partners as provided in its partnership agreement. No distribution support has been required in any subsequent quarter.

         Availability of Oil Field Services. We contract for drilling rigs and purchase goods and services necessary for the drilling and completion of wells from a substantial number of drillers and suppliers, none of which individually supplies a significant portion of our annual needs. During fiscal 2002, we faced no shortage of these goods and services. We cannot predict the duration of the current supply and demand situation for drilling rigs and other goods and services with any certainty due to numerous factors affecting the energy industry and the demand for natural gas and oil.

         Major Customers. During fiscal 2002 and 2001, gas sales to one purchaser accounted for 13% and 14%, respectively, of total revenues.

         Competition. The energy industry is intensely competitive in all of its aspects. Competition arises not only from numerous domestic and foreign sources of natural gas and oil but also from other industries that supply alternative sources of energy. Competition is intense for the acquisition of leases considered favorable for the development of natural gas and oil in commercial quantities. Product availability and price are the principal means of competition in selling oil and natural gas. Many of our competitors possess greater financial and other resources than ours which may enable them to identify and acquire desirable properties and market their natural gas and oil production more effectively than we do. While it is impossible for us to accurately determine our comparative industry position, we do not consider our operations to be a significant factor in the industry. Moreover, we also compete with a number of other companies that offer interests in drilling partnerships. As a result, competition for investment capital to fund drilling partnerships is intense.

         Markets. The availability of a ready market for natural gas and oil produced by us, and the price obtained, depends upon numerous factors beyond our control, including the extent of domestic production, import of foreign natural gas and oil, political instability in oil and gas producing countries and regions, market demand, the effect of federal regulation on the sale of natural gas and oil in interstate commerce, other governmental regulation of the production and transportation of natural gas and oil and the proximity, availability and capacity of pipelines and other required facilities. During fiscal 2002 and 2001, we experienced no problems in selling our natural gas and oil.

         Governmental Regulation. Our energy business and the energy industry in general are heavily regulated by federal and state authorities, including regulation of production, environmental quality and pollution control, and pipeline construction and operation. The intent of federal and state regulations generally is to prevent waste, protect rights to produce natural gas and oil between owners in a common reservoir and control contamination of the environment. Failure to comply with regulatory requirements can result in substantial fines and other penalties. We believe that we substantially comply with applicable regulatory requirements. The following discussion of the regulations of the United States energy industry does not intend to constitute a complete discussion of the various statutes, rules, regulations and environmental orders to which our operations may be subject.

         Regulation of Exploration and Production. Many states require permits for drilling operations, drilling bonds and reports concerning operations, and impose requirements concerning the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. Many states also impose conservation requirements, principally regulating the density of wells which may be drilled and the unitization or pooling of properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units and, therefore, more difficult to develop a project if the operator owns less than 100% of the leasehold. In addition, some state conservation laws establish requirements regarding production rates and related matters. The effect of these regulations may be to limit the amount we can produce and may limit the number of wells or the locations at which we can drill. The regulatory burden on the energy industry increases our costs of doing business and, consequently, affects our profitability. Since these laws and regulations are frequently expanded, amended and reinterpreted, we are unable to predict the future cost or impact of complying with such regulations.

         Regulation of Pipelines. While natural gas pipelines generally are subject to regulation by the Federal Energy Regulatory Commission, which we refer to as FERC, under the Natural Gas Act of 1938, because Atlas Pipeline Partners' individual gathering systems perform primarily a gathering function, as opposed to the transportation of natural gas in interstate commerce, Atlas Pipeline Partners believes that it is not subject to regulation under the Natural Gas Act. However, Atlas Pipeline Partners delivers a significant portion of the natural gas it transports to interstate pipelines subject to FERC regulation. The regulation principally involves transportation rates and service conditions which affect revenues we receive for our natural gas production. Through a series of initiatives by FERC, the interstate natural gas transportation and marketing system has been substantially restructured to increase competition. In particular, in Order No. 636, FERC required that interstate pipelines provide transportation separate, or "unbundled," from their sales activities, and required that interstate pipelines provide transportation on an open access basis that is equal for all natural gas suppliers. Although Order No. 636 does not directly regulate our production and marketing activities, it does affect how buyers and sellers gain access to the necessary transportation facilities and how we and our competitors sell natural gas in the marketplace. Courts have largely affirmed the significant features of Order No. 636 and the numerous related orders pertaining to individual pipelines, although some appeals remain pending and FERC continues to review and modify its regulations regarding the transportation of natural gas. We cannot predict what actions FERC will take in the future. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers, gatherers and marketers.

         State-level regulation for pipeline operations, similar to the operations of Atlas Pipeline Partners, is through the Public Utility Commission of Ohio, the New York Public Service Commission and the Pennsylvania Public Utilities Commission. Atlas Pipeline Partners has been granted an exemption from regulation by the Public Utility Commission of Ohio, and believes that it is not subject to New York or Pennsylvania regulation since it does not generally provide service to the public.

         Environmental and Safety Regulation. Under the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Oil Pollution Act of 1990, the Clean Air Act, and other federal and state laws relating to the environment, owners and operators of wells producing natural gas or oil, and pipelines, can be liable for fines, penalties and clean-up costs for pollution caused by the wells or the pipelines. Moreover, the owners' or operators' liability can extend to pollution costs from situations that occurred prior to their acquisition of the assets. Natural gas pipelines are also subject to safety regulation under the Natural Gas Pipeline Safety Act of 1968 and the Pipeline Safety Act of 1992 which, among other things, dictate the type of pipeline, quality of pipeline, depth, methods of welding and other construction-related standards. State public utility regulators in New York, Ohio and Pennsylvania have either adopted federal standards or promulgated their own safety requirements consistent with the federal regulations.

         We do not anticipate that we will be required in the near future to expend amounts that are material in relation to our revenues by reason of environmental laws and regulations, but because these laws and regulations change frequently, we cannot predict the ultimate cost of compliance. We cannot assure you that more stringent laws and regulations protecting the environment will not be adopted or that we will not otherwise incur material expenses in connection with environmental laws and regulations in the future.

Real Estate Finance

         General. From fiscal 1991 through fiscal 1999, we sought to purchase commercial real estate loans at discounts to their outstanding loan balances and the appraised value of their underlying properties. Since 1999, we have focused our real estate finance activities on managing our existing loan portfolio and have not originated or acquired any new significant real estate loans. As part of our portfolio management activities, however, we purchased senior lien interests relating to properties in which we hold junior lien interests and invested in three partnerships that own properties adjacent to a property in which we have an interest. As part of the management process or as opportunities arise, we may sell, purchase or originate portfolio loans or real property investments in the future. In fiscal 2002, we decided to expand our real estate operations through the sponsorship of investment partnerships. We sponsored one such program, which is currently in the offering stage.

         At September 30, 2002, our loan portfolio consisted of 30 loans with aggregate outstanding loan balances of $610.0 million. These loans were acquired at an investment cost of $386.3 million, including subsequent advances. During each of fiscal 2002, 2001 and 2000, the yield on our loan portfolio investment was 9%, including gains on the sale of senior lien interests in, and gains, if any, resulting from proceeds received by us when property owners refinanced their loans. Gross profit from our real estate finance activities for the same periods was $10.7 million, $11.8 million and $11.8 million, respectively. For these purposes, we calculate gross profit as revenues from loan activities minus costs, including interest, provision for possible losses and less depreciation and amortization, without allocation of corporate overhead.

         We seek to reduce the amount of our capital invested in portfolio loans, and to enhance our returns, through borrower refinancing of the properties underlying our loans. Before January 1, 1999, we also sought to sell senior lien interests; since that date, we have sought to structure our senior lien transactions as financings rather than sales. At September 30, 2002, senior lien holders held outstanding obligations of $260.7 million. Pursuant to agreements with most borrowers, we generally retain the excess of operating cash flow after required debt service on senior lien obligations as debt service on the outstanding balance of our loans.

         Because our loans typically were not performing in accordance with their original terms when we acquired them, they generally are subject to forbearance agreements that defer foreclosure or other action so long as the borrower meets the terms of the forbearance agreement. Generally, our forbearance agreements require:

         o payment of all revenues from the property into an operating account controlled by us or our managing agent;

         o payment of all property expenses, including debt service, taxes, operational expenses and maintenance costs, from the operating account, after our review and approval;

         o receipt by us of specified minimum monthly payments;

         o retention by us of all cash flow above the minimum monthly payment and application to accrued but unpaid debt service;

         o appointment of a property manager acceptable to us;

         o receipt of our approval before concluding any material contract or commercial lease; and

         o submission of monthly cash flow statements and occupancy reports.

         We may alter these arrangements in appropriate circumstances. Where a borrower refinances a portfolio loan or where we acquired a loan subject to existing senior debt, we may agree that the revenues be paid to an account controlled by the senior lien holder, with the excess over amounts payable to the senior lien holder being paid directly to us. As of September 30, 2002, revenues were being paid directly to senior lien holders with respect to loan 7 in the table under "-Loan Status." Where Brandywine Construction & Management, a property manager affiliated with us manages the property, we may direct that property revenues be paid to Brandywine Construction & Management as our managing agent. As of September 30, 2002, revenues were being paid to Brandywine Construction & Management with respect to loans 25 and 30 in the table under "-Loan Status." Where we believe that operating problems with respect to an underlying property have been substantially resolved, we may permit the borrower to retain revenues and pay property expenses directly. As of September 30, 2002, we permitted borrowers with respect to loans 24, 31, 32, 41 and 50 in the table under "-Loan Status" to do so.

         As a result of the requirement that borrowers retain a property management firm acceptable to us, Brandywine Construction & Management has assumed responsibility for supervisory and, in many cases, day-to-day management of the underlying properties with respect to substantially all of our portfolio loans as of September 30, 2002. In seven instances, the president of Brandywine Construction & Management, or an entity affiliated with him, has also acted as the general partner, president or trustee of the borrower.

         The minimum payments required under a forbearance agreement are normally materially less than the debt service payments called for by the original terms of the loan. The difference between the minimum required payments under the forbearance agreement and the payments called for by the original loan terms continues to accrue. However, except for amounts we recognize as accretion of discount, we do not recognize the accrued but unpaid amounts as revenue until actually paid. For a discussion of how we account for accretion of discount, you should read "-Accounting for Discounted Loans."

         When we refinance or sell a senior lien interest, the forbearance agreement typically will remain in effect, subject to any modifications required by the refinance lender or senior lien holder.

         At the end of a forbearance agreement, the borrower must pay the loan in full. The borrower's ability to do so, however, will depend upon a number of factors, including prevailing conditions at the underlying property, the state of real estate and financial markets generally and as they pertain to the particular property, and general economic conditions. If the borrower does not or cannot repay the loan, we anticipate it will seek to sell the property underlying the loan or otherwise liquidate the loan. Alternatively, where we already control all of the cash flow and other economic benefits from the property, or where we believe that the cost of foreclosure is more than any benefit we could obtain from foreclosure, we may continue our forbearance.

         Refinancings. In borrower refinancings, we reduce the amount outstanding on our loan by the amount of the net refinancing proceeds received by us and either convert the outstanding balance of the original note into the stated principal amount of an amended note on the same terms as the original note, or retain the original loan obligation as paid down by the amount of refinance proceeds we receive. The interest rate on the refinancing is typically less than the interest rate on our retained interest.

         Before January 1, 1999, we sought to sell senior lien interests in our loans. Although we made a strategic decision to structure our transactions after such date as financings, we retain the right to sell a senior interest in a loan where it is economically advantageous to do so. When we sell a senior lien interest, the outstanding balance of our loan at the time of sale remains outstanding including, as a part of that balance, the amount of the senior lien interest. Thus, our remaining interest effectively "wraps around" the senior lien interest.

         As of September 30, 2002, senior lien interests with an aggregate balance of $10.6 million relating to six portfolio loans obligate us, in the event of a default on a loan, to repurchase the interest or replace the loan with a performing loan.

         After a refinancing or sale of a senior lien interest, our retained interest will usually be secured by a subordinate lien on the property. In some situations, however, our retained interest may not be formally secured by a mortgage because of conditions imposed by the senior lender. In these situations, we may be protected by a judgment lien, an unrecorded deed-in-lieu of foreclosure, the borrower's covenant not to further encumber the property without our consent, a pledge of the borrower's equity or a similar device. As of September 30, 2002, we have six retained interests aggregating $31.3 million and constituting 17%, by carried cost of investment, of our loan portfolio, that are not secured by a lien on the underlying property.

         Loan Status. The following table sets forth information about our portfolio loans, grouped by the type of property underlying the loans, as of September 30, 2002.

                                                                                              Fiscal                      Value
                                                                                               year      Outstanding   of property
     Loan       Type of                                                                        loan          loan       underlying
    number      property          Location                    Seller/originator              acquired   receivable (1)   loan (2)
    ------      --------          --------                    -----------------              --------   -------------- -----------
Office Properties
005             Office            Pennsylvania      Shawmut Bank (9)                              1993   $ 10,549,861  $  1,700,000
014             Office            Washington,       Nomura/Cargill/Eastdil Realty (10)            1995     21,811,605    14,300,000
                                  D.C.
020             Office            New Jersey        Cargill/Eastdil Realty (10)                   1996      8,543,846     4,700,000
026 (12)        Office            Pennsylvania      The Metropolitan Fund/First Trust Bank        1997     10,897,041     4,700,000
029 (12)        Office            Pennsylvania      Castine Associates, L.P. (13)                 1997      9,685,101     4,075,000
035 (12) (14)   Office            Pennsylvania      Hudson United Bank (9)                        1997      2,798,354     2,900,000
036             Office            North Carolina    Union Labor Life Insurance Co.                1997      5,786,070     4,150,000
044 (16)        Office            Washington, D.C.  Dai-Ichi Kangyo Bank                          1998    112,068,860    98,500,000
046             Office            Pennsylvania      First Union Bank (9)                          1998      6,000,000     5,300,000
049 (17)        Office            Maryland          Bre/Maryland                                  1998    110,406,241    99,000,000
053 (18)        Office            Washington, D.C.  Sumitomo Bank, Limited                        1999    132,211,326    86,700,000
                                                                                                         ------------  ------------
         Office Totals                                                                                   $430,758,305  $326,025,000
                                                                                                         ------------  ------------
Multifamily Properties
001 (19)        Multifamily       Pennsylvania      Alpha Petroleum Pension Fund               1991&99   $ 10,817,964  $  5,500,000
015             Condo/Multifamily North Carolina    First Bank/ SouthTrust Bank                1995&97      5,859,330     5,917,000
022             Multifamily       Pennsylvania      FirsTrust FSB                                 1996      6,311,117     5,200,000
024             Multifamily       Pennsylvania      U.S. Dept. of Housing and Urban               1996      3,242,364     3,800,000
                                                    Development
028             Condo/Multifamily North Carolina    First Bank/South Trust Bank                   1997        585,454       498,500
031             Multifamily       Connecticut       John Hancock Mutual Life Ins. Co.             1997     12,145,530    12,500,000
032             Multifamily       New Jersey        John Hancock Mutual Life Ins. Co.             1997     14,029,158    14,300,000
034             Multifamily       Pennsylvania      Resource America, Inc.                        1997        477,148       650,000
037 (20)        Multifamily       Florida           Howe, Soloman & Hall Financial, Inc.          1997      7,754,166     3,550,000
041             Multifamily       Connecticut       J.E. Roberts Companies                        1998     20,974,000    22,600,000
050             Multifamily       Illinois          J.E. Roberts Companies                        1998     55,327,984    24,000,000
                                                                                                         ------------  ------------
         Multifamily Totals                                                                              $137,524,215  $ 98,515,500
                                                                                                         ------------  ------------
Commercial Properties
007         Single User/Retail    Minnesota         Prudential Insurance, Alpha Petroleum         1993   $  5,772,632  $  2,300,000
                                                    Pension Fund
013         Single                California        California Federal Bank                       1994      2,627,761     2,700,000
(12)(21)    User/Commercial
017         Single User/Retail    West Virginia     Triester Investments (9)                      1996      1,628,955     1,900,000
(12)(22)
018         Single User/Retail    California        Emigrant Savings Bank/ Walter R. Samuels      1996      3,207,264     6,800,000
                                                      & Jay Furman
033         Single User/Retail    Virginia          Brambilla, LTD                             1997&99      5,068,593     2,700,000
                                                                                                         ------------  ------------
     Commercial Totals                                                                                   $ 18,305,205  $ 16,400,000
                                                                                                         ------------  ------------
Hotel Properties
025           Hotel/Commercial    Georgia           Bankers Trust Co.                             1997   $  8,475,535  $ 10,172,500
030           Hotel               Nebraska          CNA Insurance                                 1997     13,962,666     6,300,000
                                                                                                         ------------  ------------
         Hotel Totals                                                                                    $ 22,438,201  $ 16,472,500
                                                                                                         ------------  ------------
Other Loan Receivable (24)
              Condo/Multifamily   Pennsylvania      Resource America, Inc.                        2001   $  1,009,600  $        N/A
                                                                                                         ------------  ------------
  Other Loan Receivables Total                                                                           $  1,009,600  $        N/A
                                                                                                         ------------  ------------
                                                             Balance as of September 30, 2002            $610,035,526  $457,413,000
                                                                                                         ------------  ------------

                                                                                                                      Maturity
                                                                                                                      of loan/
                                                                                                 Resource America's  expiration
                       Ratio of cost                                                              net interest in        of
      Cost of         of investment to     Third party            Net            Carried cost     outstanding loan   forbearance
   investment(3)      appraised value        liens(4)        investment (5)   of investment (6)    receivable (7)   agreement (8)
   -------------      ----------------       --------        --------------   -----------------   ----------------  -------------
   $   1,746,910           103%          $           -        $   1,746,910      $  1,909,093       $ 10,549,861       10/07/02
      12,577,052             88%             6,142,737            6,090,052         8,223,645         15,668,868       11/30/98(11)
       3,329,628             71%             2,284,683              767,628         2,321,920          6,259,163       02/07/01(11)
       2,879,651             61%             2,021,829              647,958         2,539,253          8,875,213       09/30/03
       3,109,074             76%                    -               484,074         3,898,569          9,685,101       07/01/02(11)
       1,845,970             64%             1,687,372(15)           95,970           979,880          1,110,982       09/25/02(11)
       3,089,740             74%             1,684,057(15)        1,339,740         2,337,719          4,102,013       12/31/11
      95,589,983             97%            66,530,920           21,472,128        36,062,577         45,537,940       08/01/08
       4,093,597             77%                     -            4,093,597         4,172,509          6,000,000       09/30/14
      90,576,248             91%            58,416,000           30,576,248        38,655,862         51,990,241       04/01/11
      80,236,411             93%            63,923,149           15,236,411        23,014,794         68,288,176       01/15/06
   -------------                         -------------        -------------      ------------       ------------
   $ 299,074,264                         $ 202,690,747        $  82,550,716      $124,115,821       $228,067,558
   -------------                         -------------        -------------      ------------       ------------

   $   5,841,392             106%        $           -        $   5,841,392      $  6,056,579       $ 10,817,964       08/01/21
       2,275,408             38%             2,861,608             (724,592)        2,712,999          2,997,722       03/23/09
       2,471,782             48%             3,343,363             (963,218)          974,815          2,967,754       05/03/29
       2,743,296             72%             2,373,444              424,546           775,554            868,920       11/01/22
         451,511             91%                     -              451,511           484,345            585,454       03/23/09
       4,788,642             38%             8,977,893           (4,586,358)        1,384,044          3,167,637       10/14/14
       7,404,156             52%                     -            1,404,156        12,291,391         14,029,158       09/01/05
         415,700             64%                     -              415,700           471,179            477,148       10/01/02
       2,868,614             81%                     -            2,868,614         3,346,231          7,754,166       06/01/10
      14,736,584             65%            13,655,075              636,584         7,289,442          7,318,925       01/01/09
      19,916,397             83%            14,987,960            4,566,397         9,572,492         40,340,024       09/30/09
   -------------                         -------------        -------------      ------------       ------------
   $  63,913,482                         $  46,199,343        $  10,334,732      $ 45,359,071       $ 91,324,872
   -------------                         -------------        -------------      ------------       ------------

   $   1,544,709             67%         $   1,796,036        $    (554,291)     $  1,044,472       $  3,976,596       12/31/14
       1,704,549             63%             2,273,000(15)         (543,451)          130,415            354,761       12/21/04
         906,542             48%               960,958(15)          (93,458)          643,087            667,997       12/31/16
       2,584,498             38%             1,969,000              615,498         1,135,780          1,238,264       12/01/00(11)
       2,478,353             92%             1,571,279(15)          678,353         1,161,072          3,497,314       02/01/21
   -------------                         -------------        -------------      ------------       ------------
   $   9,218,651                         $   8,570,273        $     102,651      $  4,114,826       $  9,734,932
   -------------                         -------------        -------------      ------------       ------------

   $   7,263,020             71%         $     875,000(23)    $   6,388,020      $  8,425,668       $  7,600,535       12/31/15
       5,845,737             93%             2,400,000(15)        3,445,737         4,516,621         11,562,666       09/30/02(11)
   -------------                         -------------        -------------      ------------       ------------
   $  13,108,757                         $   3,275,000        $   9,833,757      $ 12,942,289       $ 19,163,201
   -------------                         -------------        -------------      ------------       ------------

   $   1,009,600             N/A         $         N/A        $   1,009,600      $  1,009,600       $  1,009,600       09/28/06
   -------------                         -------------        -------------      ------------       ------------
   $   1,009,600                         $         N/A        $   1,009,600      $  1,009,600       $  1,009,600
   -------------                         -------------        -------------      ------------       ------------

   $ 386,324,754                         $ 260,735,363        $ 103,831,456      $187,541,607       $349,300,163
   =============                         =============        =============      ============       ============

 (1) Consists of the original stated or face value of the obligation plus interest and the amount of the senior lien interest at September 30, 2002.
 (2) We generally obtain appraisals on each of the properties underlying our portfolio loans at least once every three years. Accordingly, except with respect to loan 35, appraisal dates range from 1999 through 2002.
 (3) Consists of the original cost of our investment, including the amount of any senior lien obligation to which the property remains subject, plus subsequent advances, but excludes the proceeds to us from the sale of senior lien interests or borrower refinancings.
 (4) Represents the amount of the senior lien interests at September 30, 2002.
 (5) Represents the unrecovered costs of our investment, calculated as the cash investment made in acquiring the loan plus subsequent advances, less cash received from the sale of a senior lien interest in or borrower refinancing of the loan. Negative amounts represent our receipt of proceeds from the sale of senior lien interests or borrower refinancings in excess of our investment.
 (6) Represents the book cost of our investment, including subsequent advances, after accretion of discount and allocation of gains from the sale of a senior lien interest in, or borrower refinancing of, the loan, but excludes an allowance for possible losses of $3.5 million.
 (7) Consists of the amount set forth in the column "Outstanding Loan Receivable" less senior lien interests at September 30, 2002.
 (8) With respect to loans 5, 13, 18, 20, 26, 29 and 35, the date given is the expiration date of the related forbearance agreement. For the remaining loans, the date given is for the maturity of our interest in the loan.
 (9) Successor by merger to the seller.
(10) Seller was a partnership of these entities.
(11) Although these forbearance agreements have expired by their term, we continue to forbear from exercising our remedies since we believe we receive all of the economic benefit from the properties without having to incur the expense of foreclosure.
(12) With respect to loans 13, 17 and 26, the president of Brandywine Construction & Management is the general partner of the borrower and with respect to loan 29, he is the general partner for the sole limited partner of the borrower. With respect to loan 35, he is the president of the general partner of the borrower.
(13) From 1993 to 1997, one of our former executive officers who is also a former director served as the general partner of the seller.
(14) The borrower is a limited partnership formed in 1991. The general partner is the president of Brandywine Construction & Management; our chairman and his wife beneficially own a 49% limited partnership interest in the partnership and a former director beneficially owns a 1% limited partnership interest.
(15) Senior lien interest sold subject to our standby repurchase commitment or our obligation to substitute a performing loan upon default.
(16) The borrower is a limited partnership whose general partner, a former director, is the president and a director.
(17) The borrower is a limited liability company whose manager is a corporation of which a former director is the sole shareholder, officer and director. Our chairman, two of our former directors and the president of Brandywine Construction & Management are equal limited partners of an entity that owns approximately 30% of the borrower.
(18) One of our subsidiaries is the manager of the borrower.
(19) We acquired a first mortgage loan at face value from RAIT. The loan is secured by property in which we have held a subordinate interest since 1991.
(20) The borrower is a limited partnership of which a former director is the president of the general partner and our chairman, two of our former directors and the president of Brandywine Construction & Management are equal limited partners.
(21) Our chairman and his wife beneficially own a 40% limited partnership interest in the borrower. (22) Consists of a series of notes becoming due yearly through December 31, 2016.
(23) In May 1999, we borrowed $875,000 from a limited partnership in which our chairman and a former director beneficially own a 22% limited partnership interest. The loan is secured by a first priority lien on loan 25. Accordingly, the debt is included in the cost of investment carried on our books.

(24) In September 2001, we sold a wholly-owned subsidiary to Brandywine Construction & Management for $4.0 million. Of the $4.0 million we received, $3.0 million consisted of cash and $1.0 million was in the form of a non-recourse note, bearing interest at 8% per year and due in September 2006.

         The following table sets forth average monthly cash flow (deficit) from the properties underlying our portfolio loans, average monthly debt service payable to senior lienholders and refinance lenders, average monthly cash flow (deficit) with respect to our retained interest and cash flow coverage (the ratio of cash flow from the properties to debt service payable on senior lien interests) for the three months ended September 30, 2002. The loans are grouped by the type of property underlying the loans.

                                                       Average monthly        Average monthly
                                                          interest              principal
                                                       payment on debt       payment on debt      Average monthly
                                  Average monthly        service on            service on            cash flow
               Loan                 cash flow          refinancing or        refinancing or       (deficit) after   Cash flow
               number            from property(1)  senior lien interests  senior lien interests     debt service     coverage
               ------            ----------------  ---------------------  ---------------------   ---------------    --------
Office
------
                005                $    1,337        $           -           $         -          $      1,337          N/A
                014                    88,881               44,510                18,223                26,148         1.42
                020                    42,254               17,903                 1,624                22,727         2.16
                026                    31,666               17,694                 3,906                10,066         1.47
                029                    26,459                    -                     -                26,459          N/A
                035                    24,176               14,408                 1,494                 8,274         1.52
                036                    32,182               14,396                 1,506                16,280         2.02
                044                   605,007              389,013                67,088               148,906         1.33
                046                    40,810                    -                     -                40,810          N/A
                049                   504,639              378,000                72,000                54,639         1.12
                053                   822,568              662,671                37,923               121,974         1.17
                                   ----------        -------------           -----------          ------------
            Office Totals          $2,219,979        $   1,538,595           $   203,764          $    477,620         1.27
                                   ==========        =============           ===========          ============
Multifamily
-----------
                001                $   30,040        $           -           $         -          $     30,040          N/A
                015&028(2)             23,336               19,995                 3,680                  (339)        0.99
                022                    32,134               22,045                 2,623                 7,466         1.30
                024                    25,926               15,804                 2,158                 7,964         1.44
                031                    81,517               60,034                10,901                10,582         1.15
                032                    84,583                    -                     -                84,583          N/A
                034                     3,932                    -                     -                 3,932          N/A
                037                    28,430                    -                     -                28,430          N/A
                041                   136,667               86,115                13,490                37,062         1.37
                050                   155,385              100,854                11,137                43,394         1.39
                                   ----------        -------------           -----------          ------------
         Multifamily Totals        $  601,950        $     304,847           $    43,989          $    253,114         1.73
                                   ==========        =============           ===========          ============
Commercial
----------
                007                $   20,400        $      14,423           $     5,977          $          -         1.00
                013                    34,271               11,365                     -                22,906         3.02
                017                    10,690                8,142                   945                 1,603         1.18
                018(3)                 26,443               13,034                     -                13,409         2.03
                033                    21,940               14,258                 5,084                 2,598         1.13
                                   ----------        -------------           -----------          ------------
          Commercial Totals        $  113,744        $      61,222           $    12,006          $     40,516         1.55
                                   ==========        =============           ===========          ============
Hotel
-----
                025                $   76,494        $       7,292           $         -          $     69,202        10.49
                030                         -               12,300                     -               (12,300)         N/A
                                   ----------        -------------           -----------          ------------
            Hotel Totals           $   76,494        $      19,592           $         -          $     56,902         3.90
                                   ==========        =============           ===========          ============
Other Loan Receivables
----------------------
                                   $   20,641        $           -           $         -          $     20,641          N/A
                                   ----------        -------------           -----------          ------------
            Other Totals           $   20,641        $           -           $         -          $     20,641
                                   ==========        =============           ===========          ============
               Totals              $3,032,808        $   1,924,256           $   259,759          $    848,793         1.39
                                   ==========        =============           ===========          ============

----------------
(1) "Cash flow" as used in this table is that amount equal to the revenues from property operations less operating expenses, including real estate and other taxes pertaining to the property and its operations, and before depreciation, amortization and capital expenditures.
(2) The properties underlying loans 15 and 28 are different condominium units in the same building and, accordingly, are combined for cash flow purposes.
(3) Includes one-twelfth of an annual payment of $120,000 received in December of each year.

         Investments in Real Estate Ventures. In fiscal 1999, we became the owner of a hotel property in Savannah, Georgia as a result of receiving a deed-in-lieu of foreclosure. Our carrying cost in this property was $4.3 million at September 30, 2002. Also in fiscal 1999, the borrower with respect to an office property and parking garage in Philadelphia, Pennsylvania in which we have our executive offices, exercised its right to satisfy its loan by paying us $29.6 million in cash and giving us 50% equity interests in the two properties. Our carrying cost in these properties was $10.1 million at September 30, 2002. In fiscal 2002, we invested in three limited partnerships which purchased properties adjacent to these properties. Our carrying cost for the partnership interests was $2.7 million at September 30, 2002.

         Accounting for Discounted Loans. We accrete the difference between our cost basis in a portfolio loan and the sum of projected cash flows from the loan into interest income over the estimated life of the loan using the interest method, which results in a level rate of interest over the life of the loan. We review projected cash flow, which include amounts realizable from the underlying property, on a quarterly basis. Changes to projected cash flow reduce or increase the amounts accreted into interest income over the remaining life of the loan.

         Depending on the structure of the transaction, we can recognize a gain or loss on the sale of a senior lien interest in a loan or the entire loan. We calculate the gain or loss by allocating our cost basis between the portion of the loan sold and the portion retained based upon fair values on the date of sale. Gains resulting from the refinancing of a property by its owners arise only when the financing proceeds exceed the carried cost of our investment in the loan. We credit to income any gain recognized on a sale of a senior lien interest, or a refinancing at the time of the sale or refinancing.

         We record our investments in real estate loans at cost, which is discounted significantly from the stated principal amount plus accrued interest and penalties on the loans. We refer to the stated principal, accrued interest and penalties as the face value of the loan. The discount from face value, as adjusted to give effect to refinancings and sales of senior lien interests, totaled $165.2 million, $150.7 million and $156.5 million at September 30, 2002, 2001 and 2000, respectively. We review the carrying value of each of our loans quarterly to determine whether it is greater than the sum of the future projected cash flows. If we determine that carrying value is greater, we provide an appropriate allowance through a charge to operations. In establishing our allowance for possible losses, we also consider the historic performance of our loan portfolio, characteristics of the loans and their underlying properties, industry statistics and experience regarding losses in similar loans, payment history on specific loans as well as general economic conditions in the United States, in the borrower's geographic area or in the borrower's or its tenants' specific industries.

         Allowance for Possible Losses. At September 30, 2001, our allowance for possible losses was $2.5 million. For the year ended September 30, 2002, we recorded a provision for possible losses of $1.5 million, including a write-down of $559,000 on one loan, which was subsequently sold, increasing our allowance for possible losses at September 30, 2002 to $3.5 million.

         Sponsorship of Real Estate Investment Trust. We are the sponsor and a 7.9% shareholder, as of September 30, 2002, of RAIT, a real estate investment trust that began operations in January 1998. RAIT acquires or originates commercial real estate loans in situations that generally do not conform to the underwriting standards of institutional lenders or sources that provide financing through securitization. To a lesser extent, RAIT acquires interests in real properties. Following the end of fiscal 2002, we reduced our interest in RAIT to 7.0%.

Financial Services

         Our financial services operations currently focus on managing equipment leasing investment partnerships and entities that invest in the trust preferred securities of small to mid-size regional banks and bank holding companies and debt securities collateralized by these trust preferred securities.

         We manage equipment leasing partnerships through LEAF Financial Corporation, formerly F.L. Partnership Management, a wholly-owned subsidiary. At September 30, 2002, LEAF managed, and acted as the general partner of, four public equipment leasing partnerships that had a net investment of approximately $22.1 million in equipment leasing assets, principally computer systems and related peripheral equipment. LEAF receives management fees, expense reimbursements and, as general partner, an interest in cash distributions from the partnerships. These partnerships commenced their liquidation periods at various times between December 1995 and December 1998. LEAF intends to sponsor new equipment leasing partnerships and currently is the sponsor of one such public partnership which is in its offering stage. At September 30, 2002, LEAF held $2.8 million of lease receivables on behalf of this new partnership.

         We own a 50% interest in Trapeza Funding, LLC, an entity that acts as the general partner of Trapeza Partners L.P., which sponsored and invested in the equity interests of Trapeza CDO I, LLC, an issuer of collateralized debt obligations. The collateralized debt obligations are supported by a pool of trust preferred securities issued by trusts affiliated with, and whose preferred securities are guaranteed by, banks and other financial institutions. We also own a 50% interest in Trapeza Capital Management, LLC, the collateral manager of Trapeza CDO I. We will receive collateral management fees from Trapeza CDO I and administrative fees for managing Trapeza Partners, in addition to the return on our limited partner investment. We will also receive a 20% carried interest in the limited partnership. In June 2002, Trapeza Partners raised $27.4 million from investors, including $2.8 million from us and a like amount from the other owner of Trapeza Funding. In November 2002, Trapeza CDO I sold $310.0 million debt obligations, collateralized by $330.0 million of trust preferred securities. In addition to making an equity investment in the limited partnership, we provided it with a $5.0 million bridge loan to facilitate the Trapeza CDO I's purchase of trust preferred securities, which has since been repaid. Trapeza Partners II, L.P., a second investment partnership formed to sponsor and purchase equity interests in another newly-created CDO issuer, raised $38.8 million in December 2002, including $3.0 million from us. We may develop similar investment partnerships in the future.

Credit Facilities and 2004 Notes

         Credit Facilities. We and certain of our real estate subsidiaries are the obligors under a $6.8 million term note to Hudson United Bank. At September 30, 2002, $6.4 million was outstanding on this note which matures on April 1, 2004. The note bears interest at the prime rate reported in The Wall Street Journal, minus 1%, and is secured by specified portfolio loans.

         Through our real estate subsidiaries, we have an $18.0 million line of credit with Sovereign Bank. The facility bears interest at the prime rate reported in The Wall Street Journal and expires in July 2004. Advances under this facility must be used to acquire real property, loans on real property or to reduce indebtedness on property loans. The facility is secured by the interest of our subsidiaries in assets they acquire using advances under the line of credit. Credit availability is based on the value of the assets pledged as security and was $18.0 million as of September 30, 2002, all of which had been drawn at that date. The facility imposes limitations on the incurrence of future indebtedness by our subsidiaries whose assets were pledged, and on sales, transfers or leases of their assets, and requires the subsidiaries to maintain both a specified level of equity and a specified debt service coverage ratio.

         We have a second line of credit with Sovereign Bank for $5.0 million that is similar to the $18.0 million line of credit. This facility bears interest at the same rate as the $18.0 million line of credit and also expires in July 2004. Advances under this facility must be used to acquire real property, loans on real property or to reduce indebtedness on property or loans. The facility is secured by a pledge of approximately 500,000 of our RAIT common shares and by a guaranty from the subsidiaries holding the assets securing the $18.0 million line of credit. Credit availability is based on the value of the pledged RAIT shares and was $5.0 million as of September 30, 2002, all of which had been drawn at that date. The facility restricts us from making loans to our affiliates other than:

         o existing loans,

         o loans in connection with lease transactions in an aggregate not to exceed $50,000 in any fiscal year,

         o loans to RAIT made in the ordinary course of business, and

         o loans to our subsidiaries.

         We have a line of credit with Commerce Bank for $5.0 million, none of which has been drawn. The facility is secured by our pledge of 520,000 of our RAIT common shares. Credit availability is 50% of the value of those shares, and was $5.0 million at September 30, 2002. Loans bear interest, at our election, at either the prime rate reported in The Wall Street Journal or specified London Interbank Offered Rates, or LIBOR, plus 250 basis points, in either case with a minimum rate of 5.5% and a maximum rate of 9.0%. The facility terminates in May 2004, subject to extension. The facility requires us to maintain a specified net worth and ratio of liabilities to tangible net worth, and prohibits our transfer of the collateral.

         Through our real estate subsidiaries, we have a $10.0 million term loan with The Marshall Group, formerly Miller and Schroeder Investment Corp. The loan bears interest at the three month LIBOR rate plus 350 basis points (5.6% at September 30, 2002), adjusted annually. Principal and interest are payable monthly based on a five-year amortization schedule maturing on October 31, 2006. The loan is secured by our interest in the capital stock of 11 real estate subsidiaries and the portfolio loans and real estate held by those subsidiaries. The loan prohibits mergers by the subsidiaries and prohibits the subsidiaries, other than Resource Properties, Inc., our principal real estate subsidiary, from incurring additional recourse debt. We are required to maintain a specified net worth, a ratio of recourse debt to net worth and a ratio of cash flow from pledged collateral to outstanding principal under the loan. At September 30, 2002, $7.9 million was outstanding under this loan.

         In July 2002, our principal energy subsidiary, Atlas America, entered into a $75.0 million credit facility administered by Wachovia Bank. The revolving credit facility is guaranteed by Atlas America's subsidiaries and by us. Credit availability, which is principally based on the value of Atlas America's assets, was $45.0 million at September 30, 2002. Up to $10.0 million of the borrowings under the facility may be in the form of standby letters of credit. A letter of credit in the original amount of $1.3 million was issued to Atlas Pipeline Partners under this facility to replace a prior letter of credit securing our obligation to support, through February 2003, minimum quarterly distributions by Atlas Pipeline Partners to holders of its common units. Borrowings under the facility are secured by the assets of Atlas America and its subsidiaries, including the stock of Atlas America's subsidiaries and interests in Atlas Pipeline Partners and its general partner.

         Loans under the facility bear interest at one of the following two rates, at the borrower's election:

         o the base rate plus the applicable margin; or

         o the adjusted LIBOR plus the applicable margin.

         The base rate for any day equals the higher of the federal funds rate plus 1/2 of 1% or the Wachovia Bank prime rate. Adjusted LIBOR is LIBOR divided by 1.00 minus the percentage prescribed by the Federal Reserve Board for determining the reserve requirement for euro currency funding. The applicable margin is as follows:

         o where utilization of the borrowing base is equal to or less than 50%, the applicable margin is 0.25% for base rate loans and 1.75% for LIBOR loans;

         o where utilization of the borrowing base is greater than 50%, but equal to or less than 75%, the applicable margin is 0.50% for base rate loans and 2.00% for LIBOR loans; and

         o where utilization of the borrowing base is greater than 75%, the applicable margin is 0.75% for base rate loans and 2.25% for LIBOR loans.

         The Wachovia credit facility requires Atlas America to maintain a specified net worth and specified ratios of current assets to current liabilities and debt to EBITDA, and requires us to maintain a specified interest coverage ratio. In addition, the facility limits sales, leases or transfers of assets and the incurrence of additional indebtedness. The facility limits the dividends payable by Atlas America to us, on a cumulative basis, to 50% of Atlas America's net income from and after April 1, 2002 plus federal income taxes, amounts necessary to pay interest on our senior notes and $5.0 million. The facility terminates in July 2005, when all outstanding borrowings must be repaid. We used this credit facility to pay off our previous revolving credit facility administered by PNC Bank. At September 30, 2002, $45.0 million was outstanding under this facility, including $43.7 million in borrowings and $1.3 million under letters of credit, at interest rates ranging from 3.54% to 5.0%.

         Our equipment leasing subsidiary has a $10.0 million warehouse line of credit with National City Bank of Pennsylvania. We are the guarantor of that facility. The facility is secured by a pledge of our subsidiary's assets and by the equipment, equipment leases and proceeds thereof financed by the facility, and terminates in June 2003. Loans under the facility bear interest, at our election, at either the National City Bank prime rate plus 1.0% or adjusted LIBOR plus 3.0%, with the LIBOR adjustment being similar to that in the Wachovia Bank facility. The facility requires our subsidiary to maintain a specified net worth and specified interest coverage and debt to net worth ratios. The facility limits dividends our subsidiary may pay, mergers, sales of assets by our subsidiary and the terms of equipment leases that may be financed under the facility. At September 30, 2002, $2.4 million had been drawn under the facility at an average interest rate of 4.81%.

         After our fiscal year end, Atlas Pipeline Partners entered into a $7.5 million revolving credit facility administered by Wachovia Bank. Up to $3.0 million of the facility may be used for standby letters of credit. Borrowings under the facility are secured by a lien on all the property of Atlas Pipeline Partners' assets, including its subsidiaries. The facility has a term ending in December 2005 and bears interest, at Atlas Pipeline Partners' election, at the base rate plus the applicable margin or the LIBOR rate plus the applicable margin.

         As used in the facility agreement, the base rate is the higher of:

         o Wachovia Bank's prime rate, or

         o the sum of the federal funds rate plus 50 basis points.

         The applicable margin varies with Atlas Pipeline Partners' leverage ratio from between 150 to 200 basis points, for the euro rate option, or 0 to 50 basis points, for the base rate option. The credit facility requires Atlas Pipeline Partners to maintain a specified net worth, ratio of debt to tangible assets and an interest coverage ratio. In addition, the facility limits sales, leases or transfers of assets, incurrence of other indebtedness and guarantees, and certain investments. Atlas Pipeline Partners used this facility to pay off its previous revolving credit facility administered by PNC Bank. As of December 31, 2002, $6.5 million was outstanding under this facility at an average interest rate of 2.92%. Credit availability under this facility increased to $10.0 million effective February 1, 2003 through June 30, 2003.

         2004 Notes. Our 2004 notes are unsecured general obligations with interest payable only until maturity on August 1, 2004. The 2004 notes are not subject to mandatory redemption except upon a change in control, as defined in the indenture governing the 2004 notes, when the noteholders have the right to require us to redeem the senior notes at 101% of their principal amount plus accrued interest. There is no sinking fund for the 2004 notes. At our option, we may redeem the 2004 notes in whole or in part on or after August 1, 2002 at a price of 106% of principal amount (through July 31, 2003) and 103% of principal amount (through July 31, 2004), plus accrued interest to the date of redemption. At December 31, 2002, $65.3 million of these notes were outstanding. The exchange offer and consent solicitation will materially reduce, or eliminate, the 2004 notes. If any of the 2004 notes remains outstanding following the exchange offer, the indenture relating to them will be modified to eliminate many of its restrictive covenants. We may repurchase or redeem any 2004 notes that remain outstanding after the completion of the exchange offer.

Employees

         As of September 30, 2002, we employed 249 persons, including 25 in general corporate, 193 in energy, 24 in equipment leasing asset management and 7 in real estate finance.

Properties

         We maintain our executive office, real estate finance, and financial services operations in Philadelphia, Pennsylvania under a lease for 15,300 square feet. This lease, which expires in May 2008, contains extension options through 2033, and is located in an office building in which we have a 50% equity interest. We also maintain a 2,100 square foot office in New York, New York under a lease agreement that expires in December 2006.

         In connection with our energy operations, we own a 24,000 square foot office building in Pittsburgh, Pennsylvania, a 17,000 square foot field office and warehouse facility in Jackson Center, Pennsylvania and a field office in Deerfield, Ohio. We rent other field offices in New York, Ohio and Pennsylvania on a month-to-month basis. We lease another field office in Ohio and one in Pennsylvania on a month-to-month basis. We also rent 9,300 square feet of office space in Uniontown, Ohio under a lease expiring in February 2006.

         We lease 10,300 square feet of office space in Pittsburgh, Pennsylvania, which is subleased to Optiron Corporation, an energy technology company in which we own a 10% interest. This lease expires in April 2003.

Legal Proceedings

         We are a defendant, together with certain of our officers and directors and our independent auditor, Grant Thornton LLP, in consolidated actions that were instituted on October 14, 1998 in the U.S. District Court for the Eastern District of Pennsylvania by stockholders, putatively on their own behalf and as class actions on behalf of similarly situated stockholders, who purchased shares of our common stock between December 17, 1997 and February 22, 1999. The consolidated amended class action complaint seeks damages in an unspecified amount for losses allegedly incurred as the result of misstatements and omissions allegedly contained in our periodic reports and a registration statement filed with the SEC. We have agreed to settle this matter on behalf of ourselves and our officers and directors for a maximum of $7.0 million plus approximately $1.0 million in costs and expenses, of which $6.0 million will be paid by two of our directors' and officers' liability insurers. We have agreed to the settlement to avoid the potential of costly litigation, which would have involved significant time of senior management. A third insurer has refused to contribute the remaining $2.0 million. We believe the insurer's refusal is wrongful and intend to bring an action against it. To the extent that the amount of our recovery, if any, net of our costs and expenses, is less than $2.0 million, the plaintiffs have agreed to reduce their settlement amount by 50% of the difference between $2.0 million and the recovery amount, to a maximum of $1.0 million if we recover nothing. We have charged operations $1.0 million in the fiscal year ended September 30, 2002 in relation to this settlement; if we are successful in receiving reimbursement from our third insurer, future operations will be benefited.

         We are a defendant in a proposed class action originally filed in February 2000 in the New York Supreme Court, Chautauqua County, by individuals, putatively on their own behalf and on behalf of similarly situated individuals, who leased property to us. The complaint alleges that we are not paying landowners the proper amount of royalty revenues derived from the natural gas produced from the wells on leased property. The complaint seeks damages in an unspecified amount for the alleged difference between the amount of royalties actually paid and the amount of royalties that allegedly should have been paid. We believe the complaint is without merit and are defending ourselves vigorously.

         We are a defendant in an action filed in the U.S. District Court for the District of Oregon by the former chairman of TRM Corporation, who has since died, and his children. Our chief executive officer and a former director also have been named as defendants. The plaintiffs' claims for breach of contract, fraud and promissory estoppel are based on an alleged oral agreement to purchase one million shares of plaintiffs' stock in TRM Corporation for $13.0 million. Plaintiffs seek actual damages of at least $12.0 million, plus punitive damages in an unspecified amount. We believe the complaint is without merit and are defending ourselves vigorously.

         We are also party to various routine legal proceedings arising out of the ordinary course of our business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial condition or operations.

Quantitative and Qualitative Disclosures about Market Risk

         The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term "market risk" refers to the risk of loss arising from adverse changes in interest rates and oil and gas prices. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonable possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than trading.

General

         We are exposed to various market risks, principally fluctuating interest rates and changes in commodity prices. These risks can impact our results of operations, cash flows and financial position. We manage these risks through regular operating and financing activities and periodically use derivative financial instruments such as forward contracts and interest rate cap and swap agreements.

         The following analysis presents the effect on our earnings, cash flows and financial position as if the hypothetical changes in market risk factors occurred on September 30, 2002. Only the potential impacts of hypothetical assumptions are analyzed. The analysis does not consider other possible effects that could impact our business.

Energy

         Interest Rate Risk. At September 30, 2002, the amount outstanding under a revolving loan attributable to our energy operations had increased to $43.7 million from $41.2 million at September 30, 2001. The weighted average interest rate for this facility decreased from 5.67% at September 30, 2001 to 3.86% at September 30, 2002 due to a decrease in market index rates used to calculate the facility's interest rates. Holding all other variables constant, if interest rates hypothetically increased or decreased by 10%, our pre-tax income would change by approximately $169,000.

         We have a $10.0 million revolving credit facility to fund the expansion of Atlas Pipeline Partners' existing gathering systems and the acquisitions of other gas gathering systems. In the year ended September 30, 2002, we drew $3.5 million under this facility. The balance outstanding as of September 30, 2002 was $5.6 million. At September 30, 2002, the weighted average interest rate was 3.27%. A hypothetical 10% change in the average interest rate applicable to this debt would result in an immaterial change in our earnings, cash flow and financial position.

         Commodity Price Risk. Our major market risk exposure in commodities is fluctuations in the pricing of our gas and oil production. Realized pricing is primarily driven by the prevailing worldwide prices for crude oil and spot market prices applicable to United States natural gas production. Pricing for gas and oil production has been volatile and unpredictable for many years. To hedge exposure to changing natural gas prices we use both non-financial and financial hedges. Through our hedges, we seek to provide a measure of stability in the volatile environment of natural gas prices. Our risk management objective is to lock in a range of pricing for expected production volumes. This allows us to forecast future earnings within a predictable range.

         Non-financial hedges allow us from time to time to "lock in" the sale price for some of our natural gas production volumes to be delivered in either the current month or in future months, rather than selling those same production volumes at contract prices in the month produced. Annually, we negotiate with certain purchasers to deliver a portion of natural gas produced for the upcoming twelve months. Most of these contracts are indexed based and the price we receive for our gas changes as the underlying index changes. Throughout the year, at our discretion, we are permitted to designate a portion of our negotiated production volumes to be purchased at the prevailing contract price at that time, for delivery in either the current month or in future production months. For the fiscal year ended September 30, 2002, approximately 49% of produced volumes were sold in this manner. As of December 31, 2002, for the remainder of fiscal 2003 we estimate approximately 49% of our produced natural gas volumes will be sold in this manner, leaving the remaining 51% of our produced volumes to be sold at contract prices in the month produced or at spot market prices. Considering those volumes already designated for the fiscal year ending September 30, 2003, and current indices, a theoretical 10% upward or downward change in the price of natural gas would result in approximately a 5% change in our projected natural gas revenues.

         We periodically enter into financial hedging activities with respect to a portion of our projected gas production. We recognize gains and losses from the settlement of these hedges in gas revenues when the associated production occurs. The gains and losses realized as a result of hedging are substantially offset in the market when we deliver the associated natural gas. We do not hold or issue derivative instruments for trading purposes.

         Effective October 1, 2000, we adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS 138). As of September 30, 2002, we had gas hedges in place covering 747,600 dekatherms maturing through September 2003. We include the fair value of these hedges ($316,600 liability at September 30, 2002) on our balance sheet. "Fair value" represents the amount that we estimate we would have realized if we had terminated the hedges on that date. As these contracts qualify and have been designated as cash flow hedges, we determine gains and losses on them resulting from market price changes monthly and reflect them in accumulated other comprehensive income (loss) until the month in which we sell the hedged production. At that time, the amount included in accumulated other comprehensive income (loss) related to the sold production is closed to production revenues. We determine gains or losses on open and closed hedging transactions as the difference between the contract price and a reference price, generally closing prices on NYMEX. Net losses relating to these hedging contracts in fiscal 2002, 2001 and 2000 were $59,000, $599,000 and $832,000, respectively.

         We set forth in the following table our natural gas hedge transactions in place as of September 30, 2002. The total fiscal 2002 hedged natural gas volumes represent approximately 3% of our fiscal 2002 total gas production. A 10% variation in the market price of natural gas from its levels at September 30, 2002 would not have a material impact on our net assets, net earnings or cash flows as derived from commodity option contracts.

     Open                    Volumes of           Settlement date             Weighted average          Unrealized
   contracts              natural gas (Dth)        quarter ended               price per Dth              losses
   ---------              -----------------       ---------------             ----------------          ----------
       36                      100,800             December 2002                  $  3.58              $   (73,500)
       59                      165,200             March 2003                        3.56                  (81,100)
      105                      294,000             June 2003                         3.57                 (101,900)
       67                      187,600             September 2003                    3.63                  (60,100)
      ---                      -------                                            -------              -----------
      267                      747,600                                            $  3.58              $  (316,600)
      ===                      =======                                            =======              ===========

Real Estate Finance

         Portfolio Loans and Related Senior Liens. The following information is based on our loans that are not interest rate sensitive. During the year ended September 30, 2002, our outstanding loans receivable (to our interest) increased $4.9 million (2%) to $297.3 million in the aggregate and the carried cost of our loans decreased $4.9 million (3%) to $148.9 million in the aggregate. The principal balance of related senior lien interests decreased $18.3 million (8%) to $202.3 million in the aggregate. These changes were principally attributable to the repayment of four senior lien interests and the resolution of three loans.

         Debt. The interest rates on our real estate revolving lines of credit, which are at the prime rate for the outstanding $18.0 million and $5.0 million lines of credit at Sovereign Bank, decreased during the year ended September 30, 2002 because there were three decreases in the defined prime rate. This defined rate was the "prime rate" as reported in The Wall Street Journal (4.75% at September 30, 2002). A hypothetical 10% change in the average interest rate applicable to these lines of credit would change our pre-tax income by approximately $109,000.

         We also have $6.8 million and $10.0 million term loans. The $6.8 million loan bears interest at prime rate minus 1% and matures on April 1, 2004. The $10.0 million loan bears interest at the three month LIBOR rate plus 350 basis points, adjusted annually. Principal and interest is payable monthly based on a five year amortization schedule maturing on October 31, 2006. At September 30, 2002, $6.4 million was outstanding on the $6.8 million loan at an interest rate of 3.75% and $7.9 million was outstanding on the $10.0 million loan at an interest rate of 5.6%. A hypothetical 10% change in the average interest rate applicable to these loans would change our pre-tax income by approximately $68,000.

         Due to the current interest rate environment, we have been negotiating with senior lienholders with respect to properties underlying several of our real estate loans to reduce the senior lien interest rates. In the year ended September 30, 2002, we negotiated interest rate reductions with three of our senior lienholders.

Financial Services

         In June 2002, LEAF Financial Corporation, our equipment-leasing subsidiary, entered into a $10.0 million secured revolving credit facility with National City Bank. The facility is guaranteed by us and has a term of 364 days. Outstanding loans will bear interest at one of two rates, elected at the borrower's option; (i) the lender's prime rate plus 200 basis points, or (ii) LIBOR plus 300 basis points. As of September 30, 2002, the balance outstanding was $2.4 million at an average interest rate of 4.81%. A hypothetical 10% change in the average interest rate on this facility would have an immaterial effect on our earnings, cash flow and financial position.

Other

         In June 2002, we established a $5.0 million revolving line of credit with Commerce Bank. The facility has a term of two years and bears interest at one of two rates, elected at the borrower's option; (i) the prime rate, or (ii) LIBOR plus 250 basis points; both of which are subject to a floor of 5.5% and a ceiling of 9.0%. As of September 30, 2002, we had no outstanding borrowings under this facility.

Assets
         The following table sets forth information regarding 29 of the 30 loans held in our portfolio as of September 30, 2002. The presentation, for each category of information, aggregates the loans by their maturity dates for maturities occurring in each of the fiscal years 2003 through 2007 and separately aggregates the information for all maturities arising after the 2007 fiscal year. We do not believe that these loans are sensitive to changes in interest rates since:

         o the loans are subject to forbearance or other agreements that require all of the operating cash flow from the properties underlying the loans, after debt service on senior lien interests, to be paid to us and thus are not currently being paid based on the stated interest rates of the loans;

         o all senior lien interests are at fixed rates and are thus not subject to interest rate fluctuation that would affect payments to us; and

         o each loan has significant accrued and unpaid interest and other charges outstanding to which cash flow from the underlying property would be applied even if cash flow were to exceed the interest due, as originally underwritten. For information regarding specific loans, please see, "- Real Estate Finance - Loan Status," and the tables included in that section.

                                      Portfolio loans, aggregated by maturity dates,(1) as of and for the years ended September 30,
                                      ---------------------------------------------------------------------------------------------
                                           2003(2)     2004          2005          2006        2007     Thereafter       Totals
                                           -------     ----          ----          ----        ----     ----------       ------
Outstanding loan receivable balances
  (net to our interest)................  $65,427,265    n/a     $14,383,919     $69,297,777     n/a    $148,200,961   $297,309,922
Carried cost of investment
  (fixed rate).........................  $22,097,371    n/a     $12,291,391     $24,024,394     n/a     $81,296,281   $139,709,437
Average stated interest
  rate (fixed rate)....................       10.09%    n/a          11.25%           9.53%     n/a          10.60%
Carried cost of investment
  (variable rate)......................   $3,898,569    n/a        $130,415             n/a     n/a      $5,147,324     $9,176,308
Average stated interest
  rate (variable rate).................        7.40%    n/a             n/a             n/a     n/a           4.90%
Average interest payment rate..........          (3)    (3)             (3)             (3)     (3)             (3)
Third party liens(4)...................  $16,505,621    n/a             n/a     $63,923,149     n/a    $121,890,593   $202,319,363
Average interest rate of
  senior lien interests (fixed rate)...        9.19%    n/a             n/a             n/a     n/a           7.29%

----------------

(1) Maturity dates of related forbearance agreement or our interest in the loan.

(2) Includes six loans whose forbearance agreements expired during the fiscal year ended September 30, 2002, 2001 and 2000. These loans aggregated $43.3 million of outstanding loan receivables, to our interest. The carried costs of the loans were $21.1 million and the principal balance of the related third party liens was $14.5 million. We continue to forbear from exercising our remedies with respect to these loans since we receive all of the economic benefit from the properties without having to incur the expense of foreclosure.

(3) Pay rates are equal to the net cash flow from the underlying properties after payments on third party liens and, accordingly, depend upon future events not determinable as of the date of this report.

(4) Maturity dates for third party liens according to the maturity of our underlying loans are as follows:

                 Maturity date of                   Maturity dates of
                  portfolio loans                    third party liens             Outstanding balance
                (fiscal year ended                 (fiscal year ended              of third party liens
                   September 30)                      September 30)               at September 30, 2002
                   -------------                      -------------               ---------------------
                       2000(a)                            2000                         $6,142,737

                       2001(a)                            2001                          1,969,000
                                                          2007                          2,284,683

                       2002(a)                            2003                          1,687,372
                                                          2004                          2,400,000

                       2003                               2006                          2,021,829

                       2006                               2006                         63,923,149

         Thereafter                                       2003                            960,958
                                                          2003                          1,684,057
                                                          2004                            875,000
                                                          2004                          1,571,279
                                                          2005                          2,273,000
                                                          2008                         66,530,920
                                                          2008                          2,373,444
                                                          2009                          8,977,893

                 Maturity date of                   Maturity dates of
                  portfolio loans                    third party liens             Outstanding balance
                (fiscal year ended                 (fiscal year ended              of third party liens
                   September 30)                      September 30)               at September 30, 2002
                   -------------                      -------------               ---------------------

                                                          2009                          2,861,608
                                                          2009                          3,343,363
                                                          2009                         13,655,075
                                                          2009                         14,987,960
                                                          2014                          1,796,036
                                                                                     ------------
         Total                                                                       $202,319,363
                                                                                     ============

---------------------
(a) The forbearance agreements with respect to these loans came due during the fiscal years ended September 30, 2002, 2001 and 2000. We continue to forbear from exercising our remedies with respect to these loans since we believe we receive all of the economic benefit from the properties without having to incur the expense of foreclosure.

         The following table sets forth information concerning one of the 30 loans held in our portfolio at September 30, 2002 that we believe may be deemed to be interest rate sensitive.

Outstanding receivable balance (net to our interest)..........      $ 51,990,241

Carried cost of investment....................................      $ 38,655,862

Interest payment rate.........................................      Net cash flow from property underlying loan
                                                                    Stated rate:  10.0%

Third party lien..............................................      $ 58,416,000

Interest rate (third party lien)..............................      Stated rate:  LIBOR plus 200 basis points;
                                                                    Current rate:  8.8%

Maturity date (third party lien)..............................      10/01/05

         For a discussion of the changes in our loan portfolio, please see, "Management's Discussion and Analysis of Financial Condition and Results of
Operation:  Real Estate Finance."

Corporate Liabilities

         The following table sets forth certain information regarding our debt obligations as of September 30, 2002. For further information regarding our senior notes and credit facilities, you should read Item 1, "Business - Credit Facilities and Senior Notes," and Note 6 to our Consolidated Financial Statements.

                                        Debt obligations, aggregated by maturity date as of and for the years ended September 30,
                                ------------------------------------------------------------------------------------
                                 2003           2004           2005           2006           2007          Total
                                 ----           ----           ----           ----           ----          -----
                                                              (dollars in thousands)
Fixed rate.................     $      -     $   66,211     $       -       $      -       $       -     $    66,211

Average interest rate......            -         11.97%             -              -               -               -

Variable rate..............     $  4,320     $   36,867     $  45,667       $  2,041       $     404     $    89,299

Average interest rate......        5.15%          4.63%         3.93%           5.6%           5.45%               -

Futures Contracts

         For information regarding open natural gas futures contracts relating to natural gas sales at September 30, 2002 and the results of natural gas hedging during fiscal 2002, 2001 and 2000, you should read Note 10 to our Consolidated Financial Statements.

                                   MANAGEMENT

Directors, Executive Officers and Other Key Employees

         Our directors, executive officers and other key employees, including their ages, are as follows:

Name                              Age                            Position
-----------------------           ---      --------------------------------------------------------------
Edward E. Cohen                   63       Chairman, Chief Executive Officer and President
Jonathan Z. Cohen                 32       Executive Vice President, Chief Operating Officer and Director
Steven J. Kessler                 59       Senior Vice President and Chief Financial Officer
Freddie M. Kotek                  47       Senior Vice President
Michael L. Staines                53       Senior Vice President
David E. Bloom                    38       Senior Vice President
Alan Feldman                      39       Senior Vice President
Nancy J. McGurk                   47       Vice President, Chief Accounting Officer and Treasurer
Carlos C. Campbell(1)(2)          65       Director
Andrew M. Lubin(1)(3)             56       Director
P. Sherrill Neff(1)(2)            51       Director
Alan D. Schreiber                 61       Director
John S. White(2)(3)               62       Director

--------------------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Investment and Corporate Governance Committee

         Edward E. Cohen, Chairman of the Board since 1990, Chief Executive Officer since 1988 and President since 2000. Chairman of the Managing Board of Atlas Pipeline Partners GP since its formation in 1999. Director of TRM Corporation (a publicly traded consumer services company) since 1998. Chairman of the Board of Brandywine Construction & Management (a property management company) since 1994. Mr. Cohen is the father of Jonathan Z. Cohen.

         Jonathan Z. Cohen, Executive Vice President since 2001, Chief Operating Officer since 2002 and Director since October 2002. Senior Vice President from 1999 to 2001. Vice President from 1998 to 1999. Vice Chairman of the Managing Board of Atlas Pipeline Partners GP since its formation in 1999. Vice Chairman and a director of Atlas America since its acquisition in 1998. Trustee and Secretary of RAIT since 1997. Chairman of the Board of The Richardson Company (a sales consulting company) since 1999. Mr. Cohen is the son of Edward E. Cohen.

         Steven J. Kessler, Senior Vice President and Chief Financial Officer since 1997. Vice President-Finance and Acquisition at Kravco Company (a national shopping center developer and operator) from 1994 until joining us.

         Freddie M. Kotek, Senior Vice President since 1995. President of Resource Leasing, Inc., our wholly-owned equipment leasing holding company subsidiary, since 1995. President of Resource Properties, Inc., our wholly-owned real estate finance subsidiary, from 2000 to 2001. Executive Vice President of Resource Properties from 1993 to 2000.

         Michael L. Staines, Senior Vice President since 1989. Director from 1989 to 2000 and Secretary from 1989 to 1998. President of Atlas Pipeline Partners GP since 2001. Chief Operating Officer, Secretary and Managing Board Member of Atlas Pipeline Partners GP since its formation in 1999.

         David E. Bloom, Senior Vice President since 2001 and President, Resource Capital Partners, Inc. since 2002. President of Resource Properties from 2001 to 2002. Senior Vice President at Colony Capital, LLC (an international real estate opportunity fund) from 2000 to 2001. Director at Sonnenblick-Goldman Company (a real estate investment bank) from 1998 to 2000. Attorney at Willkie Farr & Gallagher (an international law firm) from 1996 to 1998.

         Alan Feldman, Senior Vice President since 2002. President of Resource Properties since 2002. From 1998 to 2002, Vice President of Lazard Freres & Co. (an investment bank). Executive Vice President of Pennsylvania Real Estate Investment Trust and its predecessor, The Rubin Organization, from 1992 to 1998. From 1988 to 1992, Director, Strouse, Greenberg & Co. (a regional full service real estate company).

         Nancy J. McGurk, Vice President since 1992, Treasurer and Chief Accounting Officer since 1989.

         Carlos C. Campbell, President of C.C. Campbell and Company (a management consulting firm) since 1985. Director of PICO Holdings, Inc. (a publicly traded diversified holding company) since 1998.

         Andrew M. Lubin, President, Delaware Financial Group, Inc. (a private investment firm) since 1990.

         P. Sherrill Neff, founding partner of Quaker Bio Ventures (a life science venture fund) since 2002. President and Chief Financial Officer of Neose Technologies, Inc. (a publicly traded biotechnology firm) from 1994 to 2002. Director of Neose Technologies, Inc. since 1994.

         Alan D. Schreiber, M.D., Professor of Medicine since 1973 and Assistant Dean for Research and Research Training since 1990 at the University of Pennsylvania School of Medicine. Founder and, from 1993 to 1997, Chief Scientific Officer of CorBec Pharmaceuticals, Inc.

         John S. White, Senior Vice President of Retail Management and Development, Royal Alliance Associates (a securities brokerage firm) since 2002. Chief Executive Officer and President of DCC Securities Corporation (a securities brokerage firm) from 1989 to 2002.

Certain Relationships and Related Party Transactions

         In the ordinary course of our business operations, we have ongoing relationships with several related entities as follows:

         Relationship with Brandywine Construction & Management. Brandywine Construction & Management manages the properties underlying 24 of our real estate loans and investments in real estate loans and investments in real estate ventures. Adam Kauffman, President of Brandywine Construction & Management, or an entity affiliated with him, has also acted as the general partner, president or trustee of seven of the borrowers. Edward E. Cohen, our Chairman, Chief Executive Officer and President, is the Chairman and a minority stockholder of Brandywine Construction & Management, holding approximately 8% of its stock.

         In September 2001, we sold a wholly-owned subsidiary to Brandywine Construction & Management for $4.0 million, recognizing a gain of $356,000. The $4.0 million consideration was comprised of $3.0 million in cash and a $1.0 million non-recourse note from Brandywine Construction & Management, which bears interest, at 8% per annum and is due September 2006. The Bancorp, Inc., a related party financial institution provided the first mortgage financing for this sale.

         Relationship with RAIT. Since we organized it in 1997, we have engaged in a number of transactions with RAIT. RAIT is a real estate investment trust in which, as of September 30, 2002, we owned approximately 8% of the common shares. Since that date, we have reduced our ownership to approximately 7%. Betsy Z. Cohen, Mr. E. Cohen's spouse, is the Chairman and Chief Executive Officer of RAIT, and Jonathan Z. Cohen, a son of E. and B. Cohen and our Chief Operating Officer and Executive Vice President and a director, is our designee as trustee on RAIT's board. Mr. J. Cohen also serves as RAIT's Secretary. Scott F. Schaeffer, our former Vice Chairman and officer, is RAIT's President and Chief Operating Officer.

         Since October 1, 2001, we and RAIT have engaged in the following transactions:

              o In June 2002, we sold a mortgage loan having a book value of
                $1.0 million to RAIT for $1.8 million, recognizing a gain of $757,000. Mr. Schaeffer was the president and director of the general partner of the borrower.

              o In March 2002, RAIT provided the initial financing, which has since been repaid, on our purchase for $2.7 million of a 25% interest in a venture. The venture purchased, for $18.9 million, properties adjacent to the office building and garage in which our executive offices are located and in which we own a 50% interest.

         Relationship with The Bancorp. As of September 30, 2002, we owned 9.7% of both the common and preferred stock of The Bancorp. In addition, as of September 30, 2002, we had $5.6 million on deposit at The Bancorp. B. Cohen is the Chief Executive Officer of The Bancorp, and D. Gideon Cohen, a son of E. and
B. Cohen, is the Chairman of The Bancorp. D. Cohen is our President, Chief Operating Officer and director.

         Relationship with Ledgewood. Until April 1996, E. Cohen was of counsel to Ledgewood Law Firm, P.C. We paid Ledgewood $839,000 during fiscal 2002 for legal services. E. Cohen receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest.

         Relationship with Retirement Trusts. Pursuant to E. Cohen's employment contract, upon his retirement, he is entitled to receive payments from a Supplemental Employee Retirement Plan, which we refer to as the SERP. We have established two trusts to fund the SERP. The 1999 Trust purchased 100,000 shares of common stock of The Bancorp. The 2000 Trust holds 38,571 shares of convertible preferred stock of The Bancorp and a loan to a limited partnership of which E. Cohen and D. Cohen own the beneficial interests. This loan was acquired for its outstanding balance of $720,167 by the 2000 Trust in April 2001 from a corporation of which E. Cohen is Chairman and J. Cohen is the President. The loan is secured by the partnership interests held by the limited partnership, which beneficially owns two residential apartment buildings. In addition, the 2000 Trust invested $1.0 million in Financial Securities Fund, an investment partnership which is managed by a corporation of which D. Cohen is the principal shareholder and a director. The fair value of the 1999 Trust is approximately $1.0 million at September 30, 2002. The fair value of the 2000 Trust is approximately $3.6 million at September 30, 2002 and is included in "Other Assets" on our consolidated balance sheet.

         In connection with E. Cohen's SERP, we entered into a split-dollar insurance arrangement under which it pays a portion of the premiums under a life insurance policy with respect to E. Cohen, with reimbursement of such premiums due upon the occurrence of specified events, including E. Cohen's death. Under the recently enacted Sarbanes-Oxley Act of 2002, our future payment of premiums under this arrangement may be deemed to be a prohibited loan to E. Cohen. Since the next premium payment under this arrangement is not due until April 2003, we have deferred any decision relating to this arrangement until the application of the Sarbanes-Oxley Act has been clarified. We cannot predict the effect, if any, that cancellation of the arrangement might entail.

         Relationships with 9 Henmar LLC. We own a 50% interest in Trapeza Funding, an entity that acts as the general partner of Trapeza Partners. Trapeza Partners sponsored and invested in the equity interests of Trapeza CDO I, an issuer of collateralized debt obligations. We also own a 50% interest in Trapeza Capital Management, the collateral manager of Trapeza CDO I. The general partner entity will receive administrative fees for managing Trapeza Partners, as well as a 20% carried interest and a return on its limited partner investment. The collateral manager entity will receive collateral management fees from Trapeza CDO I. The boards of managers of both the general partner and the collateral manager are composed of four members, of which J. Cohen and D. Cohen are our appointees.

         The Trapeza venture was originated and developed in large part by D. Cohen. We have agreed to pay his company, 9 Henmar LLC, 10% of the fees and 10% of the distributions with respect to the 20% carried interest we receive through our interest in the general partner and 10% of the fees we receive through our interest in the collateral manager. Through December 31, 2002, 9 Henmar was not owed anything under these arrangements. In addition, we agreed to reimburse 9 Henmar for fees and expenses, including overhead, incurred by it in connection with structuring the Trapeza venture and our participation in it, developing the pool of trust preferred securities, consulting with the underwriters and rating agencies and providing other consulting, managerial and sales services through the closing of Trapeza CDO I in November 2002. Through December 31, 2002, we had reimbursed 9 Henmar $863,370 of such expenses, of which $565,830 had been reimbursed to us by Trapeza Funding or Trapeza CDO I.

         Trapeza Partners II, a second investment partnership formed to sponsor and invest in another newly-created CDO issuer, recently completed its offering of partnership interests. We entered into an agreement with 9 Henmar with respect to this venture similar to the agreement with respect to the first Trapeza venture, except that in addition to reimbursing 9 Henmar for its fees and expenses, we will pay 9 Henmar 50% of the expense reimbursement we will receive from Trapeza CDO II, after deducting our out-of-pocket expenses. In addition, Trapeza Funding is paying D. Cohen consulting fees until the closing of the Trapeza CDO II offering of $16,667 per month. Through December 31, 2002, $22,224 has been paid to Mr. Cohen under these consulting arrangements.

         Relationships with Cohen Brothers & Company. During fiscal 2002, we purchased 125,095 shares of our common stock at a cost of $1.1 million and repurchased $1.5 million principal amount of the 2004 notes at a cost of $1.6 million from Cohen Brothers.

         Cohen Brothers acted as one of the placement agents for the sale of Trapeza Partners II limited partner interests described immediately above, receiving sales commissions of $117,040. Cohen Brothers was paid at the same 2% commission rate as unaffiliated placement agents. In addition, two employees of Cohen Brothers are receiving consulting fees from Trapeza Funding II of $12,500 and $5,000 per month, respectively, until the closing of Trapeza CDO II offering. Through December 31, 2002, $23,333 has been paid to these persons under these consulting arrangements. D. Cohen and J. Cohen are the principal owners of the corporate parent of Cohen Brothers.

         Relationships with Certain Borrowers. We have from time to time purchased loans in which our affiliates are affiliates of the borrowers.

         In 2000, the property securing a loan having a book value of $3.3 million at September 30, 2002, was purchased by a limited partnership of whose general partner, Mr. Schaeffer is the president. Messrs. Schaeffer, Kauffman, E. Cohen and D. Cohen are equal limited partners of the sole limited partner of the borrower.

         In 1998, we acquired a defaulted loan in the original principal amount of $91.0 million. At September 30, 2002, our receivable was $110.4 million and the book value of the loan was $38.7 million. In September 2000, in connection with a refinancing and to protect our interest, a newly formed limited liability company assumed equity title to the property. Messrs. Schaeffer, Kauffman, E. Cohen and D. Cohen are limited partners (24.75% each) in an entity which owns approximately 30% of the borrower. In addition, Mr. Schaeffer has a controlling administrative role with the borrower.

         In 1998, we acquired a loan under a plan of reorganization in bankruptcy. The loan had a book value of $36.1 million at September 30, 2002. An order of the bankruptcy court required that legal title to the property underlying the loan be transferred on or before June 30, 1998. In order to comply with that order, to maintain control of the property and to protect our interest, Evening Star Associates took title to the property in June 1998. One of our subsidiaries serves as general partner of Evening Star Associates and holds a 1% interest; Messrs. Schaeffer, Kauffman, E. Cohen and D. Cohen purchased a 94% limited partnership interest in Evening Star Associates for $200,000.

         We acquired a loan in 1996. In 2002, the beneficial ownership of the entity holding the interest in the property securing one of our loans was transferred to D. Cohen. At September 30, 2002, our receivable was $8.5 million and the book value of the loan was $2.3 million. The entity holding the interest is entitled to receive 12.5% of any cash flow received by us from the loan.

         In 1997, we acquired a loan with a face amount of $2.3 million at a cost of $1.6 million. The loan had a book value of $980,000 at September 30, 2002. The loan is secured by a property owned by a partnership in which Messrs. Kauffman and E. Cohen and B. Cohen are limited partners (with a 75% beneficial interest). Ledgewood and Brandywine Construction & Management were tenants at such property as of September 30, 2002.

         In 1994, we acquired a loan in the original principal amount of $3.0 million. At September 30, 2002, our receivable was $2.6 million and the book value of the loan was $130,000. The loan is secured by a property owned by a partnership in which E. Cohen and B. Cohen are limited partners, with a 40% beneficial interest.

         Relationships with Certain Lienholders. We hold a first mortgage lien with a face amount of $14.0 million and a book value of $4.5 million on a hotel property owned by a corporation in which, on a fully diluted basis, J. Cohen and
E. Cohen would have a 19% interest. The corporation acquired the property through foreclosure of a subordinate loan.

         In 2001, we sold 100% of the common stock in a wholly-owned subsidiary that owned subordinate interests in two loans to Messrs. Schaeffer, Kauffman, D. Cohen and J. Cohen for $2.2 million, recognizing a gain of $7,300.

                          DESCRIPTION OF THE NEW NOTES

         We will issue our new 12% senior notes due 2008 (the "new notes") under a new indenture among ourselves, the subsidiary guarantors and The Bank of New York, as trustee (the "Trustee"). The following description is a summary of the material provisions of the new indenture. It does not restate the new indenture in its entirety. We urge you to read the new indenture because it, and not this description, defines your rights as holders of the new notes. You may obtain a copy of the new indenture as set forth below under "--Additional Information." You can find the definitions of capitalized terms used and not otherwise defined in this description under "--Certain Definitions." In this description, we refer to ourselves as "Resource America." This term refers only to us and not to any of our subsidiaries.

         The registered noteholder of a new note will be treated as the owner of it for all purposes. Only registered noteholders will have rights under the new indenture.

General

         Resource America will offer $30.0 million in new notes for cash in this offering. Concurrently with this offering, Resource America is offering up to $65.336 million of new notes in exchange for all of its outstanding 12% senior notes due 2004. Resource America has the right to issue additional new notes, subject to the limitations on incurring debt described in "--Limitation on Indebtedness" below. The new notes will mature on August 1, 2008 (the "Stated Maturity"). The new notes will rank pari passu with all other general unsecured obligations of Resource America.

         The new notes will bear interest from the date of their initial issuance at the rate of 12% per annum, payable semi-annually in arrears on February 1 and August 1 of each year (each, an "Interest Payment Date"), commencing August 1, 2003, to the noteholders of record at the close of business on January 15 or July 15 (whether or not a business day) next preceding such Interest Payment Date (each, a "Regular Record Date"). Interest will be computed on the basis of a 360-day year of 12 30-day months.

         The new notes will not be secured by the assets of Resource America or any of its Subsidiaries, or otherwise, and will not have the benefit of a sinking fund for the retirement of principal or interest.

Subsidiary Guarantees

         The new notes will be guaranteed (the "Subsidiary Guarantees") by each of Resource America's current and future Subsidiaries (the "Guarantors") except for Atlas Pipeline Partners, its Subsidiaries and Atlas Pipeline Partners GP (the "Atlas Pipeline Entities"). The obligations of the Guarantors under the Subsidiary Guarantees will be joint and several. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Risks Related to the New Notes--The guarantees for the new notes may be unenforceable due to fraudulent conveyance laws."

         A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with (whether or not such Guarantor is the surviving person) another person, other than Resource America or another Guarantor, unless:

         o immediately after giving effect to the transaction, no Default or Event of Default exists; and

         o either:

           o the person acquiring the property in any such sale or the person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the new indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

           o the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the new indenture. See "--Repurchase at the Option of Noteholders--Asset Sales."

         The Subsidiary Guarantee of a Guarantor will be released in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, or sale of all of the Capital Stock of the Guarantor, to a person that is not, either before or after giving effect to such transaction, a Subsidiary of Resource America, if the sale or other disposition complies with the "Asset Sale" provisions of the new indenture. See "--Repurchase at the Option of Noteholders--Asset Sales."

         To provide the Subsidiary Guarantees, Resource America will need the consent of the lenders under Atlas America's credit facility with Wachovia Bank and Resource Properties' facilities with The Marshall Group and Sovereign Bank. While these lenders have indicated to us their willingness to consent to the Subsidiary Guarantees, subject to the preparation and execution of definitive agreements, we cannot assure you that we will be able to obtain these consents. See "Business-Credit Facilities and 2004 Notes."

Ranking

         The new notes and the subsidiary guarantees will be unsecured and will rank equally in right of payment to all of Resource America's and the Guarantors' existing and future unsecured senior indebtedness, including 2004 notes that are not exchanged in the exchange offer. The new notes will be effectively subordinated to all borrowings under Resource America's and the Guarantors' senior credit facilities, which are secured by a substantial portion of their assets. The new notes will rank senior in right of payment to all of Resource America's future subordinated indebtedness. As of September 30, 2002, Resource America and its consolidated subsidiaries had approximately $155.5 million of indebtedness outstanding, of which $90.0 million was secured indebtedness. The restrictions contained in the new indenture on the incurrence of additional debt, including senior secured debt, by Resource America and the Guarantors are described below under "--Certain Covenants--Limitations on Indebtedness."

Optional Redemption

         Resource America cannot redeem the new notes before August 1, 2006. On or after that date, Resource America may redeem the new notes, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month periods indicated below:

               Redemption date                                     Price
               ---------------                                     -----
               August 1, 2006 - July 31, 2007....................   106%
               Thereafter .......................................   103%

         If Resource America redeems fewer than all of the new notes then outstanding the Trustee will select the new notes to be redeemed by any method the Trustee deems fair and reasonable. New notes in denominations larger than $1,000 may be redeemed in part in integral multiples of $1,000. Notice of redemption will be mailed to each noteholder of new notes to be redeemed at such noteholder's registered address at least 30, but not more than 60, days before the redemption date. Interest will cease to accrue on the new notes called for redemption after the redemption date.

         In addition to permitted redemptions, Resource America may from time to time purchase the new notes in the open market, in private transactions or otherwise, as permitted by applicable law.

No Sinking Fund or Mandatory Redemption

         The new notes will not be entitled to the benefit of any sinking fund or mandatory redemption.

Repurchase at the Option of Noteholders

Change of Control

         If a Change of Control Event occurs at any time, then each noteholder will have the right to require Resource America to repurchase the noteholder's new notes, in whole or in part, in integral multiples of $1,000 at a purchase price in cash equal to 101% of the principal amount of the new notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Asset Sales

         Resource America will not, and will not permit any of its Subsidiaries (other than the Atlas Pipeline Entities) to, consummate an Asset Sale unless Resource America or the Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Stock issued or sold.

         None of the following is an Asset Sale:

           o any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

           o a transfer of assets between or among Resource America and its Subsidiaries other than any of the Atlas Pipeline Entities; provided however, that it shall not be deemed an Asset Sale if Resource America or any of its Subsidiaries acquires assets or Capital Stock of an Oil and Gas Business and, within 6 months of such acquisition, sells all or a portion of such assets or Capital Stock to an Atlas Pipeline Entity;

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           o an issuance of Capital Stock by a Subsidiary to Resource America or
             to another Subsidiary;

           o the sale or lease of equipment, inventory, accounts receivable in the ordinary course of business;

           o the sale or other disposition of cash or cash equivalents;

           o a permitted Restricted Payment;

           o the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property, provided that at the time of the sale or transfer the properties do not have associated with them any proved reserves;

           o the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business;

           o the trade or exchange by Resource America or any Subsidiary of any oil and gas property owned or held by Resource America or such Subsidiary for any oil and gas property owned or held by another person;

           o the sale or transfer of hydrocarbons or other mineral products in the ordinary course of business;

           o sales of assets to a Securitization Entity for Fair Market Value, including cash in an amount at least equal to 75% of the book value of the assets as determined in accordance with GAAP; notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Securitization Entity or other payor is required to repay the notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements entered into as part of the securitization transaction with entities that are not Affiliates of Resource America; and

           o transfers of assets (or a fractional undivided interest therein) by a Securitization Entity.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Resource America may apply those Net Proceeds:

           o to repay Indebtedness and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect to the revolving credit Indebtedness;

           o to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

           o to make a capital expenditure; or

           o to acquire other assets that are used or useful in a Permitted Business.

         Pending the final application of any Net Proceeds, Resource America may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the new indenture.

         The amount equal to 50% of any Net Proceeds from Asset Sales that are not applied or invested as provided above will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, Resource America will make an offer to all noteholders, and to all holders of Pari Passu Indebtedness containing provisions similar to those set forth in the new indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of new notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale offer, Resource America may use those Excess Proceeds for any purpose not otherwise prohibited by the new indenture. If the aggregate principal amount of new notes and Pari Passu Indebtedness tendered into the Asset Sale offer exceeds the amount of Excess Proceeds, the Trustee will select the new notes and Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale offer, the amount of Excess Proceeds will be reset at zero.

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General

         Resource America will comply with the requirements of Rule 14e-1 under the Exchange Act in connection with each repurchase of new notes. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the new indenture, Resource America will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the new indenture by virtue of such conflict.

         The agreements governing Resource America's existing Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the noteholders of new notes of their right to require Resource America to repurchase the new notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Resource America. Finally, Resource America's ability to pay cash to the noteholders upon a repurchase may be limited by Resource America's then existing financial resources. See "Risk Factors--Risks Relating to the New Notes--We may be unable to repurchase the new notes as required under the new indenture."

Certain Covenants

         The new indenture contains, among others, the following covenants:

Net Worth Maintenance

         Commencing on the date of issuance of the new notes and at all times thereafter, determined at the end of each fiscal quarter, Resource America shall maintain Consolidated Net Worth, equal to:

           o $174.0 million plus

           o a cumulative amount equal to 25% of the Consolidated Net Income, but not loss, of Resource America and its Subsidiaries for each fiscal quarter commencing with the first full quarter ending after the issue date; less

           o an amount equal to the difference between:

             o the principal amount of new notes outstanding on the issue date,
               and

             o the principal amount of new notes outstanding on the last day of the quarter for which the determination is being made,

           to a maximum amount of $50.0 million pursuant to this bullet point.

Limitations on Indebtedness

         Except for the issuance of the new notes on the first issue date, Resource America will not incur, directly or indirectly, any Indebtedness or issue any Disqualified Capital Stock, except that Resource America may incur Indebtedness or issue Disqualified Capital Stock if, on the date of such incurrence or issuance and after giving effect to it,

             o no Default or Event of Default has occurred and is continuing or would result, and

             o the Leverage Ratio does not exceed 2.0 to 1.0.

         Resource America will not incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to, or otherwise permit to exist, any Junior Indebtedness or Pari Passu Indebtedness, other than Acquired Indebtedness, unless the Stated Maturity of principal of such Junior Indebtedness or Pari Passu Indebtedness is after the final Stated Maturity of principal of the new notes.

         Resource America will not permit any Subsidiary other than the Atlas Pipeline Entities to, directly or indirectly, incur any Indebtedness or issue any Disqualified Capital Stock.

         Resource America will not incur any Indebtedness which is senior in right of payment to the new notes.

         The foregoing restrictions will not apply to:

             o Permitted Acquisition Indebtedness of Resource America and its
               Subsidiaries and incurrence by Resource America and its Subsidiaries of Indebtedness under the Wachovia Facility;

             o Permitted Repurchase Facilities of Resource America and its
               Subsidiaries;

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             o Guarantees by Resource America or any of the Guarantors of
               Indebtedness of Resource America or any of its Subsidiaries, other than the Atlas Pipeline Entities, that was permitted to be incurred by another provision;

             o Intercompany Indebtedness owed by Resource America to any of its
               Subsidiaries or owed by any Subsidiary to Resource America;

             o Incurrence by the Guarantors of their obligations under the
               Subsidiary Guarantees;

             o Non-Recourse Indebtedness of Resource America and its
               Subsidiaries;

             o Securities issued in a securitization by a Securitization Entity formed by or on behalf of Resource America or its Subsidiaries, regardless of whether such securities are treated as indebtedness for tax purposes, provided that neither Resource America nor any Subsidiary other than the Securitization Entity formed solely for the purpose of such securitization is directly or indirectly liable as a guarantor or otherwise excluding the provision of Credit Support, for the securities or obligations of the Securitization Entity;

             o Unsecured working capital loans to Subsidiaries, not to exceed
               $5.0 million in the aggregate, provided that such Indebtedness shall be considered to be Indebtedness of Resource America for the purpose of the Leverage Ratio;

             o Acquired Indebtedness of Subsidiaries, provided that the Acquired
               Indebtedness shall be considered to be Indebtedness of Resource America for the purpose of the Leverage Ratio;

             o Indebtedness secured by Permitted Liens;

             o Hedging Obligations directly related to:

               o Indebtedness permitted to be incurred by Resource America or its Subsidiaries pursuant to the new indenture;

               o loans held by Resource America or its Subsidiaries pending sale; or

               o loans with respect to which Resource America or any Subsidiary has an outstanding purchase offer or commitment, financing commitment or security interest; or

             o Indebtedness constituting a refinancing described in the definition of a Permitted Payment.

Liquidity Maintenance

         Resource America must, at all times when the new notes are not rated in an investment grade category by one or more nationally recognized statistical rating organizations, maintain Liquid Assets with a value equal to at least 100% of the required interest payments due on the new notes on the next succeeding semi-annual Interest Payment Date. Liquid Assets of a Subsidiary may be included in this calculation only to the extent that the Liquid Assets may at such time be distributed to Resource America without restriction or notice to any person. The Liquid Assets cannot be subject to any pledge, Lien, encumbrance or charge of any kind and cannot be used as collateral or security for Indebtedness for borrowed money or otherwise of Resource America or its Subsidiaries, nor may the Liquid Assets be used as reserves for any self-insurance maintained by Resource America.

Limitations on Restricted Payments

         Resource America will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if, at the time of such Restricted Payment or after giving effect to it,

             o a Default or Event of Default shall have occurred and be continuing;

             o Resource America would fail to maintain sufficient Liquid Assets to comply with the terms of the covenant described above under "--Liquidity Maintenance";

             o the aggregate amount of all Restricted Payments declared and made after the issue date of the new notes would exceed the sum of:

               o 25% of the aggregate Consolidated Net Income or, if such
                 Consolidated Net Income is a deficit, 100% of such deficit of Resource America accrued on a cumulative basis during the period beginning on July 1, 1997, the first day of the fiscal quarter during which the issue date of the original notes occurred, and ending on the last day of Resource America's last fiscal quarter ending prior to the date of such proposed Restricted Payment; plus

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               o the aggregate Net Cash Proceeds received by Resource America as capital contributions, other than from a Subsidiary, after July 1, 1997; plus

               o the aggregate Net Cash Proceeds and the Fair Market Value of property not constituting Net Cash Proceeds received by Resource America from the issuance or sale, other than to a Subsidiary, of Qualified Capital Stock after the issue date of the new notes; plus

               o 100% of the amount of any Indebtedness of Resource America or a
                 Subsidiary that is issued after the issue date of the new notes that is later converted into or exchanged for Qualified Capital Stock of Resource America; or

             o the Unsecured Debt Coverage Ratio for Resource America for the
               most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment is less than 2.00 to 1.00, determined after giving effect to such Restricted Payment; provided that the foregoing provisions will not prevent the payment of a dividend within 60 days after the date of its declaration if at the date of declaration such payment was permitted by the foregoing provisions, or any Permitted Payment.

On the issue date, Resource America will be permitted to make Restricted Payments of up to $__ million pursuant to this covenant.

Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries

         Resource America will not, and will not permit any of its Subsidiaries, other than a Securitization Entity or an Atlas Pipeline Entity, to create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to:

             o pay any dividends or make any other distribution on its Capital
               Stock;

             o make payments in respect of any Indebtedness owed to Resource
               America or any other Subsidiary; or

             o make loans or advances to Resource America or any Subsidiary or to guarantee Indebtedness of Resource America or any other Subsidiary other than:

             o restrictions imposed by applicable law;

             o restrictions existing under agreements in effect on the date of the new indenture;

             o consensual encumbrances or restrictions binding upon any person at the time such person becomes a Subsidiary of Resource America so long as such encumbrances or restrictions are not created, incurred or assumed in contemplation of such person becoming a Subsidiary;

             o restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the assets or the Capital Stock of the Subsidiary;

             o restrictions on the transfer of assets which are subject to
               Liens;

             o restrictions existing under agreements evidencing Permitted
               Acquisition Indebtedness or Permitted Repurchase Facilities if such Indebtedness;

               o is made without recourse to, and with no cross
                 collateralization against the assets of Resource America or any other subsidiary, and

               o upon complete or partial liquidation of which the Indebtedness must be correspondingly repaid in whole or in part, as the case may be; and

             o restrictions existing under any agreement that renews, extends, increases, refinances or replaces any of the agreements containing the restrictions described in the second, third or sixth bullet points; provided that the terms and conditions of any such restrictions, except for changes in interest rates related to changes in market rates, are not less favorable to the noteholders than those under the agreement evidencing or relating to the Indebtedness renewed, extended, increased, refinanced or replaced.

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Limitations on Transactions with Affiliates

         Resource America will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate of Resource America, except that Resource America and any of its Subsidiaries may enter into any transaction or series of related transactions with any Subsidiary of Resource America without limitation under this covenant, if:

             o the transaction or series of related transactions is on terms that are no less favorable to Resource America or such Subsidiary than would be available in a comparable transaction in an arm's length dealing with a person that is not such an Affiliate or, in the absence of such a comparable transaction, on terms that the relevant Board of Directors determines in good faith would be offered to a person that is not an Affiliate;

             o with respect to any transaction or series of related transactions involving aggregate payments in excess of $250,000, Resource America delivers an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with the first bullet point and has been approved by a majority of the Disinterested Directors of the relevant Board of Directors of Resource America or such Subsidiary, as the case may be; and

             o with respect to any transaction or series of related transactions involving aggregate payments in excess of $1.0 million, or in the event that no members of the Board of Directors are Disinterested Directors with respect to any transaction or series of transactions included in the second bullet point,

               o in the case of a transaction involving real property, the aggregate rental or sale price of the real property shall be the fair market rental or sale value of such real property as determined in a written opinion by a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction or series of transactions for which approval is required; and

               o in all other cases, Resource America delivers to the Trustee a written opinion of a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction or series of transactions for which approval is required to the effect that the transaction or series of transactions are fair to Resource America or such Subsidiary from a financial point of view.

         The limitations set forth above will not apply to:

             o transactions entered into pursuant to any agreement already in effect on the issue date of the new notes or any renewals or extensions not involving modifications materially adverse to Resource America and such Subsidiary;

             o normal banking relationship with an Affiliate on an arm's length basis;

             o any employment agreement, stock option, employee benefit, indemnification, compensation, business expense reimbursement or other employment-related agreement, arrangement or plan entered into by Resource America or any of its Subsidiaries, which was adopted by the Board of Directors of Resource America, including a majority of the Disinterested Directors, or such Subsidiary, as the case may be;

             o any permitted Restricted Payment or Permitted Payment;

             o any transaction or series of transactions in which the total amount involved does not exceed $125,000; or

             o services rendered and obligations incurred by Resource America or any of its Subsidiaries pursuant to existing agreements or agreements between Resource America and/or any of its Subsidiaries.

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Limitations on Liens and Guarantees

         Resource America will not create, assume, incur or suffer to exist any Lien, other than a Permitted Lien, upon any of Resource America's assets, including the Capital Stock of any Subsidiary, as security for Indebtedness, without effectively providing that the new notes will be equally and ratably secured with or prior to such Indebtedness.

         In addition, Resource America will not permit any Subsidiary, directly or indirectly, to guarantee or assume, or subject any of its assets to a Lien, other than a Permitted Lien, to secure any Pari Passu Indebtedness or Junior Indebtedness unless:

             o the Subsidiary simultaneously executes and delivers a
               supplemental indenture to the new indenture providing for a guarantee of, or pledge of assets to secure, the new notes by the Subsidiary on terms at least as favorable to the noteholders as the guarantee or security interest in the assets is to the noteholders of such Pari Passu Indebtedness or Junior Indebtedness, except that in the event of a guarantee or security interest in such assets with respect to:

               o Pari Passu Indebtedness, the guarantee or security interest in the assets under the supplemental indenture shall be made pari passu to the guarantee or security interest in the assets with respect to such Pari Passu Indebtedness; or

               o Junior Indebtedness, any such guarantee or security interest in such assets with respect to such Junior Indebtedness shall be subordinated to such Subsidiary's guarantee or security interest in such assets with respect to the new notes to the same extent as such Junior Indebtedness is subordinated to the new notes; and

             o the Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Resource America or any other Subsidiary of Resource America as a result of any payment by such Subsidiary under its guarantees.

Payments for Consent

         Resource America will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any noteholder as an inducement to any consent, waiver or amendment of any of the terms or provisions of the new indenture or the new notes unless the same consideration is paid to all noteholders that provide a consent or so waive or agree to amend.

Additional Subsidiary Guarantees

         If Resource America or any of its Subsidiaries, other than the Atlas Pipeline Entities, acquires or creates another Subsidiary, other than a Securitization Entity, after the date of the new indenture and the Subsidiary has a Consolidated Net Worth greater than $1.0 million, then that newly acquired or created Subsidiary will become a Guarantor within 10 Business Days of the date on which it was acquired or created.

Additional Covenants

          The new indenture also contains covenants with respect to, among other things, the following matters:

             o payment of principal, premium and interest;

             o maintenance of corporate existence;

             o payment of taxes and other claims;

             o maintenance of properties; and

             o maintenance of insurance.

Special Provisions regarding Atlas Pipeline Partners

                  Notwithstanding the covenants described above,

             o Atlas Pipeline Partners and/or Atlas Pipeline Operating
               Partnership, L.P. may issue and sell such Capital Stock or other securities or incur such Indebtedness as may be deemed appropriate by Atlas Pipeline Partners or Atlas Pipeline Operating Partnership; and

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             o Atlas America, Inc., Viking Resources Corporation, Resource
               Energy, Inc. and their Affiliates may discharge their obligations under the Omnibus Agreement, Master Natural Gas Gathering Agreement and, together with Atlas Pipeline Partners GP, LLC, the Distribution Support Agreement and the other transactions with Atlas Pipeline Partners, L.P., Atlas Pipeline Operating Partnership and Atlas Pipeline Partners GP, LLC; all as defined and more particularly described in the registration statement with respect to Atlas Pipeline Partners on Form S-1, registration no. 333-85193.

Merger and Consolidation

         The new indenture provides that Resource America may not, in a single transaction or a series of transactions, consolidate with or merge into any other person or sell, assign, convey, transfer, lease all or substantially all of its assets to any person or group of affiliated persons unless:

             o the resulting, surviving or transferee entity is organized under the laws of the United States or a state thereof or the District of Columbia and such surviving entity assumes by supplemental indenture, executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, all obligations of Resource America on the new notes and under the new indenture,

             o immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

             o the surviving entity could incur at least $1.00 of additional
               Indebtedness without violating the Leverage Ratio; and

             o Resource America shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officer's certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture comply with the new indenture and that all conditions precedent relating to such transaction have been complied with.

Modification of the New Notes Indenture; Waiver of Covenants

         Modifications and amendments of the new indenture may be made by Resource America, the Guarantors and the Trustee with the consent of the noteholders of greater than 50% in aggregate principal amount of the new notes then outstanding. However, no such modification or amendment may, without the consent of the Holder of each outstanding new note affected thereby:

             o change the Stated Maturity of the principal of, or any
               installment of principal of or interest on, any new note or reduce the principal amount thereof, premium, if any, or the rate of interest thereon, or change the coin or currency in which any new note or any premium or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity;

             o reduce the percentage in principal amount of the outstanding new notes, the consent of whose noteholders is required for any such amendment or modification, or the consent of whose noteholders is required for any waiver;

             o modify the optional redemption provisions if the effect of the modification is to decrease the amount of any payment required to be made by Resource America or extend the maturity date of the payment;

             o modify any of the provisions relating to supplemental indentures requiring the consent of noteholders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding new notes required for such action or to provide that certain other provisions of the new indenture may not be modified or waived without the consent of the holder of each new note affected;

             o release any Guarantor from its obligations under its Subsidiary
               Guarantee or the new indenture, except in accordance with the terms of the new indenture; or

             o waive a default in payment with respect to any new note other than a default in payment that is due solely because of acceleration of the maturity of the new notes.

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         Without the consent of any noteholders of the new notes, Resource
America, the Guarantors and the Trustee may modify or amend the new indenture to:

             o evidence the succession of another person to Resource America or any Guarantor and the assumption by any such successor of the covenants of Resource America or the Guarantor in the new indenture and in the new notes;

             o add any additional Events of Default, add to the covenants of
               Resource America for the benefit of the noteholders of the new notes, or surrender any right or power conferred upon Resource America in the new indenture or in the new notes;

             o cure any ambiguity or correct or supplement any provision in the new indenture which may be defective or inconsistent with any other provision in it or in the new notes, provided that any such action shall not adversely affect in any material respect the interests of any Holder of any new note;

             o secure the new notes or add a Guarantor;

             o provide for the issuance of additional notes in accordance with the limitations on Indebtedness described above;

             o evidence and provide the acceptance of the appointment of a successor Trustee under the new indenture; or

             o make any other provisions with respect to matters or questions arising under the new indenture or the new notes, provided that such provisions shall not adversely affect in any material respect the interests of any Holder of any new note.

         The noteholders of greater than 50% in aggregate principal amount of the new notes outstanding may waive compliance with certain restrictive covenants and provisions of the new indenture.

Events of Default

         An Event of Default is:

             o failure by Resource America to pay interest on any new note when due and payable, if such failure continues for a period of 30 days;

             o failure by Resource America to pay the principal on any new note when due and payable at Stated Maturity or upon redemption, acceleration or otherwise;

             o failure by Resource America to comply with any other agreement or covenant contained in the new indenture if such failure continues for a period of 30 days after notice to Resource America by the Trustee or to Resource America and the Trustee by the noteholders of at least 25% in principal amount of the new notes then outstanding;

             o Indebtedness of Resource America or any Subsidiary of Resource
               America is not paid within any applicable grace period after final maturity or in the event that final maturity is accelerated because of a default and, in either case, the total amount of such Indebtedness unpaid or accelerated is equal to or greater than 5% of Resource America's Consolidated Net Worth at the quarter end preceding the end of such grace period or such acceleration;

             o any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee;

             o occurrence of certain events of bankruptcy or insolvency of
               Resource America or any Significant Subsidiary; and

             o existence of one or more judgments against Resource America or any Subsidiary which remain undischarged 60 days after all rights to directly review such judgment, whether by appeal or writ, have been exhausted or have expired which are in excess, either individually or in the aggregate, of 5% of Resource America's Consolidated Net Worth as of the quarter end preceding the end of such 60-day period.

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         Resource America will file annually with the Trustee a statement regarding compliance by Resource America with the terms of the new indenture and specifying any defaults of which the signers may have knowledge.

         If an Event of Default occurs and is continuing, the Trustee or the noteholders of not less than 25% in principal amount of the new notes then outstanding may declare all the new notes to be immediately due and payable by notice to Resource America (and to the Trustee if given by the noteholders). Under certain circumstances, the noteholders of a majority in principal amount of the new notes then outstanding may rescind such a declaration.

Provision of Reports

         Resource America will furnish to the Trustee and the noteholders, within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports which Resource America is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Even if Resource America is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Resource America will continue to file with the SEC and to provide to the Trustee and the noteholders the annual reports and the information, documents and other reports which are specified in Section 13 or 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and other reports to be filed and provided at the times specified for the filing of such information, documents and reports under such section.

Defeasance or Covenant Defeasance

         Resource America may, at its option and at any time, elect to have its obligations and the obligations of any of its Subsidiaries with respect to the outstanding new notes discharged by defeasance. A defeasance means that Resource America will be deemed to have paid and discharged the entire indebtedness represented by the outstanding new notes, except for the rights of noteholders to receive payments in respect of the principal of, premium, if any, and interest on the new notes when such payments are due. In addition, Resource America may, at its option and at any time, elect to have its obligations and the obligations of any of its Subsidiaries with respect to certain covenants described in the new indenture released.

         In order to exercise either defeasance or covenant defeasance,

             o Resource America must irrevocably deposit with the Trustee, in trust, for the benefit of the noteholders of new notes, cash in United States dollars, U.S. government obligations or a combination (collectively, the "trust fund"), in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge interest on the outstanding new notes as it becomes due and to pay and discharge the principal of and premium, if any, on the outstanding new notes at redemption or maturity;

             o in the case of defeasance, Resource America must deliver to the
               Trustee an opinion of independent counsel stating that

               o Resource America has received from, or there has been published by, the Internal Revenue Service a ruling; or

               o since the date of the new indenture, there has been a change in the applicable federal income tax law;

            in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

             o in the case of covenant defeasance, Resource America must deliver to the Trustee an opinion of independent counsel to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

             o no Default or Event of Default may have occurred and be
               continuing on the date of such deposit and after giving effect to it;

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             o such defeasance or covenant defeasance may not result in a breach or violation of, or constitute a Default under, the new indenture or any material agreement or instrument to which Resource America is a party or by which it is bound;

             o Resource America must deliver to the Trustee an opinion of independent counsel to the effect that the trust fund will not be subject to the effect of any applicable bankruptcy, insolvency, receivership, conservatorship, reorganization or similar laws affecting creditors' rights generally;

             o Resource America must deliver to the Trustee an officers'
               certificate stating that the deposit was not made by Resource America with the intent of preferring the noteholders of the new notes over the other creditors of Resource America or with the intent of defeating, hindering, delaying or defrauding creditors of Resource America; and

             o Resource America must deliver to the Trustee an officers'
               certificate and an opinion of independent counsel, each stating that all conditions precedent relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Additional Information

         Anyone who receives this prospectus may obtain a copy of the new indenture without charge by writing to Resource America, Inc., 1845 Walnut Street, Philadelphia, Pennsylvania 19103, Attention: Michael S. Yecies, Secretary and Chief Legal Officer.

Book-Entry, Delivery and Form

         The new notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "New Global Notes"). The New Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

         Except as set forth below, the New Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the New Global Notes may not be exchanged for new notes in certificated form except in the limited circumstances described below. See "--Exchange of New Global Notes for Certificated New Notes."

         Transfers of beneficial interests in the New Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DTC Procedures

         The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Resource America takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         DTC has advised Resource America that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between DTC Participants through electronic book-entry changes in the accounts of DTC Participants. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (collectively, the "Indirect DTC Participants"). Persons who are not DTC Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or the Indirect DTC Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of DTC Participants and Indirect DTC Participants.

         DTC has also advised Resource America that, pursuant to procedures established by it:

             o upon deposit of the New Global Notes, DTC will credit the accounts of DTC Participants with portions of the principal amount of the New Global Notes; and

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             o ownership of these interests in the New Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC, with respect to DTC Participants, or by DTC Participants and Indirect DTC Participants, with respect to other owners of beneficial interest in the New Global Notes.

         Investors who are DTC Participants may hold their interests directly through DTC. Investors who are not DTC Participants may hold their interests therein indirectly through organizations, including Euroclear and Clearstream, which are DTC Participants. All interests in a New Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a New Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of DTC Participants, which in turn act on behalf of Indirect DTC Participants, the ability of a person having beneficial interests in a New Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         Except as described below, owners of interests in the New Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or "noteholders" under the new indenture for any purpose.

         Payments on a New Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the new indenture. Under the terms of the new indenture, Resource America and the Trustee will treat the persons in whose names the new notes, including the New Global Notes, are registered as the owners of the new notes for the purpose of receiving payments and for all other purposes. Consequently, neither Resource America, the Trustee nor any agent of Resource America or the trustee has or will have any responsibility or liability for:

             o any aspect of DTC's records or any DTC Participant's or Indirect
               DTC Participant's records relating to or payments made on account of beneficial ownership interest in the New Global Notes or for maintaining, supervising or reviewing any of DTC's records or any DTC Participant's or Indirect DTC Participant's records relating to the beneficial ownership interests in the New Global Notes; or

             o any other matter relating to the actions and practices of DTC or any DTC Participants or Indirect DTC Participants.

         DTC has advised Resource America that its current practice, upon receipt of any payment in respect of securities such as the new notes, is to credit the accounts of the relevant DTC Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that date. Each relevant DTC Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the DTC Participants and the Indirect DTC Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the DTC Participants or the Indirect DTC Participants and will not be the responsibility of DTC, the Trustee or Resource America. Neither Resource America nor the Trustee will be liable for any delay by DTC or any DTC Participants in identifying the beneficial owners of the new notes, and Resource America and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Transfers between DTC Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

         Cross-market transfers between DTC Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream by its respective exchange agent; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective exchange agent to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant New Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

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         DTC has advised Resource America that it will take any action permitted to be taken by a Holder of new notes only at the direction of one or more DTC Participants to whose account DTC has credited the interests in the New Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such DTC Participant or Participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the New Global Notes for legended new notes in certificated form, and to distribute such notes to DTC Participants.

         Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the New Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Resource America nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of New Global Notes for Certificated New Notes

         A New Global Note is exchangeable for new notes in registered certificated form ("Certificated Notes") if:

             o DTC

               o notifies Resource America that it is unwilling or unable to continue as exchange agent for the New Global Notes; or

               o is no longer eligible to serve as depository pursuant to the new indenture or has ceased to be a clearing agency registered under the Exchange Act and, in either case, Resource America fails to appoint a successor exchange agent;

             o Resource America, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated new notes; or

             o there has occurred and is continuing a Default or Event of
               Default with respect to the new notes.

         In all cases, certificated new notes delivered in exchange for any New Global Note or beneficial interests in New Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the exchange agent in accordance with its customary procedures.

Same Day Settlement and Payment

         Resource America will make payments in respect of the new notes represented by the New Global Notes by wire transfer of immediately available funds to the accounts specified by the New Global Note Holder. Resource America will make all payments with respect to certificated new notes by wire transfer of immediately available funds to the accounts specified by the noteholders or, if no such account is specified, by mailing a check to each such Holder's registered address. The new notes represented by the New Global Notes will be required by DTC to be settled in immediately available funds. Resource America expects that secondary trading in any certificated new notes will also be settled in immediately available funds.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a New Global Note from a DTC Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day immediately following the settlement date of DTC. DTC has advised Resource America that cash received in Euroclear or Clearstream as a result of sales of interests in a New Global Note by or through a Euroclear or Clearstream participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

         "Acquired Indebtedness" means Indebtedness of a person (i) existing at the time such person becomes a Subsidiary of or is merged with or into any other person or (ii) assumed in connection with the acquisition of assets from such person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such person becoming a Subsidiary of such other person or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from such person or the date such person becomes a Subsidiary of or is merged with or into such other person.

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         "Additional Interest" means any penalty associated with the registration of the additional new notes and the interest, if any, that shall accrue on any interest on the new notes the payment of which has not been made on the applicable Interest Payment Date and which shall accrue at the rate per annum specified or determined as specified in such new notes.

         "Affiliate" means, with respect to any specified person, any other person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified person and any legal or beneficial owner, directly or indirectly, of 20% or more of the Voting Stock of such specified person. Notwithstanding the foregoing, no Securitization Entity shall be deemed an Affiliate of Resource America.

         "Asset Sale" means (a) the sale, lease, conveyance or other disposition of any assets or rights; and (b) the issuance or sale of Capital Stock in any of Resource America's Subsidiaries.

         "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

         "Capital Lease Obligation" of any person means any obligations of such person under any capital lease for real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation; and, for the purpose of the new indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

         "Capital Stock" in any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents or interests in (however designated) capital stock in such person, including, with respect to a corporation, common stock, Preferred Stock and other corporate stock and, with respect to a partnership, partnership interests, whether general or limited, and any rights (other than debt securities convertible into corporate stock, partnership interests or other capital stock), warrants or options exchangeable for or convertible into such corporate stock, partnership interests or other capital stock.

         "Change of Control Event" means an event or series of events by which:

                   (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Existing Management Group, is or becomes after the date of issuance of the new notes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of the new indenture), of more than 40% of the total voting power of all Voting Stock of Resource America then outstanding;

                   (b) (1) another corporation merges into Resource America or Resource America consolidates with or merges into any other corporation, or

                        (2) Resource America conveys, transfers or leases all or substantially all its assets to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between Resource America and a Wholly-Owned Subsidiary of Resource America, and, in the case of each of clause (1) and clause (2), with the effect that a person or group, other than the Existing Management Group, is or becomes the beneficial owner of more than 40% of the total voting power of all Voting Stock of the surviving or transferee corporation of such transaction or series of transactions;

                   (c) during any period of two consecutive years, individuals who at the beginning of such period constituted Resource America's Board of Directors, or whose nomination for election by Resource America's shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors then in office; or

                   (d) the shareholders of Resource America shall approve any plan or proposal for the liquidation or dissolution of Resource America.

         "Consolidated Depreciation and Amortization Expense" means with respect to any person for any period, the total amount of depreciation and amortization expense of such person for such period on a consolidated basis and otherwise determined in accordance with GAAP.

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
         "Consolidated EBITDA" means, with respect to any person for any period, the Consolidated Net Income (Loss) of such person for such period plus (a) provision for taxes based on income or profits of such person for such period deducted in computing Consolidated Net Income (Loss) plus (b) Consolidated Interest Expense of such person for such period, plus (c) Consolidated Depreciation and Amortization Expense of such person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income (Loss), plus (d) without duplication, any other non-cash charges reducing Consolidated Net Income (Loss) of such person for such period less (e) without duplication, non-cash items increasing Consolidated Net Income
(Loss) of such person for such period in each case, on a consolidated basis for such person in accordance with GAAP.

         "Consolidated Interest Expense" means, with respect to any period, the sum of: (a) consolidated interest expense of such person for such period, other than interest expense on Permitted Acquisition Indebtedness and Permitted Repurchase Facilities and Indebtedness pursuant to that certain Credit Agreement, dated as of July 31, 2002, by and among Atlas America, Inc., Wachovia Bank, National Association, Union Bank of California, N.A. and the other parties thereto (the "Wachovia Facility"), whether paid or accrued (except to the extent accrued in a prior period), to the extent such expense was deducted in computing Consolidated Net Income (Loss) (including amortization of original issue discount, non-cash interest payments and the interest component of Capitalized Lease Obligations, excluding amortization of deferred financing fees) and (b) consolidated capitalized interest of such person for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (Loss).

         "Consolidated Net Assets" of any person as of any date means the total amount of assets of such person and its Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date for which financial information is available, as determined in accordance with GAAP.

         "Consolidated Net Income (Loss)" of any person means, for any period, the consolidated net income (or loss) of such person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) the portion of net income (or loss) of any other person (other than any of such person's consolidated Subsidiaries) in which such person or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to such person or its consolidated Subsidiaries in cash by such other person during such period, (ii) net income (or loss) of any person combined with such person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iii) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan and (iv) solely for the purpose of determining Consolidated Net Income (Loss) in connection with the calculation of Restricted Payments permitted to be made hereunder, the net income of any consolidated Subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; provided that, upon the termination or expiration of such dividend or distribution restrictions, the portion of net income (or loss) of such consolidated Subsidiary allocable to such person and previously excluded shall be added to the Consolidated Net Income (Loss) of such person to the extent of the amount of dividends or other distributions available to be paid to such person in cash by such Subsidiary.

         "Consolidated Net Worth" of any person and its Subsidiaries mean as of the date of determination all amounts that would be included under stockholders' equity on a consolidated balance sheet of such person and its Subsidiaries determined in accordance with GAAP.

         "Control" when used with respect to any specified person means the power to direct the management and policies of such person directly or indirectly, whether through ownership of voting securities (or pledge of voting securities if the pledgee thereof may on the date of determination exercise or control the exercise of the voting rights of the owner of such voting securities), by contract or otherwise; and the terms "to Control," "Controlling" and "Controlled" have meanings correlative to the foregoing.

         "Credit Support" means credit support designed to enhance the likelihood of payment on securities issued in connection with a securitization of loans or other assets which are generally funded with the proceeds of such securitization, including without limitation subordination of certain classes of securities, insurance policies, representations and warranties, reserve funds, liquidity reserves, lost- and missing- note reserves, letters of credit.

         "Default" means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

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
         "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part on, or prior to, or is exchangeable for debt securities of Resource America or its Subsidiaries prior to, the final Stated Maturity of principal of the new notes; provided that only the amount of such Capital Stock that is redeemable prior to the Stated Maturity of principal of the new notes shall be deemed to be Disqualified Capital Stock.

         "Disinterested Director" of any person means, with respect to any transaction or series of related transactions, a member of the board of directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

         "Existing Management Group" means, a majority of the executive officers of Resource America as of the date of the new indenture (see "Management"), members of their immediate families, certain trusts for their benefit, and legal representatives of, or heirs, beneficiaries or legatees receiving common stock (or securities convertible or exchangeable for common stock) under any such person's estate.

         "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction; provided, however, that the Fair Market Value of any asset or assets shall be determined by the Board of Directors of Resource America, acting in good faith, and shall be evidenced by a resolution of such Board of Directors delivered to the Trustee.

         "Fixed Charges" means, with respect to any person for any period, the sum of (i) Consolidated Interest Expense of such person for such period, and
(ii) the product of (a) all cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock of such person or its Subsidiaries for such period, and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP.

         "GAAP" means generally accepted accounting principles in the United States.

         "Guaranteed Indebtedness" of any person means, without duplication, all Indebtedness of any other person guaranteed directly or indirectly in any manner by such person, or in effect guaranteed directly or indirectly by such person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the Holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor, or (v) otherwise to assure a creditor with respect to Indebtedness against loss; provided that the term shall not include endorsements for collection of deposit, in either case in the ordinary course of business.

         "Hedging Obligations" of any person means the obligations of such person pursuant to any Interest Rate Agreement.

         "Noteholders" means the registered holders of the new notes.

         "Indebtedness" means, with respect to any person, without duplication,
(i) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit issued under letter of credit facilities, and in connection with any agreement by such person to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such person now or hereafter outstanding, (ii) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, but excluding trade payables arising in the ordinary course of business,
(iv) all obligations under Interest Rate Agreements of such person, (v) all Capital Lease Obligations of such person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other persons and all dividends payable by other persons, the payment of which is secured by (or for which the Holder of such Indebtedness has an existing right, contingent or otherwise, to be secured


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by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligations being deemed to be the lesser of the value of such property or asset or the amount of the obligations so secured), (vii) all guarantees by such person of Guaranteed Indebtedness, (viii) all Disqualified Capital Stock (valued at the greater of book value and voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends) of such person, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any liability of the types referred to in clauses (i) through
(viii) above. For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the new indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value is to be determined in good faith by the board of directors (or any duly authorized committee thereof) of the issuer of such Disqualified Capital Stock, and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder.

         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect Resource America or any Subsidiary against fluctuations in interest rates.

         "Junior Indebtedness" means any Indebtedness of Resource America or any Guarantor subordinated in right of payment of either principal, premium (if any) or interest thereon to the new notes.

         "Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all Indebtedness and Disqualified Capital Stock of Resource America, excluding (a) Indebtedness and Guarantees thereof permitted to be incurred pursuant to clauses (1) (other than Incurrence by Resource America and its Subsidiaries of Indebtedness under Wachovia Facility) the, (2), (3),
(4), (6) and (7) of "Certain Covenants-Limitation on Indebtedness," (b) Hedging Obligations permitted to be incurred pursuant to clause (11) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (c) Junior Indebtedness of Resource America to (ii) the Consolidated Net Worth of Resource America.

         "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

         "Liquid Assets" shall include: (i) cash; (ii) any of the following instruments that have a remaining term to maturity not in excess of 90 days from the determination date: (a) repurchase agreements on obligations of, or are guaranteed as to timely receipt of principal and interest by, the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States provided that the party agreeing to repurchase such obligations is a primary dealer in United States government securities, (b) federal funds and deposit accounts, including but not limited to certificates of deposit, time deposits and bankers' acceptances of any United States depository institution or trust company incorporated under the laws of the United States or any state, provided that the debt of such depository institution or trust company at the date of acquisition thereof has been rated by Standard & Poor's Corporation in the highest short-term rating category or has an equivalent rating from another nationally recognized rating agency, or
(c) commercial paper of any corporation incorporated under the laws of the United States or any state thereof that on the date of acquisition is rated investment grade by Standard & Poor's Corporation or has an equivalent rating from another nationally recognized rating agency; (iii) any debt instrument which is an obligation of, or is guaranteed as to the receipt of principal and interest by the United States, its agencies or any U.S. government sponsored enterprise, or (iv) any mortgage-backed or mortgage- related security issued by the United States, its agencies, or any United States government sponsored enterprise which the payment of principal and interest from the mortgages underlying such securities will be passed through to the Holder thereof and which such security has a remaining weighted average maturity of 15 years or less. Notwithstanding the foregoing, Liquid Assets shall not include any debt instruments, securities or collateralized mortgage obligations (real estate mortgage investment conduits) that would be classified as a "High-Risk Mortgage Security" pursuant to the policy statement adopted by the Federal Financial Institutions Examination Counsel on February 10, 1992, as reflected in Volume I of the Federal Reserve Report Service, Part 3-1562.

         "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, or any capital contribution in respect of Capital Stock, as referred to under "`--Certain Covenants--Limitation on Restricted Payments," the proceeds of such issuance or sale or capital contribution in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to Resource America or any Subsidiary of Resource America), net of attorney's fees, accountant's fees and brokerage, consulting, underwriting and other fees and expenses actually incurred in connection with such issuance or sale or capital contribution and net of taxes paid or payable by Resource America as a result thereof.

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         "Net Proceeds" means the aggregate cash proceeds received by Resource
America or any of its Subsidiaries (other than the Atlas Pipeline Entities) in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP for adjustment in respect of any liabilities associated with such asset or assets and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

         "Non-Recourse Indebtedness" means, with respect to any person, Indebtedness of such person for which (i) the sole recourse (excluding certain exceptions relating to fraud, intentional misrepresentation, proceeds of the assets, environmental liabilities and similar matters customary in non-recourse indebtedness) for collection of principal and interest on such Indebtedness is against the specific assets identified in the instruments evidencing or securing such Indebtedness, (ii) such assets were acquired with the proceeds of such Indebtedness or such Indebtedness was incurred concurrently with the acquisition of such assets; and (iii) no other assets (other than Credit Support) of such person or of any other person may be realized upon or in collection of principal or interest on such Indebtedness.

         "Oil and Gas Business" means:

                   (a) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

                   (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties;

                   (c) any business relating to exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith and

                   (d) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (a) through (c) of this definition.

         "Pari Passu Indebtedness" means any Indebtedness of Resource America that is pari passu in right of payment of principal, premium (if any) and interest thereon to the new notes.

         "Permitted Acquisition Indebtedness" means any secured funding arrangement with a financial institution or other lender to the extent (and only to the extent) funding thereunder is used exclusively to finance or refinance the purchase or origination of loans, real estate owned, equipment leases or other assets by Resource America or a Subsidiary, or to provide financing subsequent to such purchase or origination.

         "Permitted Business" means the lines of business, including the Oil and Gas Business and the real estate, equipment leasing and proprietary asset management businesses, conducted by Resource America and its Subsidiaries on the date of the new indenture and any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof.

         "Permitted Liens" is defined to mean (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens imposed by law and arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, progress payments, development obligations, government contracts, performance and return-of-money bonds and other obligations of a similar nature, in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money or otherwise constituting a liability in accordance


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with GAAP); (v) with respect to property of Resource America or any Subsidiary,
Liens granted on such property or assets in favor of the person from whom Resource America or such Subsidiary acquired such property or assets which Liens secure the payment of a contingent portion of the purchase price of such property so long as such Liens are granted and such arrangement is entered into in the ordinary course of business of Resource America; (vi) attachment or judgment Liens not giving rise to a Default or Event of Default and which are being contested in good faith by appropriate proceedings; (vii) easements, rights-of-way, restrictions, homeowners association assessments and similar charges or encumbrances that do not materially interfere with the ordinary course of business of Resource America or any of its Subsidiaries; (viii) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the ordinary course of business of Resource America or any Subsidiary or the value of such real property for the purpose of such business;
(ix) Liens in favor of Resource America or any Subsidiary; (x) Liens existing on the issue date of the new notes; (xi) Liens securing Non-Recourse Indebtedness of Resource America or a Subsidiary thereof; (xii) Liens with respect to the property or assets of Resource America or a Subsidiary securing Indebtedness permitted to be incurred pursuant to clauses (1), (2), (3), (4), (6) and (7) of "--Certain Covenants--Limitations on Indebtedness," above; (xiii) Liens granted after the issue date of the new notes on any assets or Capital Stock of Resource America or its Subsidiaries created in favor of the Holders; (xiv) Liens with respect to the property or assets of a Subsidiary granted by such Subsidiary to Resource America to secure Indebtedness owing to Resource America; (xv) Liens securing Indebtedness which is incurred to refinance Permitted Indebtedness, provided that such Liens constitute Permitted Liens under this clause (xv) only to the extent that they do not extend to or cover any property or assets of Resource America or any Subsidiary other than the property or assets securing the Indebtedness being refinanced; (xvi) leases or subleases granted to others not materially interfering with the ordinary course of business of Resource America or any of its Subsidiaries; (xvii) other Liens securing obligations not exceeding $1,000,000; and (xviii) Liens securing Hedging Obligations of Resource America or such Subsidiary so long as such Hedging Obligations relate to Indebtedness that is, and is permitted under the new indenture to be, secured by a Lien on the same property securing such Hedging Obligations.

         "Permitted Payment" means, so long as no Default or Event of Default is continuing,

                   (a) the purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of Resource America or any Affiliate (other than a Wholly-Owned Subsidiary) of Resource America, Junior Indebtedness or Pari Passu Indebtedness in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege where, in connection therewith, cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds or Fair Market Value of property not constituting Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of Resource America or to an employee benefit plan of Resource America or any of its Subsidiaries) of Qualified Capital Stock of Resource America; provided that the Net Cash Proceeds or Fair Market Value of such property received by Resource America from the issuance of such shares of Qualified Capital Stock, to the extent so utilized, shall be excluded from clause (c)(iii) of the covenant described under "--Covenants--Limitation on Restricted Payments" above; and

                   (b) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Indebtedness or Pari Passu Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of Resource America) of new Indebtedness by Resource America or any of the Guarantors (such a transaction, a "refinancing"); provided, that any such new Indebtedness of Resource America or any of the Guarantors (i) shall be in a principal amount that does not exceed an amount equal to the sum of (A) the principal amount of the Indebtedness so refinanced and accrued but unpaid interest thereon less any discount from the face amount of such Indebtedness to be refinanced expected to be deducted from the amount payable to the holders of such Indebtedness in connection with such refinancing, (B) the amount of any premium expected to be paid in connection with such refinancing pursuant to the terms of the Junior Indebtedness or Pari Passu Indebtedness refinanced or the amount of any premium reasonably determined by Resource America or such Guarantor as necessary to accomplish such refinancing by means of a tender offer, privately negotiated repurchase or


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
                        otherwise and (C) the amount of legal, accounting, printing and other similar expenses of Resource America incurred in connection with such refinancing; provided, further, that for purposes of this clause (i), the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination; (ii) (A) if such refinanced Indebtedness has an Average Life to Stated Maturity shorter than that of the new notes or a final Stated Maturity earlier than the final Stated Maturity of the new notes, such new Indebtedness shall have an Average Life to Stated Maturity no shorter than the Average Life to Stated Maturity of such refinanced Indebtedness and a final Stated Maturity no earlier than the final Stated Maturity of such refinanced Indebtedness or (B) in all other cases each Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) of such new Indebtedness shall be after the final Stated Maturity of principal of the new notes; and (iii) is (A) made expressly subordinated to or pari passu with the new notes to substantially the same extent as the Indebtedness being refinanced or (B) expressly subordinate to such refinanced Indebtedness.

         "Permitted Repurchase Facilities" includes purchase and sale facilities pursuant to which Resource America or a Subsidiary sells loans, real estate owned or other financial assets to a financial institution or other entity and agrees to repurchase such loans, real estate owned or financial assets.

         "Preferred Stock" means, with respect to any person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary liquidation or dissolution of such person, over Capital Stock of any other class in such person.

         "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Disqualified Capital Stock.

         "Reference Period" with regard to any person means the four full fiscal quarters of such person ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the new notes or the new indenture for which financial information is available.

         "Restricted Payment" means

                   (a) the declaration, payment or setting apart of any funds for the payment of any dividend on, or making of any distribution to holders of, the Capital Stock of Resource America or any Subsidiary of Resource America (other than (i) dividends or distributions in Qualified Capital Stock of Resource America and (ii) dividends or distributions payable on or in respect of any class or series of Capital Stock of a Subsidiary of Resource America as long as Resource America receives at least its pro rata share of such dividends or distributions in accordance with its ownership interests in such class or series of Capital Stock);

                   (b) the purchase, redemption or other acquisition or retirement for value, directly or indirectly, of any Capital Stock of Resource America or any Affiliate of Resource America (other than a Wholly-Owned Subsidiary, and other than the purchase from a non-Affiliate of Resource America of Capital Stock of any joint venture or other person which is an Affiliate of Resource America solely because of Resource America's direct or indirect ownership of 20% or more of the Voting Stock of such joint venture or other person) except such as shall constitute a Permitted Payment; or

                   (c) the making of any principal payments on, or repurchase, redemption, defeasance, retirement or other acquisition for value, directly or indirectly, of any Junior Indebtedness or Pari Passu Indebtedness, prior to any Stated Maturity of principal or scheduled redemption or defeasance of, or any scheduled sinking fund payment on, such Junior Indebtedness or Pari Passu Indebtedness, except such as shall constitute a Permitted Payment or a payment permitted by the "Asset Sale" provisions described above under "--Repurchase at the Option of Noteholders--Asset Sales."

         "Securitization Entity" means any pooling arrangement or entity formed or originated for the purpose of holding, and/or issuing securities representing interests in, one or more pools of mortgages, leases, credit card receivables, home equity loan receivables, automobile loans, leases or installment sales contracts, other consumer receivables, real estate owned or other financial assets of Resource America or any Subsidiary, and shall include, without limitation, any partnership, limited liability company, liquidating trust, grantor trust, owner trust, real estate mortgage investment conduit, real estate investment trust or collateralized bond obligation.

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
         "Significant Subsidiary" means any Subsidiary of Resource America which accounted for 5% or more of the Consolidated Net Assets of Resource America and its Subsidiaries as of the end of the fiscal quarter preceding the date of determination for which financial information is available or Consolidated EBITDA of Resource America and its Subsidiaries for the Reference Period.

         "Stated Maturity" when used with respect to any Indebtedness (including, without limitation, the new notes) means the dates specified in the instrument governing such Indebtedness as the fixed dates on which any principal amount of such Indebtedness is due and payable (including, without limitation, by reason of any required redemption, purchase, defeasance or sinking fund payment) and, when used with respect to any installment of interest on Indebtedness, means the date on which such installment is due and payable.

         "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the voting power of Voting Stock thereof is at the time owned or Controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

         "Unsecured Debt Coverage Ratio" means, with respect to any person for any period, the ratio of Consolidated EBITDA of such person for such period to the Fixed Charges of such person for such period. In the event that the person incurs, assumes, guarantees or redeems any Indebtedness (including any Indebtedness which constitutes Acquired Indebtedness) subsequent to the commencement of the period for which the Unsecured Debt Coverage Ratio is being calculated but prior to the event for which the calculation of the Unsecured Debt Coverage Ratio is made (the "Calculation Date"), then the Unsecured Debt Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter period, including an assumption of investment returns at the rate equal to the higher of the six-month Treasury bill rate or six-month LIBOR at the beginning of such four-quarter period. For purposes of making the computation referred to above, investments in the equity of, or other acquisitions or dispositions, which constitute all or substantially all of an operating unit of a business and discontinued operations (as determined in accordance with GAAP) that have been made by the person or any of its Subsidiaries, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter period. If since the beginning of such period any person (that subsequently became a Subsidiary or was merged with or into the person or any Subsidiary since the beginning of such period) shall have made any investment in the equity of, or other acquisition or disposition, which constitutes all or substantially all of an operating unit of a business, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Unsecured Debt Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction for Resource America, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Resource America. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Resource America to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Resource America may designate.

         "Voting Stock" means Capital Stock of the class or classes of which the holders have (i) in respect of a corporation, the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) or (ii) in respect of a partnership, the general voting power under ordinary circumstances to elect the board of directors or other governing board of such partnership or of the person which is a general partner of such partnership.

         "Wholly-Owned Subsidiary" means a Subsidiary all of the Capital Stock of which (other than directors' qualifying shares) is owned by Resource America or another Wholly-Owned Subsidiary.

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             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the new notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any rulings from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

         This summary assumes that the new notes are held as capital assets and holders are initial purchasers of the new notes who purchased the new notes at their initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder's particular circumstances or to holders that may be subject to special tax rules, including, without limitation: holders subject to the alternative minimum tax; banks; tax-exempt organizations; insurance companies; dealers in securities or commodities; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; financial institutions; holders whose functional currency is not the U.S. dollar; U.S. expatriates; persons that will hold the new notes as a position in a straddle or as part of a hedging or conversion or other risk reduction transaction; or persons deemed to sell the new notes under the constructive sale provisions of the Code.

         THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

         The following is a summary of material United States federal income tax consequences that will apply to you if you are a U.S. holder of the new notes. Certain consequences to "non-U.S. holders" of the new notes are described under "-Consequences to Non-U.S. Holders" below. "U.S. holder" means a beneficial owner of a new note that is:

         o a citizen or resident of the United States;

         o a corporation (or an entity that is treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

         o an estate, the income of which is subject to United States federal income taxation regardless of its source; or

         o a trust that (1) is subject to the supervision of a court within the United States and that has one or more United States persons with authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

         If a partnership holds new notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our new notes, you should consult your tax advisor.

Payments of Interest

         Stated interest on the new notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. We expect that the new notes will not be issued with more than a de minimis amount of original issue discount.

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Sale, Exchange or Disposition of New Notes

         You will generally recognize gain or loss upon the sale, exchange or other disposition of a new note equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note will generally equal the amount you paid for the new note, decreased by any repayments of principal received on the new note and increased by the amount of accrued unpaid interest that you have already included in gross income. Any gain or loss recognized on a disposition of the new note will be capital gain or loss. If you are an individual and have held the new note for more than one year, such capital gain will generally be subject to tax at a maximum rate of 20%. Your ability to deduct capital losses may be limited.

Consequences to Non-U.S. Holders

         The following is a summary of United States federal tax consequences that will apply to you if you are a non-U.S. holder of the new notes. The term "non-U.S. holder" means a beneficial owner of a new note that is not a U.S. holder.

         Special rules may apply to certain non-U.S. holders such as controlled foreign corporations, passive foreign investment companies and foreign personal holding companies. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest

         The payment to you of interest on a new note generally will not be subject to United States federal income or income withholding tax provided that:

         o you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

         o you are not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and applicable Treasury regulations;

         o you are not a bank whose receipt of interest on the new notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

         o (1) you provide us or our agent with your name and address on an IRS Form W-8BEN and you certify under penalty of perjury that you are not a United States person, or (2) a bank, brokerage house or other financial institution that holds the new notes on your behalf in the ordinary course of its trade or business certifies to us or our agent, under penalty of perjury, that such holder has received an IRS Form W-8BEN from you and furnishes us or our agent with a copy of the properly completed IRS Form W-8BEN.

         If you cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you provide us with a properly executed:

         o IRS Form W-8BEN claiming an exemption from, or reduction in the rate of, withholding under an applicable income tax treaty; or

         o IRS Form W-8ECI stating that the interest paid on the new note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. In addition, you may, under certain circumstances, be required to obtain a United States taxpayer identification number, or TIN.

         If you are engaged in a trade or business in the United States and interest on the new note is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on such interest in the same manner as if you were a U.S. holder, unless you can claim an exemption under an applicable income tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. Payments of interest to you will generally be subject to reporting requirements, even though these payments are not subject to a 30% United States federal withholding tax.

Sale, Exchange, or Disposition of the New Notes

         Generally, you will not be subject to United States federal income tax with respect to gain realized on the sale, exchange, redemption or other disposition of a new note unless:

         o the gain is effectively connected with the conduct by you of a trade or business in the United States; or

         o in the case of a non-U.S. holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

         Non-U.S. holders in either of the above two circumstances will nevertheless not be subject to United States federal income tax if a treaty exemption applies and the appropriate documentation is provided.

United States Federal Estate Taxation of Non-U.S. holders

         The United States federal estate tax will not apply to the new notes owned by you at the time of your death, provided that (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury regulations) and (2) interest on the new note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

U.S. Holders

         U.S. holders, unless otherwise exempt as noted below, will be subject to information reporting with respect to payments of principal, interest and the gross proceeds from the sale, exchange, redemption or other disposition of a new note. Backup withholding at a rate equal to 30% for amounts paid during calendar years 2002 and 2003 may apply to payments of interest and to the gross proceeds from the sale, exchange, redemption or other disposition of a new note if the U.S. holder:

         o fails to furnish its TIN on an IRS Form W-9 within a reasonable time after we request this information;

         o furnishes an incorrect TIN;

         o is informed by the IRS that it failed to report properly any interest or dividends; or

         o fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding.

         Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions. Holders of the new notes should consult their tax advisors as to their qualification for exemption and the procedure for obtaining such exemption.

Non-U.S. Holders

         Non-U.S. holders generally will not be subject to backup withholding with respect to payments of interest on the new notes if we do not have actual knowledge or reason to know that the non-U.S. holder is a United States person and such holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding. Payments of interest, however, will generally be subject to reporting requirements.

         Payments of the gross proceeds from the sale, exchange, redemption or other disposition of a new note effected by or through a United States office of a broker generally will be subject to backup withholding and information reporting unless the non-U.S. holder certifies as to its non-U.S. status on IRS Form W-8BEN or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received in the United States.

         However, information reporting will generally apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is a non-U.S. holder or that the holder otherwise is entitled to an exemption, and the broker is:

         o a United States person;

         o a foreign person that has derived 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States;

         o a controlled foreign corporation for United States federal income tax purposes; or

         o a foreign partnership (1) more than 50% of the capital or profits interest of which is owned by United States persons or (2) that is engaged in a U.S. trade or business.

         Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a holder of the new notes will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund if the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

         Bear, Stearns & Co. Inc. and Friedman, Billings, Ramsey & Co., Inc. have agreed to act as joint book-running managers. Under the terms and conditions stated in the underwriting agreement, dated the date of this prospectus, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the principal amount of the new notes as set forth opposite its name below:

                  Underwriter                                Principal Amount
                  -----------                                ----------------
         Bear, Stearns & Co. Inc. .....................        $
         Friedman, Billings, Ramsey & Co., Inc. .......        $
                                                               -----------
              Total ..................................         $30,000,000
                                                               ===========

         The underwriters must take and pay for all of the new notes offered if any of the new notes are sold.

         The following table shows the per note and total underwriting discount we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase an additional $4,500,000 of additional new notes.

                                             No exercise      Full exercise
                                             -----------      -------------
         Per note .....................           %                %
              Total ...................      $                $
                                             -----------      -------------

         The underwriters propose to offer some of the new notes to the public at the public offering price set forth on the cover page of this prospectus and some of the new notes to dealers at the public offering price less a concession not to exceed __% of the principal amount of the new notes. The underwriters may allow, and dealers may reallow, a concession not to exceed __% of the principal amount of the new notes on sales to other dealers. After the initial offering of the new notes to the public, the underwriters may change the public offering price and the concessions.

         We expect to incur expenses of approximately $3.3 million in connection with this offering.

         In connection with the offering, the underwriters may purchase and sell new notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of new notes in excess of the principal amount of new notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the new notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of new notes made for the purpose of preventing or retarding a decline in the market price of the new notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the new notes. They may also cause the price of the new notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

         Bear Stearns & Co. Inc. and Friedman, Billings, Ramsey & Co., Inc. will act as dealer/manager in connection with the exchange offer and consent solicitation with respect to our 12% senior notes due 2004. Bear Stearns & Co. Inc. and Friedman, Billings, Ramsey & Co., Inc. have performed investment banking and advisory services for us from time to time for which each has received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make because of those liabilities.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

         We incorporate by reference in this prospectus the following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended:

             o our Annual Report on Form 10-K for the fiscal year ended
               September 30, 2002; and

             o future filings we make with the SEC under Sections 13(a), 13(c),
               14 or 15(d) of the Exchange Act until all of the new notes have been sold.

         You may obtain a copy of these filings without charge by visiting our website at http://www.resourceamerica.com or by writing or calling us at:

                           Michael S. Yecies, Esquire
                               Chief Legal Officer
                             Resource America, Inc.
                               1845 Walnut Street
                             Philadelphia, PA 19103
                                 (215) 546-5005

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the documents we have incorporated by reference is accurate as of any date other than the date on the front of those documents.


         We have filed with the SEC a registration statement on Form S-3 with respect to this notes offering. This prospectus only constitutes part of the registration statement and does not contain all of the information set forth in the registration statement, its exhibits, and its schedules.

                                  LEGAL MATTERS

         Certain legal matters relating to the new notes will be passed upon for us by Ledgewood Law Firm, P.C., Philadelphia, Pennsylvania. In addition, the description of United States federal income tax matters in "Material United States Federal Income Tax Consequences" will be passed upon by Ledgewood Law Firm, P.C. Certain legal matters will be passed upon for the underwriters by Dickstein Shapiro Morin & Oshinsky LLP, Washington, D.C. Latham & Watkins LLP, New York, New York acted as special counsel to the underwriters.

                                     EXPERTS

         Our consolidated financial statements as of September 30, 2002 and 2001 and for each of the three years ended September 30, 2002 included and incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, upon the authority of such firm as experts in accounting and auiting.

         The estimates of our proved natural gas and oil reserves, referred to and incorporated by reference in this prospectus, were based in part upon engineering reports provided by Wright & Company, Inc., independent petroleum engineers. These estimates have been included and incorporated herein in reliance on the authority of such firm as experts in petroleum engineering.

                                   APPENDIX A

                                    GLOSSARY

         As used in this prospectus, the following terms have the meanings indicated:

o   "Bbls" and "Mbbls" mean barrels and thousand barrels, respectively.

o "Boe" and "Mboe" mean barrels of oil equivalent and thousand barrels of oil equivalent, respectively.

o   "Dekatherm" or "Dth" means one Mmbtu.

o   "Developed land" means acreage on which we have a productive well.

o "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive in an attempt to recover proved undeveloped reserves.

o "Dry hole" means a well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

o   "Gross acre" means an acre in which a working interest is owned.

o "Mcf", "Mmcf," "Bcf" and "Tcf" mean thousand cubic feet, million cubic feet, billion cubic feet and trillion cubic feet, respectively.

o "Mcfe, "Mmcfe" and "Bcfe" mean thousand cubic feet equivalent, million cubic feet equivalent and billion cubic feet equivalent, respectively. Natural gas volumes are converted to Bbls of oil equivalent using the ratio of six Mcf of natural gas to one Bbl of oil and are stated at the official temperature and pressure bases of the area in which the reserves are located.

o "Mmbtu" means one million British thermal units. A British thermal unit is the heat required to raise the temperature of a one-pound mass of water one degree Fahrenheit.

o "Net acres" or "net wells" means the sum of the fractional working interests owned in gross acres or gross wells.

o "Production" means production attributable to our interest after deducting royalties.

o "Productive well" means a well that is producing oil or gas or that is capable of production.

o "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional crude oil and natural gas expected to be obtained through the application of fluid injection, or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery, are included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

o "Proved reserves" are the estimated quantities of crude oil, natural gas and natural gas liquids attributable to our interest after deducting royalties, which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of natural gas and oil which reasonably can be expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods. Prices include consideration of changes in existing prices provided by contractual arrangements, but not escalations based upon future conditions.

o "PV-10 value" means, in accordance with SEC guidelines, the estimated future net cash flow to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%. These amounts are calculated net of estimated production costs and future development costs, using prices and costs in effect as of a certain date, without escalation and without giving effect to non-property or non-production related expenses such as general and administrative expenses, debt service or future income tax expense, or to depreciation, depletion and amortization.

o "Reserve life," expressed in years, represents the estimated proved reserves at a specified date divided by production for the preceding 12-month period.

o "Royalty" means the interest paid to the owner of mineral rights expressed as a percentage of gross income from natural gas and oil produced and sold unencumbered by expenses.

o "Royalty interest" means an interest in a natural gas and oil property entitling the owner to shares of natural gas and oil production free of costs of exploration, development and production. Royalty interests are approximate and are subject to adjustment

o   "Undeveloped land" means acreage on which we do not have a productive well.

o "Working interest" means the operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and to share in the production.

Report of Independent Certified Public Accountants


Stockholders and Board of Directors
RESOURCE AMERICA, INC.

         We have audited the accompanying consolidated balance sheets of Resource America, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Resource America, Inc. and subsidiaries as of September 30, 2002 and 2001, and the consolidated results of their operations and cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Notes 3 and 15 to the financial statements, effective October 1, 2001, the Company changed its method of accounting for goodwill for the adoption of SFAS No. 142.

         As discussed in Note 2, the Company adopted SFAS No. 145 resulting in the reclassification of net gain from the extinguishment of debt from an extraordinary item to interest and other in the consolidated statements of operations.




Grant Thornton LLP




Cleveland, Ohio
November 22, 2002, except for the sixth through eighth paragraphs of Note 12, for which the date is December 24, 2002.

                             RESOURCE AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 2002 AND 2001

                                                                                   2002           2001
                                                                                ----------     -----------
                                                                             (in thousands, except share data)
ASSETS
Current assets:
   Cash and cash equivalents.................................................   $   25,736     $    48,648
   Accounts receivable.......................................................       16,060          18,197
   Assets held for disposal..................................................        5,488           7,141
   Prepaid expenses..........................................................        2,696             762
                                                                                ----------     -----------
     Total current assets....................................................       49,980          74,748

Investments in real estate loans and ventures (less allowance for
   possible losses of $3,480 and $2,529).....................................      202,423         206,400
Investment in RAIT Investment Trust..........................................       29,580          20,909

Property and equipment:
   Oil and gas properties and equipment (successful efforts).................      126,983         106,795
   Gas gathering and transmission facilities.................................       28,091          23,608
   Other.....................................................................        8,390           7,310
                                                                                ----------     -----------
                                                                                   163,464         137,713

Less - accumulated depreciation, depletion and amortization..................      (44,287)        (34,739)
                                                                                ----------     -----------
   Net property and equipment................................................      119,177         102,974

Goodwill.....................................................................       37,471          31,420
Other assets.................................................................       28,867          30,013
                                                                                ----------     -----------
                                                                                $  467,498     $   466,464
                                                                                ==========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt.........................................   $    4,320     $     8,560
   Accounts payable..........................................................       12,378          18,264
   Accrued interest..........................................................        1,760           1,721
   Liabilities associated with assets held for disposal......................       11,317               -
   Accrued liabilities.......................................................        9,808           6,255
   Estimated income taxes....................................................          893             288
   Deferred revenue on drilling contracts....................................        4,948          13,770
                                                                                ----------     -----------
       Total current liabilities.............................................       45,424          48,858

Long-term debt:
   Senior....................................................................       65,336          66,826
   Non-recourse..............................................................       68,220          62,159
   Other.....................................................................       17,634          12,586
                                                                                ----------     -----------
                                                                                   151,190         141,571

Liabilities associated with assets held for disposal.........................        3,144               -

Deferred revenue and other liabilities.......................................        1,074           1,578
Deferred income taxes........................................................       13,733          18,682

Minority interest............................................................       19,394          20,316

Commitments and contingencies................................................            -               -

Stockholders' equity:
   Preferred stock, $1.00 par value:  1,000,000 authorized shares ...........            -               -
   Common stock, $.01 par value: 49,000,000 authorized shares................          250             249
   Additional paid-in capital................................................      223,824         223,712
   Less treasury stock, at cost..............................................      (74,828)        (74,080)
   Less loan receivable from Employee Stock Ownership Plan (ESOP)............       (1,201)         (1,297)
   Accumulated other comprehensive income....................................        5,911           1,657
   Retained earnings.........................................................       79,583          85,218
                                                                                ----------     -----------
         Total stockholders' equity..........................................      233,539         235,459
                                                                                ----------     -----------
                                                                                $  467,498     $   466,464
                                                                                ==========     ===========

          See accompanying notes to consolidated financial statements

                             RESOURCE AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

                                                                                    2002           2001          2000
                                                                                 ----------     ----------     ----------
                                                                                   (in thousands, except per share data)
REVENUES
Energy....................................................................       $   97,912     $   94,806     $   70,552
Real estate finance.......................................................           16,582         16,899         18,649
Interest and other........................................................            6,269          6,601         11,460
                                                                                 ----------     ----------     ----------
                                                                                    120,763        118,306        100,661

COSTS AND EXPENSES
Energy....................................................................           70,450         59,976         48,378
Real estate finance.......................................................            2,423          1,504          3,256
General and administrative................................................            7,143          5,680          7,894
Depreciation, depletion and amortization..................................           11,161         11,038          9,872
Interest..................................................................           12,816         14,736         18,632
Provision for possible losses.............................................            1,393            863            936
Provision for legal settlement............................................            1,000              -              -
Termination charge........................................................                -              -          1,753
Minority interest in Atlas Pipeline Partners, L.P.........................            2,605          4,099          2,058
                                                                                 ----------     ----------     ----------
                                                                                    108,991         97,896         92,779
                                                                                 ----------     ----------     ----------
Income from continuing operations before income taxes.....................           11,772         20,410          7,882
Provision for income taxes................................................            3,414          6,327          2,401
                                                                                 ----------     ----------     ----------
Income from continuing operations ........................................            8,358         14,083          5,481
                                                                                 ----------     ----------     ----------

Discontinued operations:
    (Loss) income on discontinued operations, net of income tax benefit
      (provision) of $5,944, $2,439 and ($8,266)..........................          (11,040)        (4,254)        12,684
Cumulative effect of a change in accounting principle, net of taxes of $336            (627)             -              -
                                                                                 ----------     ----------     ----------

Net income (loss).........................................................       $   (3,309)    $    9,829     $   18,165
                                                                                 ==========     ==========     ==========

Net income (loss) per common share - basic:
From continuing operations................................................       $      .48     $      .78     $      .24
Discontinued operations...................................................             (.63)          (.23)           .54
Cumulative effect of a change in accounting principle.....................             (.04)             -              -
                                                                                 ----------     ----------     ----------
Net income (loss) per common share - basic................................       $     (.19)    $      .55     $      .78
                                                                                 ==========     ==========     ==========
Weighted average common shares outstanding................................           17,446         17,962         23,413
                                                                                 ==========     ==========     ==========

Net income (loss) per common share - diluted:
From continuing operations................................................       $      .47     $      .76     $      .23
Discontinued operations...................................................             (.62)          (.23)           .53
Cumulative effect of a change in accounting principle.....................             (.04)             -              -
                                                                                 ----------     ----------     ----------
Net income (loss) per common share - diluted..............................       $     (.19)    $      .53     $      .76
                                                                                 ==========     ==========     ==========

Weighted average common shares............................................           17,805         18,436         23,828
                                                                                 ==========     ==========     ==========

           See accompanying notes to consolidated financial statements

                             RESOURCE AMERICA, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

                                                                                   2002           2001           2000
                                                                                ----------     ----------     ----------
                                                                                            (in thousands)
Net (loss) income.........................................................      $   (3,309)    $    9,829     $   18,165
Unrealized gain on investment in RAIT Investment Trust,
  net of taxes of $2,305, $1,350 and $413.................................           4,475          2,622            788
Unrealized (loss) gain on natural gas futures and option contracts,
   net of taxes of $105 and ($5)..........................................            (221)             9              -
                                                                                ----------     ----------     ----------
Comprehensive income......................................................      $      945     $   12,460     $   18,953
                                                                                ==========     ==========     ==========


           See accompanying notes to consolidated financial statements

                             RESOURCE AMERICA, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
                        (in thousands, except share data)


                                                    Common Stock           Additional          Treasury Stock
                                             ----------------------------   Paid-In     ------------------------------
                                                 Shares        Amount       Capital         Shares         Amount
                                             -------------------------------------------------------------------------
Balance, September 30, 1999...............       24,385,279   $     244  $     221,084    (1,071,432)     $  (17,002)
Treasury shares issued....................                                        (917)       66,450           1,396
Issuance of common stock..................          236,683           2          1,194
Purchase of treasury shares...............                                                   (25,000)           (172)
Other comprehensive income................
Cash dividends ($.13 per share)...........
Repayment of ESOP loan....................
Net income................................
----------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000...............       24,621,962   $     246  $     221,361    (1,029,982)     $  (15,778)
Treasury shares issued....................                                        (407)       33,916             804
Issuance of common stock..................          318,075           3          2,758
Cancellation of shares issued.............                                                  (153,526)         (1,305)
Purchase of treasury shares...............                                                (6,349,021)        (57,801)
Other comprehensive income................
Cash dividends ($.13 per share)...........
Repayment of ESOP loan....................
Net income................................
----------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2001...............       24,940,037   $     249  $     223,712    (7,498,613)     $  (74,080)
Treasury shares issued....................                                        (429)       31,537             769
Issuance of common stock..................          104,029           1            297
Tax benefit from employee stock option
  exercise................................                                         244
Purchase of treasury shares...............                                                  (156,122)         (1,517)
Other comprehensive income................
Cash dividends ($.13 per share)...........
Repayment of ESOP loan....................
Net loss..................................
----------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2002...............       25,044,066   $      250  $     223,824    (7,623,198)     $  (74,828)
                                                 ==========   ==========  =============    ==========      ==========

[RESTUBBED]

                                                             Accumulated
                                                 ESOP           Other                        Totals
                                                 Loan       Comprehensive     Retained    Stockholders'
                                              Receivable    Income (Loss)     Earnings       Equity
                                             ------------------------------------------------------------
Balance, September 30, 1999...............      $ (1,488)     $  (1,762)      $  62,713    $   263,789
Treasury shares issued....................                                                         479
Issuance of common stock..................                                                       1,196
Purchase of treasury shares...............                                                        (172)
Other comprehensive income................                          788                            788
Cash dividends ($.13 per share)...........                                       (3,125)        (3,125)
Repayment of ESOP loan....................            95                                            95
Net income................................                                       18,165         18,165
---------------------------------------------------------------------------------------------------------
Balance, September 30, 2000...............      $ (1,393)     $    (974)      $  77,753    $   281,215
Treasury shares issued....................                                                         397
Issuance of common stock..................                                                       2,761
Cancellation of shares issued.............                                                      (1,305)
Purchase of treasury shares...............                                                     (57,801)
Other comprehensive income................                        2,631                          2,631
Cash dividends ($.13 per share)...........                                       (2,364)        (2,364)
Repayment of ESOP loan....................            96                                            96
Net income................................                                        9,829          9,829
---------------------------------------------------------------------------------------------------------
Balance, September 30, 2001...............      $ (1,297)     $   1,657       $  85,218    $   235,459
Treasury shares issued....................                                                         340
Issuance of common stock..................                                                         298
Tax benefit from employee stock option
  exercise................................                                                         244
Purchase of treasury shares...............                                                      (1,517)
Other comprehensive income................                        4,254                          4,254
Cash dividends ($.13 per share)...........                                       (2,326)        (2,326)
Repayment of ESOP loan....................            96                                            96
Net loss..................................                                       (3,309)        (3,309)
---------------------------------------------------------------------------------------------------------
Balance, September 30, 2002...............      $ (1,201)     $   5,911       $  79,583    $   233,539
                                                ========      =========       =========    ===========

           See accompanying notes to consolidated financial statements

                             RESOURCE AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000


                                                                                   2002           2001           2000
                                                                                ----------     ----------     ----------
                                                                                            (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income.........................................................      $   (3,309)   $    9,829     $   18,165
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
   Depreciation, depletion and amortization...............................          11,161        11,038          9,872
   Amortization of discount on senior notes and deferred finance costs....           1,095         1,005          1,110
   Provision for possible losses..........................................           1,393           863            936
   Minority interest in Atlas Pipeline Partners LP........................           2,605         4,099          2,058
   Loss (income) on discontinued operations...............................          11,040         4,254        (12,684)
   Deferred income taxes..................................................          (7,413)         (885)         5,825
   Accretion of discount..................................................          (3,212)       (5,923)        (5,802)
   Collection of interest.................................................           5,243         1,207          5,697
   Cumulative effect of change in accounting principle....................             627             -              -
   Gain on asset dispositions.............................................          (2,507)       (1,738)        (2,678)
   Property impairments and abandonments..................................              24           207            877
Changes in operating assets and liabilities:
   (Increase) decrease in accounts receivable and other assets............          (4,961)        4,003         (6,347)
   Decrease in accounts payable and other liabilities.....................          (4,959)       (8,688)        (1,643)
                                                                                ----------    ----------     ----------
Net cash provided by operating activities of continuing operations........           6,827        19,271         15,386

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid in asset acquisitions.......................................               -        (7,875)             -
Proceeds from sale of subsidiary..........................................               -             -        126,276
Capital expenditures......................................................         (21,967)      (14,210)       (11,066)
Principal payments on notes receivable....................................          24,499        29,120         73,259
Proceeds from sale of assets..............................................             721           490          1,269
(Increase) in other assets................................................          (8,083)      (10,150)        (8,933)
Investments in real estate loans and ventures.............................         (19,859)      (25,395)        (5,193)
Decrease in other liabilities.............................................            (175)         (213)          (339)
                                                                                ----------    ----------     ----------
Net cash (used in) provided by investing activities of
  continuing operations...................................................         (24,864)      (28,233)       175,273

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings................................................................         173,753       135,021        104,292
Principal payments on borrowings..........................................        (168,619)     (129,272)      (192,569)
Net proceeds from Atlas Pipeline Partners L.P. public offering............               -             -         15,251
Dividends paid to minority interest of Atlas Pipeline Partners L.P........          (3,623)       (3,783)        (1,921)
Dividends paid............................................................          (2,326)       (2,364)        (3,125)
Purchase of treasury stock................................................          (1,517)      (57,801)          (172)
Repayment of ESOP loan....................................................              96            96             95
Increase in other assets..................................................          (1,258)         (702)           (67)
Proceeds from issuance of stock...........................................              17           420            858
                                                                                ----------    ----------     ----------
Net cash used in financing activities of continuing operations............          (3,477)      (58,385)       (77,358)
                                                                                ----------    ----------     ----------
Net cash used in discontinued operations..................................          (1,398)       (1,112)       (28,698)
                                                                                ----------    ----------     ----------
(Decrease) increase in cash and cash equivalents..........................         (22,912)      (68,459)        84,603
Cash and cash equivalents at beginning of year............................          48,648       117,107         32,504
                                                                                ----------    ----------     ----------

Cash and cash equivalents at end of year..................................      $   25,736    $   48,648     $  117,107
                                                                                ==========    ==========     ==========

           See accompanying notes to consolidated financial statements

                             RESOURCE AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

         Resource America, Inc. (the "Company"), a proprietary asset management company, that uses industry specific expertise to generate and administer investment opportunities for the Company and for outside investors in the energy, real estate and financial services sectors. Our financial services sector did not constitute a material portion of our business at September 30, 2002 or for the three years then ended. In energy, the Company drills for and sells natural gas and, to a significantly lesser extent, oil in the Appalachin Basin. Through Atlas Pipeline Partners, L.P. ("Atlas Pipeline"), a majority owned subsidiary partnership, the Company transports natural gas from wells it owns and operates to interstate pipelines and, in some cases, to end users. The Company finances a substantial portion of its drilling activities through drilling partnerships it sponsors. The Company typically acts as the general or managing partner of these partnerships and has a material partnership interest. In real estate finance, the Company manages a portfolio of real estate loans whose underlying properties are located in the mid atlantic region of the United States. These loans were, at the time of acquisition, typically troubled loans purchased at a discount both to their outstanding loan balances and to the appraised value of their underlying properties. The loans are generally secured by junior liens on the underlying property. In some instances, the Company's loans are secured by devices other than a lien on the underlying properties. The borrowers on the Company's loans typically have entered into agreements requiring them to pay all of the net cash flow, as defined in the agreements, from the underlying property to the Company and imposing management controls, including appointment of Brandywine Construction and Management, Inc., a real estate manager affiliated with the Company, as property manager or supervisor.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

         Certain reclassifications have been made to the fiscal 2001 and fiscal 2000 consolidated financial statements to conform with the fiscal 2002 presentation.

Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned except for Atlas Pipeline. The Company also owns individual interests in the assets, and is separately liable for its share of liabilities of oil and gas partnerships in which it has an ownership interest. In accordance with established practice in the oil and gas industry, the Company also includes its pro-rata share of income and costs and expenses of the oil and gas partnerships in which the Company has an interest. All material intercompany transactions have been eliminated.

Use of Estimates

         Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and costs and expenses during the reporting period. Actual results could differ from these estimates.

Impairment of Long Lived Assets

         The Company reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset's estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value (see "Recently Issued Financial Accounting Standards" in Note 2 to these consolidated financial statements).

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Stock-Based Compensation

         The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company adopted the disclosure requirement of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," and provides pro forma net income
(loss) and pro forma earnings (loss) per share disclosures for employee stock option grants made as if the fair-value based method defined in SFAS No. 123 had been applied.

Comprehensive Income

         Comprehensive income includes net income and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income, are referred to as "other comprehensive income" and for the Company include changes in the fair value of marketable securities and unrealized hedging gains and losses.

Operating Segments

         SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the Company's chief operating decision makers in deciding how to allocate resources and in assessing performance.

Oil and Gas Properties

         The Company follows the successful efforts method of accounting. Accordingly, property acquisition costs, costs of successful exploratory wells, all development costs, and the cost of support equipment and facilities are capitalized. Costs of unsuccessful exploratory wells are expensed when such wells are determined to be nonproductive. The costs associated with drilling and equipping wells not yet completed are capitalized as uncompleted wells, equipment, and facilities. Geological and geophysical costs and the costs of carrying and retaining undeveloped properties, including delay rentals, are expensed as incurred. Production costs, overhead and all exploration costs other than the costs of exploratory drilling are charged to expense as incurred.

         The Company assesses unproved and proved properties periodically to determine whether there has been a decline in value and, if such decline is indicated a loss is recognized. The Company compares the carrying value of its proved developed gas and oil producing properties to the estimated future cash flow, net of applicable income taxes, from such properties in order to determine whether their carrying values should be reduced. No adjustment was necessary during any of the fiscal years in the three year period ended September 30, 2002.

         On an annual basis, the Company estimates the costs of future dismantlement, restoration, reclamation, and abandonment of its gas and oil producing properties. Additionally, the Company estimates the salvage value of equipment recoverable upon abandonment. At both September 30, 2002 and 2001, the Company's estimate of equipment salvage values was greater than or equal to the estimated costs of future dismantlement, restoration, reclamation, and abandonment.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Depreciation, Depletion and Amortization

         The Company amortizes proved gas and oil properties, which include intangible drilling and development costs, tangible well equipment and leasehold costs, on the unit-of-production method using the ratio of current production to the estimated aggregate proved gas and oil reserves.

         The Company computes depreciation of property and equipment, other than gas and oil properties, using the straight-line method over the estimated economic lives, which range from three to 39 years.

Fair Value of Financial Instruments

         The Company used the following methods and assumptions in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value.

         For cash and cash equivalents, receivables and payables, the carrying amounts approximate fair value because of the short maturity of these instruments.

         In fiscal 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Accordingly, natural gas futures and option contracts are recorded at fair value in the Company's consolidated balance sheets.

         For investments in real estate loans, because each loan is a unique transaction involving a discrete property, it is impractical to determine their fair values. However, the Company believes the carrying amounts of the loans are reasonable estimates of their fair value considering the nature of the loans and the estimated yield relative to the risks involved.

         The following table provides information on other financial instruments:
                                                Carrying            Estimated
                                                 Amount             Fair Value
                                             -------------        ------------
                                                       (in thousands)
Energy non-recourse debt................     $      49,345        $     49,345
Real estate finance debt................            33,214              33,214
Senior debt.............................            65,336              67,623
Other debt..............................             7,615               7,615
                                             -------------        ------------
                                             $     155,510        $    157,797
                                             =============        ============

Concentration of Credit Risk

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of periodic temporary investments of cash. The Company places its temporary cash investments in high-quality short-term money market instruments and deposits with high-quality financial institutions and brokerage firms. At September 30, 2002, the Company had $26.3 million in deposits at various banks, of which $24.4 million is over the insurance limit of the Federal Deposit Insurance Corporation. No losses have been experienced on such investments.

         A substantial portion of the Company's real estate loan portfolio and investment in ventures is secured by properties located in the Washington, D.C., Philadelphia, PA and Baltimore, MD metropolitan areas. A decrease in real estate values for the properties underlying these loans could have an adverse affect on the value of the portfolio.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Revenue Recognition

Energy Operations

         The Company conducts certain energy activities through, and a portion of its revenues are attributable to, sponsored limited partnerships ("Partnerships"). These Partnerships raise money from investors to drill gas and oil wells. The Company serves as general partner of the Partnerships and assumes customary rights and obligations for the Partnerships. As the general partner, the Company is liable for Partnership liabilities and can be liable to limited partners if it breaches its responsibilities with respect to the operations of the Partnerships. The income from the Company's general partner interest is recorded when the gas and oil are sold by a Partnership. The Company also contracts to drill the gas and oil wells owned by the Partnerships. The income from a drilling contract relating to a well is recorded upon substantial completion of the well for turnkey contracts and by percentage of completion for cost-plus contracts.

         The Company is entitled to receive management fees according to the respective Partnership agreements. The Company recognizes such fees as income when earned and includes them in energy revenues.

         The Company sells interests in gas and oil wells and retains a working interest and/or overriding royalty. The Company records the income from the working interests and overriding royalties when the gas and oil are sold.

Real Estate Finance

         The Company accretes the difference between its cost basis in a real estate loan and the sum of projected cash flows from that loan into interest income over the estimated life of the loan using the interest method which recognizes a level interest rate over the life of the loan. The Company reviews projected cash flows and property appraisals, which include amounts realizable from the underlying properties, on a regular basis. Changes to projected cash flows reduce or increase the amounts accreted into interest income over the remaining life of the loan.

         The Company recognizes gains on the sale of a senior lien interest in a real estate loan based on an allocation of the Company's cost basis between the portion of the loan sold and the portion retained based upon the fair value of those respective portions on the date of sale. Gains on the refinancing of a real estate loan only arise if the proceeds received by the Company when a property owner refinances the property exceed the cost of the loan financed. The Company credits any gain recognized on a sale of a senior lien interest or a refinancing to income at the time of such sale or refinancing.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Cash Flow Statements

         The Company considers temporary investments with maturity at the date of acquisition of 90 days or less to be cash equivalents.

         Supplemental disclosure of cash flow information:

                                                                                         Years Ended September 30,
                                                                                 --------------------------------------
                                                                                    2002          2001          2000
                                                                                 ----------    ----------    ----------
                                                                                             (in thousands)
Interest..................................................................       $   11,683    $   13,976    $   17,652
Income taxes paid (refunded)..............................................       $    3,243    $   13,393    $     (787)

Cancellation of shares issued in contingency settlement...................       $        -    $    1,305    $        -
Shares issued in contingency settlement...................................       $        -    $    2,089    $        -
Atlas Pipeline units issued in exchange for gas gathering and transmission
    facilities............................................................       $        -    $    2,250    $        -
Buyer's assumption of liabilities upon sale of loan.......................       $        -    $      460    $        -
Tax benefit from employee stock option exercise...........................       $      244    $        -    $        -

Details of acquisitions:
    Fair value of assets acquired.........................................       $        -    $   10,555    $        -
    Atlas Pipeline units issued in exchange for gas gathering and
      transmission facilities.............................................                -        (2,250)            -
    Liabilities assumed...................................................                -          (430)            -
                                                                                 ----------    ----------    ----------
      Net cash paid.......................................................       $        -    $    7,875    $        -
                                                                                 ==========    ==========    ==========
Disposal of business:
    Other assets received upon disposal of subsidiary.....................       $        -    $        -    $   25,969
                                                                                 ==========    ==========    ==========

Income Taxes

         The Company records deferred tax assets and liabilities, as appropriate, to account for the estimated future tax effects attributable to temporary differences between the financial statement and tax bases of assets and liabilities and operating loss carryforwards, using currently enacted tax rates. The deferred tax provision or benefit each year represents the net change during that year in the deferred tax asset and liability balances.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Earnings (Loss) Per Share

         Basic earnings (loss) per share is determined by dividing net income by the weighted average number of shares of common stock outstanding during the period. Earnings (loss) per share - diluted are computed by dividing net income
(loss) by the sum of the weighted average number of shares of common stock outstanding and dilutive potential shares issuable during the period. Dilutive potential shares of common stock consist of the excess of shares issuable under the terms of various stock option and warrant agreements over the number of such shares that could have been reacquired (at the weighted average price of shares during the period) with the proceeds received from the exercise of the options and warrants.

         The components of basic and diluted earnings (loss) per share for each year were as follows:

                                                                                         Years Ended September 30,
                                                                                 --------------------------------------
                                                                                    2002          2001          2000
                                                                                 ----------    ----------    ----------
                                                                                             (in thousands)
Income (loss) from continuing operations..................................      $    8,358     $   14,083    $    5,481
(Loss) income from discontinued operations................................         (11,040)        (4,254)       12,684
Cumulative effect of a change in accounting principle.....................            (627)             -             -
                                                                                ----------     ----------    ----------
    Net (loss) income.....................................................      $   (3,309)    $    9,829    $   18,165
                                                                                ==========     ==========    ==========

Basic average shares of common stock outstanding..........................          17,446         17,962        23,413
Dilutive effect of stock option and award plans...........................             359            474           415
                                                                                ----------     ----------    ----------
Dilutive average shares of common stock...................................          17,805         18,436        23,828
                                                                                ==========     ==========    ==========

Recently Issued Financial Accounting Standards

         In June 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations" was issued. SFAS 143 establishes requirements for accounting for removal costs associated with asset retirements. SFAS 143 is effective for fiscal years beginning after June 15, 2002 and will require the Company to record a liability for its retirement obligations with the related transition adjustment reported as a cumulative effect of a change in accounting principle. The Company is currently assessing the impact of this standard on its consolidated financial statements.

         In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Live Assets" was issued. SFAS 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the definition of what constitutes discontinued operations to include more disposal transactions. Under SFAS 144, assets held for sale that are a component of an entity are included in discontinued operations and cash flows will be eliminated from the ongoing operations if the entity does not have any significant continuing involvement in the operations prospectively. The adoption of SFAS 144 resulted in the classification of the Company's interest in its partially-owned energy technology subsidiary, Optiron Corporation ("Optiron"), as a discontinued operation (See Note 12).

         In May 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued. SFAS 145, which is effective for financial statements issued on or after May 15, 2002, rescinds the automatic treatment of gains and losses from extinguishments of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects similar to a sale-leaseback transaction and makes various corrections to existing pronouncements. The adoption of SFAS 145 did not have a material effect on the Company's consolidated financial position or results of operations.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Recently Issued Financial Accounting Standards - (Continued)

         In June 2002, the FASB reached a consensus on certain issues raised in Emerging Issues Task Force ("EITF") Issue No. 02-3. The consensus requires mark-to-market gains and losses on energy trading contracts to be shown net in the income statement whether or not these contracts are settled physically as well as disclosures of gross transaction volumes for contracts that are physically settled. This provision in EITF Issue 02-3 is effective for financial statements ending after July 15, 2002, and comparative financial statements will be reclassified to conform to the new presentation. Additional disclosures such as types of contracts accounted for as energy trading contracts, reconciliation of beginning and ending fair values and descriptions of methods and assumptions used to estimate fair value are also required. The adoption of EITF No. 02-3 did not have a material effect on the Company's consolidated financial position or results of operations.

         In July 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company has not yet adopted SFAS 146 nor determined the effect of the adoption of SFAS 146 on its consolidated financial position or results of operations.

NOTE 3 - OTHER ASSETS AND GOODWILL - CHANGE IN ACCOUNTING PRINCIPLE

Other Assets

         Other assets consist of intangible assets relating primarily to partnership management and operating contracts acquired through acquisitions recorded at fair value on their acquisition dates, investments and deferred financing costs. The Company amortizes contracts acquired on a declining balance method, over their respective estimated lives, ranging from five to 30 years. The Company amortizes deferred financing costs over the terms of the related loans (two to seven years). The Company amortizes other costs over varying periods of up to five years.

                                                                                Years Ended September 30,
                                                                               --------------------------
                                                                                  2002            2001
                                                                               ----------      ----------
                                                                                      (in thousands)
Contracts acquired (net of accumulated amortization of $5,038                  $    9,305      $   16,851
    and $4,592)...........................................................
Deferred financing costs, net of accumulative amortization
    of $3,742 and $2,674..................................................          2,122           1,931
Investments...............................................................         12,917           8,555
Other.....................................................................          4,523           2,676
                                                                               ----------      ----------
                                                                               $   28,867      $   30,013
                                                                               ==========      ==========

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 3 - OTHER ASSETS AND GOODWILL - CHANGE IN ACCOUNTING
         PRINCIPLE - (Continued)

         On October 1, 2001, the Company early-adopted SFAS 142 "Goodwill and Other Intangible Assets," which requires that goodwill no longer be amortized, but instead tested for impairment at least annually. At that time, the Company had unamortized goodwill of $31.4 million. The Company has completed the transitional impairment test required upon adoption of SFAS 142. The transitional test, which involved the use of estimates related to the fair market value of the business operations associated with the goodwill did not indicate an impairment loss. The Company will continue to evaluate its goodwill at least annually and will reflect the impairment of goodwill, if any, in operating income in the income statement in the period in which the impairment is indicated.

         Changes in the carrying amount of goodwill for the year ended September 30, 2002 are as follows:

                                                                                        Year Ended
                                                                                    September 30, 2002
                                                                                    ------------------
                                                                                      (in thousands)
Goodwill at September 30, 2001
    (less accumulated amortization of $4,063)...................................        $     31,420
Additions to goodwill related to prior year asset acquisitions..................                  15
Atlas Pipeline goodwill amortization, whose fiscal year
    began January 1, 2002, at which time it adopted SFAS 142....................                 (22)
Leasing platform transferred from goodwill to other assets in accordance with SFAS 142 (net of accumulated amortization
    of $587)....................................................................                (331)
Syndication network reclassified from other assets
    in accordance with SFAS 142 (net of accumulated
    amortization of $711).......................................................               6,389
                                                                                        ------------
Goodwill at September 30, 2002
    (net of accumulated amortization of $4,796).................................        $     37,471
                                                                                        ============

         For the years ended September 30, 2001 and 2000, the Company's goodwill amortization expense was approximately $1.4 million and $1.1 million, respectively. Pro forma net income from continuing operations for the years ended September 30, 2001 and 2000 would have been $15.1 million and $6.2 million, respectively, excluding goodwill amortization, net of taxes using the Company's effective tax rate in fiscal 2001 and 2000 of 31% and 30%, respectively. Pro forma basic income per share from continuing operations for the years ended September 30, 2001 and 2000 would have been $.84 and $.27, respectively. Pro forma diluted income per share from continuing operations for the years ended September 30, 2001 and 2000 would have been $.82 and $.26, respectively.

         Optiron, which previously was accounted for by the equity method, adopted SFAS 142 on January 1, 2002, the first day of its fiscal year. Optiron performed the evaluation of its goodwill required by SFAS 142 and determined that it was impaired due to uncertainty associated with the on-going viability of the product line with which the goodwill was associated. This impairment resulted in a cumulative effect adjustment on Optiron's books of $1.9 million before tax. The Company recorded, in its second fiscal quarter which correlates to Optiron's first quarter, its 50% share of this cumulative effect adjustment in the same manner.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 4 - CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         In the ordinary course of its business operations, the Company has ongoing relationships with several related entities:

         Relationship with Brandywine Construction & Management, Inc. ("BCMI"). BCMI manages the properties underlying 24 of the Company's real estate loans and investments in real estate loans and investments in real estate ventures. Adam Kauffman ("Kauffman"), President of BCMI, or an entity affiliated with him, has also acted as the general partner, president or trustee of seven of the borrowers. Edward E. Cohen ("E. Cohen"), the Company's Chairman, Chief Executive Officer and President, is the Chairman and a minority stockholder of BCMI, holding approximately 8% of BCMI's stock.

         In September 2001, the Company sold a wholly-owned subsidiary to BCMI for $4.0 million, recognizing a gain of $356,000. The $4.0 million consideration paid to the Company was comprised of $3.0 million in cash and a $1.0 million non-recourse note from BCMI, which bears interest, at 8% per annum and is due September 2006. The Bancorp. Inc. ("TBI") a related party financial institution provided the first mortgage financing for this sale.

         Relationship with RAIT Investment Trust ("RAIT"). Since its organization by the Company in 1997, the Company has engaged in various transactions with RAIT. RAIT is a real estate investment trust in which, as of September 30, 2002, the Company owned approximately 8% of the common shares. Betsy Z. Cohen ("B. Cohen"), Mr. E. Cohen's spouse, is the Chairman and Chief Executive Officer of RAIT, and Jonathan Z. Cohen ("J. Cohen"), a son of E. and
B. Cohen and the Chief Operating Officer and a director of the Company, is the Company's designee as Trustee on RAIT's Board of Trustees. Mr. J. Cohen also serves as RAIT's Secretary. Scott F. Schaeffer ("Schaeffer"), a former Vice Chairman and a former officer and director of the Company, is RAIT's President and Chief Operating Officer.

         Since October 1, 1999, the Company and RAIT engaged in the following transactions:

o In June 2002, the Company sold a mortgage loan having a book value of $1.0 million to RAIT for $1.8 million, recognizing a gain of $757,000. Mr. Schaeffer was the president and director of the general partner of the borrower.

o In March 2002, RAIT provided the initial financing, which has since been repaid, on the Company's purchase for $2.7 million of a 25% interest in a venture. The venture purchased for $18.9 million, properties adjacent to the office building and garage in which the Company's executive offices are located and in which the Company owns a 50% interest.

o In June 2001, the Company sold a $1.6 million first mortgage loan having a book value of $1.1 million, resulting in a gain of $459,000. The loan was sold to an unrelated individual who obtained a mortgage from RAIT to purchase this loan.

o In March 2001, the Company sold a mortgage loan having a book value of $19.9 million to RAIT for $20.2 million, recognizing a gain of $335,000.

o In March 2001, the Company consolidated its position in two loans in which it has held subordinated interests since 1998 and 1999, respectively, by purchasing from RAIT the related senior lien interests at face value for $13.0 million and $8.6 million, respectively.

o In June 2000, in connection with the refinancing of a loan in which RAIT held a $4.9 million participation interest, the Company paid to RAIT a $300,000 termination fee.

o In May 2000, the Company sold 100% of the common stock in a wholly-owned subsidiary to RAIT for $1.9 million, recognizing a gain of $273,000.

o In December 1999, the Company sold 100% of the common stock in a wholly owned subsidiary to RAIT for $9.9 million, recognizing a gain of $983,000. The subsidiary held a subordinate interest in a loan which was secured by a retail property located in Centreville, VA.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                               September 30, 2002

NOTE 4 - CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS - (Continued)

         Relationship with TBI. In 1999, the Company acquired 9.7% of the outstanding shares of TBI for approximately $1.8 million. In 2001, the Company acquired 70,400 shares of TBI's convertable preferred stock (9.7%) for approximately $704,000 pursuant to a rights offering to TBI's stockholders. As of September 30, 2002, the Company had $5.6 million on deposit at TBI. B. Cohen is the Chief Executive Officer of TBI, and D. Gideon Cohen ("D. Cohen"), a son of E. and B. Cohen, is the Chairman of TBI. D. Cohen is a former director, President and Chief Operating Officer of the Company.

         Relationship with Ledgewood. Until April 1996, E. Cohen was of counsel to Ledgewood Law Firm ("Ledgewood"). The Company paid Ledgewood $839,000, $975,000 and, $1.6 million during fiscal 2002, 2001 and 2000, respectively, for legal services rendered to the Company. E. Cohen receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest.

         Relationship with Retirement Trusts. Pursuant to E. Cohen's employment contract, upon his retirement, he is entitled to receive payments from a Supplemental Employee Retirement Plan ("SERP"). The Company has established two trusts to fund the SERP. The 1999 Trust, purchased 100,000 shares of common stock of TBI. The 2000 Trust, holds 38,571 shares of convertible preferred stock of TBI and a loan to a limited partnership of which E. Cohen and D. Cohen own the beneficial interests. This loan was acquired for its outstanding balance of $720,167 by the 2000 Trust in April 2001 from a corporation of which E. Cohen is Chairman and J. Cohen is the President. The loan is secured by the partnership interests held by the limited partnership, which beneficially owns two residential apartment buildings. In addition, the 2000 Trust invested $1.0 million in Financial Securities Fund, an investment partnership which is managed by a corporation of which D. Cohen is the principal shareholder and a director. The fair value of the 1999 Trust is approximately $1.0 million at September 30, 2002. The fair value of the 2000 Trust is approximately $3.6 million at September 30, 2002 and is included in Other Assets on the Company's Consolidated Balance Sheets.

         In connection with E. Cohen's SERP, the Company entered into a split-dollar insurance arrangement under which it pays a portion of the premiums under a life insurance policy with respect to E. Cohen, with reimbursement of such premiums due upon the occurrence of specified events, including E. Cohen's death. Under the recently enacted Sarbanes-Oxley Act of 2002, the Company's future payment of premiums under this arrangement may be deemed to be a prohibited loan to E. Cohen. Since the next premium payment under this arrangement is not due until April 2003, the Company has deferred any decision relating to this arrangement until the application of the Sarbanes-Oxley Act has been clarified. The Company cannot predict the effect, if any, that cancellation of the arrangement might entail.

         Relationships with Cohen Brothers & Company. During fiscal 2002 and 2001, the Company purchased 125,095 and 67,500 shares of its common stock at a cost of $1.1 million and $737,000, respectively, from Cohen Brothers & Company. In 2002, the Company repurchased $1.5 million principal amount of its senior notes at a cost of $1.6 million. Cohen Brothers acted as a principal in the sales to the Company. D. Cohen and J. Cohen are the principal owners of the corporate parent of Cohen Brothers & Company.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 4 - CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS - (Continued)

         Relationships with 9 Henmar. The Company owns a 50% interest in Trapeza Funding, LLC, and associated entities ("Trapeza") which completed a $330.0 million pooled trust preferred collateralized debt offering ("CDO") in November 2002. The boards of managers of both the governing partnership entity and the collateral manager entity for Trapeza are composed of four members, of whom J. Cohen and D. Cohen are the Company appointees to the Board.

         Trapeza was originated and developed in large part by D. Cohen. The Company has agreed to pay his company, 9 Henmar LLC ("9 Henmar"), 10% of the fees it receives through its interest in the general partner of the limited partnership and the collateral manager of the CDO issuer. In addition, the Company has reimbursed 9 Henmar $449,000 for fees and expenses, including overhead, incurred by it in connection with structuring the venture and the Company's participation in it, developing the pool of trust preferred securities, consulting with the underwriters and rating agencies and providing other consulting, managerial and sales services. Subsequent to September 30, 2002, the Company reimbursed $415,000 to 9 Henmar. Through November 2002, $565,000 of such expenses has been reimbursed to the Company by the CDO issuer.

         Relationships with Certain Borrowers. The Company has from time to time purchased loans in which affiliates of the Company are affiliates of the borrowers.

         In 2000, the property securing a loan held by the Company with a book value of $3.3 million at September 30, 2002, was purchased by a limited partnership of whose general partner, Mr. Schaeffer is the president. Messrs. Schaeffer, Kauffman, E. Cohen and D. Cohen are equal limited partners of the sole limited partner of the borrower.

         At 1998, the Company acquired a defaulted loan in the original principal amount of $91.0 million. At September 30, 2002, the Company's receivable was $110.4 million and the book value of the loan was $38.7 million. In September 2000, in connection with a refinancing and to protect the Company's interest, a newly formed limited liability company assumed equity title of the property. Messrs. Schaeffer, Kauffman, E. Cohen and D. Cohen are limited partners (24.75% each) in an entity which owns approximately 30% of the borrower. In addition, Mr. Schaeffer has a controlling administrative role with the borrower.

         In 1998, the Company acquired a loan under a plan of reorganization in bankruptcy. The loan had a book value of $36.1 million at September 30, 2002. An order of the bankruptcy court required that legal title to the property underlying the loan be transferred on or before June 30, 1998. In order to comply with that order, to maintain control of the property and to protect the Company's interest, Evening Star Associates took title to the property in June 1998. A subsidiary of the Company serves as general partner of Evening Star Associates and holds a 1% interest; Messrs. Schaeffer, Kauffman, E. Cohen and D. Cohen purchased a 94% limited partnership interest in Evening Star Associates for $200,000.

         The Company acquired a loan in 1996. In 2002, the beneficial ownership of the entity holding the interest in the property securing one of the Company's loans was transferred to D. Cohen. At September 30, 2002, the Company's receivable was $8.5 million and the book value of the loan was $2.3 million. The entity holding the interest is entitled to receive 12.5% of any cash flow received by the Company from the loan.

         In 1997, the Company acquired a loan with a face amount of $2.3 million at a cost of $1.6 million. The loan had a book value of $980,000 at September 30, 2002. The loan is secured by a property owned by a partnership in which Messrs. Kauffman and E. Cohen and B. Cohen are limited partners (with a 75% beneficial interest). Ledgewood and BCMI were tenants at such property as of September 30, 2002.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 4 - CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS - (Continued)

         In 1994, the Company acquired a loan in the original principal amount of $3.0 million. At September 30, 2002, the Company's receivable was $2.6 million and the book value of the loan was $130,000. The loan is secured by a property owned by a partnership in which E. Cohen and B. Cohen are limited partners, with a 40%, beneficial interest.

         Relationships with Certain Lienholders. The Company holds a first mortgage lien with a face amount of $14.0 million and a book value of $4.5 million on a hotel property owned by a corporation in which, on a fully diluted basis, J. Cohen and E. Cohen would have a 19% interest. The corporation acquired the property through foreclosure of a subordinate loan.

         In 2001, the Company sold 100% of the common stock in a wholly-owned subsidiary that owned subordinate interests in two loans to Messrs. Schaeffer, Kauffman, D. Cohen and J. Cohen for $2.2 million, recognizing a gain of $7,300.

NOTE 5 - INVESTMENTS IN REAL ESTATE LOANS AND VENTURES

         In acquiring real estate loans, the Company focused primarily on the purchase of income producing loans at a discount from both the face value of such loans and the appraised value of the properties underlying the loans. The Company records as income the accretion of a portion of the difference between its cost basis in a loan and the sum of projected cash flows therefrom. Cash received by the Company for payment on each loan is allocated between principal and interest. This accretion of discount amounted to $3.2 million, $5.9 million and $5.8 million during the years ended September 30, 2002, 2001, and 2000, respectively. As the Company sells senior lien interests or receives funds from refinancings of its loans, a portion of the cash received is employed to reduce the cumulative accretion of discount included in the carrying value of the Company's investments in real estate loans.

         At September 30, 2002 and 2001, the Company held real estate loans having aggregate face values of $610.0 million and $617.8 million, respectively.

         Amounts receivable, net of senior lien interests and deferred costs, were $349.3 million and $337.9 million at September 30, 2002 and 2001, respectively. The following is a summary of the changes in the carrying value of the Company's investments in real estate loans and ventures for the years ended September 30, 2002 and 2001.

                                                                                     September 30,
                                                                             -------------------------
                                                                                2002           2001
                                                                             ----------     ----------
                                                                                  (in thousands)
Loan balance, beginning of period...................................         $  192,263     $  185,940
New loans...........................................................                  -          1,010
Addition to existing loans..........................................             17,185         24,086
Loan write-down.....................................................               (559)           (84)
Accretion of discount (net of collection of interest)...............              3,212          5,923
Collections of principal............................................                  -         (1,623)
Cost of loans sold..................................................            (24,559)       (22,989)
                                                                             ----------     ----------
Loan balance, end of period.........................................            187,542        192,263
Ventures............................................................             18,361         16,666
Allowance for possible losses.......................................             (3,480)        (2,529)
                                                                             ----------     ----------
Balance, loans and ventures, end of period..........................         $  202,423     $  206,400
                                                                             ==========     ==========

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 5 - INVESTMENTS IN REAL ESTATE LOANS AND VENTURES - (Continued)

         The following is a summary of activity in the Company's allowance for possible losses related to real estate loans and ventures for the years ended September 30, 2002 and 2001:

                                                                                     September 30,
                                                                             -------------------------
                                                                                2002           2001
                                                                             ----------     ----------
                                                                                  (in thousands)
Balance, beginning of year..........................................         $    2,529     $    2,013
Provision for possible losses.......................................              1,510            600
Write-down..........................................................               (559)           (84)
                                                                             ----------     ----------
Balance, end of year................................................         $    3,480     $    2,529
                                                                             ==========     ==========


NOTE 6 - DEBT

         Total debt consists of the following:

                                                                                     September 30,
                                                                             -------------------------
                                                                                2002           2001
                                                                             ----------     ----------
                                                                                  (in thousands)
Senior debt.......................................................           $   65,336     $   66,826

Non-recourse debt:
   Energy:
     Revolving and term bank loans................................               49,345         43,284
   Real estate finance:
     Revolving credit facilities..................................               18,000         18,000
     Other........................................................                  875            875
                                                                             ----------     ----------
       Total non-recourse debt....................................               68,220         62,159
Other debt........................................................               21,954         21,146
                                                                             ----------     ----------
                                                                                155,510        150,131
Less current maturities...........................................                4,320          8,560
                                                                             ----------     ----------
                                                                             $  151,190     $  141,571
                                                                             ==========     ==========

         Following is a description of borrowing arrangements in place at September 30, 2002 and 2001.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 6 - DEBT - (Continued)

         Energy-Revolving Credit Facilities. In July 2002, Atlas America, the Company's energy subsidiary, entered into a $75.0 million credit facility led by Wachovia Bank. The revolving credit facility has an initial borrowing base of $45.0 million which may be increased subject to growth in the Company's oil and gas reserves. The facility permits draws based on the remaining proved developed non-producing and proved undeveloped natural gas and oil reserves attributable to the Atlas America's wells and the projected fees and revenues from operation of the wells and the administration of partnerships. Up to $10.0 million of the facility may be in the form of standby letters of credit. The facility is secured by Atlas America's assets. The revolving credit facility has a term ending in July 2005 and bears interest at one of two rates (elected at the borrower's option) which increase as the amount outstanding under the facility increases: (i) Wachovia prime rate plus between 25 to 75 basis points, or (ii) LIBOR plus between 175 and 225 basis points. The credit facility contains financial covenants, including covenants requiring the Company and Atlas America to maintain specified financial ratios, and imposes the following limits: (a) the amount of debt that can be incurred cannot exceed specified levels without the banks' consent; and (b) the energy affiliates may not sell, lease or transfer property without the banks' consent. This credit facility was used to pay off the previous energy revolving credit facility at PNC Bank ("PNC"). At September 30, 2002, $45.0 million was outstanding under this facility, including $43.7 million in borrowings and $1.3 million under letters of credit at interest rates ranging from 3.54% to 5.0%.

         Atlas Pipeline has a $10.0 million revolving credit facility at PNC. Up to $3.0 million of the facility may be used for standby letters of credit. Borrowings under the facility are secured by a lien on and security interest in all the property of Atlas Pipeline and its subsidiaries, including pledges by Atlas Pipeline of the issued and outstanding units of its subsidiaries. The revolving credit facility has a term ending in October 2003 and bears interest at one of two rates, elected at the Partnership's option: (i) the Base Rate plus the Applicable Margin or (ii) the Euro Rate plus the Applicable Margin. As used in the facility agreement, the Base Rate is the higher of (a) PNC Bank's prime rate or (b) the sum of the federal funds rate plus 50 basis points. The Euro rate is the average of specified LIBOR rates divided by 1.00 minus the percentage prescribed by the Federal Reserve Board for determining the reserve requirements for euro currency funding. The Applicable Margin varies with Atlas Pipeline leverage ratio from between 150 to 200 basis points (for the Euro Rate option) or 0 to 50 basis points (for the Base Rate option). Draws under any letter of credit bear interest as specified under (i), above. The interest rate on outstanding borrowings was 3.27% at September 30, 2002. The credit facility contains financial covenants, including the requirement that Atlas Pipeline maintain: (a) a leverage ratio not to exceed 3.0 to 1.0, (b) an interest coverage ratio greater than 3.5 to 1.0 and (c) a minimum tangible net worth of $14.0 million. In addition, the facility limits, among other things, sales, leases or transfers of property by Atlas Pipeline, the incurrence by Atlas Pipeline of other indebtedness and certain investments by Atlas Pipeline. As of September 30, 2002 and 2001, $5.6 million and $2.1 million, respectively, was outstanding under this facility.

         Real Estate Finance-Revolving Credit Facilities. The Company, through certain operating subsidiaries, has a $6.8 million term note with Hudson United Bank for its commercial real estate loan operations. At September 30, 2002, $6.4 million was outstanding on this note. The credit facility bears interest at the prime rate reported in The Wall Street Journal minus one percent (3.75% at September 30, 2002) and is secured by the borrowers' interests in certain commercial loans and by a pledge of their outstanding capital stock. The Company has guaranteed repayment of the credit facility. The facility is due April 1, 2004.

         The Company established a $18.0 million revolving line of credit with Sovereign Bank. Interest is payable monthly at The Wall Street Journal prime rate (4.75% at September 30, 2002) and principal is due upon expiration in July 2004. Advances under this line are to be utilized to acquire commercial real estate or interests therein, to fund or purchase loans secured by commercial real estate or interests, or to reduce indebtedness on loans or interests which the Company owns or holds. The advances are secured by the properties related to these funded transactions. At September 30, 2002 and 2001, $18.0 million had been advanced under this line.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 6 - DEBT - (Continued)

         The Company established a $10.0 million term loan with The Marshall Group (formerly Miller and Schroeder Investment Corp). Through October 31, 2001, the loan bore interest at 10.26%. Commencing November 1, 2001, the loan bears interest at the three month LIBOR rate (2.1% at September 30, 2002) plus 350 basis points, adjusted annually. Principal and interest are payable monthly based on a five-year amortization schedule maturing October 31, 2006. The loan is secured by the Company's interest in certain portfolio loans and real estate. At September 30, 2002 and 2001, $7.9 million and $9.3 million, respectively, had been drawn under this loan.

         Senior Debt. In July 1997, the Company issued $115.0 million of 12% Senior Notes (the "12% Notes") due August 2004 in a private placement. These notes were exchanged in November 1997 with a like amount of 12% Notes which were registered under the Securities Act of 1933. Provisions of the indenture under which the 12% Notes were issued limit dividend payments, mergers and indebtedness, place restrictions on liens and guarantees and require the maintenance of certain financial ratios. At September 30, 2002, the Company was in compliance with such provisions. At September 30, 2002 and 2001, $65.3 million and $66.8 million, respectively, of the 12% Notes were outstanding.

         Financial Services Debt. The Company's leasing subsidiary has a $10.0 million warehouse line of credit with National City Bank. The Company is the guarantor of that facility, which is secured by a pledge of the subsidiary's assets and by the equipment leases and proceeds thereof financed by the facility, and terminates in June 2003. Loans under the facility bear interest, at the Company's election, at either the National City Bank prime rate plus 1.0% or adjusted LIBOR plus 3.0%, with the LIBOR adjustment being similar to that in the Wachovia Bank facility. The facility requires the subsidiary to maintain a specified net worth and specified interest coverage and debt to net worth ratios. The facility limits dividends the subsidiary may pay, mergers, sales of assets by the subsidiary and the terms of equipment leases that may be financed under the facility. At September 30, 2002, $2.4 million had been drawn under the facility at an average rate of 4.81%.

         Other Debt. Other debt includes an amount outstanding under a $5.0 million revolving line of credit with Sovereign Bank, which expires July 2004. Interest accrues at The Wall Street Journal prime rate (4.75% at September 30,
2002) and payment of accrued interest and principal is due upon the expiration date. Advances under this line are with full recourse to the Company and are secured by a pledge of 500,000 common shares of RAIT held by the Company. Credit availability, which was $5.0 million at September 30, 2002, is based upon the value of those shares. Advances under this facility must be used to repay bank debt to acquire commercial real estate or interests therein, fund or purchase loans secured by commercial real estate or interests therein, or reduce indebtedness on loans or interests which the Company owns or holds and for other general corporate purposes. At September 30, 2002 and 2001, $5.0 million had been advanced under this line.

         The Company maintains a line of credit with Commerce Bank for $5.0 million, none of which has been drawn. The facility is secured by a pledge of 520,000 RAIT common shares. Credit availability is 50% of the value of those shares, and was $5.0 million at September 30, 2002. Loans bear interest, at the Company's election, at either the prime rate reported in The Wall Street Journal or LIBOR plus 250 basis points, in either case with a minimum rate of 5.5% and a maximum rate of 9.0%. The facility terminates in May 2004, subject to extension. The facility requires the Company to maintain a specified net worth and ratio of liabilities to tangible net worth, and prohibits transfer of the collateral.

         Annual debt principal payments over the next five fiscal years ending September 30 are as follows: (in thousands):

              2003...........................       $    4,320
              2004...........................       $  103,078
              2005...........................       $   45,667
              2006...........................       $    2,041
              2007...........................       $      404

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 7 - INCOME TAXES

         The following table details the components of the Company's income tax expense from continuing operations for the fiscal years 2002, 2001 and 2000.

                                                                                    2002           2001           2000
                                                                                 ----------     ----------     ----------
                                                                                              (in thousands)
Provision (benefit) for income taxes:
  Current:
     Federal..............................................................       $    6,365     $    6,023     $        -
     State................................................................             (619)           158            116
  Deferred................................................................           (2,332)           146          2,285
                                                                                 ----------     ----------     ----------
                                                                                 $    3,414     $    6,327     $    2,401
                                                                                 ==========     ==========     ==========

         For fiscal 2000, there is no current federal tax provision for continuing operations because of the utilization of the credits and depletion allowance noted in the table below.

         A reconciliation between the statutory federal income tax rate and the Company's effective income tax rate is as follows:

                                                                                        Years Ended September 30,
                                                                                  ----------------------------------------
                                                                                    2002           2001           2000
                                                                                 ----------     ----------     ----------
Statutory tax rate........................................................               35%            35%           35%
Statutory depletion.......................................................               (4)            (3)           (3)
Non-conventional fuel and low income housing credits......................               (3)            (3)          (12)
Excessive employee remuneration...........................................                -              2             2
Goodwill..................................................................                -              1            10
Tax-exempt interest.......................................................               (2)            (2)           (8)
State income tax..........................................................                3              1             6
                                                                                 ----------     ----------     ---------
                                                                                         29%            31%           30%
                                                                                 ==========     ==========     =========

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 7 - INCOME TAXES - (Continued)

         The components of the net deferred tax liability are as follows:

                                                                                   September 30,
                                                                             -------------------------
                                                                                2002             2001
                                                                             ----------     ----------
                                                                                  (in thousands)
Deferred tax assets related to:
   Tax credit carryforwards.......................................           $       28     $      168
   Interest receivable............................................                  688          1,153

   Accrued expenses...............................................                7,335          1,977
   Provision for possible losses..................................                1,185            833
                                                                             ----------     ----------
                                                                             $    9,236     $    4,131
                                                                             ----------     ----------

Deferred tax liabilities related to:
   Property and equipment basis differences.......................              (17,447)       (19,329)
   Investments in real estate ventures............................               (2,491)        (2,515)
   Unrealized gain on investments.................................               (2,899)          (854)
   ESOP benefits..................................................                 (132)          (115)
                                                                             ----------     ----------
                                                                                (22,969)       (22,813)
                                                                             ----------     ----------
     Net deferred tax liability...................................           $  (13,733)    $  (18,682)
                                                                             ==========     ==========

         Generally accepted accounting principles require that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. No valuation allowance was needed at September 30, 2002 and 2001.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 8 - EMPLOYEE BENEFIT PLANS

         Employee Stock Ownership Plan. The Company sponsors an Employee Stock Ownership Plan ("ESOP"), which is a qualified non-contributory retirement plan established to acquire shares of the Company's common stock for the benefit of all employees who are 21 years of age or older and have completed 1,000 hours of service for the Company. Contributions to the ESOP are made at the discretion of the Board of Directors. The ESOP borrowed $1.2 million to purchase the initial shares from the Company. The Company obtained a bank loan for the ESOP loan, which is payable in semiannual installments through February 1, 2003. The ESOP fully repaid the loan from the Company in August 1996. Both the Company's loan obligation and the unearned benefits expense (a reduction in stockholders' equity) will be reduced by the amount of any loan principal payments made by the Company

         The common stock purchased by the ESOP is held by the ESOP trustee in a suspense account. On an annual basis, a portion of the common stock is released from the suspense account and allocated to participating employees. As of September 30, 2002, there were 236,365 shares allocated to participants, which constituted substantially all of the shares available under the ESOP prior to the 105,000 shares acquired on September 28, 1998. Compensation expense related to the plan amounted to $182,200, $151,200 and $140,200 for the years ended September 30, 2002, 2001 and 2000, respectively.

         Employee Savings Plan. The Company sponsors an Employee Retirement Savings Plan and Trust under Section 401(k) of the Internal Revenue Code which allows employees to defer up to 15% of their income, subject to certain limitations, on a pretax basis through contributions to the savings plan. Prior to March 1, 2002, the Company matched up to 100% of each employee's contribution, subject to certain limitations; thereafter, up to 50%. Included in general and administrative expenses are $335,200, $363,800, and $209,500 for the Company's contributions for the years ended September 30, 2002, 2001 and 2000, respectively.

         Stock Options. The following table summarizes certain information about the Company's equity compensation plans, in the aggregate, as of September 30, 2002.

-------------------------------- ----------------------------- ------------------------------ ---------------------------------
                                               (a)                            (b)                            (c)
-------------------------------- ----------------------------- ------------------------------ ---------------------------------
                                                                                               Number of securities remaining
                                  Number of securities to be                                    available for future issuance
                                   issued upon exercise of       Weighted-average exercise     under equity compensation plans
                                     outstanding options,          price of outstanding        excluding securities reflected
Plan category                        warrants and rights       options, warrants and rights            in column (a)
-------------------------------- ----------------------------- ------------------------------ ---------------------------------
Equity compensation plans                  2,463,003                  $    9.50                            149,220
   approved by security
   holders
-------------------------------- ----------------------------- ------------------------------ ---------------------------------
Equity compensation plans                     54,495                  $     .11                                  -
   not approved by security
   holders
-------------------------------- ----------------------------- ------------------------------ ---------------------------------
Total                                      2,517,498                  $    9.30                            149,220
-------------------------------- ----------------------------- ------------------------------ ---------------------------------

         The Company has four existing employee stock option plans, those of 1989, 1997, 1999 and 2002. No further grants may be made under the 1989 and 1997 plans. Options under the 1989, 1997, 1999 and 2002 plans become exercisable as to 25% of the optioned shares each year after the date of grant, and expire not later than ten years after the date of grant. The 1989 plan authorizes the granting of up to 1,769,670 shares (as amended during the fiscal year ended September 30, 1996) of the Company's common stock in the form of incentive stock options ("ISO's"), non-qualified stock options and stock appreciation rights ("SAR's").

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 8 - EMPLOYEE BENEFIT PLANS - (Continued)

         In May 1997, stockholders approved the Resource America, Inc. 1997 Key Employee Stock Option Plan. This plan, for which 825,000 shares were reserved, provides for the issuance of ISO's, non-qualified stock options and SAR's. In fiscal 2002, 2001 and 2000, options for 4,000, 55,000 and 93,885 shares were issued under this plan, respectively. As of September 30, 2002, 90,000 shares, previously granted to a former officer who continued to serve as a director of the Company, are fully vested pursuant to a separation agreement. The director resigned in October 2002.

         In March 1999, stockholders approved the Resource America, Inc. 1999 Key Employee Stock Option Plan. This plan, for which 1,000,000 shares were reserved, provides for the issuance of ISO's, non-qualified stock options and SAR's. In fiscal 2002, 2001 and 2000, options for 62,533, 371,000 and 106,115 shares, respectively, were issued under this plan.

         In April 2002, stockholders approved the Resource America, Inc. 2002 Key Employee Stock Option Plan. This plan, for which 750,000 shares were reserved, provides for the issuance of ISO's, non-qualified stock options and SAR's. In fiscal 2002, 664,967 shares were issued under this plan.

         Transactions for the four employee stock option plans are summarized as follows:

                                                              Years Ended September 30,
                                    ------------------------------------------------------------------------------
                                             2002                       2001                         2000
                                    ----------------------     ----------------------       ----------------------
                                                 Weighted                   Weighted                     Weighted
                                                  Average                    Average                      Average
                                      Shares  Exercise Price     Shares  Exercise Price       Shares  Exercise Price
                                    --------- --------------   --------- --------------     --------- --------------
Outstanding - beginning of year..   1,892,447    $   10.27     1,642,967    $    9.38       1,870,035     $   9.77
   Granted.......................     731,500    $    8.24       424,000    $   11.06         200,000     $   7.49
   Exercised.....................    (222,682)   $    7.93      (155,947)   $    2.68        (144,568)    $   2.95
   Forfeited.....................     (25,761)   $   11.06       (18,573)   $   13.33        (282,500)    $  13.96
                                    ---------                  ---------                    ---------
   Outstanding - end of year.....   2,375,504    $    9.86     1,892,447    $   10.27       1,642,967     $   9.38
                                    =========    =========     =========    =========       =========     ========

Exercisable, at end of year......   1,036,006    $   10.36       743,213    $    9.64         560,131     $   7.10
                                    =========    =========       =======    =========         =======     ========
Available for grant..............      86,719                     42,458                      447,885
                                    =========                    =======                      =======
Weighted average fair value per
   share of options granted
   during the year...............                $    5.10                  $    8.73                     $   4.93
                                                 =========                  =========                     ========

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 8 - EMPLOYEE BENEFIT PLANS - (Continued)

         The following information applies to employee stock options outstanding as of September 30, 2002:

                                                 Outstanding                                Exercisable
                                   -------------------------------------------       --------------------------
                                                  Weighted
                                                   Average         Weighted                         Weighted
  Range of                                       Contractual        Average                          Average
Exercise Prices                      Shares      Life (Years)   Exercise Price         Shares    Exercise Price
---------------                    ---------     ------------   --------------       ---------   --------------
$    .92 -  $   2.73                 105,338        2.58            $  2.29            105,338       $     2.29
$   7.47 -  $   8.08               1,145,500        5.61            $  7.82            463,001       $     7.95
$   9.19 -  $   9.34                 240,000        9.73            $  9.32                  -       $        -
$  11.03 -  $  11.06                 391,666        8.33            $ 11.06             97,917       $    11.06
$  15.50                             493,000        6.64            $ 15.50            369,750       $    15.50
                                   ---------                                         ---------
                                   2,375,504                                         1,036,006
                                   =========                                         =========

         In connection with the acquisition of Atlas, the Company issued options for 120,213 shares at an exercise price of $.11 per share to certain employees of Atlas who had held options of Atlas before its acquisition by the Company. Options for 54,495 shares remain outstanding and are exercisable as of September 30, 2002.

         As described in Note 2, the Company accounts for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25. Accordingly, no compensation expense has been recognized in the financial statements for these employee stock arrangements.

         SFAS No. 123 requires the disclosure of pro forma net income and earnings per share as if the Company had adopted the fair value method for stock options granted after June 30, 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 5 or 10 years following vesting; stock volatility, 64%, 68% and 60% in 2002, 2001 and 2000, respectively; risk free interest rate, 4.4%, 5.5% and 6.2% in 2002, 2001 and 2000, respectively, dividends were based on the Company's historical rate. If the computed fair values of the awards had been amortized to expense over the vesting period of the awards, pro forma net income would have been $6.7 million ($.38 per share), $7.3 million ($.40 per share) and $16.4 million ($.69 per share) in fiscal 2002, 2001 and 2000, respectively.

         Other Plans. In addition to the various employee stock option plans, in May 1997, the stockholders approved the Resource America, Inc. 1997 Non-Employee Director Deferred Stock and Deferred Compensation Plan for which a maximum of 75,000 units were reserved for issuance and all of which are issued and outstanding as of September 30, 2002. The fair value of the grants (average $14.75 per unit, $1.1 million in total) is being charged to operations over the five-year vesting period. As of September 30, 2002, no further grants may be made under this plan. In April 2002, the stockholders approved the Resource America, Inc. 2002 Non-Employee Director Deferred Stock and Deferred Compensation Plan for which a maximum of 75,000 shares were reserved for issuance. In fiscal 2002, 12,499 units were issued under this plan. The fair value of the grants ($11.05 per unit, $138,114 in total) is being charged to operations over the five-year vesting period. As of September 30, 2002, 62,501 units are available for issuance under this plan. Under these plans, non-employee directors of the Company are awarded units representing the right to receive one share of the Company common stock for each unit awarded. Units do not vest until the fifth anniversary of their grant, except that units will vest sooner upon a change of control of the Company or death or disability of a director, provided the director has completed at least six months of service. Upon termination of service by a director, all unvested units are forfeited.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

         The Company leases office space and equipment under leases with varying expiration dates through 2007. Rental expense was $2.1 million, $1.9 million and $1.6 million for the years ended September 30, 2002, 2001 and 2000, respectively. At September 30, 2002, future minimum rental commitments for the next five fiscal years were as follows (in thousands):

                2003...........................   $  1,517
                2004...........................   $  1,073
                2005...........................   $    988
                2006...........................   $    765
                2007...........................   $    492

         The Company is party to employment agreements with certain executives which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

         The Company is the managing general partner of the Partnerships, and has agreed to indemnify each investor partner from any liability which exceeds such partner's share of partnership assets. Management believes that any such liabilities that may occur will be covered by insurance and, if not covered by insurance, will not result in a significant loss to the Company.

         Subject to certain conditions, investor partners in certain Partnerships have the right to present their interests for purchase by the Company, as managing general partner. The Company is not obligated to purchase more than 5% or 10% of the units in any calendar year. Based on past experience, the Company believes that any liability incurred would not be material.

         The Company may be required to subordinate a part of its net partnership revenues to the receipt by investor partners of cash distributions from the Partnership equal to at least 10% of their agreed subscriptions determined on a cumulative basis, in accordance with the terms of the partnership agreement.

         Under the SERP of E. Cohen, the Company will pay an annual benefit of 75% of his average income after he has reached retirement age (each as defined in the employment agreement). Upon termination, he is entitled to receive lump sum payments in various amounts of between 25% and five times average compensation (depending upon the reason for termination) and, for termination due to disability, a monthly benefit equal to the SERP benefit (which will terminate upon commencement of payments under the SERP). During fiscal 2002, 2001 and 2000, operations were charged $1.1 million, $927,000 and $2.5 million, respectively, with respect to these commitments.

         The Company is a defendant, together with certain of our officers and directors and its independent auditor, Grant Thornton LLP, in consolidated actions that were instituted on October 14, 1998 in the U.S. District Court for the Eastern District of Pennsylvania by stockholders, putatively on their own behalf and as class actions on behalf of similarly situated stockholders, who purchased shares of the Company's common stock between December 17, 1997 and February 22, 1999. The consolidated amended class action complaint seeks damages in an unspecified amount for losses allegedly incurred as the result of misstatements and omissions allegedly contained in the Company's periodic reports and a registration statement filed with the SEC. The Company has agreed to settle this matter for a maximum of $7.0 million plus approximately $1.0 million in costs and expenses, of which $6.0 million will be paid by two of the Company's directors' and officers' liability insurers. The Company agreed to the settlement to avoid the potential of costly litigation, which would have involved significant time of senior management. The Company will seek to obtain the balance of $2.0 million through an action against a third insurer who has not agreed to participate in the settlement. Plaintiffs have agreed to reduce by 50% the amount by which the $2.0 million exceeds the net recovery from the insurer. The Company has charged operations $1.0 million in the fiscal year ended September 30, 2002 in relation to this settlement, if the Company is successful in receiving reimbursement from its third insurer future operations will be benefited.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 9 - COMMITMENTS AND CONTINGENCIES - (Continued)

         The Company is a defendant in a proposed class action originally filed in February 2000 in the New York Supreme Court, Chautauqua County, by individuals, putatively on their own behalf and on behalf of similarly situated individuals, who leased property to the Company. The complaint alleges that the Company is are not paying lessors the proper amount of royalty revenues derived from the natural gas produced from the wells on the leased property. The complaint seeks damages in an unspecified amount for the alleged difference between the amount of royalties actually paid and the amount of royalties that allegedly should have been paid. The Company believes the complaint is without merit and is defending itself vigorously.

         The Company is a defendant in an action filed in the U.S. District Court for the District of Oregon by the former chairman of TRM Corporation and his children. The Company's chief executive officer and a former director and officer also have been named as defendants. The plaintiffs' claims for breach of contract and fraud are based on an alleged oral agreement to purchase one million shares of plaintiffs' stock in TRM Corporation for $13.0 million. Plaintiffs seek actual damages of at least $12.0 million, plus punitive damages in an unspecified amount. The Company believes the complaint is without merit and is defending itself vigorously.

         Refer to Note 12 with regard to an expected settlement of claims associated with the sale of Fidelity Leasing.

         The Company is also a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or operations.

NOTE 10 - HEDGING ACTIVITIES

         The Company, through its energy subsidiaries, enters into natural gas futures and option contracts to hedge its exposure to changes in natural gas prices. At any point in time, such contracts may include regulated New York Mercantile Exchange ("NYMEX") futures and options contracts and non-regulated over-the-counter futures contracts with qualified counterparties. NYMEX contracts are generally settled with offsetting positions, but may be settled by the delivery of natural gas.

         Effective October 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS 138). This statement establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires that all derivative financial statements are recognized in the financial statements as either assets or liabilities measured as fair value. Changes in the fair value of derivative financial instruments are recognized in income or other comprehensive income, depending on their classification. Upon adoption of SFAS 133, the Company did not incur any transition adjustments to earnings.

         The Company formally documents all relationships between hedging instruments and the items being hedged, including the Company's risk management objective and strategy for undertaking the hedging transactions. This includes matching the natural gas futures and options contracts to the forecasted transactions. The Company assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives are highly effective in offsetting changes in fair value of hedged items. When it is determined that a derivative is not highly effective as a hedge or it has ceased to be a highly effective hedge, due to the loss of correlation between changes in gas reference prices under a hedging instrument and actual gas prices the Company will discontinue hedge accounting for the derivative and further changes in fair value for the derivative will be recognized immediately into earnings. Any gains or losses that were accumulated in other comprehensive income (loss) will be recognized in earnings when the hedged transaction is recognized in earnings.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 10 - HEDGING ACTIVITIES - (Continued)

         At September 30, 2002, the Company had 267 open natural gas futures contracts related to natural gas sales covering 747,600 dekatherm ("Dth") (net to the Company) maturing through September 2003 at a combined average settlement price of $3.58 per Dth. The fair value of the open natural gas futures contracts, $2,995,100 at September 30, 2002, is based on quoted market prices. As these contracts qualify and have been designated as cash flow hedges, any gains or losses resulting from market price changes are deferred and recognized as a component of sales revenues in the month the gas is sold. Gains or losses on futures contracts are determined as the difference between the contract price and a reference price, generally prices on NYMEX. The Company's net unrealized loss related to open NYMEX contracts was approximately $316,600 at September 30, 2002 and its net unrealized gain was approximately $15,000 at September 30, 2001. The unrealized loss of $218,400 net of taxes of $98, 200, at September 30, 2002 has been recorded as a liability in the Company's 2002 Consolidated Financial Statements and in Stockholders' Equity as a component of Other Comprehensive Income (loss). The Company recognized a loss of $59,000, $599,000 and $832,000 on settled contracts covering natural gas production for the years ended September 30, 2002, 2001 and 2000, respectively. As of September 30, 2002, all of the deferred net losses on derivative instruments included in accumulated other comprehensive income (loss) are expected to be reclassified to earnings during the next twelve months. The Company recognized no gains or losses during the fiscal year ended September 30, 2002 for hedge ineffectiveness or as a result of the discontinuance of cash flow hedges.

         Although hedging provides the Company some protection against falling prices, these activities could also reduce the potential benefits of price increases, depending upon the instrument.

NOTE 11 - ACQUISITIONS

         In January 2001, the Company and its consolidated subsidiary, Atlas Pipeline, acquired certain energy assets of Kingston Oil Corporation for $4.5 million of cash and 88,235 common units of Atlas Pipeline. In March 2001, the Company and Atlas Pipeline acquired certain energy assets of American Refining and Exploration Company for $2.0 million of cash and 32,924 common units of Atlas Pipeline. Atlas Pipeline borrowed $1.4 million under its $10.0 million revolving credit facility to fund its share of the cash payment. In August 2001, the Company acquired certain energy assets of Castle Gas Company for $1.4 million. These acquisitions were accounted for under the purchase method of accounting and, accordingly, the purchase prices were allocated to the assets acquired based on their fair values at the dates of acquisition. The pro forma effect of these acquisitions on prior period operations or current year operations prior to the acquisition dates is not material.

         In connection with the acquisition of Atlas in fiscal 1998, certain indemnity obligations of the seller resulted in the cancellation in fiscal 2001 of 153,500 of the Company's previously issued shares held in escrow.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 12 - DISCONTINUED OPERATIONS

         In June 2002, the Company adopted a plan to dispose of Optiron. The Company has reduced its 50% interest in Optiron to 10% through a sale to current management which was completed in September 2002. In connection with the sale, the Company forgave $4.3 million out of the $5.9 million of indebtedness owed by Optiron. The remaining $1.6 million of indebtedness was retained by the Company in the form of a promissory note which is secured by all of Optiron's assets and by the common stock of Optiron's 90% shareholder. The note bears interest at the prime rate plus 1% payable monthly; an additional 1% will accrue until the maturity date of the note in 2022.

         In accordance with SFAS No. 144, the results of operations have been prepared under the financial reporting requirements for discontinued operations, pursuant to which, all historical results of Optiron are included in the results of discontinued operations rather than the results of continuing operations for all periods presented.

         Summarized operating results of the discontinued Optiron operations are as follows:

                                                                                  Years Ended September 30,
                                                                         ------------------------------------------
                                                                             2002           2001            2000
                                                                         -----------    -----------     -----------
                                                                                    (in thousands)
Loss from discontinued operations before income taxes..................  $      (553)   $    (1,493)    $    (1,132)
Income tax benefit ....................................................          193            463             396
                                                                         -----------    -----------     -----------
Loss from discontinued operations......................................  $      (360)   $    (1,030)    $      (736)
                                                                         ===========    ===========     ===========

Loss on disposal of discontinued operations before income taxes........  $    (1,971)   $         -     $         -
Income tax benefit ....................................................          690              -               -
                                                                         -----------    -----------     -----------
Loss on disposal of discontinued operations............................  $    (1,281)   $         -     $         -
                                                                         ===========    ===========     ===========

         In February 2000, the Company adopted a plan to sell FLI and subsidiaries, its small ticket equipment leasing business. On August 1, 2000, the Company sold its small ticket equipment leasing subsidiary, Fidelity Leasing, to European American Bank and AEL Leasing Co., Inc., subsidiaries of ABN AMRO Bank, N.V. The Company received total consideration of $152.2 million, including repayment of indebtedness of Fidelity Leasing to the Company; the purchasers also assumed approximately $431.0 million in debt payable to third parties and other liabilities. Of the $152.2 million consideration, $16.0 million was paid by a non-interest bearing promissory note. The promissory note is payable to the extent that payments are made on a pool of Fidelity Leasing lease receivables and refunds are received with respect to certain tax receivables. In addition, $10.0 million was placed in escrow until March 31, 2004 as security for the Company's indemnification obligations to the purchasers. In connection with the sale. Accordingly, FLI is reported as a discontinued operation for the three years ended September 30, 2002, 2001 and 2000. The Consolidated Financial Statements reflect the operations of FLI as discontinued operations in accordance with Accounting Principles Board ("APB") Opinion No. 30, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB No. 30").

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 12 - DISCONTINUED OPERATIONS - (Continued)

         The successor in interest to the purchaser, has made a series of claims totaling $19.0 million with respect to the Company's indemnification obligations and representations. While the Company has disputed these claims, in the first quarter of fiscal 2003 the Company entered into substantive settlement negotiations with the successor. In December 2002, the Company agreed in principle to the monetary terms of a non-executed "Term Sheet for Proposed Settlement Agreement" with the successor. The ultimate settlement is subject to negotiation of a definitive settlement agreement, which the Company and the successor will seek to complete on or before December 31, 2002. The Company believes that the terms of any ultimate settlement will not be materially different from the most recent proposed agreement as described below.

         Under the proposed settlement, the Company and the successor would be released from certain terms and obligations of the original purchase agreements, including many of the terms of the Company's non-competition agreement, and from claims arising from circumstances known at the settlement date. In addition, the Company would (i) release to the successor the $10.0 million in escrow previously referred to; (ii) pay the successor $6.0 million; (iii) guarantee that the successor will receive payments of $1.2 million from a note, secured by FLI lease receivables, delivered to the Company at the close of the FLI sale; and (iv) deliver two promissory notes to the successor, each in the principal amount of $1.75 million, bearing interest at the two-year treasury rate plus 500 basis points, and due on December 31, 2003 and 2004, respectively. The liability of the Company relating to the cash payment and the notes is recorded in the Company's consolidated financial statements as liabilities on assets held for disposal. The Company recorded a loss from discontinued operations, net of taxes, of $9.4 million in connection with the proposed settlement.

         Summarized operating results of the discontinued FLI operations are as follows:

                                                                                   Years Ended September 30,
                                                                         ------------------------------------------
                                                                             2002           2001           2000
                                                                         -----------    -----------     -----------
                                                                                      (in thousands)
Net revenues...........................................................  $         -    $         -     $    29,552
                                                                         ===========    ===========     ===========
Income from discontinued operations before
   income taxes........................................................  $         -    $         -     $       775
Provision for income taxes.............................................            -              -            (299)
                                                                         -----------    -----------     -----------
Income from discontinued operations....................................  $         -    $         -     $       476
                                                                         ===========    ===========     ===========

(Loss) gain on disposal before income taxes............................  $   (14,460)   $    (5,200)    $    24,259
Income tax benefit (provision).........................................        5,061          1,976          (9,352)
                                                                         -----------    -----------     -----------
(Loss) gain on disposal of discontinued operations.....................  $    (9,399)   $    (3,224)    $    14,907
                                                                         ===========    ===========     ===========

         On September 28, 1999 the Company adopted a plan to discontinue LowCostLoan.com, Inc. ("LCL") (formerly Fidelity Mortgage Funding, Inc., its residential mortgage lending business. The business was disposed of in November 2000. Accordingly, LCL is reported as a discontinued operation for the year ended September 30, 2000. The Consolidated Financial Statements reflect the operations of LCL as discontinued operations in accordance with APB No. 30, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 12 - DISCONTINUED OPERATIONS - (Continued)

         Summarized operating results of the discontinued LCL operations are as follows:

                                                                                   Years Ended September 30,
                                                                         ------------------------------------------
                                                                             2002           2001           2000
                                                                         -----------    -----------     -----------
                                                                                      (in thousands)
Loss on disposal before income taxes...................................  $         -    $         -     $    (2,952)
Income tax benefit.....................................................            -              -             989
                                                                         -----------    -----------     -----------
Loss on disposal of discontinued operations............................  $         -    $         -     $    (1,963)
                                                                         ===========    ===========     ===========


         Summarized results of the discontinued Optiron, FLI and LCL operations are:

Loss from discontinued operations......................................  $      (360)   $    (1,030)    $      (260)
(Loss) gain on disposal of discontinued operations.....................      (10,680)        (3,224)         12,944
                                                                         -----------    -----------     -----------
                                                                         $   (11,040)   $    (4,254)    $    12,684
                                                                         ===========    ===========     ===========

NOTE 13 - TERMINATION CHARGE

         As a result of the sale of the Company's equipment leasing operations on August 1, 2000 and its reduced emphasis on real estate finance, two of the Company's officers separated from the Company on September 13, 2000. One officer was the Company's president and chief operating officer and the other was the Company's vice-chairman as well as the president of the commercial real estate finance business. Both officers were parties to employment agreements and were terminated in accordance with the terms of those agreements. Accordingly, continuing operations were charged $1.8 million and discontinued operations were charged $2.3 million in the year ended September 30, 2000.

NOTE 14 - PUBLIC OFFERING OF UNITS BY PARTNERSHIP

         In February 2000, the Company's natural gas gathering operations were sold to Atlas Pipeline in connection with a public offering by Atlas Pipeline of 1,500,000 common units. The Company received net proceeds of $15.3 million for the gathering systems, and Atlas Pipeline issued to the Company 1,641,026 subordinated units constituting a 51% combined general and limited partner interest in Atlas Pipeline. A subsidiary of the Company is the general partner of Atlas Pipeline and has a 2% partnership interest on a consolidated basis. Because the Company owns more than 50% of Atlas Pipeline, the assets, liabilities, revenues and costs and expenses of Atlas Pipeline are consolidated with those of the Company, and the value represented by non-subordinated common units are shown as a minority interest on the Company's consolidated balance sheets.

         Our subordinated units are a special class of limited partnership interest in Atlas Pipeline under which our rights to distributions are subordinated to those of the publicly held common units. The subordination period extends until December 31, 2004 and will continue beyond that date if financial tests specified in the partnership agreement are not met. Our general partner interest also includes a right to receive incentive distributions if the partnership meets or exceeds specified levels of distributions.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 14 - PUBLIC OFFERING OF UNITS BY PARTNERSHIP

         In connection with the Company's sale of the gathering systems to Atlas Pipeline, the Company entered into agreements that: o Require it to provide stand-by construction financing to Atlas Pipeline for gathering system extensions and additions to a maximum of $1.5 million per year for five years.

o Require it to pay gathering fees to Atlas Pipeline for natural gas gathered by the gathering systems equal to the greater of $.35 per Mcf ($.40 per Mcf in certain instances) or 16% of the gross sales price of the natural gas transported.

o Require it to support a minimum quarterly distribution by Atlas Pipeline to holders of non-subordinated units of $.42 per unit (an aggregate of $1.68 per fiscal year) until February 2003. The Company has established a letter of credit administered by PNC Bank to support its obligation. At September 30, 2002 the current face amount of the letter of credit is $630,000. The required face amount of the letter of credit is reduced by $630,000 per quarter.

         During fiscal 2002 and 2001, the fee paid to Atlas Pipeline was calculated based on the 16% rate. Through September 30, 2002, the Company has not been required to provide any construction financing. The Company provided $443,000 in distribution support due to the lag in cash receipts for the initial quarter of Atlas Pipeline's operations. No distribution support has been required for any subsequent quarter.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 15 - CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

         Optiron, previously accounted for by the equity method, adopted SFAS 142 on January 1, 2002, the first day of its fiscal year. Optiron performed the evaluation of its goodwill required by SFAS 142 and determined that it was impaired due to uncertainty associated with the on-going viability of the product line with which the goodwill was associated. This impairment resulted in a cumulative effect adjustment on Optiron's books of $1.9 million before tax. The Company has recorded, in its second fiscal quarter which correlates to Optiron's first quarter, its 50% share of this cumulative effect adjustment in the same manner.

NOTE 16 - OPERATING SEGMENT INFORMATION AND MAJOR CUSTOMERS

         The Company operates in two principal industry segments: energy and real estate finance. Segment data for the years ended September 30, 2002, 2001 and 2000 are as follows:

                                                                                  Years Ended September 30,
                                                                         ------------------------------------------
                                                                            2002            2001           2000
                                                                         -----------    -----------     -----------
                                                                                       (in thousands)
Revenues:
   Energy..............................................................  $    98,149    $    94,942     $    70,713
   Real estate finance.................................................       16,582         16,899          18,649
   Corporate...........................................................        6,269          6,601          11,460
                                                                         -----------    -----------     -----------
                                                                         $   121,000    $   118,442     $   100,822
                                                                         ===========    ===========     ===========

Depreciation, depletion and amortization:
   Energy..............................................................  $    10,836    $    10,784     $     9,781
   Real estate finance.................................................          244            200             195
   Corporate...........................................................           81             54            (104)
                                                                         -----------    -----------     -----------
                                                                         $    11,161    $    11,038     $     9,872
                                                                         ===========    ===========     ===========

Operating profit (loss):
   Energy..............................................................  $    13,322    $    19,190     $     8,145
   Real estate finance.................................................        5,669          8,000           6,914
   Corporate...........................................................       (7,219)        (6,780)         (7,177)
                                                                         -----------    -----------     -----------
                                                                         $    11,772    $    20,410     $     7,882
                                                                         ===========    ===========     ===========

Identifiable assets:
   Energy..............................................................  $   183,693    $   172,189     $   154,379
   Real estate finance.................................................      204,327        207,682         202,335
   Corporate...........................................................       79,478         86,593         151,117
                                                                         -----------    -----------     -----------
                                                                         $   467,498    $   466,464     $   507,831
                                                                         ===========    ===========     ===========

Capital expenditures (excluding assets acquired in business acquisitions):
   Energy..............................................................  $    21,291    $    14,051     $    10,936
   Real estate finance.................................................          353            159             130
   Corporate...........................................................          323              -               -
                                                                         -----------    -----------     -----------
                                                                         $    21,967    $    14,210     $    11,066
                                                                         ===========    ===========     ===========

         Operating profit (loss) represents total revenues less costs and expenses attributable thereto, including interest and provision for possible losses, and less depreciation, depletion and amortization, excluding general corporate expenses. The information presented above does not eliminate intercompany transactions of $237,000, $136,000 and $161,000 in the years ended September 30, 2002, 2001 and 2000, respectively.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 16 - OPERATING SEGMENT INFORMATION AND MAJOR CUSTOMERS - (Continued)

         The Company's natural gas is sold under contract to various purchasers. For the years ended September 30, 2002 and 2001, gas sales to one purchaser accounted for 13% and 14%, respectively, of our total revenues. During fiscal 2000, no purchaser accounted for 10% or more of our total revenues. In real estate finance, no revenues from a single borrower exceeded 10% of total revenues.

NOTE 17 - SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

         Results of operations for oil and gas producing activities:

                                                                                   Years Ended September 30,
                                                                         ------------------------------------------
                                                                             2002           2001           2000
                                                                         -----------    -----------     -----------
                                                                                      (in thousands)
   Revenues............................................................  $    28,916    $    36,681     $    25,231
   Production costs....................................................       (6,693)        (6,185)         (7,229)
   Exploration expenses................................................       (1,571)        (1,661)         (1,110)
   Depreciation, depletion, and amortization...........................       (7,550)        (6,148)         (6,305)
   Income taxes........................................................       (4,005)        (7,223)         (3,759)
                                                                         -----------    -----------     -----------
   Results of operations producing activities..........................  $     9,097    $    15,464     $     6,828
                                                                         ===========    ===========     ===========

         Capitalized Costs Related to Oil and Gas Producing Activities. The components of capitalized costs related to the Company's oil and gas producing activities are as follows:

                                                                                   Years Ended September 30,
                                                                         ------------------------------------------
                                                                             2002           2001           2000
                                                                         -----------    -----------     -----------
                                                                                      (in thousands)
   Proved properties...................................................  $   124,388    $   104,888     $    84,307
   Unproved properties.................................................        1,221            855           1,003
   Pipelines, equipment and other interests............................       29,513         24,660          19,493
                                                                         -----------    -----------     -----------
                                                                             155,122        130,403         104,803
   Accumulated depreciation, depletion, amortization
     and valuation allowances..........................................      (41,991)       (33,089)        (26,966)
                                                                         -----------    -----------     -----------
       Net capitalized costs...........................................  $   113,131    $    97,314     $    77,837
                                                                         ===========    ===========     ===========


         Costs Incurred in Oil and Gas Producing Activities. The costs incurred by the Company in its oil and gas activities during fiscal years 2002, 2001 and 2000 are as follows:

                                                                                   Years Ended September 30,
                                                                         ------------------------------------------
                                                                             2002           2001           2000
                                                                         -----------    -----------     -----------
                                                                                      (in thousands)
   Property acquisition costs:
     Unproved properties...............................................  $         9    $       353     $       168
     Proved properties.................................................  $         3    $     5,443     $     1,017
     Exploration costs.................................................  $     1,573    $     1,662     $     1,095
     Development costs.................................................  $    17,646    $    17,453     $     9,422

         The development costs above for the years ended September 30, 2002, 2001 and 2000 were substantially all incurred for the development of proved undeveloped properties.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 17 - SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) - (Continued)

         Oil and Gas Reserve Information (Unaudited). The estimates of the Company's proved and unproved gas reserves are based upon evaluations verified by Wright & Company, Inc., an independent petroleum engineering firm, as of September 30, 2001 and 2000. All reserves are located within the United States. Reserves are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual arrangements.

         Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e. prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangement, but not on escalations based upon future conditions.

         o Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contracts, if any; and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

         o Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

         o Estimates of proved reserves do not include the following: (a) oil that may become available from known reservoirs but is classified separately as "indicated additional reservoirs"; (b) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors; (c) crude oil, natural gas and natural gas liquids, that may occur in undrilled prospects; and (d) crude oil and natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

         Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operation methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

         There are numerous uncertainties inherent in estimating quantities of proven reserves and in projecting future net revenues and the timing of development expenditures. The reserve data presented represents estimates only and should not be construed as being exact. In addition, the standardized measures of discounted future net cash flows may not represent the fair market value of the Company's oil and gas reserves or the present value of future cash flows of equivalent reserves, due to anticipated future changes in oil and gas prices and in production and development costs and other factors for which effects have not been proved.

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 17 - SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) - (Continued)

         The standardized measure of discounted future net cash flows is information provided for the financial statement user as a common base for comparing oil and gas reserves of enterprises in the industry.

                                                                                   Gas                    Oil
                                                                               -----------             ---------
                                                                                  (Mcf)                  (Bbls)
                                                                               -----------             ---------
Balance September 30, 1999.............................................        108,172,010             1,684,991
   Current additions...................................................         32,433,822                16,031
   Sales of reserves in-place..........................................           (304,428)              (14,200)
   Purchase of reserves in-place.......................................          1,047,931                     -
   Transfers to limited partnerships...................................        (25,677,232)                    -
   Revisions...........................................................          3,910,595               275,806
   Production..........................................................         (6,440,154)             (195,974)
                                                                               -----------             ---------
Balance September 30, 2000.............................................        113,142,544             1,766,654
   Current additions...................................................         19,891,663                68,895
   Sales of reserves in-place..........................................            (88,068)                  (61)
   Purchase of reserves in-place.......................................          7,159,387                40,881
   Transfers to limited partnerships...................................        (11,871,230)                    -
   Revisions...........................................................         (3,774,259)              102,136
   Production..........................................................         (6,342,667)             (177,437)
                                                                               -----------             ---------
Balance September 30, 2001.............................................        118,117,370             1,801,068
   Current additions...................................................         19,303,971                55,416
   Sales of reserves in-place..........................................           (510,812)              (23,676)
   Purchase of reserves in-place.......................................            280,594                 2,180
   Transfers to limited partnerships...................................         (6,829,047)              (45,001)
   Revisions...........................................................            (23,057)              260,430
   Production..........................................................         (7,117,276)             (172,750)
                                                                               -----------             ---------
Balance September 30, 2002.............................................        123,221,743             1,877,667
                                                                               ===========             =========

Proved developed reserves at:
   September 30, 2002..................................................         83,995,712             1,846,281
   September 30, 2001..................................................         80,249,011             1,735,376
   September 30, 2000..................................................         74,332,754             1,766,654

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 17 - SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) - (Continued)

         The following schedule presents the standardized measure of estimated discounted future net cash flows relating to proved oil and gas reserves. The estimated future production is priced at year-end prices, adjusted only for fixed and determinable increases in natural gas prices provided by contractual agreements. The resulting estimated future cash inflows are reduced by estimated future costs to develop and produce the proved reserves based on year-end cost levels. The future net cash flows are reduced to present value amounts by applying a 10% discount factor. The standardized measure of future cash flows was prepared using the prevailing economic conditions existing at September 30, 2002, 2001 and 2000 and such conditions continually change. Accordingly such information should not serve as a basis in making any judgment on the potential value of recoverable reserves or in estimating future results of operations.

                                                                                   Years Ended September 30,
                                                                         ------------------------------------------
                                                                             2002           2001           2000
                                                                         -----------    -----------     -----------
                                                                                      (in thousands)
   Future cash inflows.................................................  $   518,118    $   485,781     $   555,121
   Future production costs.............................................     (147,279)      (126,979)       (161,623)
   Future development costs............................................      (55,644)       (50,953)        (46,828)
   Future income tax expenses..........................................      (79,557)       (76,584)       (104,004)
                                                                         -----------    -----------     -----------

   Future net cash flows...............................................      235,638        231,265         242,666
     Less 10% annual discount for estimated
       timing of cash flows............................................     (131,512)      (132,553)       (144,067)
                                                                         -----------    -----------     -----------
   Standardized measure of discounted
     future net cash flows.............................................  $   104,126    $    98,712     $    98,599
                                                                         ===========    ===========     ===========

         The future cash flows estimated to be spent to develop proved undeveloped properties in the years ended September 30, 2003 and 2004 are $28.1 million and $27.5 million, respectively.

         The following table summarizes the changes in the standardized measure of discounted future net cash flows from estimated production of proved oil and gas reserves after income taxes.

                                                                                   Years Ended September 30,
                                                                         ------------------------------------------
                                                                             2002           2001           2000
                                                                         -----------    -----------     -----------
                                                                                      (in thousands)
Balance, beginning of year.............................................  $    98,712    $    98,599     $    58,775

Increase (decrease) in discounted future net cash flows:
   Sales and transfers of oil and gas, net of related costs............      (22,223)       (30,496)        (18,002)
   Net changes in prices and production costs..........................          249        (21,530)         41,173
   Revisions of previous quantity estimates............................        3,787         (4,184)          9,580
   Development costs incurred..........................................        4,107          4,011           7,789
   Changes in future development costs.................................         (149)          (853)            138
   Transfers to limited partnerships...................................       (3,970)        (4,177)        (11,862)
   Extensions, discoveries, and improved
     recovery less related costs.......................................       12,057         20,716          23,333
   Purchases of reserves in-place......................................          340          7,984           1,509
   Sales of reserves in-place, net of tax effect.......................         (799)          (204)           (293)
   Accretion of discount...............................................       12,726         14,078           7,522
   Net changes in future income taxes..................................          203         13,636         (23,757)
   Other...............................................................         (914)         1,132           2,694
                                                                         -----------    -----------     -----------
Balance, end of year...................................................  $   104,126    $    98,712     $    98,599
                                                                         ===========    ===========     ===========

                             RESOURCE AMERICA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 18 - QUARTERLY RESULTS (Unaudited)

                                                                Dec 31        March 31           June 30       September 30,
                                                              ---------      ---------         ----------      -------------
                                                                           (in thousands, except per share data)
Year ended September 30, 2002
Revenues..................................................    $  33,782      $  34,203         $   24,634       $   28,144
Costs and expenses........................................       29,405         29,250             22,830           27,506
                                                              ---------      ---------         ----------       ----------
Income from continuing operations before taxes ...........        4,377          4,953              1,804              638
                                                              ---------      ---------         ----------       ----------
Income from continuing operations before cumulative
   effect of change in accounting principle...............    $   2,930      $   3,313         $    1,328       $      787
                                                              ---------      ---------         ----------       ----------
Net income (loss).........................................    $   2,189      $   3,138         $        6       $   (8,642)
                                                              =========      =========         ==========       ==========
Net income per common share - basic
   Income from continuing operations before cumulative
     effect of change in accounting principle ............    $     .17      $     .19         $      .08       $      .04
                                                              =========      =========         ==========       ==========
Net income (loss) per common share - basic................    $     .13      $     .18         $        -       $      .49
                                                              =========      =========         ==========       ==========
Net income per common share - diluted
   Income from continuing operations before cumulative
     effect of change in accounting principle ............    $     .17      $     .19         $      .07       $      .04
                                                              =========      =========         ==========       ==========
   Net income (loss) per common share - diluted...........    $     .12      $     .18         $        -       $      .49
                                                              =========      =========         ==========       ==========

Year ended September 30, 2001
Revenues..................................................    $  27,440      $  34,766         $   27,629       $   28,471
Costs and expenses........................................       21,782         27,586             23,956           24,572
                                                              ---------      ---------         ----------       ----------
Income from continuing operations before taxes ...........        5,658          7,180              3,673            3,899
                                                              ---------      ---------         ----------       ----------
Income from continuing operations before cumulative
   effect of change in accounting principle ..............    $   3,648      $   4,697         $    2,386       $    3,352
                                                              ---------      ---------         ----------       ----------
Net income (loss).........................................    $   3,310      $   4,411         $    2,231       $     (123)
                                                              =========      =========         ==========       ==========
Net income per common share - basic
   Income from continuing operations before cumulative
     effect of change in accounting principle ............    $     .19      $     .27         $      .14       $      .19
                                                              =========      =========         ==========       ==========
Net income (loss) per common share - basic................    $     .17      $     .25         $      .13       $     (.01)
                                                              =========      =========         ==========       ==========
Net income per common share - diluted
   Income from continuing operations before cumulative
     effect of change in accounting principle.............    $     .18      $     .26         $      .13       $      .19
                                                              =========      =========         ==========       ==========
   Net income (loss) per common share - diluted...........    $     .17      $     .25         $      .12       $     (.01)
                                                              =========      =========         ==========       ==========

         Certain adjustments have been made to previously reported amounts to reflect discontinuation of certain operations. See Note 12.

NOTE 19 - SUPPLEMENTAL GUARANTOR INFORMATION (Unaudited)

         After year end, the Company anticipates issuing up to $85.3 million of 12% senior notes due 2008 in connection with its offer to exchange its existing 12% senior notes for a combination of cash and new senior notes and in connection with a separate public offering of the new senior notes. Each of the Company's subsidiaries (collectively the "Guarantors") excluding Atlas Pipeline Partners, L.P., its general partner and its subsidiaries, will unconditionally guarantee the new senior notes.

         Supplemental consolidating financial information of the Company, specifically including such information for the Guarantors, is presented below. The consolidating financial information is provided to allow investors to determine the nature of assets held and the operations of the combined groups.

                      CONDENSED CONSOLIDATING BALANCE SHEET
                               September 30, 2002
                             (Dollars in thousands)

                                                                  Unconsolidated
                                                    --------------------------------------------
                                                       Parent       Guarantor      Non-Guarantor
                                                       Company     Subsidiaries    Subsidiaries      Eliminations     Consolidated
                                                    -----------    ------------    -------------     ------------     -------------
ASSETS
Current assets:
   Cash and cash equivalents....................    $     7,959    $     15,842      $     1,935      $         -       $    25,736
   Accounts receivable intercompany.............        184,940           5,435           21,605         (211,980)                -
   Accounts receivable and other current assets           1,685          21,745              814                -            24,244
                                                    -----------    ------------      -----------      -----------       -----------
      Total current assets......................        194,584          43,022           24,354         (211,980)           49,980
Investment in real estate loans and ventures
   (less allowance for possible losses of
   $3,480)......................................              -         202,423                -                -           202,423
Investment in RAIT Investment Trust.............         29,580               -                -                -            29,580
Property and equipment-net......................              -          96,299           22,878                -           119,177
Investment in subsidiaries......................        152,366               -            3,557         (153,679)            2,244
Goodwill........................................              -          35,166            2,305                -            37,471
Other assets....................................         11,686          14,887               50                -            26,623
                                                    -----------    ------------      -----------      -----------       -----------
                                                    $   388,216    $    391,797      $    53,144      $  (365,659)      $   467,498
                                                    ===========    ============      ===========      ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable intercompany................    $    55,744    $    140,823      $    15,413      $  (211,980)      $         -
   Accounts payable and other current
      liabilities...............................          8,905          35,504            1,015                -            45,424
                                                    -----------    ------------      -----------      -----------       -----------
      Total current liabilities.................         64,649         176,327           16,428         (211,980)           45,424

Long term debt..................................         70,336          75,249            5,605                -           151,190

Deferred revenue and other liabilities..........            625           3,593                -                -             4,218
Deferred income taxes...........................         19,067          (5,334)               -                -            13,733

Minority interest...............................              -               -                -           19,394            19,394

Stockholders' equity............................        233,539         141,962           31,111         (173,073)          233,539
                                                    -----------    ------------      -----------      -----------       -----------
                                                    $   388,216    $    391,797      $    53,144      $  (365,659)      $   467,498
                                                    ===========    ============      ===========      ===========       ===========

                      CONDENSED CONSOLIDATING BALANCE SHEET
                               September 30, 2001
                             (Dollars in thousands)

                                                                  Unconsolidated
                                                    --------------------------------------------
                                                       Parent       Guarantor      Non-Guarantor
                                                       Company     Subsidiaries    Subsidiaries      Eliminations     Consolidated
                                                    -----------    ------------    -------------     ------------     -------------
ASSETS
Current assets:
   Cash and cash equivalents....................    $    21,706    $     24,506      $    2,436       $         -      $    48,648
   Accounts receivable intercompany.............        207,711           3,082           13,292         (224,085)               -
   Accounts receivable and other current assets           1,095          24,856              149                -           26,100
                                                    -----------    ------------      -----------      -----------      -----------
      Total current assets......................        230,512          52,444           15,877         (224,085)          74,748
Investment in real estate loans and ventures
   (less allowance for possible losses of
   $2,529)......................................              -         206,400                -                -          206,400
Investment in RAIT Investment Trust.............         20,909               -                -                -           20,909
Property and equipment-net......................              -          83,307           19,667                -          102,974
Investment in subsidiaries......................        144,748               -            3,557         (146,059)           2,246
Goodwill........................................              -          29,093            2,327                -           31,420
Other assets....................................          8,476          19,226               65                -           27,767
                                                    -----------    ------------      -----------      -----------      -----------
                                                    $   404,645    $    390,470      $    41,493      $  (370,144)     $   466,464
                                                    ===========    ============      ===========      ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable intercompany................    $    86,605    $    128,103      $     9,377      $  (224,085)     $         -
   Accounts payable and other current
      liabilities...............................          5,434          42,371            1,053                -           48,858
                                                    -----------    ------------      -----------      -----------      -----------
      Total current liabilities.................         92,039         170,474           10,430         (224,085)          48,858

Long-term debt..................................         71,858          67,624            2,089                -          141,571

Deferred revenue and other liabilities..........            819             759                -                -            1,578
Deferred income taxes...........................          4,470          14,212                -                -           18,682

Minority interest...............................              -               -                -           20,316           20,316

Stockholders' equity............................        235,459         137,401           28,974         (166,375)         235,459
                                                    -----------    ------------      -----------      -----------      -----------
                                                    $   404,645    $    390,470      $    41,493      $  (370,144)     $   466,464
                                                    ===========    ============      ===========      ===========      ===========

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          Year Ended September 30, 2002
                             (Dollars in thousands)

                                                                  Unconsolidated
                                                    --------------------------------------------
                                                       Parent       Guarantor      Non-Guarantor
                                                       Company     Subsidiaries    Subsidiaries      Eliminations     Consolidated
                                                    -----------    ------------    -------------     ------------     -------------
REVENUES
Energy..........................................    $         -    $     97,976      $    10,692      $   (10,756)      $   97,912
Real estate finance.............................              -          16,582                -                -           16,582
Interest and other..............................          4,242           2,259                5             (237)           6,269
                                                    -----------    ------------      -----------      -----------      -----------
                                                          4,242         116,817           10,697          (10,993)         120,763

COSTS AND EXPENSES
Energy..........................................              -          77,778            3,428          (10,756)          70,450
Real estate finance.............................              -           2,423                -                -            2,423
General and administrative......................          1,943           5,200                -                -            7,143
Depreciation, depletion and
   amortization.................................              -           9,735            1,426                -           11,161
Interest........................................          9,036           3,837              180             (237)          12,816
Provision for possible losses...................              -           1,393                -                -            1,393
Provision for legal settlement..................          1,000               -                -                -            1,000
Minority interest in Atlas Pipeline
   Partners, L.P................................              -               -                -            2,605            2,605
                                                    -----------    ------------      -----------      -----------      -----------
                                                         11,979         100,366            5,034           (8,388)         108,991
                                                    -----------    ------------      -----------      -----------      -----------

Income from continuing operations
   before income taxes..........................         (7,737)         16,451            5,663           (2,605)          11,772
Provision (benefit) for income taxes............         (1,396)          4,810                -                -            3,414
Equity in consolidated subsidiaries.............         (3,032)              -                -            3,032                -
                                                    -----------    ------------      -----------      -----------      -----------
Income from continuing operations...............         (3,309)         11,641            5,663           (5,637)           8,358
                                                    -----------    ------------      -----------      -----------      -----------

Discontinued operations:
   Loss on discontinued operations..............              -         (16,984)               -                -          (16,984)
   Income tax benefit...........................              -           5,944                -                -            5,944
                                                    -----------    ------------      -----------      -----------      -----------
   Loss on discontinued operations..............              -         (11,040)               -                -          (11,040)
                                                    -----------    ------------      -----------      -----------      -----------
Cumulative effect of a change in
   accounting principle, net of taxes of $336...              -            (627)               -                -             (627)
                                                    -----------    ------------      -----------      -----------      -----------
Net income......................................    $    (3,309)   $        (26)     $     5,663      $   (5,637)      $    (3,309)
                                                    ===========    ============      ===========      ===========      ===========

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          Year Ended September 30, 2001
                             (Dollars in thousands)

                                                                  Unconsolidated
                                                    --------------------------------------------
                                                       Parent       Guarantor      Non-Guarantor
                                                       Company     Subsidiaries    Subsidiaries      Eliminations     Consolidated
                                                    -----------    ------------    -------------     ------------     -------------
REVENUES
Energy........................................      $         -    $     94,386      $    13,334      $   (12,914)      $   94,806
Real estate finance...........................                -          16,899                -                -           16,899
Interest and other............................            4,589           2,108               40             (136)           6,601
                                                    -----------    ------------      -----------      -----------      -----------
                                                          4,589         113,393           13,374          (13,050)         118,306

COSTS AND EXPENSES
Energy........................................                -          69,968            2,922          (12,914)          59,976
Real estate finance...........................                -           1,504                -                -            1,504
General and administrative....................            1,819           3,861                -                -            5,680
Depreciation, depletion and
   amortization...............................                -           9,849            1,189                -           11,038
Interest......................................           10,196           4,532              144             (136)          14,736
Provision for possible losses.................                -             863                -                -              863
Minority interest in Atlas Pipeline
   Partners, L.P..............................                -               -                -            4,099            4,099
                                                    -----------    ------------      -----------      -----------      -----------
                                                         12,015          90,577            4,255           (8,951)          97,896
                                                    -----------    ------------      -----------      -----------      -----------

Income from continuing operations
   before income taxes........................           (7,426)         22,816            9,119           (4,099)          20,410
Provision for income taxes....................             (746)          7,073                -                -            6,327
Equity in consolidated subsidiaries...........          (16,509)              -                -           16,509                -
                                                    -----------    ------------      -----------      -----------      -----------
Income from continuing operations.............            9,829          15,743            9,119          (20,608)          14,083
                                                    -----------    ------------      -----------      -----------      -----------

Discontinued operations:
   Income (loss) on discontinued operations...                -          (6,693)               -                -           (6,693)
   Income tax benefit.........................                -           2,439                -                -            2,439
                                                    -----------    ------------      -----------      -----------      -----------
   Loss on discontinued operations............                -          (4,254)               -                -           (4,254)
                                                    -----------    ------------      -----------      -----------      -----------
Net income....................................      $     9,829    $     11,489      $     9,119      $   (20,608)      $    9,829
                                                    ===========    ============      ===========      ===========       ==========

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          Year Ended September 30, 2000
                             (Dollars in thousands)

                                                                  Unconsolidated
                                                    --------------------------------------------
                                                       Parent       Guarantor      Non-Guarantor
                                                       Company     Subsidiaries    Subsidiaries      Eliminations     Consolidated
                                                    -----------    ------------    -------------     ------------     -------------
REVENUES
Energy....................................          $         -     $    69,423      $     6,367      $    (5,238)     $    70,552
Real estate finance.......................                    -          18,649                -                -           18,649
Interest and other........................                4,436           7,075               17              (68)          11,460
                                                    -----------     -----------      -----------      -----------      -----------
                                                          4,436          95,147            6,384           (5,306)         100,661

COSTS AND EXPENSES
Energy....................................                    -          52,460            1,156           (5,238)          48,378
Real estate finance.......................                    -           3,256                -                -            3,256
General and administrative................                5,197           2,697                -                -            7,894
Depreciation, depletion and
   amortization...........................                    -           9,028              844                -            9,872
Interest..................................               13,133           5,567                -              (68)          18,632
Provision for possible losses.............                    -             936                -                -              936
Termination charge........................                    -           1,753                -                -            1,753
Minority interest in Atlas Pipeline
   Partners, L.P..........................                    -               -                -            2,058            2,058
                                                    -----------     -----------      -----------      -----------      -----------
                                                         18,330          75,697            2,000           (3,248)          92,779
                                                    -----------     -----------      -----------      -----------      -----------

Income from continuing operations
   before income taxes....................              (13,894)         19,450            4,384           (2,058)           7,882
Provision for income taxes................               (2,611)          5,012                -                -            2,401
Equity in consolidated subsidiaries.......              (29,448)              -                -           29,448                -
                                                    -----------     -----------      -----------      -----------      -----------
Income from continuing operations.........               18,165          14,438            4,384          (31,506)           5,481
                                                    -----------     -----------      -----------      -----------      -----------

Discontinued operations:
   Income on discontinued operations......                    -          20,950                -                -           20,950
   Income tax provision...................                    -          (8,266)               -                -           (8,266)
                                                    -----------     -----------      -----------      -----------      -----------
   Loss on discontinued operations........                    -          12,684                -                -           12,684
                                                    -----------     -----------      -----------      -----------      -----------
Net income (loss).........................          $    18,165     $    27,122      $     4,384      $   (31,506)     $    18,165
                                                    ===========     ===========      ===========      ===========      ===========

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                          Year Ended September 30, 2002
                             (Dollars in thousands)

                                                                  Unconsolidated
                                                    --------------------------------------------
                                                       Parent       Guarantor      Non-Guarantor
                                                       Company     Subsidiaries    Subsidiaries      Eliminations     Consolidated
                                                    -----------    ------------    -------------     ------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating
   activities of continuing operations....          $    (2,800)    $      5,378     $    4,249       $        -       $     6,827

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures......................                    -          (17,508)        (4,459)               -           (21,967)
Principal payments on notes receivables
   and proceeds from sales of assets......                    -           25,347           (127)               -            25,220
Increase in others assets.................               (5,514)          (2,536)           (33)               -            (8,083)
Investments in real estate loans and
   ventures...............................                    -          (19,859)             -                -           (19,859)
Decrease in other liabilities.............                    -             (175)             -                -              (175)
                                                    -----------     ------------     ----------       ----------       -----------
Net cash used in investing activities
   of continuing operations...............               (5,514)         (14,731)        (4,619)               -           (24,864)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) of debt.......               (1,640)           3,258          3,516                -             5,134
Dividends paid to minority interest of
   Atlas Pipeline Partners, L.P...........                    -                -         (3,623)               -            (3,623)
Dividends paid............................               (2,326)               -              -                -            (2,326)
Purchase of treasury stock................               (1,517)               -              -                -            (1,517)
Repayment of ESOP loan....................                   96                -              -                -                96
Increase in other assets..................                  (63)          (1,171)           (24)               -            (1,258)
Proceeds from issuance of stock...........                   17                -              -                -                17
                                                    -----------     ------------     ----------       ----------       -----------
Net cash (used in) provided by financing
   activities of continuing operations....               (5,433)           2,087           (131)               -            (3,477)

Net cash used in discontinued operations..                    -           (1,398)             -                -            (1,398)
                                                    -----------     ------------     ----------       ----------       -----------
Decrease in cash and cash equivalents.....              (13,747)          (8,664)          (501)               -           (22,912)
Cash and cash equivalents at beginning
   of year................................               21,706           24,506          2,436                -            48,648
                                                    -----------     ------------     ----------       ----------       -----------
Cash and cash equivalents at end
   of year................................          $     7,959     $     15,842     $    1,935       $        -       $    25,736
                                                    ===========     ============     ==========       ==========       ===========

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                          Year Ended September 30, 2001
                             (Dollars in thousands)

                                                                  Unconsolidated
                                                    --------------------------------------------
                                                       Parent       Guarantor      Non-Guarantor
                                                       Company     Subsidiaries    Subsidiaries      Eliminations     Consolidated
                                                    -----------    ------------    -------------     ------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities
   of continuing operations...............          $     4,515     $     10,127     $    4,629       $        -       $    19,271

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid in business acquisitions....                    -           (6,475)        (1,400)               -            (7,875)
Capital expenditures......................                    -          (12,790)        (1,420)               -           (14,210)
Principal payments on notes receivables
   and proceeds from sales of assets......                    -           29,610              -                -            29,610
(Increase) decrease in others assets......               (7,886)          (2,753)           489                -           (10,150)
Investments in real estate loans and
   ventures...............................                    -          (25,395)             -                -           (25,395)
Decrease in other liabilities.............                    -             (213)             -                -              (213)
                                                    -----------     ------------     ----------       ----------       -----------
Net cash used in investing activities of
   continuing operations..................               (7,886)         (18,016)        (2,331)               -           (28,233)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) of debt.......              (23,080)          26,740          2,089                -             5,749
Dividends paid to minority interest of
   Atlas Pipeline Partners, L.P...........                    -                -         (3,783)               -            (3,783)
Dividends paid............................               (2,364)               -              -                -            (2,364)
Purchase of treasury stock................              (57,801)               -              -                -           (57,801)
Repayment of ESOP loan....................                   96                -              -                -                96
(Increase) decrease in other assets.......                    4             (597)          (109)               -              (702)
Proceeds from issuance of stock...........                  420                -              -                -               420
                                                    -----------     ------------     ----------       ----------       -----------
Net cash (used in) provided by financing
   activities of continuing operations....              (82,725)          26,143         (1,803)               -           (58,385)

Net cash used in discontinued operations..                    -           (1,112)             -                -            (1,112)
                                                    -----------     ------------     ----------       ----------       -----------
(Decrease) increase in cash and cash
   equivalents............................              (86,096)          17,142            495                -           (68,459)
Cash and cash equivalents at beginning
   of year................................              107,802            7,364          1,941                -           117,107
                                                    -----------     ------------     ----------       ----------       -----------
Cash and cash equivalents at end
   of year................................          $    21,706     $     24,506     $    2,436       $        -       $    48,648
                                                    ===========     ============     ==========       ==========       ===========

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                          Year Ended September 30, 2000
                             (Dollars in thousands)

                                                                  Unconsolidated
                                                    --------------------------------------------
                                                       Parent       Guarantor      Non-Guarantor
                                                       Company     Subsidiaries    Subsidiaries      Eliminations     Consolidated
                                                    -----------    ------------    -------------     ------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities of
   continuing operations........................    $   (14,272)    $     22,220     $    7,438       $        -       $    15,386

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of subsidiary................        126,276                -              -                -           126,276
Capital expenditures............................              -           (9,965)        (1,101)               -           (11,066)
Principal payments on notes receivables
   and proceeds from sales of assets............              -           74,528              -                -            74,528
Increase in other assets........................         (4,152)          (2,306)        (2,475)               -            (8,933)
Investments in real estate loans and
   ventures.....................................              -           (5,193)             -                -            (5,193)
Decrease in other liabilities...................              -             (339)             -                -              (339)
                                                    -----------     ------------     ----------       ----------       -----------
Net cash (used in) provided by investing
   activities of continuing operations..........        122,124           56,725         (3,576)               -           175,273

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of debt..........................        (12,370)         (75,907)             -                -           (88,277)
Net proceeds from Atlas Pipeline
   Partners, L.P. public offering...............              -           15,251              -                -            15,251
Dividends paid to minority interest of
   Atlas Pipeline Partners, L.P.................              -                -         (1,921)               -            (1,921)
Dividends paid..................................         (3,125)               -              -                -            (3,125)
Purchase of treasury stock......................           (172)               -              -                -              (172)
Repayment of ESOP loan..........................             95                -              -                -                95
(Increase) decrease in other assets.............              3              (70)             -                -               (67)
Proceeds from issuance of stock.................            858                -              -                -               858
                                                    -----------     ------------     ----------       ----------       -----------
Net cash (used in) provided by financing
   activities of continuing operations..........        (14,711)         (60,726)        (1,921)               -           (77,358)

Net cash used in discontinued operations........              -          (28,698)             -                -           (28,698)
                                                    -----------     ------------     ----------       ----------       -----------
(Decrease) increase in cash and cash
   equivalents..................................         93,141          (10,479)         1,941                -            84,603
Cash and cash equivalents at beginning
   of year......................................         14,661           17,843              -                -            32,504
                                                    -----------     ------------     ----------       ----------       -----------
Cash and cash equivalents at end
   of year......................................    $   107,802     $      7,364     $    1,941       $        -       $   117,107
                                                    ===========     ============     ==========       ==========       ===========

No  person  is  authorized  to give any  information  or to                        $30,000,000
represent  anything not contained in this  prospectus.  You
must  not  rely  on  any  unauthorized  representations  or                     [GRAPHIC OMITTED]
information.  This  prospectus is an offer to sell only the
debt   securities    offered   hereby,   and   only   under                   RESOURCE AMERICA, INC.
circumstances  and in  jurisdictions  where it is lawful to
do so. The  information  contained  in this  prospectus  is                 12% Senior Notes due 2008
current only as of its date.

                     TABLE OF CONTENTS

Forward-Looking Statements ............................   2
Prospectus Summary ....................................   3                     ----------------
Risk Factors ..........................................  13                        PROSPECTUS
Use of Proceeds .......................................  21                     ----------------
Capitalization ........................................  22
Selected Consolidated Financial Data ..................  23
Management's Discussion and Analysis of Financial
Condition and Results of Operation ....................  26                Joint Book-Running Managers
Business ..............................................  40
Management ............................................  64                  Bear, Stearns & Co. Inc.
Description of the New Notes ..........................  68
Material United States Federal Income Tax Consequences   90                 Friedman Billings Ramsey
Plan of Distribution ..................................  94
Where You Can Find More Information ...................  95
Legal Matters .........................................  96
Experts ...............................................  96
Appendix A:  Glossary ................................. A-1                    _____________, 2003
Financial Statements .................................. F-1


..................................................

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Set forth below are the expenses expected to be paid by Resource America in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimated:

         Securities and Exchange Commission registration fee      $3,174
         Printing and engraving expenses                          $
         Legal fees and expenses                                  $
         Accounting fees and expenses                             $
         Trustee's fees                                           $
         Transfer agent and registrar                             $
         Miscellaneous                                            $
                                                                  ------
              TOTAL                                               $

Item 15. Indemnification of Directors and Officers

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation provides that officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of their duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which our officer or director derives an improper personal benefit. In addition, our by-laws provide for indemnification of our officers and directors to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons who control us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         We maintain directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.


Item 16. Exhibits and Financial Statements Schedules

         (a) Exhibits:

              1.1   Underwriting Agreement(1)

              4.1 Form of Indenture with respect to Resource America's 12% Senior Notes due 2008 (2)

              5.1 Opinion of Ledgewood Law Firm, P.C. regarding the legality of the notes(1)

              8.1   Opinion of Ledgewood Law Firm, P.C. regarding tax matters(1)

             12.1   Statement regarding computation of ratios

             23.1   Consent of Grant Thornton LLP

             23.2 Consents of Ledgewood Law Firm, P.C. (included in Exhibits 5.1 and 8.1)

             23.3   Consent of Wright & Company, Inc.

             24.1 Power of Attorney (included as part of signature pages to this registration statement)

             25.1   Statement of eligibility of trustee

--------------
(1)  To be filed by amendment.
(2) Filed as an exhibit to our registration statement on Form S-4 on February 10, 2003 and incorporated herein by this reference.

Item 17. Undertakings

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 11, 2003.

                                      RESOURCE AMERICA, INC.

                                       /s/  Edward E. Cohen
                                      ---------------------------------------
                                      EDWARD E. COHEN, Chairman of
                                      the Board of Directors, Chief Executive
                                      Officer and President


Pursuant to the requirements of the Securities Act of 1993, this registration statement has been signed by the following persons in the capacities indicated on February 11, 2003.

                                POWER OF ATTORNEY

Each person whose signature appears below in so signing also makes, constitutes and appoints Edward E. Cohen, Jonathan Z. Cohen and Steven J. Kessler, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that any or all of said attorneys-in-fact or substitute or substitutes for any or all of them may do or cause to be done by virtue hereof.

RESOURCE AMERICA, INC.

   /s/  Edward E. Cohen                             /s/ P. Sherrill Neff
----------------------------------------          ----------------------------------------
EDWARD E. COHEN, Chairman of                      P. SHERRILL NEFF, Director
the Board of Directors, Chief Executive
Officer and President                               /s/  Alan D. Schreiber
                                                  ----------------------------------------
  /s/  Carlos C. Campbell                         ALAN D. SCHREIBER, Director
----------------------------------------
CARLOS C. CAMPBELL, Director                        /s/  John S. White
                                                  ----------------------------------------
  /s/  Jonathan Z. Cohen                          JOHN S. WHITE, Director
----------------------------------------
JONATHAN Z. COHEN, Executive                        /s/  Steven J. Kessler
Vice President, Chief Operating Officer           ----------------------------------------
and Director                                      STEVEN J. KESSLER, Senior Vice
                                                  President and Chief
  /s/  Andrew M. Lubin                            Financial Officer
----------------------------------------
ANDREW M. LUBIN, Director                           /s/ Nancy J. McGurk
                                                  -------------------------------------------------
                                                  NANCY J. MCGURK, Vice
                                                  President, Chief Accounting Officer and Treasurer

ATLAS ENERGY HOLDINGS, INC.                                 ATLAS AMERICA, INC., a Delaware
                                                            corporation
By:    /s/ Steven J. Kessler
       --------------------------------------               By:    /s/ Michael L. Staines
       Steven J. Kessler                                           --------------------------------------
       Vice President and Treasurer                                Michael L. Staines
                                                                   Senior Vice President and Secretary

ATLAS AMERICA, INC., A Pennsylvania                         AIC, INC.
corporation
                                                            By:     /s/ Steven J. Kessler
By:     /s/ Michael L. Staines                                     --------------------------------------
       --------------------------------------                      Steven J. Kessler
       Michael L. Staines                                          Senior Vice President
       Senior Vice President and Secretary

ANTHEM SECURITIES, INC.                                     ATLAS ENERGY CORPORATION

By:     /s/ Darshan V. Patel                                By:      /s/ Michael L. Staines
       --------------------------------------                      --------------------------------------
       Darshan V. Patel                                             Michael L. Staines
       Vice President                                               Vice President and Secretary


ATLAS ENERGY GROUP, INC.                                    AED INVESTMENTS, INC.

By:      /s/ Michael L. Staines                             By:      /s/ Michael L. Staines
       --------------------------------------                      --------------------------------------
        Michael L. Staines                                          Michael L. Staines
        Senior Vice President and Secretary                         Vice President, Treasurer and Secretary

ATLAS RESOURCES, INC.                                       ARD INVESTMENTS, INC.

By:     /s/ Michael L. Staines                              By:    /s/ Michael L. Staines
       --------------------------------------                      --------------------------------------
       Michael L. Staines                                          Michael L. Staines
       Senior Vice President and Secretary                         Vice President, Treasurer and Secretary

PENNSYLVANIA INDUSTRIAL ENERGY, INC.                        ATLAS INFORMATION MANAGEMENT, LLC

By:    /s/ Michael L. Staines                               By:      AIC, Inc., sole member
       --------------------------------------
      Michael L. Staines                                    By:     /s/ Steven J. Kessler
      Vice President and Secretary                                 --------------------------------------
                                                                   Steven J. Kessler
                                                                   Senior Vice President

RESOURCE ENERGY, INC.                                       REI-NY, INC.

By:     /s/ Michael L. Staines                              By:     /s/ Michael L. Staines
       --------------------------------------                      --------------------------------------
       Michael L. Staines                                          Michael L. Staines
       President and Secretary                                     Vice President and Secretary

RESOURCE WELL SERVICES, INC.                                VIKING RESOURCES CORPORATION

By:    /s/ Jeffrey C. Simmons                               By:    /s/ Michael L. Staines
       --------------------------------------                      --------------------------------------
       Jeffrey C. Simmons                                          Michael L. Staines
       President                                                   President and Secretary


RFI HOLDING COMPANY, INC.                                   VIKING INVESTMENTS, INC.

By:    /s/ Michael L. Staines                               By:    /s/ Michael L. Staines
       --------------------------------------                      --------------------------------------
       Michael L. Staines                                          Michael L. Staines
       Vice President, Treasurer and Secretary                     Vice President, Treasurer and Secretary

ATLAS NOBLE CORP.                                           RESOURCE FINANCIAL
                                                            FUND MANAGEMENT, INC.
By:    /s/ Michael L. Staines
       --------------------------------------               By:    /s/ Steven J. Kessler
       Michael L. Staines                                          --------------------------------------
       Vice President and Secretary                                Steven J. Kessler
                                                                   Vice President and Treasurer


RAI VENTURES, INC.                                          RESOURCE CAPITAL PARTNERS, INC.

By:    /s/ Michael S. Yecies                                By:    /s/ David E. Bloom
       --------------------------------------                      --------------------------------------
       Michael S. Yecies                                           David E. Bloom
       Vice President and Secretary                                President

RESOURCE LEASING, INC.                                      FLI HOLDINGS, INC.

By:    /s/ Freddie M. Kotek                                 By:    /s/ Freddie M. Kotek
       --------------------------------------                      --------------------------------------
       Freddie M. Kotek                                            Freddie M. Kotek
       President                                                   President

LEAF FINANCIAL CORP.                                        LEAF CAPITAL MANAGEMENT, INC.

By:    /s/ Miles Herman                                     By:    /s/ Miles Herman
       --------------------------------------                      --------------------------------------
       Miles Herman                                                Miles Herman
       President and Chief Operating Officer                       Vice President - Operations and Secretary

LEAF ASSET MANAGEMENT, INC.                                 RESOURCE PROPERTIES, INC.

By:    /s/ Miles Herman                                     By:  /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Miles Herman                                              Alan F. Feldman
       President and Chief Operating Officer                     President

RESOURCE PROPERTIES II, INC.                                RESOURCES PROPERTIES IV, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES VI, INC.                                RESOURCE PROPERTIES VIII, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
        Alan F. Feldman                                            Alan F. Feldman
        President                                                  President


RESOURCE PROPERTIES XII, INC.                               RESOURCE PROPERTIES XIV, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XV, INC.                                RESOURCE PROPERTIES XVII, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XVIII, INC.                             RESOURCE PROPERTIES XX, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XXII, INC.                              RESOURCE PROPERTIES XXIII, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XXIV, INC.                              RESOURCE PROPERTIES XXV, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
        Alan F. Feldman                                            Alan F. Feldman
        President                                                  President

RESOURCE PROPERTIES XXVI, INC.                              RESOURCE PROPERTIES XXVII, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XXVIII, INC.                            RESOURCE PROPERTIES XXIX, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XXX, INC.                               RESOURCE PROPERTIES XXXI, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President


RESOURCE PROPERTIES XXXII, INC.                             RESOURCE PROPERTIES XXXIII, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XXXIV, INC.                             RESOURCE PROPERTIES XXXV, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XXXVI, INC.                             RESOURCE PROPERTIES XXXVIII, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XL, INC.                                RESOURCE PROPERTIES XLI, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XLII, INC.                              RESOURCE PROPERTIES XLIV, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XLVI, INC.                              RESOURCE PROPERTIES XLVII, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES XLIX, INC.                              RESOURCE PROPERTIES 50, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE PROPERTIES 51, INC.                                RESOURCE PROPERTIES 52, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President


RESOURCE PROPERTIES 53, INC.                                RESOURCE PROPERTIES 54, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

CP/GP, INC.                                                 CHESTERFIELD MORTGAGE INVESTORS, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

ES GP, INC.                                                 F.M. SHERIDAN LAND, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RAI FINANCIAL, INC.                                         RESOURCE COMMERCIAL MORTGAGES, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE FINANCIAL SERVICES, INC.                           RESOURCE HOUSING INVESTORS I, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE HOUSING INVESTORS II, INC.                         RESOURCE HOUSING INVESTORS III, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE HOUSING INVESTORS IV, INC.                         RESOURCE PROGRAMS, INC.

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President

RESOURCE RITTENHOUSE, INC.                                  WS MORTGAGE ACQUISITION CORPORATION

By:    /s/ Alan F. Feldman                                  By:    /s/ Alan F. Feldman
       --------------------------------------                      --------------------------------------
       Alan F. Feldman                                             Alan F. Feldman
       President                                                   President


                                   SCHEDULE A

-----------------------------------------------------------------------------------------------------------
                         ENTITY NAME                              EIN          STATE OF INCORPORATION
-----------------------------------------------------------------------------------------------------------
Atlas Energy Holdings, Inc.                                   51-0403866      Delaware
-----------------------------------------------------------------------------------------------------------
Atlas America, Inc.                                           51-0404430      Delaware
-----------------------------------------------------------------------------------------------------------
Atlas America, Inc.                                           23-2977199      Pennsylvania
-----------------------------------------------------------------------------------------------------------
AIC, Inc.                                                     51-0367948      Delaware
-----------------------------------------------------------------------------------------------------------
Anthem Securities, Inc.                                       25-1803726      Pennsylvania
-----------------------------------------------------------------------------------------------------------
Atlas Energy Corporation                                      25-1243697      Ohio
-----------------------------------------------------------------------------------------------------------
Atlas Energy Group, Inc.                                      25-1243696      Ohio
-----------------------------------------------------------------------------------------------------------
AED Investments, Inc.                                         51-0367949      Delaware
-----------------------------------------------------------------------------------------------------------
Atlas Resources, Inc.                                         25-1390937      Pennsylvania
-----------------------------------------------------------------------------------------------------------
ARD Investments, Inc.                                         51-0367950      Delaware
-----------------------------------------------------------------------------------------------------------
Pennsylvania Industrial Energy, Inc.                          25-1713313      Pennsylvania
-----------------------------------------------------------------------------------------------------------
Atlas Information Management, LLC                             25-1807156      Pennsylvania
-----------------------------------------------------------------------------------------------------------
Resource Energy, Inc.                                         34-1749963      Delaware
-----------------------------------------------------------------------------------------------------------
REI-NY, Inc.                                                  31-1561431      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Well Services, Inc.                                  34-1735319      Delaware
-----------------------------------------------------------------------------------------------------------
Viking Resources Corporation                                  23-3011984      Pennsylvania
-----------------------------------------------------------------------------------------------------------
RFI Holding Company, Inc.                                     31-1092341      Ohio
-----------------------------------------------------------------------------------------------------------
Viking Investments, Inc.                                      31-0807394      Delaware
-----------------------------------------------------------------------------------------------------------
Atlas Noble Corp.                                             23-3058777      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Financial Fund Management, Inc.                      04-3686974      Delaware
-----------------------------------------------------------------------------------------------------------
RAI Ventures, Inc.                                            23-3052654      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Capital Partners, Inc.                               13-4214163      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Leasing, Inc.                                        51-0367697      Delaware
-----------------------------------------------------------------------------------------------------------
FLI Holdings, Inc.                                            51-0397288      Delaware
-----------------------------------------------------------------------------------------------------------
LEAF Financial Corp.                                          51-0269559      Delaware
-----------------------------------------------------------------------------------------------------------
LEAF Capital Management, Inc.                                 73-1632247      Delaware
-----------------------------------------------------------------------------------------------------------
LEAF Asset Management, Inc.                                   75-3019975      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties, Inc.                                     23-2720234      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties II, Inc.                                  23-2691634      Delaware
-----------------------------------------------------------------------------------------------------------
Resources Properties IV, Inc.                                 23-2746778      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties VI, Inc.                                  23-2720144      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties VIII, Inc.                                23-2746781      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XII, Inc.                                 51-0365087      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XIV, Inc.                                 51-0365089      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XV, Inc.                                  51-0365091      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XVII, Inc.                                23-2836316      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XVIII, Inc.                               23-2836317      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XX, Inc.                                  23-2836319      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXII, Inc.                                51-0374874      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXIII, Inc.                               51-0374875      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXIV, Inc.                                51-0374876      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXV, Inc.                                 51-0374877      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXVI, Inc.                                52-2005749      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXVII, Inc.                               52-2005752      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXVIII, Inc.                              51-0374878      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXIX, Inc.                                51-0374879      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXX, Inc.                                 51-0374880      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXXI, Inc.                                51-0365095      Delaware
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Resource Properties XXXII, Inc.                               52-2048719      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXXIII, Inc.                              52-2048721      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXXIV, Inc.                               52-2048722      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXXV, Inc.                                52-2048723      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXXVI, Inc.                               52-2048726      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XXXVIII, Inc.                             52-2048730      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XL, Inc.                                  52-2048733      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XLI, Inc.                                 23-2929392      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XLII, Inc.                                23-2929390      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XLIV, Inc.                                23-2929382      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XLVI, Inc.                                23-2929377      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XLVII, Inc.                               23-2972692      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties XLIX, Inc.                                23-2953181      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties 50, Inc.                                  23-3015612      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties 51, Inc.                                  23-2966221      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties 52, Inc.                                  23-2980334      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties 53, Inc.                                  23-2980335      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Properties 54, Inc.                                  23-2980336      Delaware
-----------------------------------------------------------------------------------------------------------
CP/GP, Inc.                                                   23-2936954      Pennsylvania
-----------------------------------------------------------------------------------------------------------
Chesterfield Mortgage Investors, Inc.                         23-2990541      Delaware
-----------------------------------------------------------------------------------------------------------
ES GP, Inc.                                                   23-2953583      Delaware
-----------------------------------------------------------------------------------------------------------
F.M. Sheridan Land, Inc.                                      23-2484361      Delaware
-----------------------------------------------------------------------------------------------------------
RAI Financial, Inc.                                           51-0365093      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Commercial Mortgages, Inc.                           52-2005750      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Financial Services, Inc.                             23-2873436      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Housing Investors I, Inc.                            23-2916186      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Housing Investors II, Inc.                           23-2916188      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Housing Investors III, Inc.                          23-2916190      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Housing Investors IV, Inc.                           23-2916191      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Programs, Inc.                                       23-2544941      Delaware
-----------------------------------------------------------------------------------------------------------
Resource Rittenhouse, Inc.                                    01-0691140      Delaware
-----------------------------------------------------------------------------------------------------------
WS Mortgage Acquisition Corporation                           23-2929368      Delaware
-----------------------------------------------------------------------------------------------------------